Exhibit 15.2

WESTPAC GROUP 2022 ANNUAL REPORT 141 Exhibit 15.2 Westpac Group 2022 Annual Report on Form 20-F Section 1 Strategic review 142 Strategic review 142 Corporate governance 188 Directors’ report 210 Remuneration report 224 Information on Westpac 250 Section 2 Group performance 257 Reading this report 258 Review of Group operations 260 Income statement review 261 Balance sheet review 271 Capital resources 273 Segment reporting 274 Consumer and Business Banking 281 Consumer 282 Business 284 Westpac Institutional Bank 285 Westpac New Zealand 287 Specialist Businesses 289 Group Businesses 291 Risk and risk management 289 Risk management 289 Risk factors 289 Sustainability 311 Other Westpac business information 320 Section 3 Financial statements 325 Section 4 Shareholder information 327 Shareholding information 328 Additional information 341 Glossary of abbreviations and defined terms 346

142 WESTPAC GROUP 2022 ANNUAL REPORT About Westpac Westpac is one of four major banks in Australia and one of five major banks in New Zealand – and supports over 12.7 million customers. We have branches and controlled entities throughout Australia, New Zealand and the Pacific region, and maintain branches and offices in London, New York and Singapore. We are also opening an office in Frankfurt in 2023. Founded in 1817, we are Australia’s first bank and oldest company. We were established as the Bank of New South Wales in Sydney before expanding across Australia, New Zealand and the Pacific. Over time, we continued our expansion, acquiring several banks and growing our network across the region. In 1982, we changed our name to Westpac. In 2008, we completed a merger with St.George Bank (in which we acquired the brands of St.George and BankSA). We relaunched the Bank of Melbourne brand in 2011. Over the last few years, we have simplified our business. We have sharpened our focus on banking for Australian and New Zealand consumer, business and institutional customers. We have exited seven non-core businesses, consolidated our international presence and simplified our operations. Westpac comprises six major segments: Consumer Serving consumers in Australia with a full range of banking products. Business Serving the needs of small to medium businesses and commercial and agribusiness customers across Australia. This segment also includes our Private Wealth business, supporting the needs of high-net-worth individuals. Westpac Institutional Bank (WIB) Delivering a broad range of financial services to commercial, corporate, institutional, and government customers operating in, and with connections to, Australia and New Zealand. New Zealand Delivering banking and wealth services to consumer, business and institutional customers across New Zealand. Group Businesses Comprising our head office and Australian support functions including treasury, customer services and technology, corporate services, and enterprise services. Specialist Businesses Bringing together non-core businesses that we ultimately plan to divest. These currently include superannuation, platforms and investments, along with our operations in Fiji and Papua New Guinea1. For part of the year, the segment included the Group’s motor vehicle dealer finance and novated leasing businesses and Westpac Life Insurance Services Limited (Australian life insurance) which were sold during the year. We expect to complete the sale of Advance Asset Management and successor funds transfer of BT’s personal and corporate superannuation funds in FY23. Total 1. We are not expecting to sell the Pacific business in the short to medium term.

WESTPAC GROUP 2022 ANNUAL REPORT 143

FY22 net profit attributable to owners of WBC	Brands
$3,291m ↓ 11%	Westpac, St.George, BankSA, Bank of Melbourne, RAMS
$918m ↓ 15%	Westpac, St.George, BankSA, Bank of Melbourne
$687m ↑ $1,220m, large	Westpac
$1,077m ↑ 14% (A$ EQUIVALENT)	Westpac
$444m ↑ $347m, large	Westpac GROUP
($723m) ↓ $885m, large	Westpac, St.George, BT
$5,694m ↑ 4%	



Market share

Australia

Household deposits[1]	20%
Mortgages[2]	21%
Business credit[2]	15%

New Zealand

Consumer lending[3]	18%
Deposits[3]	18%
Business lending[3]	16%

1. APRA Banking Statistics, September 2022.
2. RBA Financial Aggregates, September 2022.
3. RBNZ, September 2022.

144 WESTPAC GROUP 2022 ANNUAL REPORT

FY22 performance overview

In Full Year 2022 (FY22), we recorded a net profit attributable to the owners of Westpac of $5,694 million, an increase of 4% on Full Year 2021 (FY21).

The higher net profit was principally due to a lower notable items and a reduction in expenses, partly offset by a turnaround in impairment charges (charge in FY22 compared to a benefit in FY21) and lower non-interest income reflecting the loss of earnings from divestments.

While notable items (large infrequent items that do not reflect ongoing business performance) were lower, their earnings impact remained high at $1,292 million in FY22. The main notable item this year was the loss on sale of Australian life insurance.

In FY22, there was a credit impairment charge of $335 million compared to a $590 million benefit in FY21, a $925 million turnaround. The impairment charge in FY22 was the equivalent of 5 basis points of loans which is low relative to long-term trends. The impairment benefit in FY21 followed the unwinding of provisions established at the beginning of COVID-19, which were not required.

Net interest income was up 2% with an 8% increase in average interest-earning assets partly offset by a 13 basis point reduction in the net interest margin. Within average interest earning assets, lending was up 4%, while third party liquid assets increased 33%. The increase in liquid assets was due to the need to hold more funded liquid assets from the phase out of the Reserve Bank of Australia's (RBA) committed liquidity facility (CLF). Lower margins were mostly due to intense competition across mortgages and business lending but were also impacted by the significant increase in low returning liquid assets. Improved deposit spreads and higher fair value gains on economic hedges partly offset these impacts.

Non-interest income was lower from the loss on the sale of Australian life insurance and the income foregone from business exits. Expenses were lower from fewer notable items, a 7% reduction in FTE, less spending on third-party services, consolidation of our corporate locations and branch networks and the completion of elements of our Fix agenda.

Credit quality improved over the year with stressed assets as a percentage of our total committed exposures falling to 1.07% from 1.36%. Mortgage delinquencies were also down.

Westpac had an income tax expense of $2.8 billion for FY22, with an effective tax rate of 33%. Including the bank levy our adjusted effective tax rate was 35%.

The Group's common equity tier 1 ratio of 11.3% is above APRA's unquestionably strong benchmark of 10.5%. The ratio was lower than FY21 following our $3.5 billion buy-back and higher risk weighted assets.

The table below and the commentary above is our reported results.

In assessing performance, we use 'cash earnings' – a measure of profit determined by adjusting reported earnings by three factors:

1. Material items that do not reflect ongoing performance.
2. Items that may not be considered when determining dividends including the amortisation of intangible items, treasury shares or economic hedging impacts.
3. Accounting classifications between individual items that do not impact reported results.

The charts on the right show reported earnings and the movements in reported profit along with selected metrics.

Reported net profit attributable to owners of Westpac ($m)

	FULL YEAR SEPT 2022	FULL YEAR SEPT 2021	% MOV'T SEPT 22 - SEPT 21
Net interest income	**17,161**	**16,858**	2
Non-interest income	2,445	4,364	(44)
Net operating income	**19,606**	**21,222**	(8)
Operating expenses	(10,802)	(13,311)	(19)
Net profit before impairment charges and income tax	**8,804**	**7,911**	11
Impairment (charges)/benefits	(335)	590	large
Profit before income tax	**8,469**	**8,501**	-
Income tax expense	(2,770)	(3,038)	(9)
Net profit for the period	**5,699**	**5,463**	4
Profit attributable to non-controlling interests (NCI)	(5)	(5)	-
Net profit attributable to owners of WBC	**5,694**	**5,458**	4
Total cash earnings adjustments (post tax)	**(418)**	**(106)**	large
Cash earnings	**5,276**	**5,352**	(1)
Add back notable items (after tax)	1,292	1,601	(19)
Cash earnings excluding notable items	**6,568**	**6,953**	(6)

WESTPAC GROUP 2022 ANNUAL REPORT 145

Reported profit ($m)


2,290
5,458
5,694
Sept 20
Sept 21
Sept 22

Strong balance sheet (%)

Common equity tier 1 capital ratio


APRA basis
Internationally comparable
11.13
16.50
12.32
18.17
11.29
17.57
Sept 20
Sept 21
Sept 22

Gross lending ($bn)


699
714
744
Sept 20
Sept 21
Sept 22

Net interest margin (%)

Reported profit basis


2.03
2.06
1.93
FY20
FY21
FY22

Dividends per ordinary share (cents)


1H
2H
31
31
118
60
58
125
64
61
FY20
FY21
FY22

Asset quality (%)

Stressed exposures to total committed exposures


1.91
1.36
1.07
Sept 20
Sept 21
Sept 22

146 WESTPAC GROUP 2022 ANNUAL REPORT 2022 highlights Shareholders Returned $7.8bn to shareholders via dividends and a $3.5bn share buy-back Customers Lending $30bn Customer deposits $33bn Customer franchise improved with Australian consumer net promoter score (NPS) higher over the year, although overall level is below major bank competitors Full Year dividend of 125 cents per share 6% or 7 cents per share (Final dividend of 64 cents per share) 94% of complaints, on average, resolved at first point of contact Common equity tier 1 capital ratio 11.3% comfortably above regulatory minimum Digital enhancements: – Completed roll-out of new mobile app – Launched new online personal financial management features Total shareholder return 16% Total shareholder return declined 16% from overall market declines and share price weakness following our FY21 result Increased security to help protect customers: – – Blocking transactions to suspect merchants Stopping impersonation of Westpac Australia phone numbers Fraud reduced by 80% when dynamic CVC was used – Return on average ordinary equity of 8.1% Supported 1,600+ customers through floods Basic earnings per ordinary share of 159.9 cents up 7% Provided over $66m in COVID-19 relief packages since 2020

WESTPAC GROUP 2022 ANNUAL REPORT 147

Employees

Organisational Health Index

75

up one point over the year

Women in leadership

50%[1]

Enhancing workplace policies:

- Increased paid parental leave entitlements
- Special paid leave and support for pregnancy loss

$5.9bn

paid to our people

2/3

of employees who voted in the 2023 Australian Enterprise Agreement voted yes

Community

$3.1bn

Income tax expense, including the bank levy

Launched our **fifth Reconciliation Action Plan** – recognised at the highest 'Elevate' level by Reconciliation Australia

Launched **fifth Climate Change Position Statement and Action Plan**

Joined Net-Zero Banking Alliance and set **2030 targets** for five emissions-intensive sectors in our lending portfolio

Largest bank lender to greenfield renewable projects in Australia over past five years[2]

Westpac Scholars Trust awarded

$4.6m[3]

in scholarships to **100 scholars**

$136m

in community investment

1. Women in Leadership refers to women in leadership roles across the Group. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.
2. IJGlobal and Westpac research data.
3. Westpac Scholars Trust (ABN 35 600 251 071) is administered by Westpac Scholars Limited (ABN 72 168 847 041) as trustee for the Westpac Scholars Trust. Westpac Scholars Trust is a private charitable trust and neither the Trust nor the Trustee are part of Westpac Group. Westpac provides administrative support, skilled volunteering and funding for operational costs of Westpac Scholars Trust. Awarded scholarships include co-funding from university partners.

148 WESTPAC GROUP 2022 ANNUAL REPORT Our operating environment External environment 2022 was a year of two halves. It began positively as we emerged from COVID-19 with activity recovering and markets re-opening. Midway through, the outlook changed as the Ukrainian-Russian war, supply chain constraints, higher inflation and rapidly rising interest rates began to temper growth expectations and increase uncertainty. Westpac’s operating environment also changed through 2022. Early in the year, the global and Australian economies began to recover as COVID-19 restrictions unwound, and the significant stimulus measures applied by central banks and governments rolled through. Record low interest rates, cash support payments and the gradual re-opening of domestic economies and international borders saw a sharp rebound in economic growth. The economy also benefitted from falling unemployment and higher consumer and business confidence. This contributed to rising credit and deposit growth. By March 2022, the operating environment was changing. The collision of stimulatory monetary policy and supply chain disruptions boosted inflation. This was exacerbated by Russia’s invasion of Ukraine. The rapid rise in inflation saw interest rates rise as markets reacted and central banks tightened monetary policy. The speed of these moves increased market volatility and added uncertainty to the outlook. At the end of our financial year, the impact on businesses and consumers was only just being felt. Although residential property prices had softened, unemployment remained low while spending and investment held up. At the time of writing, Australian GDP growth is around 3.6% per annum. Unemployment is at generational lows of 3.5% and inflation is uncomfortably high at 7.3%. In 2022, these conditions have been broadly supportive for our business. System credit growth has increased, rising interest rates have been positive for net interest margins, and asset quality has improved. However, higher inflation and low unemployment is placing pressure on wages, particularly in high demand areas such as IT, cyber security and risk. Global financial markets have also been volatile and competition for lending remains intense. We continue to analyse these conditions closely, including the impact of rising interest rates on customers, and the flow-on effects of higher inflation. We have no direct exposure to Ukraine or Russia and our simplification program has reduced our exposure outside Australia and New Zealand. We have considered the impact of these developments in our credit provisions. particularly in two of our largest segments, mortgages and small business lending. While this period of relatively easy access to funding has now largely passed, this has not been accompanied by any weakening in competition. If anything, deposit competition has become more intense. While innovation in fintech continues, new market entrants have generally experienced lower equity valuations and less owner support. This has contributed to some industry consolidation. An active broker market and new technologies have also contributed to competition, allowing consumers and businesses to easily compare offers and to apply for faster bank and non-bank lending. Outlook In 2023, we expect lower growth and higher interest rates, which will have adverse effects on customers. However, the impact of rising interest rates in Australia and New Zealand has yet to be fully felt by borrowers, and it is unclear how much this will impact spending patterns, investment behaviour and asset quality. The quality of our lending portfolio is sound. We are well provisioned thanks to our disciplined credit assessment. Nevertheless, higher interest rates will inevitably impact businesses and consumers. As a result, some customers will experience a heightened level of stress. We are well placed to meet the cost of this stress and to support customers facing hardship. Competition Banking across Australia and New Zealand continues to remain highly competitive across price, engagement, and innovation. Low interest rates and high market liquidity increased access to funding and supported price-based competition for lending by both banks and non-banks,

WESTPAC GROUP 2022 ANNUAL REPORT 149 We expect GDP growth in Australia of around 1.3% in the year to September 2023, down from 6.7% in the previous year, which had been boosted by the recovery out of COVID-19. To address Australia’s inflation challenge, economic growth will need to slow substantially. The RBA has been explicit in its goal to reduce inflation and is expected to lift interest rates accordingly. Continuing labour shortages will put pressure on wages until demand and supply realign. We expect that labour demand will slow, and supply and skills shortages will ease with the opening of borders and the recommencement of skilled migration. The unemployment rate may fall further through 2022 as shortages persist, although we expect the economic slowdown will contribute to a rise in the unemployment rate by around 2 percentage points through to 2024. Since January 2022, Australian dwelling prices have fallen by around 5%, with Sydney prices declining by 10% over the same period. The speed of the housing market reversal reflected the rapid rise in interest rates. Further significant falls are expected. The timing of when markets will stabilise is uncertain and depends on the outlook for interest rates. Credit growth for the Australian financial system was 5.2% for the year to September 2021, with housing dominating growth. In the year to September 2022, total financial system credit growth was 9.4%, with housing growth at 7.3% and business credit at 14.7%. The movement of interest rates from emergency, near-zero levels is supportive of net interest margins. This support should continue as we expect further interest rate rises. However, any positive impact on margins will be tempered by high levels of competition, and the roll-off of the RBA’s term funding facility (TFF) which needs to be refinanced at a higher interest rate. The phase-out of the Committed Liquidity Facility (CLF) has and will continue to increase funding costs. The CLF allowed banks to use internal securitisation to meet their liquidity requirements. These requirements must now be met by additional purchases of high-quality liquid assets. Given the maturity of the TFF and the phase-out of the CLF, banks will need to access more expensive term wholesale funding. The Reserve Bank of New Zealand (RBNZ) has been more aggressive on interest rates, increasing the overnight cash rate from 0.25% in October 2021 to 3.5% in October 2022. Westpac 2023 outlook In Full Year 2023 (FY23), Westpac is looking to grow lending broadly in line with our major bank peers, particularly given the plans we have in place in mortgages and the better growth we achieved in 2022 across business, commercial and institutional lending. The level of growth will depend on the flow-on effects of higher interest rates and the expected decline in property prices. Higher interest rates are likely to support net interest margins, although these benefits are expected to be tempered by continuing competition across both loans and deposits, and the need for additional term wholesale funding. Non-interest income in FY23 will continue to be impacted by the exit of businesses. Over FY22, we completed the sale of three businesses. A further two transactions have been announced but are yet to complete. We are also working on the sale of other businesses. In 2023, expenses are expected to be lower as we work to reduce our cost base to $8.6 billion by FY24. This is revised from our previous target of $8 billion given: higher inflation, persistence of high regulatory and compliance costs, our need to maintain investment in digital and because business exits will not be finalised by FY24. Our revised target excludes our Specialist Businesses segment which contains the businesses we initially planned to exit along with some major notable items. Achieving the target assumes inflation eases from its current levels (consistent with Westpac Economics’ forecasts), we complete several critical regulatory and compliance projects and that we continue to improve efficiency. It also excludes new acquisitions and any significant rise in expenses from uncertain or not fully scoped matters, including mandatory regulatory or compliance investment. In FY22, impairment charges were relatively small, reflecting sound asset quality and an improvement in economic fundamentals. Nevertheless, we set our credit provisions recognising the changing landscape. At 30 September 2022, provision levels were still 18% above pre-COVID levels, despite Westpac having reduced lending to some higher risk sectors, including unsecured personal lending. In FY23, impairment charges will likely rise as consumer and business stress increases from higher interest rates, easing economic growth, rising unemployment and lower residential property prices. With new capital rules being finalised and because our September 2022 CET1 capital ratio of 11.3% is within our preferred range of 11.0% to 11.5%, we currently do not have surplus capital. While improving our management of risk remains a priority, we expect to direct more resources to strengthening our customer franchise and growing our businesses through improved service and enhanced products and services. This will include continuing to simplify our operations via digitisation. With a sharper focus on banking in our core markets of Australia and New Zealand, a strong balance sheet and a highly committed team, we are well placed to see these plans through and improve the strength of our franchise.

150 WESTPAC GROUP 2022 ANNUAL REPORT Our strategy Our values Our five values (or HELPS) – guide the way and help us achieve our purpose. HELPFUL Passionate about providing a great customer experience ETHICAL Trusted to do the right thing Simplify Streamline and focus the business — Exit non-core businesses and consolidate international — Reduce products, simplify fees — Lines of Business operating model — Transform using digital and data to enhance the customer experience New technology makes business easier Our EFTPOS Air app turns an Android phone into a payments terminal for businesses. See the customer value section of this Report. Fix Address outstanding issues — Risk management — Risk culture — Customer remediation & pain points — IT complexity We all own risk at Westpac Employees are key to strengthening the management of risk across Westpac. See the shareholder value section of this Report. Our purpose Our focus Helping AustraliansBanking for Australian and and New Zealanders New Zealand consumers, businesses succeed. and institutional customers.

WESTPAC GROUP 2022 ANNUAL REPORT 151

Our strategy supports our purpose, harnesses our strengths and guides our actions. Delivery is well underway and we are making progress for all our stakeholders.

Our strategic priorities, Fix, Simplify and Perform, recognise our need to address our shortcomings, reshape the business to concentrate on our core businesses and markets, while lifting service and creating a stronger performance ethic. This will help us to become a simpler, stronger bank.

Perform

Sustainable long-term returns

- Customer service – market leading
- Growth in key markets
- Reset cost base
- Enhance returns, optimise capital
- Strong balance sheet
- Climate change – focus on net-zero



Tapping into technologists in regional areas

Our technology hub on Queensland's Gold Coast opened this year.

See the employee value section of this Report.

Stakeholder outcomes

Shareholders	159.9 cents[1] earnings per share	125 cents dividends per share
Customers	$613bn in customer deposits	$740bn in lending
Employees	$5.9bn paid to employees	50% Women in Leadership roles[2]
Communities	$136m in community investment	Fifth Reconciliation Action Plan
The economy	35% effective tax rate, including the bank levy	$3.1bn income tax expense, including the bank levy
Suppliers	$7.1bn total supply chain spend	$8.8m spent with Indigenous Australian suppliers
Environment	Over $1.9bn new lending to climate change solutions	Updated climate change position statement and action plan

1. On a reported basis.
2. Refer to the 2022 highlights section of this Report for definition.

LEADING CHANGE
Determined to make it better and be better

PERFORMING
Accountable to get it done

SIMPLE
Inspired to keep it simple and easy

152 WESTPAC GROUP 2022 ANNUAL REPORT Our material sustainabilitytopics Our sustainability materiality assessment process Every year, we conduct a sustainability materiality assessment where we engage with internal and external stakeholders to determine our most material sustainability topics to be included in our sustainability reporting. Materiality in the context of our sustainability reporting is based on the definition from the updated Global Reporting Initiative (GRI) Material Topics Universal Standards 2021. Materiality according to GRI is defined by the significance of the impacts of our business activities on the economy, environment, and people, including impacts on their human rights. This year, in consideration of global sustainability reporting developments, we enhanced our approach to further consider the information needs of financial stakeholders. Topics identified under our sustainability assessment are material for the purposes of our sustainability reporting. They do not necessarily represent matters which would be considered material for the purposes of financial statement reporting which is determined in accordance with accounting standards Our 2022 material topics are reported into two areas: — Sustainability topics included in the Annual Report: Important to the primary users of general-purpose financial reporting including investors (but not necessarily considered material in the context of dedicated financial statement reporting). — Sustainability topics included in the Sustainability Supplement: These are other sustainability topics relevant to a broader group of stakeholders such as our customers, employees, or communities. Identification of sustainability impacts and material topics We identified our sustainability-related impacts based on several sources, such as: — interviews with employees, executives and external members of Westpac’s Stakeholder Advisory Council1 — Strengths, Weaknesses, Opportunities, and Threats (SWOT) analysis on topics relevant to Westpac — review of strategy papers, company policies, and reporting disclosures — media review, industry surveys, sustainability reporting standards, investor reports and analysis — review of sustainability-related risks recorded within Westpac’s integrated risk and compliance management system. In total, 85 impacts were identified, which were then assessed, consolidated and prioritised to identify our list of material topics for the purposes of our sustainability disclosures. Assessment and prioritisation of sustainability material topics We assessed and prioritised the impacts of our activities on the economy, environment, and people by using Westpac’s integrated risk management and compliance systems. We mapped negative impacts identified in our sustainability assessment to the risks currently within our integrated risk and compliance management system in order to extract relevant severity and likelihood information. Positive impacts were assessed independently using Westpac’s Risk and Control Assessment Policy. All positive and negative impacts with an Inherent Risk Rating of ‘High’ or 2 ‘Very High’ were deemed significant according to the GRI definition of sustainability reporting materiality, and consolidated into 16 material topics in the table opposite. In assessing our sustainability topics relevant to our Annual Report and our investors, we considered the financial impact base amount associated with the list of actual or potential negative impacts identified and selected those above a certain monetary threshold. We added talent attraction and retention, inclusion and diversity and digital transformation as additional material topics useful to the primary users of general-purpose financial reporting, based on their potential opportunity for our business. 1. The Stakeholder Advisory Council is a forum for a range of external stakeholders to provide insights and feedback to our executives and sustainability leaders on Westpac’s approach to sustainability. 2. We calculated the Inherent Risk rating based on the highest Inherent Impact and Likelihood rating, as per Westpac Risk Rating Matrix.

WESTPAC GROUP 2022 ANNUAL REPORT 153

FY22 material sustainability topics

Topics that have significant positive or negative impacts on the economy, environment and people

Sustainability topics included in the Annual Report

Topics useful to the primary users of general-purpose financial reporting

Topic	Reference	Topic	Reference
Financial risk management	Section 3 Note 22	Inclusion and diversity	Section 1 Employees
Tax transparency	Section 3 Note 7	Ethics and business conduct	Refer to Corporate Governance Statement
Climate change and the net-zero transition	Section 1 Climate Change and Section 2 Sustainability	AML/CTF risk management[1]	Section 2 Risk factors
Environmental impact	Section 1 Natural Capital	Human rights	Section 1 Human Rights
Work culture	Section 1 Employees	Data privacy and security	Section 1 Customers
Talent attraction and retention	Section 1 Employees	Digital transformation	Section 1 Customers

Sustainability topics included in the Sustainability Supplement

Topics useful to a broader group of stakeholders

Topic	Reference	Topic	Reference
Social licence and community	Refer to 2022 Sustainability Supplement	Marketing and communications	Refer to 2022 Sustainability Supplement
Indigenous reconciliation	Refer to 2022 Sustainability Supplement	Emerging ESG opportunities	Refer to 2022 Sustainability Supplement

1. Anti-Money Laundering/Counter-Terrorism Financing.

154 WESTPAC GROUP 2022 ANNUAL REPORT HOW WE CREATE VALUE FOR OUR Shareholders We aim to improve value for shareholders by growing our customer franchise, strengthening returns, reducing risk, and optimising our capital position while maintaining a strong balance sheet.

WESTPAC GROUP 2022 ANNUAL REPORT 155



AUSTRALIAN SHAREHOLDERS
672,589

FY22 DIVIDEND
125 cents

2022 was mixed for shareholders

In FY22 we returned $7.8 billion to shareholders by paying fully franked dividends and completing a $3.5 billion off-market share buy-back. Dividends for the year were up 7 cents per share, or 6%. This year's payout ratio is 77%.

While dividends were higher, our share price was lower and so the Group's total shareholder return (TSR) declined 16% over FY22.

The decline in Westpac's TSR compared to a decline of 14% in the S&P ASX All Ordinaries accumulation index over the same period.

Most of our relative share price underperformance occurred in November 2021 in the weeks following the announcement of our FY21 results. Feedback from market participants on reasons for the decline was that our net interest margins appeared weaker than peers and the increase in costs over FY21 was seen as being contrary to our commitment to reduce our cost base.

We have worked to address these issues. Through FY22, costs have been lower and margins, while down over the year, increased in the second half.

Basic earnings per ordinary share (cents)


238
197
64
149
160
FY18
FY19
FY20
FY21
FY22

Dividends per ordinary share (cents)


1H
2H
188
94
94
174
80
94
31
31
118
60
58
125
64
61
FY18
FY19
FY20
FY21
FY22

156 WESTPAC GROUP 2022 ANNUAL REPORT Growing our customer franchise A strong banking customer franchise is vital to our long-term prosperity. This can be measured by how we serve customers, including across deposits and lending, and the quality of our customer relationships. In FY22, growth improved. We increased Australian mortgage lending 3% while Australian business and institutional lending increased 15%. Overall, growth was below system growth, mostly in the first half of the year and mostly due to fewer investor mortgages. Customer deposits were up 6% over the year. The Customer Value section in this Strategic Review outlines the progress we’re making on strengthening customer relationships. In summary, we have improved the breadth and convenience of our online capabilities, and worked hard to help protect customers from scams. Our Australian consumer service was higher over the year, as measured by our Net Promoter Score (NPS) - however we still lag our peers. Reflecting the value of the business over the year, net tangible assets per share were $17.18, up 2%. Improving return To generate value for shareholders we seek to deliver returns above our cost of capital. In FY22, our return on equity was 8.1% up from 7.7% in FY21. To improve our returns, we must grow new business profitably, achieve appropriate net interest margins and operate cost effectively. We also need to efficiently manage capital. Over recent years, our net interest margins have been under pressure, in large part because of low interest rates and intense competition in an environment where funding has been relatively cheap. While net interest margins were lower over the year, increasing interest rates have helped to restore margins in the second half and improve profitability. Exiting our non-core banking operations removes the source of most of our prior remediation costs and directs more capital to where it can improve our franchise. Out of the 11 businesses we earmarked for sale we have exited seven, with a further two under transaction agreements. To enhance profitability, we must be efficient and reduce our cost base. In FY22, costs were 19% lower. Excluding larger infrequent items, costs were down 7%. These trends are positive but as our total cost base is still $10.8 billion there is much to do. Given our strong position and divestment progress, we conducted an off-market buy-back earlier in the financial year, returning $3.5 billion to shareholders. The buy-back has reduced our shares on issue by 4.6% and improved the efficiency of our capital base. Strong balance sheet As a bank, a strong balance sheet across capital funding, liquidity and credit quality is vital. Our CET1 capital ratio was 11.3% at 30 September 2022. This is above regulatory minimums and puts our capital levels in the top quartile of banks globally measured on a like-for-like basis. Similarly, our funding and liquidity ratios are also above regulatory minimums with our net stable funding ratio of 121% and our liquidity coverage ratio of 132%. Our credit quality metrics improved over the year, although we are watching the operating environment closely for signs of customer stress. Impairment provisions of $4.6 billion are set aside for a potential rise in stress.

WESTPAC GROUP 2022 ANNUAL REPORT 157



CASE STUDY

We all own risk at Westpac

To strengthen the management of risk across Westpac, we are building a more proactive risk culture. This requires that every employee understands the risks in their role and proactively manages them, explicitly considers risks in their decisions, feels safe to speak up and is recognised for the right risk behaviours. To support these changes, we have enhanced our policies and procedures, implemented new training and run case studies to demonstrate how the changes may apply in practice. Some changes have included:

- mandatory risk training for employees
- refreshing our Code of Conduct
- updating our performance management framework to include the management of risk
- providing clarity on responsibility for risks through senior leadership Statements of Accountability.

116

Halved the number of open high rated issues from 233[1]

7

Percentage point increase in issues raised by first line risk management, to 74%[1]

KEY EMPLOYEE SURVEY INSIGHTS[1]

↑7%

People constructively challenge

↑4%

People clear in how expected to manage risks

Strengthening risk management

A focus of our Fix strategic priority is improving the Group's risk management and culture. This involves avoiding mistakes, minimising customer remediation and improving the way we address issues and manage complaints. Changes are being driven through our Customer Outcomes and Risk Excellence (CORE) program, which is primarily overseen by the Board Risk Committee. The three-year program has 350 activities and so far we have completed 271[2].

With the design stage complete, our focus is now to implement and embed the changes to strengthen the way we manage risk.

This year, we upgraded our financial crime systems and strengthened our control environment to reduce sanctions risks. A multi-year project is also underway to further lift our financial crime monitoring and reporting capabilities. We also saw progress in the reduction of high rated issues and escalations.

Progress of CORE activities[2]


Design
Implement
Embed
100%
87%
32%

1. From September 2020 to September 2022.
2. At 30 September 2022. Completed activities finalised by Westpac. Activities may still be subject to Promontory Australia review.

158 WESTPAC GROUP 2022 ANNUAL REPORT HOW WE CREATE VALUE FOR OUR Customers The customer service we deliver and the quality of our products and services are important components of our ability to generate returns for shareholders.

WESTPAC GROUP 2022 ANNUAL REPORT 159 CUSTOMERS 12.7m DIGITALLY ACTIVE CUSTOMERS 5.5m NEW AUSTRALIAN HOME LOANS $107bn NEW AUSTRALIAN BUSINESS LOANS1 $24bn Digital – making things easier for customers Digital has become the preferred way for customers to bank with us – over 90% of all transactions were made digitally this year. We are focused on using digital to make banking simpler and more intuitive for customers, including by: — completing the roll-out of our Westpac app, which is being used by over 2.7 million customers. We have integrated new tools into the app to help customers better manage their finances, including personal finance insights and the ability to track and categorise expenses — launching a digital mortgage — rolling out EFTPOS Air for Android devices in late November to help small businesses connect with customers and get paid faster — launching Westpac DataX, a data analytics service providing insights for institutional, government and business customers. Advancements in technology are also reshaping branch services, allowing any Westpac Group customer to bank at any of our branches. And as part of our co-location strategy, where select branches are combined, we are bringing two Westpac Group branches together under one roof. We have 27 co-located branches and expect to establish 100 more over the next year. In addition, we’ve extended our partnership with Australia Post, allowing customers to bank at 3,500 locations across Australia. Using customer feedback to drive change Customer complaints provide insights into how we can improve our customer service. Over the last few years, we have made it easier for customers to share their feedback. We are building a culture where employees spot, own and log complaints and have invested in our underlying systems and processes. Our new Group-wide complaints system guides our people through the complaints management process and is contributing to more consistent outcomes for customers. We are also making it easier for customers to share feedback more easily, including the expansion of our mobile and digital complaints channels to St.George, BankSA and Bank of Melbourne customers. 1. New loans for our Australian Business segment. Measures of change: — 94% of complaints are resolved at first point, up 10% on FY21 — Average time to resolve complaints remained stable over the year at 5 days — Solved 72% of all complaints within 5 days

160 WESTPAC GROUP 2022 ANNUAL REPORT Defending against cyber crime The area of cyber security is rapidly evolving, with advances in both attacker techniques and innovations in defence capabilities. Scams are continuing to increase and are becoming more sophisticated and difficult to detect. We have been investing in our defences against cybercrime for many years. This year, we introduced a range of prevention measures to help keep customers safe, and to raise awareness including through: — rolling out dynamic card verification codes (CVC) through our app. The three-digit code changes every 24 hours, limiting cards from being scanned and used again. Since 2020, the use of dynamic CVCs has reduced the incidence of related fraud by 80% — introducing proactive scam blocks of suspect online transactions from overseas retailers deemed high-risk, over 204,000 transactions were blocked this year — blocking of over 94,000 phone numbers to help prevent scammers impersonating Westpac — releasing a recording of a conversation between a customer and a scammer pretending to be from Westpac to demonstrate the warning signs of a scam — providing real-time security prompts – new technology in the Westpac app will detect if a customer is connected to an untrusted Wi-Fi network, and prompt customers to switch to a trusted network or mobile data. Our customer data is handled in accordance with our Privacy Statement and maintained via detailed privacy and cybersecurity controls. Led by our Chief Privacy Officer, we are committed to continually improving our approach to privacy. This year, progress has been made in strengthening our management of privacy risk including simplifying our Privacy Statement and improving our ability to assess privacy risk across the Group. Helping when it matters most As Australia’s oldest bank and company, we have a long history of helping customers through life’s ups and downs – from major economic downturns and natural disasters to personal crises. Events of recent times have been no exception. Our people stood behind customers through the uncertainty created by COVID-19, and they stepped up again this year to support customers impacted by some of the worst floods ever recorded in Australia. Following the extreme weather events that struck Australia’s east coast this year, we set up our mobile ‘Bank in a Box’ in Lismore to support customers with urgent banking needs. We established a $2 million flood support fund, providing grants of up to $3,000 to eligible small business customers impacted by the floods. We also provided over 1,600 disaster relief packages to customers over the year. As we face another form of headwinds, with surging inflation and rising interest rates, we will support customers impacted by the increased cost of living. Supporting vulnerable customers Any person or business can experience financial hardship without warning. We are committed to supporting customers through tough times to help them get back on track. Whether it’s due to illness, loss of employment, a relationship breakdown or something else, we assess each circumstance on a case-by-case basis. Tailored solutions may range from short and long term arrangements, term extensions, and varying or deferring loan repayments, as well as referring customers to free support services such as not-for-profit financial counsellors. We also have specialist teams who offer extra care in supporting customers experiencing vulnerability, including domestic and family violence, financial abuse, scams and fraud, and problem gambling. Over the year, more than 42,000 cases were escalated through our vulnerability teams. Over 36,000 applications for financial assistance packages were approved for customers experiencing financial hardship.

WESTPAC GROUP 2022 ANNUAL REPORT 161 Building financial literacy and wellbeing As a major bank we have an important role to play in building money management skills across society. These skills can help build financial resilience to potential life shocks. By educating customers, employees and communities in a way that is relevant to their needs and circumstances, we can give people the knowledge and confidence they need to make informed financial decisions. Westpac’s Davidson Institute makes financial literacy accessible to everyone. It provides a range of free training resources and downloadable tools for individuals and businesses, with tailored content for women, young people, not-for-profits and First Nations people. This year more than 210,000 people accessed our financial education programs and content. Making banking more accessible Westpac is proud to have topped the Access & Inclusion Top Performers 2021-2022 list, as judged by the Australian Network on Disability in June 2022. We were also recognised as best-in-class in Communications and Marketing, Product and Services, Information Communication Technology, Suppliers and Partners and Innovation. The Group has already embedded 52% of actions in our Access & Inclusion Plan (2021-2024), and is on track to complete all initiatives within the Plan timeframe. Some of our recent customer access and inclusion initiatives include the roll-out of new accessible EFTPOS Now terminals, the launch of Easy English Guides, and creating a more inclusive complaints process for customers needing to raise a complaint via Auslan. Tactile Braille debit and credit cards are offered to all Bank of Melbourne and BankSA customers. They feature a Braille D on debit cards and a Braille C on credit cards, with a notch to help all customers orient them, including those who live with vision and mobility impairments. See our 2022 Sustainability Supplement for more information on how we are supporting vulnerable customers, building financial literacy, and improving accessibility and inclusion. CASE STUDY New technology makes business easier Westpac customer and founder of Danielli’s Fine Foods, Ron, participated in our EFTPOS Air pilot this year. The app turns an Android phone into a payments terminal – allowing businesses to accept payments without any extra hardware. It makes it easy for small businesses to take payments anywhere, at any time. Ron settled in Australia from Italy, bringing his passion for coffee with him. Together with his wife, Chantal, they established Danielli Café in Sydney’s The Rocks in 2006 and later launched Tea Amo, additional cafés and a weekend market stall. “EFTPOS Air is really convenient. It allows me to accept payments wherever I’m working – in the café or at our market stall,” says Ron. “The app is great for busy times as it helps our team serve our customers faster. We get a lot of positive comments from excited customers and other local business owners.”

162 WESTPAC GROUP 2022 ANNUAL REPORT HOW WE CREATE VALUE FOR OUR Employees Our people are central to providing a leading customer experience, improving our business, and improving shareholder value. We are committed to investing in our people and creating a workplace that is diverse and inclusive, where accountabilities are clear, the right behaviours are rewarded, and it is safe to speak up. approx 45 words

WESTPAC GROUP 2022 ANNUAL REPORT 163 NUMBER OF EMPLOYEES1 37,476 PAID TO OUR PEOPLE $5.9bn WOMEN IN LEADERSHIP2 50% ORGANISATIONAL HEALTH INDEX 75 +1pt over the year Driving cultural change In 2020, we launched our Culture Reset program to strengthen our culture. This defined our four key cultural shifts and foundations for performance: — digitised, simplified, clear and quick — accountable and empowered — getting better and no surprises — safe and owning risk. In 2022, we have made strong progress on all key behaviours and day-to-day work experience. Accountability, customer focus, risk aware and continuous improvement are now amongst our top 10 values across the organisation and there is a strong sentiment that things are getting better. Underpinning our culture are our purpose, values and behaviours (PVB) which guide employees and shape how we contribute to our customers. We seek to ensure that our culture aligns to our PVB through: — our executives, setting the ‘tone from the top’ by role-modelling consistent behaviours and practices demonstrating sound risk management — our leaders, coaching our people to live our values and behaviours so that they can identify, report, manage and resolve risks, be accountable and recognise positive risk behaviours — our processes, structures and systems aligned to our PVB — our culture measurement tool, monitoring our progress and outcomes. 1. Full time equivalent at September 2022. 2. Women in Leadership refers to women in leadership roles. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers. Culture Reset – Desired Culture Traits simplified systems/processes/operating model. while embracing improvement over image and where we are, fact-based performance. take accountability. Balancing consequence Digitised, simplified, clear and quick Empowered people, with courage to act and Accountable and empowered Everyone knowing their role in delivering on clear, agreed outcomes, a high-performance ethic with true end-to-end accountability. Getting better and no surprises Value relationships with honesty and challenge, feeling safe to raise issues early. Recognise Safe and owning the risk Learning culture, where people own the risk and feel safe to speak up and challenge and management with more recognition, engagement and coaching.

164 WESTPAC GROUP 2022 ANNUAL REPORT We have a range of initiatives to deliver our desired culture and our leaders play a critical role in cultural change. At our half-yearly People Leader Forums, our CEO and Executive Team reinforced the changes required by our leaders and what is expected of them. In addition, we brought over 550 senior leaders together at our annual Culture Development Day to help bring to life the change underway and share how they lead culture change. The program is also backed by around 300 dedicated ‘culture champions’ who help embed behaviour change across all levels and all parts of the organisation. We also continue to focus on individual development of our leaders through participation in leadership development programs and feedback tools. Embracing diversity improves decision making and enables us to better support the diverse customers we serve. We are strengthening workforce diversity and inclusion through: — a range of targeted initiatives and policy improvements — working closely with employee action groups that represent diverse communities across the Group — enhancing the divisional Inclusion and Diversity Councils. Three areas of focus are gender equality, representation of different cultures in leadership roles and Indigenous representation. employee contracts, with a goal of improving pay transparency and building trust around pay. Mentorship and development. We are a major sponsor of ‘Mentor Walks’, connecting female senior executive mentors across Australia, Singapore and New Zealand. We have mirrored the program internally, facilitating connections for our aspiring female leaders with senior women across the Group. We also continue our partnership with Chief Executive Women, which supports our female leaders’ development. Cultural diversity We introduced a variety of initiatives to support cultural diversity. We enhanced our Cultural Diversity Leadership Shadowing Program for employees with diverse cultural backgrounds, and increased participation to over 150 employees. We support employee action groups (EAGs) that represent over 10,000 employees. EAGs support inclusion and diversity by connecting our employees who are like-minded and share similar experiences and who are passionate about supporting their community. These EAGs are representative of our youth, our culturally diverse employees, our women, our LGBTIQ+ community, our Indigenous employees, veterans, domestic and family violence community, the disability network, our skilled volunteers, and our 50+ years old employees. We are working to better understand the diversity of our workforce and identify areas we need to improve. This year, 35% of our people participated in a survey with responses indicating high levels of inclusivity in our workforce. We are now embedding this survey into our annual Voice+ survey and will use the insights gained to inform our future strategy, policy development and frameworks to build an even more inclusive workplace. Gender equality Our commitment to gender equality is longstanding. In 1995, we were the first listed company to introduce paid parental leave and have maintained a gender equality target of 50% for Women in Leadership for six consecutive years. Last year, we signed up to the investor-led ‘40:40 Vision’ initiative, pledging to achieve gender balance on the Executive Team by 2030 – currently 45%. The Board also has a 40:40:20 target – currently 40%. This year, further changes supporting gender equality included: Progressive policies: We increased paid parental leave to 16 weeks and introduced special paid leave for pregnancy loss. We also built on policies and initiatives to support women’s safety, including training for all levels of the organisation to prevent sexual harassment. We also extended paid leave for domestic and family violence. Gender pay equity: We continue our commitment to gender pay equity. While there is a difference in aggregate at some levels, our aim continues to be that there is no difference in pay equity for people in similar roles across the organisation. Over 2020 and 2021, aside from our annual remuneration review processes, we adjusted salaries for 759 female employees to address pay equity. Our policy continues to be to take prompt remedial action if we become aware of a pay gap in like for like work. Earlier this year, we removed pay confidentiality clauses from Measuring organisational health Voice+ is our culture measurement tool providing a holistic measure of our important cultural metrics and shifts, including performance culture, risk culture and key behaviours. Voice+ includes McKinsey’s global ‘Organisational Health Index’ (OHI) which provides a detailed picture of management practices, organisational health outcomes and the OHI score which benchmarks our organisational health relative to global standards. This year, we achieved our target OHI score of 75, ranking us above Global Banking (+5pts higher) and Australian and New Zealand (+10pts higher) medians. This was just below the 2022 global top quartile – a positive outcome for the organisation. A diverse and inclusive workforce Building a workforce that reflects the diversity of our 12.7 million customers is vital to our long-term prosperity. We aim to build an environment where our people can bring their whole selves to work. In doing so, we are creating a culture where employees feel they belong and are encouraged to bring new ideas and understanding. Indigenous representation One of the four areas of focus of our fifth Reconciliation Action Plan (RAP) is Meaningful Careers, which aims to create jobs and employment pathways for Aboriginal and Torres Strait Islander peoples.

WESTPAC GROUP 2022 ANNUAL REPORT 165 This focus area is supported by specialist programs to recruit, retain and to invest in Indigenous leadership and includes coaching and mentoring opportunities along with an employee referral program. As part of our commitment, we have set a target to increase the proportion of employees that self-identify as Aboriginal and Torres Strait Islander by September 2025 to 1.5%. — through our graduate and intern programs, creating employment pathways that better support hybrid working while focusing on connection and collaboration. We also use our graduate program to attract non-finance graduates (e.g. STEM), to further increase the diversity of our workforce. We are committed to combining workforce flexibility with pay equity. Westpac’s pay principles are to pay employees fairly and competitively against the external market, based on capability and experience. Pay is particularly important to our people this year given higher inflation. We have finalised voting on our new Australian 2023 Enterprise Agreement with two thirds of employees, who voted, voting yes. The new Enterprise Agreement provides employees with competitive fixed pay increases in 2023 and 2024, while also providing employees a pre-tax one-off payment of $1,000 to help with the current cost of living pressures. Building capability and skills for the future As we develop our workforce it is vital that we build on the skills of existing employees, supplemented with new capabilities. We have a capability framework that identifies improvement areas so we can develop programs to fill those gaps. Areas of focus this year included: Risk management: Learning programs to strengthen risk and financial crime capability and reinforce the importance of good customer outcomes through improved risk management. Since FY21, around 10,000 employees have participated in risk fundamentals workshops. This year, our people also completed over 30,000 hours of financial crime training and many participated in our financial crime awareness week. Such programs have contributed to 93% of employees saying ‘I am clear on how I am expected to manage risks in my role’.1 Digital and data capabilities: Partnered with Massachusetts Institute of Technology to improve the digital and data skills of over 100 senior leaders. The tailored program assessed the impact of digital on Company success and built awareness of emerging technologies and digital platforms. ESG: Partnered with Monash University and Climateworks Centre to design and deliver workshops to over 1,100 employees to establish baseline knowledge of ESG opportunities, risks and issues. Over 3,000 employees also completed ESG fundamentals online training. Attracting and retaining great people Building the right workforce by attracting new talent and retaining great employees is a priority. Competition for talent has become fiercer as people look for career changes, more flexibility and the option to work away from the major capital cities. Given these developments, we’re redefining our offer to employees, increasing flexibility and tailoring solutions for different segments, including: — offering different ways for employees to work flexibly between their office and home. We are also trialling new approaches to tap into experts, such as establishing our technology hub in Queensland. 1. As at June 22, Risk Culture Dashboard, Strategic Insights Platform. CASE STUDY Tapping into technologists in regional areas The demand for digital skills is rising and with the drift of skilled workers out of big cities, our new technology hub on Queensland’s Gold Coast has opened a new gateway for engineers to join Westpac. So far, 47 software engineers are based at the hub, and we aim to increase that to 200 experts over the next few years.

166 WESTPAC GROUP 2022 ANNUAL REPORT HOW WE CREATE VALUE FOR OUR Community Westpac is one of Australia and New Zealand’s largest companies and providers of capital, but we’re also deeply connected to the local communities in which we operate. We provide value by supporting the economy, partnering with community organisations, and backing a stronger, more inclusive society through our philanthropic and community programs. approx 45 words

WESTPAC GROUP 2022 ANNUAL REPORT 167 $3.1bn income tax expense, including the bank levy 35% effective tax rate, including the bank levy $136m invested in the community $20.7m spent with diverse suppliers, of which $8.8m was with Indigenous-owned businesses Our economic impact Westpac plays a significant role in supporting the economy as a bank, an employer, a buyer of goods and services, a backer of Australian and New Zealand businesses, and an investor in our communities. We employ more than 30,000 people in Australia, 5,000 in New Zealand and nearly 1,000 in Pacific1, and contributed $3.1 billion in income tax with an effective tax rate of 35% (including the bank levy). year, compared with $11.6 million last year. Of that total, $8.8 million was spent with Indigenous-owned businesses compared with $1.6 million last year. One of the reasons for this increase was the engagement of Aboriginal and Torres Strait Islander-owned businesses in completing the fit-out of our new Western Sydney Hub at Parramatta Square, which opened in August 2022. Investing in communities Through our community programs, we support and encourage our employees to make a difference in the issues and causes that matter to them. This year through our Matching Gifts program, over $2.27 million of employee donations to more than 800 charities were matched. This included donations and matching of approximately $60,000 for our Ukraine Appeal, and more than $112,000 towards the Salvation Army Flood Appeal. In addition Westpac Group made a $200,000 corporate donation to the Salvation Army Flood Appeal. Backing diverse business and social enterprise Through our Supplier Inclusion and Diversity program, we seek to work with Indigenous owned businesses, social enterprises, Australian Disability Enterprises, women-led businesses and businesses with a B-Corp certification. We recognise the opportunities our supply chain creates to positively impact people and we seek to promote social and economic participation through our sourcing strategies and practices. Our spending with diverse suppliers was $20.7 million this 1. Headcount including permanent full-time and part-time, temporary full-time and part-time and non-guaranteed hours and excluding contractors. See the 2022 Sustainability Index and Datasheet for a more detailed breakdown of headcount.

168 WESTPAC GROUP 2022 ANNUAL REPORT 1,300+ jobs created in 20221 by Westpac Foundation-supported social enterprises WESTPAC BANKING CORPORATION Supplement 640+ active scholars2 supported by Westpac Scholars Trust since 2015 We want to help build a stronger, more inclusive society. Westpac supports a number of philanthropic foundations, trusts and charitable organisations so they can help drive positive change. Westpac Foundation Westpac Foundation3 supports social enterprises and community organisations that create jobs and provide training and education pathways for Australia’s most under-represented. Its mission is to help social enterprises create 10,000 jobs by 2030. Since 2015 it has helped create approximately 6,000 jobs1. This year, Westpac Foundation awarded 54 grants valued at a total of $3.4 million to organisations creating jobs and opportunities for people overcoming barriers to employment, including refugees and asylum seekers, people with disability, and Aboriginal and Torres Strait Islander Australians. Westpac Scholars Trust Westpac Scholars Trust4 awards 100 scholarships a year to individuals who have the drive and potential to help shape a better future. Together with leading Australian universities, since 2015 it has awarded over $35 million in scholarships to more than 640 scholars who challenge, explore, and set new benchmarks in innovation, research and social change. This year, the Trust expanded its priorities to include scholars addressing the impact of climate change. The program backs research and social initiatives in four key areas: technology and innovation, strengthening Australia-Asia ties, creating positive social change; and now, ensuring a sustainable future. 80,000 helicopter rescue missions and counting This year marked 49 years of sponsorship of the Westpac Lifesaver Rescue Helicopter Service. The Service responds to emergencies ranging from coastal search and rescue to inland motor vehicle and farming incidents, as well as transferring critically ill patients between hospitals. More than 80,000 missions, with no-one ever having to pay to be rescued. Next year the celebrations will continue as we reach 50 years of partnership and say thank you to the crew and personnel who dedicate their lives to helping others. St.George, BankSA and Bank of Melbourne Foundations St.George Foundation5, BankSA Foundation5 and Bank of Melbourne Foundation5 fund children’s charities that help create brighter futures for children and young people in need in our local communities. In 2022, more than $2.5 million was awarded to 57 charities across Australia. Aurora Education Foundation was the recipient in 2022 of St.George Foundation’s three-year Inspire Grant of up to $600,000. The grant will support Aboriginal and Torres Strait Islander high school students to access educational, wellbeing and cultural opportunities, so these young people can realise their academic potential and achieve their life goals. Students who participate in this program are twice as likely to achieve a Year 12 education compared with Indigenous students nationally. Safer Children, Safer Communities The Safer Children, Safer Communities program involves a series of actions and investments in Australia and across Asia-Pacific to help make a meaningful impact on child safety and protection. Since 2020 we have supported more than 50 organisations to empower, protect and support children and their families. 1. 2. Jobs created is reported one quarter in arrears, from July to June. Active scholars refers to the total number of individuals who have been awarded a scholarship and have completed or are in the process of completing their degree or fellowship. Westpac Foundation is administered by Westpac Community Limited (ABN 34 086 862 795) as trustee for Westpac Community Trust (ABN 53 265 036 982). The Westpac Community Trust is a Public Ancillary Fund, endorsed by the ATO as a Deductible Gift Recipient. None of Westpac Foundation, Westpac Community Trust Limited nor the Westpac Community Trust are part of Westpac Group. Westpac provides administrative support, skilled volunteering, donations and funding for operational costs of Westpac Foundation. Westpac Scholars Trust (ABN 35 600 251 071) is administered by Westpac Scholars Limited (ABN 72 168 847 041) as trustee for the Westpac Scholars Trust. Westpac Scholars Trust is a private charitable trust and neither the Trust nor the Trustee are part of Westpac Group. Westpac provides administrative support, skilled volunteering and funding for operational costs of Westpac Scholars Trust. St.George Foundation, BankSA Foundation and Bank of Melbourne Foundation are all administered by St.George Foundation Limited (ABN 46 003 790 761) as trustee for St.George Foundation Trust (ABN 44 661 638 970), a Public Ancillary Fund endorsed by the ATO as a Deductible Gift Recipient. While St.George Foundation Limited is a related body corporate of Westpac Group, neither St.George Foundation, BankSA Foundation, Bank of Melbourne Foundation nor St.George Foundation Trust are part of Westpac Group. Westpac provides administrative support, donations and funding for operational costs of the Foundations. 3. 4. 5. 2022 Sustainability ABN 33 007 457 141 SustainabilitySupplement Read more about our progress against our 2021-2023 Sustainability Strategy and our broader contribution to the community in our 2022 Sustainability Supplement.

WESTPAC GROUP 2022 ANNUAL REPORT 169 Over the past year, we have: — helped scale the efforts of organisations working on child protection in Australia and the Philippines with over 5,600 children, young people and adults accessing support services,1 and helped reach over 149,500 children and 185,000 adults2 through a mix of face-to-face and online personal safety education delivered by our grants — committed $2.5 million over two years to seven organisations to support and scale their efforts to tackle child protection challenges across Australia and high-risk countries in the Asia Pacific region — helped fund the establishment of the International Centre for Missing and Exploited Children (ICMEC) Australia Child Protection Fund through our $25 million partnership, which will be used to provide grants to detect, report and prosecute child sexual exploitation. Advancing reconciliation We launched our new Elevate Reconciliation Action Plan (RAP) in June this year, to coincide with National Reconciliation Week. There are four key focus areas in the RAP: — Valuing culture: building relationships based on trust and respect; valuing cultures and histories, and recognising the importance of self-determination — Meaningful careers: investing in Indigenous careers through dedicated programs to recruit, retain and develop Aboriginal and Torres Strait Islander people — Better banking experiences: making it easier for Indigenous customers to do business with us, and helping to improve financial inclusion and economic participation — Backing Indigenous enterprise: helping more Aboriginal and Torres Strait Islander Australians to grow their businesses as our customers, suppliers and partners. Our Sustainability Supplement details our progress against our key reconciliation targets and provides more information on our major programs and initiatives. The full 2022-2025 Reconciliation Building capacity More than 3,000 employees participated in our volunteering programs, sharing their skills and time to support community organisations and social enterprises. Board Observer Program The Westpac Board Observer Program is a unique program for our community partners, which aims to bring new skills and perspectives to their Boards. Developed with legal and consulting firm MinterEllison, the Program provides community partners the opportunity to invite senior Westpac or MinterEllison professionals to attend their organisation’s Board meetings as an observer for 12 months. Community partners gain fresh insights, skills and capabilities and increased connections into Westpac while our employees benefit from developing their social leadership skills, building relationships and navigating the complexities of boardroom decision making. Thirty-three Westpac employees participated as Board observers this year, and a total of 120 have taken part since the program began in 2017. Many observers have since transitioned to Director or Strategic Advisor roles on their Boards after completing the program. Action Plan is also available on our website. 1. This includes those children, young people and adults reached by technology, response and recovery-based programs delivered by our Australian-based grant recipients and international partners, from 1 October 2021 to 30 June 2022. 2. This includes those children, young people and adults reached in early intervention, education and preventative programs delivered by our Australian-based grant recipients and international partners, from 1 October 2021 to 30 June 2022. CASE STUDY Westpac Research Fellow’s plan to save our reefs Dr Shawna Foo describes herself as an ‘ocean optimist’. Her research is being supported by the Westpac Scholars Trust as part of its focus on sustainability and involves identifying corals in parts of the Great Barrier Reef which have been impacted by warming but are less likely to bleach. “We need to find out why some corals are able to thrive under environmental stress,” she says, “and use that information to help increase coral reef resilience.” Despite being shocked at the damage she has seen on the reef, Dr Foo believes that positive action is possible. “I’m excited to play a part in discovering ways to best protect our marine ecosystems in the face of climate change,” she says.

170 WESTPAC GROUP 2022 ANNUAL REPORT Sustainability Sustainability approach Westpac’s purpose is to help Australians and New Zealanders succeed. Our sustainability approach integrates our purpose and seeks to respond to sustainability priorities that matter most to our stakeholders, so we can support and create value for our customers, shareholders, communities and the broader economy. Across the Group, we continue to work to embed sustainability performance measures through our three-year 2021-2023 Sustainability Strategy that aligns with the United Nations Sustainable Development Goals (SDG). Our sustainability disclosures are prepared based on global sustainability frameworks, standards and initiatives, such as the Global Reporting Initiative (GRI), the Other sustainability-related disclosures can be found on our website. Sustainability Accounting Standards Board (SASB), the Task Force on Climate-Related Financial Disclosures (TCFD), the United Nations Principles for Responsible Banking (UNPRBs), the United Nations Guiding Principles on Business and Human Rights (UNGPs), the United Nations Global Compact (UNGC), and now the NZBA. More information on our sustainability performance data, glossary, and our alignment with reporting standards, including the recent 2021 GRI Universal Standards, is available in our 2022 Sustainability Index and Datasheet. We obtained independent assurance over various subject matter, including a selection of sustainability performance data and assertions made regarding our sustainability reporting disclosed in our 2022 Annual Report, 2022 Sustainability Supplement and 2022 Sustainability Index and Datasheet. More information on Sustainability Governance and Risk Management, including Risk Factors and scenario analysis, is available in Section 2 of the Annual Report. Important information. This Annual Report contains climate-related and other forward-looking statements, including targets, commitments, plans, estimates, assumptions and metrics. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see ‘Reading this report’ in Section 2. Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. 2022 Sustainability Supplement 2022 Sustainability Index and Datasheet Net-Zero 2030 Targets and Financed Emissions – our methodology and approach Climate Change Position Statement and Action Plan Human Rights Position Statement and 2023 Action Plan 2022-2025 Reconciliation Action Plan Child Safeguarding Position Statement 2021 Safer Children Safer Communities Progress Report 2021 Modern Slavery Statement

WESTPAC GROUP 2022 ANNUAL REPORT 171

Climate change

Strategy

Climate change is a strategic priority and in July 2022 we joined the global NZBA.

Our climate change strategy is detailed in our Climate Change Position Statement and Action Plan (Climate Action Plan), which has been updated this year.

The Climate Action Plan sets our ambition to become a net-zero, climate resilient bank.

This means that we are working to reduce our operational and financed emissions in line with a commitment to align with a 1.5°C pathway[1] to net-zero by 2050.

The updated Climate Action Plan identifies three priority areas where we aim to direct our attention:

1 **Net-zero, climate resilient operations**
2 **Supporting customers' transition to net-zero and to build their climate resilience**
3 **Collaborate for impact on initiatives towards net-zero and climate resilience**

As we review our reporting and disclosure approaches, our climate-related metrics and targets, and their presentation, may change in the future in line with evolving sustainability standards and relevant industry recommendations and practices.

1 Net-zero, climate resilient operations

We are committed to reducing the climate change impacts of our operations.

In 2022, our Scope 1 and 2 operational greenhouse gas emissions and Scope 3 supply chain (non-financed) greenhouse gas emissions were 70% and 29% lower than our 2016 baseline, respectively.

To align with our 2030 sector lending targets baseline, we have updated our direct operational Scope 1 and 2 absolute emissions reduction target to be 64% by 2025 and 76% by 2030, relative to a 2021 baseline. This update has not changed our level of ambition.

Our revised Scope 3 supply chain (non-financed) emission reduction target is 50% by 2030, relative to a 2021 baseline.

These targets align with a 1.5°C pathway to net-zero by 2050.

We will report on progress against our updated targets in FY23.

To achieve our operational emissions reduction targets, we remain committed to sourcing the equivalent of 100% of our global electricity consumption from renewable sources by 2025. To manage our Scope 3 supply chain (non-financed) emissions reduction target we will focus on the most material sources. We seek to work with key suppliers to improve their emissions reduction policies and processes to reduce our supply chain emissions.

To build climate resilience we are developing our approach to assessing and managing physical climate risk to our direct operational sites and strengthening controls in areas such as business continuity and property leasing.

Westpac Group operational greenhouse gas (GHG) emissions before carbon credits (tCO_2-e)[2]

	2022	2021
Location-based GHG emissions (tCO_2-e)		
Total Scope 1 emissions	7,297	7,851
Total Scope 2 emissions	76,181	89,261
Total Scope 3 supply chain (non-financed) emissions	68,785	68,722
Total Scope 1, 2 and 3 (non-financed) emissions (tCO_2-e)	**152,263**	**165,834**
Market-based GHG emissions (tCO_2-e)		
Total Scope 1 emissions	7,297	7,851
Total Scope 2 emissions	36,734	53,981
Total Scope 3 supply chain (non-financed) emissions	63,377	71,738
Total Scope 1, 2 and 3 (non-financed) emissions (tCO_2-e)	**107,408**	**133,570**

1. A pathway to net-zero by mid-century, or sooner, including CO_2-e emissions reaching net-zero at the latest by 2050, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100.
2. 2022 figures include direct operations in Australia, New Zealand, Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and the United States. Reporting boundary expanded since 2021 to include Singapore, China, Germany and the United States.

172 WESTPAC GROUP 2022 ANNUAL REPORT

2 Supporting customers' transition to net-zero and to build their climate resilience

Reduce our financed emissions

In line with our NZBA commitment, we have set interim 2030 financed emissions targets for five sectors in our lending portfolio.

Financed emissions are the Group's Scope 3 emissions attributable to its lending portfolios. We aim to achieve these targets by 30 September 2030.

In our target setting process, we focus on sectors that represent material financed emissions based on current data and methodologies.

Net-Zero 2030 Targets and Financed Emissions - our methodology and approach *(our Targets and Financed Emissions methodology)*

Refer to our Targets and Financed Emissions methodology on our website for more information on our 2030 sector targets, including scope, sector boundary and target definitions and FY21 baselines.

Sector targets in line with our NZBA commitment

SECTOR	2030 FINANCED EMISSIONS REDUCTION TARGET	FY21 BASELINE
Extractives – Upstream oil and gas[1]	**23% reduction in Scope 1, 2 and 3 absolute financed emissions by 2030** (relative to 2021 baseline) We have updated our upstream oil and gas position to support this target. Our position provides: • we will only consider directly financing greenfield oil and gas projects that are in accordance with the IEA NZE scenario[6] or where necessary for national energy security[7], • we will continue to provide corporate lending where the customer has a credible transition plan[8] in place by 2025, and • we will work with customers to support their development of credible transition plans prior to 2025.	7.5 $MtCO_2$-e (absolute financed emissions)
Extractives – Thermal coal mining[2]	**Zero lending exposure** to companies with >5% of their revenue coming directly from thermal coal mining by 2030	$216.7m (lending exposure) (TCE as at 30 Sep 2021)
Power generation[3]	**0.10 tCO_2-e/MWh for Scope 1 and 2 emissions intensity by 2030**	0.26 tCO_2-e/MWh (emissions intensity)
Industrials – Cement production[4]	**0.57 tCO_2-e/tonne of cement for Scope 1 and 2 emissions intensity by 2030**	0.66 tCO_2-e/tonne cement (emissions intensity)
Australian commercial real estate (large customers with office properties[5])	**62% reduction in Scope 1 and 2 emissions[9] intensity ($kgCO_2$-e/m^2 net lettable area) by 2030** (relative to a 2021 baseline) for Australian large[5] customers with office properties	Baseline and progress to be disclosed in FY23

1. Upstream oil and gas includes exploration, extraction and drilling companies, integrated oil and gas companies (that have upstream activities), and LNG producers. The scope does not include midstream and downstream companies.
2. Companies with >5% of their revenue coming directly from thermal coal mining (i.e. the production and sale of thermal coal). Adjacent sectors (including mining service providers) will be covered in other targets as appropriate. Transactional banking and rehabilitation bonds are excluded from our target.
3. Companies that are electricity generators include customers with >10% revenue coming from power generation or >5% revenues from thermal coal electricity generation. Target excludes electricity transmission / distribution companies and Scope 3 emissions of electricity generators.
4. Companies that produce clinker in-house. Target includes emissions generated from calcination in clinker production as well as fuel combustion and electricity consumption associated with the cement production process.
5. Discrete borrowers with office properties comprising a majority of their portfolio and with commercial real estate TCE > $75 million within Specialised Lending - Property Finance (investment only) and Corporate portfolios, as defined under Pillar 3 reporting. This excludes construction finance.
6. International Energy Agency Net Zero by 2050 (IEA NZE) scenario specifies that no new (greenfield) oil and gas fields are needed beyond those projects that have already been committed (i.e. approved for development) as of 18 May 2021. The IEA NZE scenario is the International Energy Agency's Net Zero by 2050: A Roadmap for the Global Energy Sector report, 2021.
7. Where the Australian or New Zealand Government or regulator determines (or takes a formal public position) that supply from the asset being financed is necessary for national energy security.
8. A credible transition plan should be developed by reference to the best available science and should include Scope 1, 2 and 3 emissions and actions the company will take to achieve GHG reductions by 2050 aligned with a 1.5°C pathway.
9. Base building operational Scope 1 and 2 emissions. Target excludes all Scope 3 emissions (e.g. tenant emissions from electricity and appliance use, construction, embodied emissions and corporate activities).

WESTPAC GROUP 2022 ANNUAL REPORT 173

CASE STUDY



Virtual power purchase agreement (VPPA) to boost share of our electricity consumption from renewable sources

In 2022, Westpac entered into a virtual power purchase agreement with Flow Power to purchase 32.5 gigawatt hours of generation from the existing Ararat Wind Farm in rural Victoria and the Berri Solar Farm and Battery in South Australia.

The new deal paves the way for us to source the equivalent of 100% of our electricity consumption in Australia from renewable energy sources by 2025, in line with our commitment to source the equivalent of 100% of our global electricity consumption from renewable sources by 2025. It also offers the bank greater certainty of electricity supply costs at a time of heightened price volatility across electricity markets. The new VPPA is aligned with our commitment to support the communities where Westpac operates. The Berri project has plans for a community fund to back clean energy initiatives such as local electric vehicle charging stations, as well as local education and environmental programs.

Net-zero reference scenario pathways for sectors with targets in line with our NZBA commitment

Our sector targets follow the UN Environment Programme Finance Initiative's Guidelines for Climate Target Setting for Banks, April 2021 (NZBA Guidelines). We selected industry specific approaches for our emissions reduction reference pathways.

We used scenarios modelled by well-recognised industry and scientific organisations as benchmarks for developing these pathways and considered global standards and tools, where relevant.

The below diagrams show the reference pathways for some of our sector targets.

For Upstream oil and gas, we developed our target using the IEA NZE reference scenario and the CSIRO/ClimateWorks Australia Hydrogen Superpower scenario[1] to calculate our 23% reduction target as shown.

For Thermal coal mining, there is no reference pathway presented as our commitment is to achieve zero lending exposure by 2030.

For Australian commercial real estate (large customers with office properties) sector, we used the IEA NZE (Service Buildings) reference scenario to inform the development of our target. We aim to prepare and disclose our baseline and progress in FY23.

Refer to our Targets and Financed Emissions methodology on our website for details of our reference scenarios and pathways, and the associated complexities and challenges to setting targets and calculating baselines.

Upstream oil and gas
(absolute financed emissions; $MtCO_2$-e for Scope 1, 2, and 3 combined)


8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
7.5
-23%
5.8
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2021 baseline
2030 target
IEA NZE / CSIRO/ClimateWorks Australia Hydrogen Superpower scenario[1]

Power generation
(emissions intensity; tCO_2-e/MWh for Scope 1 and 2)


0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario
0.26
0.10
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2021 baseline
2030 target
CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario[1]

Cement production
(emissions intensity; tCO_2-e/tonne of cement for Scope 1 and 2)


0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
SBTi SDA reference pathway
0.66
0.57
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2021 baseline
2030 target
SBTi SDA Cement Convergence Pathway (Australia)[2]

1. CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario derived from the multi-sector energy modelling report dated July 2021.
2. Cement Science Based Target Setting Guidance | Draft for public consultation, Science Based Targets Initiative (SBTi), March 2022. SDA refers to Sectoral Decarbonisation Approach.

174 WESTPAC GROUP 2022 ANNUAL REPORT Become the transition partner of choice We acknowledge our customers within these sectors may follow different transition pathways depending on the characteristics of their business. Decarbonisation of our portfolio is unlikely to be linear and will reflect, for example, the development of net-zero enabling technologies and transition opportunities deployed by customers, improvements in data quality, and further evolution of methodologies. We continue to integrate and operationalise our targets into our business processes and lending decisions. Success in meeting our targets will depend on collaboration with our customers who are also on a journey to transition their businesses to a net-zero emissions economy. Discussions with institutional customers on climate change is a regular part of our engagement, particularly in sectors that are high emitting or are recognised as a significant transition risk. These discussions, along with enhancements to our management of ESG risks as part of our credit process, have enhanced the depth and rigour of our engagement on climate change. We will continue to engage customers in sectors with targets and seek to support their businesses through the transition. As a bank, we play a significant role in the transition to a net-zero economy. In FY22, we achieved over $1.9 billion in new lending1 to climate change solutions2 taking us to over $3.8 billion since 2020, achieving our target of $3.5 billion in new lending from 2020 to 2023, and working towards our target of $15 billion in new lending by 2030. As at the end of FY22, Westpac’s total exposure to climate change solutions3 is $10.8 billion. During FY22, we trained approximately 3,000 employees on ESG fundamentals to build climate and ESG risk management capabilities across the business. In FY22, we supported WIB and WNZL customers across 69 Sustainable Finance transactions (including green, social, sustainability, sustainability-linked and re-linked loans and bonds) with a total volume of $108 billion across multiple currencies and jurisdictions. 4 WNZL supported nine customers to execute Sustainability-Linked Loans in FY22, including seven for which WNZL was a Sustainability Coordinator5. Overall, New Zealand borrowers executed NZD3.98 billion of Sustainability-Linked Loans, of which approximately a quarter (NZD0.94 billion) sits on WNZL’s Balance Sheet6. WNZL was Sole Sustainability Coordinator or Green Bond Advisor on all four inaugural Green and Sustainability Bond issuances in FY22. Westpac is also the largest bank lender to greenfield renewable energy projects in Australia over the past five years7. In FY22, renewables accounted for 80% of our total committed exposure to the electricity generation sector (see the Energy Sector Value Chain table). 1. New lending represents the total of new and increases in lending commitments, excluding refinances. 2. Climate change solutions activities are defined in the Glossary section in our 2022 Sustainability Index and Datasheet. 3. Total direct and indirect financing of customers to the extent they are a) Involved in climate change solutions activities reported in TCE as at 30 September; or b) Undertake activities that are over and above what is considered to be business as usual in the relevant industry, and which produce a material net benefit to the environment. 4. Total value of Sustainable Financing provided by banks at financial close. This includes the full value of a loan provided and full value of bond issued for any Debt Capital Markets (DCM) transaction where Westpac is a Joint Lead Manager (JLM). 5. WNZL was Sole Sustainability Coordinator for six Sustainability-Linked Loans and Joint Sustainability Coordinator for one Sustainability-Linked Loan. 6. This includes all known or publicly disclosed transactions to 30 September 2022. 7. Over the period 1 October 2017 to 30 September 2022. Based on IJGlobal and Westpac Research data. 8. Based on publicly announced transactions in Australia to 12 September 2022. 9. Westpac will start to roll-out the carbon tracking capability to select retail customers from 2023. 10. This guidance includes practices to reduce emissions improve long-term climate resilience. FY22 progress highlights of our current Climate Action Plan - products and services Acted as Joint Sustainability Coordinator and Lead Arranger for the first8 Sustainability-Linked Loan in the manufacturing sector in Australia. Introduced a hybrid and electric car loan with a preferential rate to buy an eligible new or used hybrid or electric vehicle. Announced a new partnership with sustainability fintech Cogo to help customers track their carbon footprint and make more environmentally friendly choices9. WNZL launched a pilot for a new Sustainable Agribusiness Loan with a small group of farming customers. The loan is the first of its kind to require a customer to meet all parts of the Sustainable Agriculture Finance Initiative (SAFI) guidance10. WNZL refreshed the Westpac Warm Up loans to enable home loan customers to borrow up to NZD40,000 interest-free to make their homes warmer, drier and/or more energy efficient, with new electric vehicle charger and solar battery options.

WESTPAC GROUP 2022 ANNUAL REPORT 175

Understanding our financed emissions

In FY21, we undertook analysis to estimate financed emissions associated with loans in our Australian business, institutional and residential mortgage portfolios.

This year, we broadened our analysis and reporting to include WNZL, Scope 3 emissions within certain sectors[1] and reported estimated emissions for Secured Commercial Real Estate (CRE).

In FY22, the absolute financed emissions of our total assessed lending portfolio are estimated at 40.8MtCO_2-e, with Mining, Manufacturing, Agriculture and Utilities as the sectors with the highest financed emissions.

The average emissions intensity of our lending portfolio for FY22 is estimated to be 0.052 kgCO_2-e per $ of in-scope exposure, compared with an estimated 0.056 kgCO_2-e per $ of in-scope exposure in FY21[2].

Our estimated average data quality score[3] across the total assessed lending portfolio is 4.3 for Scope 1 and 2 emissions.

This analysis will guide our efforts and approach for the development of targets for other sectors in our lending portfolio, consistent with our NZBA commitment.

As data availability and calculation methodologies evolve, we will review our approach and seek to continue to improve our data quality score and reliability of our financed emissions reporting.

Refer to our Targets and Financed Emissions methodology on our website for more information on our financed emissions analysis, including data sources, assumptions and limitations. Sectors in our financed emissions analysis is based on ANZSIC codes. These sector definitions differ from those used for our 2030 sector targets and Energy Sector Value Chain reporting.

Estimated financed emissions of our lending portfolio (Group – Australia and New Zealand)

	FY22						FY21 (rebaseline)
SECTOR	% OF TOTAL IN-SCOPE EXPOSURE	SCOPE 1 AND 2 (MtCO_2-e)	SCOPE 3 (MtCO_2-e)	% OF TOTAL ABSOLUTE EMISSIONS	WEIGHTED AVERAGE DATA QUALITY SCORE (SCOPE 1 & 2)	FY22 TOTAL EMISSIONS INTENSITY FOR IN-SCOPE EXPOSURE (kgCO_2-e/$)	FY21 TOTAL EMISSIONS INTENSITY FOR IN-SCOPE EXPOSURE (kgCO_2-e/$)
Agriculture	3%	4.1		10%	4.9	0.176	0.187
Manufacturing	3%	4.3	4.8	22%	4.0	0.444	0.384
Mining	1%	1.8	11.3	32%	2.9	2.103	2.215
Property (excluding secured Commercial Real Estate and Residential Mortgages)	2%	0.3		1%	4.4	0.018	0.008
Transport and Storage	2%	1.2		3%	4.1	0.075	0.082
Utilities	2%	3.8		9%	3.5	0.313	0.297
Other (non-emissions intensive sectors)[4]	17%	4.7		12%	4.6	0.036	0.043
Residential Mortgages	63%	3.3		8%	4.3	0.007	0.007
Secured Commercial Real Estate	7%	1.3		3%	5.0	0.023	N/A
Total	**100%**	**24.7**	**16.1**	**100%**	**4.3**	**0.052**	**0.056**

1. Mining, including Oil and Gas extraction, and certain exposures in the Manufacturing sector.
2. Portfolio intensity differs from that reported last year, in 2021, due to re-baselining of FY21 figures following methodological refinements. See the FY22 Sustainability Index and Datasheet for more information on the FY21 re-baseline estimates by sector.
3. Sector data quality scores ranging from 1 to 5 are calculated based on the approach taken to estimate each customer's financed emissions, weighted by their exposure. A score of 1 reflects the use of verified customer-specific emissions data, whereas a score of 5 represents the use of average emissions intensity and financial attribution factors.
4. Other (non-emissions intensive sectors) includes accommodation, cafes and restaurants; construction; finance and insurance; property services and business services; services; trade; and undefined ANZSIC.

176 WESTPAC GROUP 2022 ANNUAL REPORT

Exposure to sectors in the Energy Sector Value Chain[1]

We recognise the energy sector's critical role in the transition to a 1.5°C-aligned net-zero emissions economy and our role in supporting this change. Customers and transactions in these sectors are assessed using our Group ESG Credit Risk Policy, which includes our Climate Action Plan commitments.

This year, movements in customer exposures have in part been driven by commodity prices and exchange rate fluctuations, particularly in sectors where customer exposures are predominately denominated in USD, such as the Oil and gas sector.

In FY22, our total committed exposure to the Mining sector was approximately 0.66% of Group total, with Coal mining (thermal and metallurgical) at approximately 0.04% of the total and Oil and gas extraction at approximately 0.15% of the total.

In future, we aim to modify our reporting of Energy Sector Value Chain to better align with reporting progress against our 2030 sector targets (refer to our Targets and Financed Emissions methodology).

Mining and extraction

Oil and gas

Extraction[2]
FY22 $1.87bn
FY21 $1.84bn
FY20 $2.22bn

Exploration[2]
FY22 $0.00bn
FY21 $0.33bn
FY20 $0.56bn

Coal

Metallurgical coal
FY22 $0.13bn
FY21 $0.29bn
FY20 $0.21bn

Metallurgical coal in diversified miners[3]
FY22 $0.15bn
FY21 $0.02bn
FY20 $0.03bn

Thermal coal[4]
FY22 $0.20bn
FY21 $0.22bn
FY20 $0.30bn

Transport

Oil and gas

LNG terminal[5]
FY22 $0.69bn
FY21 $0.52bn
FY20 $0.57bn

Coal

Rail
FY22 $0.79bn
FY21 $0.30bn
FY20 $0.28bn

Port
FY22 $0.35bn
FY21 $0.32bn
FY20 $0.44bn

Electricity generation[6]

Gas
FY22 $0.54bn
FY21 $0.58bn
FY20 $0.67bn

Black coal
FY22 $0.18bn
FY21 $0.19bn
FY20 $0.27bn

Brown coal
FY22 $0.05bn
FY21 $0.03bn
FY20 $0.03bn

Liquid fuel
FY22 $0.06bn
FY21 $0.12bn
FY20 $0.12bn

Hydro
FY22 $0.98bn
FY21 $1.26bn
FY20 $1.30bn

Other renewables
FY22 $2.35bn
FY21 $2.23bn
FY20 $1.89bn

Oil and gas refining

FY22 $0.64bn
FY21 $0.58bn
FY20 $2.02bn

Distribution and retail

Electricity and gas[6]

Networks
FY22 $3.48bn
FY21 $3.80bn
FY20 $4.53bn

Retailers
FY22 $0.97bn
FY21 $1.01bn
FY20 $0.77bn

Oil and gas
FY22 $2.58bn
FY21 $2.10bn
FY20 $1.32bn

2022 Sustainability Index and Datasheet

Refer to our 2022 Sustainability Index and Datasheet on our website for more information on our Energy Sector Value Chain reporting, including sector scope and definitions. Apart from Thermal coal in FY22, the definitions used for sectors in our Energy Sector Value Chain reporting currently differ from those used for our 2030 sector targets and financed emissions reporting.

1. All figures in Energy Sector Value Chain diagram are TCE as at 30 September 2022. WIB only.
2. Oil and gas extraction and Oil and gas exploration sector boundaries are defined based on Australian and New Zealand Standard Industry Classification (ANZSIC) codes.
3. For diversified miners, exposure to coal is apportioned by the percentage EBITDA contribution of coal in the miners' latest annual financial statements. Thermal coal exposure within diversified miners is immaterial.
4. The definition and scope of Thermal coal has been updated for FY22 only to align with the definition used for our 2030 sector target. For metrics relating to Thermal coal in FY20 and FY21 the sector definition and scope is detailed in the Glossary section in our 2022 Sustainability Index and Datasheet. Metallurgical coal mining is all other coal mining.
5. For Oil and gas extraction customers with LNG terminal operations, the exposures to LNG terminals are reported in the Transport category.
6. Australia and New Zealand only. These activities include customers with operations in several sectors – TCE is attributed based on business segment contribution.

3 Collaborate for impact on initiatives towards net-zero and climate resilience

Addressing climate change requires collective action and collaboration. In 1991, Westpac was a founding member of the United Nations Environment Program Finance Initiative (UNEP FI) and we have since been an active participant. This year the UNEP FI reached their 30th anniversary. Over this time, the UNEP FI has worked with investors, insurers and banks world-wide to establish key sustainability frameworks such as the Principles for Responsible Banking.

This year, we participated in the Australian Industry Energy Transitions Initiative which brings together industry, finance, government entities and research organisations to coordinate learning and action on net-zero emissions supply chains. We also continue to support climate initiatives through industry associations such as the Australian Banking Association and the Australian Sustainable Finance Institute.

For more information, refer to our updated Climate Action Plan on our website.

WESTPAC GROUP 2022 ANNUAL REPORT 177

Natural capital

Nature-related risks and opportunities

Westpac understands that over half of the world's economy is moderately or highly dependent on nature[1]. We welcome the emergence of and have joined the Taskforce on Nature-related Financial Disclosures (TNFD) Forum and are currently participating in pilots with the UNEP FI and UNEP World Conservation Monitoring Centre (UNEP WCMC) to further develop this framework.

In FY22, we initiated high-level analysis on our Australian and New Zealand business and institutional lending portfolios to identify sectors that are highly dependent on nature and the sectors that have a high impact on nature. Once completed, this analysis will guide our future understanding of the nature-related risks and opportunities in our portfolio so we can develop approaches to help us support customers. Dependency relates to the extent a sector is reliant on ecosystem services to operate. Impact relates to the extent a sector negatively influences environmental change. Our initial analysis of sectors with the greatest level of dependency or impact based on the level of exposure we have is included in the adjacent table.

In FY23, we will seek to develop a natural capital position statement to further our approach to nature-related risks and opportunities. Our analysis will consider TNFD developments, the outcomes from the UN Biodiversity Conference (COP15), 2021 Australian State of the Environment Report, and impact on the bank and customers for sectors that are materially dependent or have a material impact on natural capital.

Initial analysis of highly dependent and impactful sectors[2]

RANK	HIGHLY DEPENDENT SECTORS	HIGHLY IMPACTFUL SECTORS
1	Agriculture	Electricity and gas supply
2	Electricity and gas supply	Property services
3	Food and beverage manufacturing	Agriculture
4	Basic material wholesaling	Construction and trade services
5	Property services	Services to transport
6	Personal and household goods wholesaling	Business services
7	Construction trade services	Oil and gas extraction
8	Services to transport	Petroleum, coal and associated product manufacturing
9	Communication services	General construction
10	Machinery and motor vehicle wholesaling	Machinery and equipment manufacturing

CASE STUDY

Sustainability-linked lending targeting biodiversity and natural capital

In 2022, Westpac supported North Queensland Airports (NQA) – the owner of Cairns and Mackay Airports – with one of the very first sustainability-linked loans in the Australian market to address biodiversity and natural capital. Westpac acted as joint sustainability coordinator for the transaction. The loan includes key performance indicators which incentivise the airport operator to enhance the habitat surrounding Cairns Airport and help save threatened wildlife, in partnership with the local Yirrganydji people. Other initiatives linked to the agreement include the reduction of greenhouse gas emissions to net-zero by 2025, and support of First Nations peoples by prioritising procurement from contactors with a defined percentage of Aboriginal or Torres Strait Islander employees. If the loan KPIs are reached – along with others tailored to emissions reductions and Indigenous engagement – North Queensland Airports will be rewarded with a lower interest rate. Conversely, a higher rate will apply if they are missed.

1. From research in the World Economic Forum's report, Nature Risk Rising: Why the Crisis Engulfing Nature Matters for Business and the Economy. 2020.
2. The highly dependent and impactful sectors analysis was developed using the World Economic Forum's (WEF) methodology. This methodology is the currently best available information for a high-level assessment. Westpac's approach and application of the WEF dependency methodology has been reviewed by Southern Cross University. Sector dependency and impact was based on the ENCORE (Exploring Natural Capital Opportunities, Risks and Exposure) tool and used the UNEP WCMC Sectoral Materiality Tool. The ENCORE tool is a global tool and does not take into account national or company specific differences in production processes. The sectors are aligned to ANZSIC Level 2 codes.

178 WESTPAC GROUP 2022 ANNUAL REPORT Human rights We are committed to respecting human rights as a financial services provider, lender, purchaser of goods and services, employer, and supporter of communities. Our third Human Rights Action Plan sets out the principles that guide our approach and commits to 19 actions to more deeply embed respect for human rights into our business and our business relationships in line with the UN Guiding Principles on Business and Human Rights. It also sets out how the Board and management oversee the management of our human rights risks. For more information on our human rights governance, oversight and risk management, please see our Human Rights Action Plan, FY21 Modern understanding of the interrelationship between social impacts, human rights and climate change. Other emerging human rights issues we responded to throughout the year included: — Impacts of artificial intelligence and machine learning (AI/ML): There is potential for the AI and ML applications we use in our products and services to have unintended consequences on our people and customers. We recognise the need to take an active approach to ethical use of both data and AI to manage risk and maintain trust. We have developed data ethics principles to guide the way we use AI. Using these principles, we seek to use and disclose data in a clear and transparent way, and when using data, we encourage our people to ask if we are doing the right thing to maintain trust of customers, people, communities and shareholders. This year, we established a Responsible AI working group to further strengthen our management of AI/ML risk. This will inform future uplift including accountability, risk management and awareness and capabilities. — Risks to human rights related to our defence sector clients: The defence sector has the potential to lead to serious human rights violations. This year we commenced review of our Defence Position Statement to better address the dynamic nature of ESG risks (with a focus on human rights risk) that may arise for example through the end-use of defence equipment and end-use in countries in conflict or with otherwise high human rights risk by requiring enhanced due diligence. Slavery Statement and our website. Our salient human rights issues and focus for action One of the actions in our Human Rights Action Plan is to review our salient human rights issues1. In FY23, we will publish a refreshed Human Rights Action Plan. As part of this, we intend to initiate a refresh of our salient issues assessment2, with the aim of bringing in internal and external stakeholder input to inform our understanding of our salient issues for FY23 and beyond. In the interim, we have reported on this year’s highlights, progress and management actions against the salient issues we identified in FY21. These are outlined in the following table. Climate-related risks and the transition to net-zero emissions may impact employees, communities and customers. We continue to build our 1. Salient human rights issues are those at risk of causing the most harm to people and of having the most severe negative impact on their human rights, as a result of our activities and business relationships. 2. Our first salient human rights assessment was conducted in 2018 and has been reviewed on an annual basis. This year, we have reported against the salient issues that we identified in FY21. These will be refreshed again in FY23 as part of our next Human Rights Position Statement and Action Plan. We did not identify salient issues in FY21 in relation to our role as a supporter of the community. CASE STUDY Helping address child sexual exploitation in the Philippines Through our Safer Children, Safer Communities program, which emerged from the third pillar of Westpac’s Response Plan to the AUSTRAC November 2019 Statement of Claim, with funding in place for major partners for between 3-6 years, we remain committed to reducing the human impact of financial crime on children and young people, especially in high-risk countries such as the Philippines. In FY22, funding through the program helped: — International Justice Mission support 174 victim rescues, train 400 law enforcement officials and 120 prosecutors, and assist in the conviction of 40 perpetrators — Save the Children Australia provide child protection training to over 3,000 children and 1,500 adults across 32 community training workshops to raise awareness of online child sexual exploitation in the Philippines. Internally, within the bank, our Child Safeguarding Position Statement guides our approach towards identifying, preventing and mitigating risks to children and young people across our products, services and operations. More information on our progress is available in the Sustainability Supplement.

WESTPAC GROUP 2022 ANNUAL REPORT 179

ROLE	SALIENT HUMAN RIGHTS ISSUES IDENTIFIED FOR WESTPAC	HIGHLIGHTS AND PROGRESS IN ADDRESSING SALIENT HUMAN RIGHTS ISSUES IDENTIFIED
Financial services provider	— Customer vulnerability and hardship, including customer safety and access. — Groups at particular risk of experiencing vulnerability may include women, young people, and more broadly people living with disability. Aboriginal and Torres Strait Islanders continue to be significantly represented in severely or fully financially excluded groups. — Impacts on the rights and wellbeing of children and young people through customers exploiting our financial platforms for criminal purposes. — Individuals' privacy may be at risk as a result of the bank's function.	— Refer to Annual Report and Sustainability Supplement for our support of customers identified as being at increased risk of vulnerability, and progress on our **Access and Inclusion Plan** 2021-2024 on our website. We will explore the issue of access to banking and digital inclusion in our next Human Rights Action Plan. — Refer to the Sustainability Supplement and our 2022-2025 **Reconciliation Action Plan** on our website for how we seek to support the needs of Aboriginal and Torres Strait Islander customers. — We continue to take action to help reduce the likelihood of harm to children and young people. Refer to Case study: Helping address child sexual exploitation in the Philippines and our **Safer Children, Safer Communities website**. — We sought to improve our Privacy Policy and Standards to support the protection of personal information and customers' privacy. We simplified our Privacy Statement, streamlining important privacy and credit related information customers need to know from four documents into one. We also sought to raise awareness on privacy across the Group and contributed to industry feedback on the Attorney General's Privacy Act Review.
Lender	— Land rights, including the rights of Indigenous communities, and the issue of free, prior and informed consent (FPIC) and land grabbing. — Modern slavery, including forced labour and the worst forms of child labour.	— Our 2022-2025 **Reconciliation Action Plan** on our website sets out a focus on respect for self-determination and a deeper understanding of consent. — We partnered with Monash University to provide ESG training, including a focus on human rights, to support over 1,100 staff including institutional, business bankers and risk officers. — We continue to develop our approach to ESG risk assessment, including assessment of social risk and human rights across our Commercial and Institutional customers.
Employer	— COVID-19 impacts on employees, work related mental ill-health and workforce wellbeing. — Exclusion and discrimination in employment, diversity of employees and equal employment opportunity.	— Refer to Annual Report and **Inclusion and Diversity** page on our website for more on our ongoing focus on inclusion and diversity and fair pay and gender pay equity. — We have a comprehensive mental health strategy that seeks to support our people's mental health and wellbeing. This includes free, confidential counselling and support for employees and their immediate family, mental health training, a dedicated Employee Care team (comprised of psychologists and people with allied health backgrounds), and mental health initiatives and resources to support emerging risks. We expanded our mental health support for employees in responding to the COVID-19 pandemic, with targeted initiatives to support people through lockdowns, transitioning to new ways of working and the broader impacts of the pandemic. We also provided paid COVID-19 leave to support our people when they could not work due to isolation requirements.
Purchaser of goods and services	— Products, components or services from categories which are high risk for human rights, including Modern Slavery	— Following prior years' focus on identifying high risk categories in our supply chain and setting our assessment approach, in FY22 we launched and commenced using our new digital supplier risk assessment platform, assessing suppliers and operational management including supplier action plans. — We have continued to take a risk-based approach by using our Responsible Sourcing Assessment to screen 93% of spend in high-risk categories and all top 100 suppliers by spend. — We have been working to improve our ongoing management of human rights risk throughout the procurement lifecycle including through the creation of supplier action plans. — We are ready to use our digital platform to work with a greater number of suppliers to seek to improve their modern slavery practices and set action plans.

180 WESTPAC GROUP 2022 ANNUAL REPORT Risk management Risk management Effective risk management is important given our role of supporting customer lending, deposits and transactions, and in supporting the overall financial system. It is also important as we address the issues that we and our regulators have identified including in APRAs risk governance review, which resulted in us entering into a Court Enforceable Undertaking with APRA in 2020. We seek to create sustainable value to support customers and other key stakeholders through effective management of risk, seeking appropriate reward for risk aligned to our purpose, strategy, values and behaviours. How we manage risk Our Risk Management Framework outlines how we manage risk, providing structure and discipline for risk management activities. This is underpinned by our risk culture that requires all our staff to own risk outcomes (the Three Lines of Defence model) with customers at the centre to provide a complete approach to managing risk and to deliver fair customer outcomes. Our Risk Management Framework has nine components starting with our ‘Business Strategy’, which defines the markets and businesses we operate in. Some of our risks are stress tested and/or subject to scenario analysis to assess how major events and changing conditions could impact our operations, financial performance, balance sheet or reputation. Stress testing is particularly relevant in our lending where we assess the impact of changing economic conditions on customers, and our financial position. Risk is managed by our people and systems, and underpinned by risk frameworks, policies, procedures and standards. Risk frameworks, policies, procedures and standards may operate at the Group level, across major risk categories as well as for individual regulated entities or segments. We also have processes in place to monitor and report risks, incidents, issues and actions. These include reporting of breaches of limits. We are focused on resolving long-standing issues and taking action to bring risks within appetite. We have a formal risk governance structure to support our risk management framework by providing appropriate data, analysis and recommendations to support decision making.

WESTPAC GROUP 2022 ANNUAL REPORT 181

Risk activities are overseen by committees including Board, executive management, major risk type committees, segment committees and specialist committees. An explanation of our corporate governance is in Section 1.

We continue to improve our management of risk, including risk culture, governance and accountability including through our CORE program and other activities, as outlined in 'Significant Developments' in Section 1.

Risk Culture

A strong risk culture is essential for the Group's Risk Management Framework to operate effectively. We are currently undertaking a Group-wide program to strengthen the management of risk and risk culture.

We are building a risk culture that helps us to actively identify, manage and mitigate risks, learn from risk events and continuously anticipate new risks. We use several tools to measure, monitor and manage our risk culture:

- Risk Culture Framework - articulates the roles and responsibilities for measuring, monitoring and managing risk culture
- Risk Culture Self-Assessment - an annual self-assessment for business areas enabling them to understand current risk culture mindsets and behaviours and identify and prioritise areas for improvement
- Risk Culture Insights Program - independent, second line deep-dives are conducted to understand the direct causes of issues and strengths that influence how people behave and manage risk. Support is also provided to the business to understand how to address these issues and to improve the approach to managing risk
- Risk Culture Dashboard - a comprehensive scorecard of risk culture metrics that is updated automatically and is available online.

Risk Management Framework


Ensuring that appropriate data, analysis and recommendations flow to the right people and forums on a timely basis to support decision making
Westpac's business plans are shaped considering the risks associated with its strategic objectives
Identifying new and emerging risks in our business from internal and external environments
Setting risk appetite to provide clarity on the level of risk we are prepared to take
Performing stress tests to assess potential impacts that changes to existing risks and new risks may have on the Group, including on our capital
Having the right capability, people, data and systems to support effective risk management and decision making
Embedding appropriate Frameworks, policies, standards and controls to manage the risks we take
Risks are assessed through ongoing monitoring, management, reporting and assurance
Appropriate action plans are implemented to improve our risk profile
Governance and Management Control
Business Strategy
Risk Identification
Risk Appetite
Stress and Scenarios Analysis
People and Infrastructure
Control Definition and Effectiveness
Monitoring and Reporting
Actions and Response
Three Lines of Defence
Customers
Risk Culture

182 WESTPAC GROUP 2022 ANNUAL REPORT Three Lines of Defence Our Three Lines of Defence sets the context for the roles all employees are expected to play in risk management. The first line is responsible for identifying and owning the risks in all aspects of their activity. The second line provides expertise, advice, and monitoring of how risks are managed. The third line is Internal Audit, who provide independent assurance. and manage risk — Design, implement and maintain controls Risk identification: Major Risk Categories The Group has defined 11 major risks that impact our business. These major risks represent only the most material risks to the Group and are not exhaustive. Major Risk Categories For each major risk (category), the Board establishes a risk appetite, which is articulated in the Board Risk Appetite Statement (RAS). The RAS lists the Group’s major risks and the measures and tolerances used to monitor these risks. Most of these measures are monitored by ‘amber’ and ‘red’ tolerances which indicate when risks are close to, or over, the Board’s approved appetite. Following is an explanation of our major risk categories, how we consider risk appetite and examples of areas of focus to illustrate how our Risk Management Framework operates. 1 Capital Adequacy 2 Funding & Liquidity Risk 3 Credit Risk 4 Market Risk 5 Strategic Risk 6 Risk Culture 7 Operational Risk 8 Compliance & Conduct 9 Financial Crime 10 Cyber Risk 11 Reputational & Sustainability Risk Three Lines of Defence Internal audit — Provide independent assurance to the Board and executive management on the adequacy and effectiveness of the Group’s governance, risk management and internal controls Third Line Internal audit Risk oversight Second Line — Establish and communicate risk frameworks, appetite, Set the risk standards,and strategies provide challenge and — Provide independent challenge to first line advise the first line — Measure, monitor and report risks against appetite Risk owner — Own existing and emerging risks in their segment by First Line identifying, managing and monitoring Identify, control — Operate within approved risk appetite and policies — Comply with laws and regulation — Identify and escalate risk issues — Promote a strong risk culture

WESTPAC GROUP 2022 ANNUAL REPORT 183 Major Risk Categories 1 Capital Adequacy Risk Appetite and Mitigation We seek to maintain a strong balance sheet including in stressed scenarios. We evaluate capital management through our Internal Capital Adequacy Assessment Process, the key features of which include: — capital management strategy — considering economic and regulatory requirements and stakeholder perspectives — stress-testing considerations — target operating range for key capital ratios. Areas of focus include: — new operating capital ranges following APRA finalising its Basel III requirements — actively monitoring and managing Interest Rate Risk in the Banking Book (IRRBB) RWA, given increases over the past year from higher regulatory embedded losses as interest rates increased. The risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under normal operating environments or stressed conditions. 2 Funding and Liquidity Risk Risk Appetite and Mitigation We seek to manage our balance sheet such that we: — maintain a diversified, stable and cost-effective funding base — can source funding as and when we need it — have sufficient securable assets to meet our funding and repo requirements — fund new lending growth with stable funding sources. Areas of focus include: — executing the FY23 wholesale funding plan to support balance sheet growth and refinance maturing debt, including the Term Funding Facility from June 2023 — managing liquidity risk to meet regulatory requirements and the Group’s liquidity needs amidst uncertain market conditions. The risk that the Group cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support our assets. 3 Credit Risk Risk Appetite and Mitigation We manage credit risk using Program-managed (high-volume homogeneous credit risk) and Transaction-managed (individual customer and transactions) approaches. We seek to manage credit risk by: — clearly setting boundaries which helps to guide appropriate, credit risk conscious strategic choices, and promotes dynamic and risk conscious strategic responses to changes in the operating environment — Credit Risk management is also supported by a range of policies, processes, systems, risk delegated authorities and Board-approved credit risk limits. Further information on credit risk management and provisioning is contained in Notes 11 and 12 to the financial statements, and in Westpac’s Pillar 3 reports. Areas of focus include: — responding to heightened credit risk from global economic uncertainty, rising interest rates, climate change, and the transition to net-zero emissions — assessing the impact of external events on the adequacy of the overall expected credit loss provision. The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Example of a Risk Appetite measure — top 10 exposures to Corporates and Non Bank Financial Institution’s as a % of Total Committed Exposure. Examples of a Risk Appetite measure — Net Stable Funding Ratio (NSFR) — Liquidity Coverage Ratio (LCR) Example of a Risk Appetite measure — common equity tier 1 (CET 1) capital ratio – a measure which shows a bank’s capacity to absorb losses.

184 WESTPAC GROUP 2022 ANNUAL REPORT Major Risk Categories (continued) 4 Market Risk Risk Appetite and Mitigation We have appetite for market risk in approved products within our limit framework. We seek to protect our positions from changes in financial market factors which may affect our activities. We manage market risk through the daily measurement and monitoring of Board approved metrics that capture the risk of adverse movements in financial markets. The Board has approved a risk appetite for traded and non-traded risks via the measurement of Value at Risk (VaR), Stressed VaR (sVaR), Net Income at Risk (NaR) and specific structural risk limits. The management of market risk is supported by the Market Risk Management Framework and associated policies, processes, systems and delegated authorities. Areas of focus include: — further strengthening the market risk management environment — upgrading/replacing market risk systems and supporting infrastructure — implementing regulatory change initiatives related to market risk prudential standards. The risk of an adverse impact on earnings resulting from changes in the value of Westpac’s positions as a result of a change in financial market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. 5 Strategic Risk Risk Appetite and Mitigation We seek to grow our business through well-considered strategic initiatives aligned to the Group’s strategic priorities and risk appetite. We seek to manage the impact of threats from changes in the operating environment, which could significantly impact our ability to implement our strategy. We continually evaluate our performance against our plans and in light of changes in internal and external factors, and we must respond to such factors in a timely manner. Areas of focus include: — progressing our response to the Court enforceable undertaking with APRA through the CORE Program — appropriate funding, resourcing, and delivery of regulatory commitments — investing in data, digital, and improving customer service while considering our cost targets. The risk that the Group makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the operating environment. 6 Risk Culture Risk Appetite and Mitigation We promote a risk culture which supports our purpose, strategy and values and our ability to manage risk effectively. We regularly assess our risk culture and undertake initiatives to continually improve. Areas of focus include: — improving the Risk Culture Framework — deploying Risk Fundamentals training — completing annual Risk Culture Maturity self-assessment identifying programs for improvement. The risk that our culture does not promote and reinforce behavioural expectations and structures to identify, understand, discuss and act on risks. Example of a Risk Appetite measure — internal survey results – % of respondents who feel safe calling out risks and/or concerns. Example of a Risk Appetite measure — actual ROE (tracking against the Target ROE). Examples of a Risk Appetite measure — Value at Risk (VaR, $m) across products and portfolios — Net interest income at Risk (NaR, $m) – potential reduction in income over the year for a material shift in the level of interest rates.

WESTPAC GROUP 2022 ANNUAL REPORT 185 7 Operational Risk Risk Appetite and Mitigation We recognise that operational risk is a necessary part of doing business. We seek to be resilient to operational risk and minimise the risk through robust processes and controls. We seek to quickly and effectively remediate material operational issues and incidents. Areas of focus include: — reducing complexity and executing risk management consistently — improving the end-to-end control environment and management of risks in line with value chain process management — managing risks from third parties and suppliers including risks related to business resilience — monitoring Technology Disaster Recovery to ensure that the Group’s critical applications can recover from disruption — strengthening focus on ethical and responsible use of data and artificial intelligence. The risk of loss from inadequate or failed internal processes, people and systems or from external events. 8 Compliance & Conduct Risk Appetite and Mitigation We establish robust controls and systems to manage compliance and conduct risk. We seek to eliminate: — any breaches of regulatory requirements — conduct that causes unsuitable, unfair or unclear customer outcomes or adversely impacts the integrity of markets — complicated systems or processes that could lead to systemic or material breaches of regulatory requirements. We seek to promptly own, investigate and remediate incidents of non-compliance. Areas of focus include: — uplifting the Group’s compliance and conduct management system, including related risks such as Design and Distribution Obligations, Privacy and Breach Reporting — working with our people and contractors to embed hybrid working models. The risk of failing to abide by compliance obligations required of us, or otherwise failing to have behaviours and practices that deliver suitable, fair and clear outcomes for our customers and that support market integrity. Example of a Risk Appetite measure — average days to complete all Compliance Assessments. Examples of a Risk Appetite measure — % of key controls rated “unsatisfactory” or “requires improvement” — % of Critical Applications that have successfully undergone disaster recovery testing in the last 12 months — completion of Executive Crisis Management, Group Incident Management and Division Incident Management simulations (or activations) — effective and adequate management of the quality of critical data.

186 WESTPAC GROUP 2022 ANNUAL REPORT Major Risk Categories (continued) 9 Financial Crime Risk Appetite and Mitigation We help prevent financial crime by proactively identifying, assessing, mitigating and reporting financial crime risks. We seek to comply with all applicable financial crime obligations. This means managing our financial crime risks through robust controls and systems, and includes promptly owning, investigating and remediating financial crime incidents. Areas of focus include: — continuing to strengthen controls and to enhance our management of financial crime risk — delivering the Group’s data strategy to reduce operational risk in our Financial Crime systems and processes to better support compliance and risk management — embedding new and enhanced systems and controls to identify, mitigate and manage financial crime risk. The risk that Westpac fails to prevent financial crime and comply with applicable global financial crime regulatory obligations. Financial Crime includes Anti-Money Laundering, Counter Terrorism Finance, Sanctions, Anti-Bribery and Corruption, Foreign Account Tax Compliance Act and the Common Reporting Standard. 10 Cyber Risk Appetite and Mitigation We proactively manage our cyber risk exposure, to limit the likelihood of inappropriate access, manipulation or damage to our and our third parties’ data and technology. We seek to protect the data of our stakeholders and customers. We seek to ensure that: — we manage our risks within regulatory frameworks — we do not undermine our strategic, financial, reputational or regulatory standing — we implement controls to address potential cyber threats. Areas of focus include: — enhancing cybersecurity capability including data security controls, application protection controls, and identity and access management — embedding a consistent cyber risk management framework across the Group. Risk The risk that the Group’s or its third parties’ data or technology are inappropriately accessed, manipulated or damaged from cybersecurity threats or vulnerabilities. Examples of a Risk Appetite measure — control effectiveness against external cyber threats — number of employees who acted appropriately during simulated malicious email attacks. Example of a Risk Appetite measure — number of high rated Issues which haven’t been remediated within the initially agreed timeframe.

WESTPAC GROUP 2022 ANNUAL REPORT 187 11 Reputational & Sustainability Risk Risk Appetite and Mitigation We seek to maintain the confidence of all stakeholders, including to cultivate trust in our integrity and competence. We seek to balance commerciality of decisions with stakeholder expectations, and with potential impacts on people, communities or the environment, recognising that ESG issues can involve complex, interconnected and at times competing considerations. Areas of focus include: — elevating the importance of Reputation and Sustainability Risk across the Group — progressing our Culture Reset Program — committing to the Net-Zero Banking Alliance (NZBA) and continuing to align our lending portfolios with net-zero emissions by 2050, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100 (including setting interim 2030 sector targets) — maturing our approach to climate risk management, including participating in APRA’s Climate Vulnerability Assessment, and considering APRA’s Prudential Practice Guide CPG229 Climate Change Financial Risks — continuing to improve the identification and management of climate change and human rights risks. The risk of failing to recognise or address environmental, social or governance (ESG) issues and the risk that an action, inaction, transaction, investment, or event will reduce trust in Westpac’s integrity and competence by clients, counterparties, investors, regulators, employees or the public. Examples of a Risk Appetite measure — RepTrak scores — portfolio measures aligned to NZBA targets.

188 WESTPAC GROUP 2022 ANNUAL REPORT Our approach to governance Corporate governance is the framework of systems, policies and processes by which we operate and through which our people are both empowered and accountable for making decisions that affect our business, operations, customers and stakeholders. The framework establishes the roles and responsibilities of Westpac’s Board, management team, employees and suppliers. It also establishes the systems, policies and processes for monitoring and evaluating Board and management performance, and the practices for corporate reporting, disclosure, remuneration, risk management and engagement of security holders. Our approach to corporate governance is based on a set of values and behaviours that underpin our day-to-day activities, and are designed to promote transparency, fair dealing, and the protection of stakeholder interests, including our customers, our shareholders, our employees and our community. It includes aspiring to the highest standards of corporate governance, which Westpac sees as fundamental to the sustainability of our business and our performance. As Westpac’s principal listing is on the ASX, we have followed the ASX Corporate Governance Principles and Recommendations (fourth edition) (ASXCGC Recommendations) published by the ASX Limited’s Corporate Governance Council (ASXCGC) throughout the year. Westpac’s ordinary shares are also quoted on the NZX Main Board, which is the main board equity security market operated by NZX Limited. Board areas of focus in FY22 This year the Board (including with assistance from its Board Committees) has focused on overseeing: — the delivery of key strategic priorities as well as the review of the Group’s purpose and strategy; — the management of current and emerging risks arising from the evolving economic and geopolitical environment; — the Group’s capital position, including the completion of various capital management initiatives; — measures taken to support our customers and our people due to the impacts of COVID-19, as well as the impacts of severe weather conditions; — progressing the priorities outlined in our 2021-2023 Group Sustainability Strategy, including joining the Net-Zero Banking Alliance, approving 2030 financed emissions targets for certain sectors and approving the Group’s updated Climate Change Position Statement and Action Plan; — the continued implementation of the Customer Outcomes and Risk Excellence (CORE) program to uplift outcomes for customers and our governance of financial and non-financial risk; — ongoing work to improve Westpac’s management of financial crime risk; — changes to the Westpac Group’s management structure and executive team as part of initiatives to simplify the Group’s operations and improve accountability; — the ongoing consideration of Board and Board Committee composition and succession; — the continued simplification of our business and operations through the exit of non-core businesses; and the ongoing program of work to reset the bank’s cost base.

WESTPAC GROUP 2022 ANNUAL REPORT 189 The Board Board of Directors The Board is comprised of 9 independent Non-executive Directors and the Managing Director and Chief Executive Officer (CEO). A profile of each Director can be found on our website at: www.westpac.com.au/about-westpac/westpac-group/board-of-directors/. JOHN MCFARLANE Chairman and Independent Non-executive Director PETER KING Managing Director and Chief Executive Officer NERIDA CAESAR Independent Non-executive Director AUDETTE EXEL Independent Non-executive Director MICHAEL HAWKER Independent Non-executive Director CHRIS LYNCH Independent Non-executive Director PETER MARRIOTT Independent Non-executive Director PETER NASH Independent Non-executive Director NORA SCHEINKESTEL Independent Non-executive Director MARGARET (MARGIE) SEALE Independent Non-executive Director

190 WESTPAC GROUP 2022 ANNUAL REPORT

Roles and responsibilities

The Board

The role of the Board is to provide leadership and strategic guidance for Westpac and its related bodies corporate, in addition to overseeing the sound and prudent management of the Westpac Group. The Board Charter outlines the roles and responsibilities of the Board. Key responsibilities are:

- approving and overseeing management's implementation of the strategic direction of the Westpac Group, its business plan and significant corporate strategic initiatives;
- approving the appointment of the CEO, Chief Financial Officer (CFO), Group Executives, the General Manager, Group Audit and any other person the Board determines;
- overseeing culture across the Group by setting the tone from the top, approving Westpac Group's values and receiving reporting on the Group's culture;
- assessing and reviewing the performance of the Board, its Board Committees, the CEO and the Group Executives;
- approving the Westpac Board Renewal Policy and determining Board size and composition;
- approving the Westpac Group Remuneration Policy;
- approving, in accordance with the Westpac Group Remuneration Policy, remuneration arrangements and variable remuneration outcomes and adjustments to variable remuneration where appropriate for Group Executives, other employees who are accountable persons under the Banking Executive Accountability Regime (BEAR), any person performing a role specified by APRA and any other person the Board determines;
- approving the annual financial targets and financial statements and monitoring financial performance against forecast and prior periods;
- determining our dividend policy and the amount, nature and timing of dividends to be paid;
- considering and approving our overall risk management framework for managing financial and non-financial risk;
- approving the Group Risk Management Framework, the Group Risk Management Strategy and the Board Risk Appetite Statement and monitoring the effectiveness of risk management by the Group;
- forming a view of our risk culture and overseeing the identification of, and steps taken to address any desirable changes to risk culture;
- considering the social, ethical and environmental impact of our activities including the effects of climate change, and setting standards and monitoring compliance with our sustainability policies and practices;
- providing oversight of the Group's technology strategy and the implementation of key technology initiatives;
- overseeing and monitoring workplace health and safety (WHS) issues in the Group and considering appropriate WHS reports and information;
- meeting with representatives from our principal regulators on a regular basis; and
- maintaining an ongoing dialogue with Westpac's external auditor.

The Board Charter is available on our website at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/.

Westpac's Board and Board Committee structure


Board
Delegation
Delegation
Accountability
Independent Assurance and Advice
External Auditors
Group Audit
Independent Assurance and External Advice
Chief Executive Officer
Delegation
Accountability
Group Executives
Assurance, Oversight through Reporting
Board Committees
Nominations & Governance
Remuneration
Audit
Risk
Provide assurance on risk components of the annual report and interim/annual financial results announcements
Provide assurance on the remuneration disclosures in the Remuneration Report
Provide relevant periodic assurances and reports (as appropriate)
Specific reporting as shown above
Board Committees will refer matters to the Board or other Board Committee where appropriate.

WESTPAC GROUP 2022 ANNUAL REPORT 191 The Board has delegated to the CEO, and through the CEO to the Executive Team, responsibility for the day-to-day management of Westpac’s business. These delegations are subject to the limitations and restrictions contained in the delegation instruments. The Board is assisted in meeting its roles and responsibilities by its four standing Board Committees. Further information about each of the Board Committees is set out in the section titled ‘Role of the Board Committees’. Chairman The Board elects one of the independent Non-executive Directors as Chairman. Our Chairman is John McFarlane. His role includes: — providing effective leadership to the Board in relation to all Board matters; — guiding the agenda and conducting all Board meetings to facilitate discussions, challenge and decision-making; — in conjunction with the Company Secretary, arranging regular Board meetings throughout the year and confirming that minutes of meetings accurately record decisions taken and, as required, the views of individual Directors; — overseeing the process for appraising Directors and the Board as a whole; — overseeing Board succession; — acting as a conduit between management and the Board, and being the primary point of communication between the Board and CEO; — representing the views of the Board to the public; and — taking a leading role in creating and maintaining an effective corporate governance system. CEO Our Managing Director and CEO is Peter King. His role includes: — leadership of the management team and, with the Board, overseeing succession planning for the management team; — developing strategic objectives for the business and achievement of the planned results; and — the day-to-day management of the Westpac Group’s operations, subject to the specified delegations of authority approved by the Board.

192 WESTPAC GROUP 2022 ANNUAL REPORT

Board skills, experience and attributes

Westpac seeks to maintain a Board of Directors with a broad range of relevant financial and other skills, knowledge, and experience necessary to guide the business of the Group. The Board uses a skills matrix to illustrate the key skills and experience the Westpac Board is seeking to achieve in its membership collectively and the number of Directors with each skill and experience. The skills matrix also assists in identifying focus areas for the continuing education and professional development of Directors. For example, in FY22, these focus areas included digitisation, decentralised finance, automation, privacy risk and climate change (amongst others). The skills matrix also assists in identifying areas where it may be desirable for specialist external expertise to be retained to supplement the Board's skills and experience.

As part of the regular review of the skills matrix, the matrix was amended this year, including through the addition of a new standalone skill category – 'Environment & Social'. The skills matrix is set out in Figure 1.

Figure 1 – Board skills, experience and attributes as at 30 September 2022

SKILLS AND EXPERIENCE	DESCRIPTION	NUMBER OF DIRECTORS
Customer focus	Experience in developing and overseeing the embedding of a strong customer-focused culture in large and complex organisations, and a demonstrable commitment to achieving customer outcomes	Expert: 8; General: 2
Strategy	An ability to define strategic objectives, constructively question business plans, oversee the implementation of strategy using commercial judgement and bring a global perspective to bear	Expert: 9; General: 1
Financial services	Experience working in, or advising, the banking and financial services industry with strong knowledge of its economic drivers and global business perspectives	Expert: 7; General: 2; Limited: 1
Financial acumen	Highly proficient in accounting or related financial management and reporting for businesses of significant size	Expert: 6; General: 3; Limited: 1
Risk	Experience in anticipating, recognising and managing risks, including financial, non-financial and emerging risks, and monitoring risk management frameworks and controls	Expert: 8; General: 2
Technology, digital and data	Experience in developing or overseeing the application of technology in large and complex businesses, with particular reference to technology-innovation, disruptive technologies, data, cyber-security, digital transformation and customer experience	Expert: 1; General: 9
Governance	Experience as a Director of a listed entity, with detailed knowledge of governance issues, with particular reference to the legal, compliance, regulatory and voluntary frameworks applicable to listed entities and highly regulated industries	Expert: 9; General: 1
Environment and social	Experience in understanding and identifying potential risks and opportunities arising from environmental and social issues, including the transition to a climate resilient future, management of biodiversity, and addressing human rights and modern slavery within supply chains	Expert: 3; General: 5; Limited: 2
People and culture	Experience in people matters including workplace health and safety, cultures, morale, inclusion and diversity, management development, succession, remuneration and talent retention initiatives	Expert: 8; General: 2
Executive leadership	Having held a CEO or a similar senior leadership role in a large complex organisation, and having experience in that position in managing the business through periods of significant change and delivering desired business outcomes	Expert: 8; General: 1; Limited: 1

Expert | General working experience and knowledge | Limited working experience and knowledge

In addition to the skills outlined above, the Westpac Board seeks to ensure that it operates as a cohesive team, bringing together a range of perspectives to guide the company and oversee management. The Westpac Board also expects its members to be committed to achieving our Purpose and upholding our Values.

WESTPAC GROUP 2022 ANNUAL REPORT 193 Appointment of Directors The Board Nominations & Governance Committee considers and makes recommendations to the Board on candidates for appointment as Directors. Such recommendations pay particular attention to: — the mix of skills, experience, expertise, diversity, independence, and other qualities of existing Directors; and — how the candidate’s attributes will balance and complement those skills and qualities and address any potential skills gaps in relation to the current and future composition of the Board. Subject to the Constitution and ASX Listing Rules, the Board may appoint a Director, either to fill a casual vacancy or as an addition to the existing Directors. Except for the CEO, a Director appointed by the Board holds office only until the close of the next annual general meeting (AGM) but is eligible for election by shareholders at that meeting. Our Constitution states that a Director (except for the CEO) must not hold office (without re-election) past the third AGM or for three years, whichever is longer. Retiring Directors hold office until the conclusion of the meeting at which they retire but are eligible for re-election at that meeting. Our Constitution also provides that at least one Director must stand for election or re-election at each AGM. This requirement could be satisfied by a person standing for election as a new Director; a Director who has been appointed to fill a casual vacancy seeking election; or a Director seeking re-election because of the tenure limitation (referred to in the paragraph above). If there are no such Directors required to stand for election or re-election at the AGM, and no Director volunteers to stand for re-election, the Director who has served the longest in office since their last election or re-election must retire and stand for re-election. The CEO is not required to stand for re-election. Prior to a Director’s appointment or consideration for election or re-election by shareholders, the Board conducts due diligence and considers the results of the Board performance evaluation conducted during the year. Where a Director is seeking election or re-election, Westpac provides shareholders with all material information relevant to a decision on whether or not to elect or re-elect a Director. New Directors receive an induction pack and letter of appointment setting out the expectations of the role, conditions of appointment including the expected term of appointment, and remuneration. This letter aligns to the ASXCGC Recommendations. All new Directors participate in an induction program to familiarise themselves with our business and strategy, culture and values and any current issues before the Board. The induction program includes substantial review of key documents and meetings with a range of representatives from the organisation, and includes meetings with the Chairman, the CEO, the Board Committee Chairs and each Group Executive. Board diversity A diverse group of skilled Directors make us a stronger organisation that makes better decisions. In relation to gender diversity, for 2022, the Board Nominations & Governance Committee has approved an objective of 40% women, 40% men and 20% any gender for the composition of the Westpac Board. As Westpac has met its 2022 objective for Board gender diversity, the focus is on maintaining alignment with this objective, noting that our performance against it will vary at any given time depending on the timing of Board renewal and Board composition changes. The Board gender diversity as at 30 September 2022 is set out below. FEMALE DIRECTORS Independence All of our Non-executive Directors satisfy our criteria for independence, which aligns with the guidance provided in the ASXCGC Recommendations. The Board assesses the independence of our Non-executive Directors on appointment and annually. Each Non-executive Director provides an annual attestation of their interests and independence. Directors are considered to be independent if they are independent of management and free from any business or other relationship that could materially interfere with, or could reasonably be perceived to materially interfere with: — the exercise of their unfettered and independent judgement; and — their ability to act in the best interests of Westpac as a whole rather than the interests of another party. Materiality is assessed on a case-by-case basis by reference to each Non-executive Director’s individual circumstances rather than by applying general materiality thresholds. Each Non-executive Director is required to disclose any business or other relationship that they have directly, or as a partner, shareholder or officer of a company or other entity that has an interest or a business or other relationship with Westpac or a Group entity. The Board considers information about any such interests or relationships, including any related financial or other details, when it assesses the Non-executive Director’s independence. Number of female Directors on the Board (4 out of 10) 40%

194 WESTPAC GROUP 2022 ANNUAL REPORT The Westpac Board Renewal Policy limits the tenure of office that any Non-executive Directors other than the Chairman may serve to nine years, from the date of first election by shareholders. The maximum tenure for the Chairman is 12 years (which includes any term served as a Director prior to being elected as Chairman), from the date of first election by shareholders. The Board, on an exceptional basis, may extend the maximum terms specified above where it considers it would benefit the Group, on an annual basis, with the Director required to stand for re-election annually. The average Board tenure as at 30 September 2022 is set out below. The length of service of each Director is set out in Section 1 of the Directors’ report. Access to information All Directors have unrestricted access to company records and information required to perform their duties, and receive regular detailed financial and operational reports from senior management. Each Director also enters into an access and indemnity agreement, which among other things, provides for access to documents for up to seven years after their retirement as a Director. The Chairman and other Non-executive Directors regularly consult with the CEO, CFO and other senior executives, and may consult with, and request additional information from, any of our employees. Access to advice All Directors have access to advice from senior internal legal advisors including the Group General Counsel. The Board collectively, and all Directors individually, can also seek independent professional advice, at our expense, to help them carry out their responsibilities. While the Chairman’s prior approval is needed, it may not be unreasonably withheld. Remuneration framework Information about our remuneration framework, including policies and practices regarding the remuneration of Non-executive Directors, the CEO and other senior executives, is included in the Remuneration Report in the Directors’ report. The Remuneration Report also includes details of Westpac’s hedging policy, which prohibits participants in equity plans from entering into transactions that mitigate the risk associated with the equity award. Conflicts of interest All Directors are required to disclose to the Board any actual, potential or apparent conflicts of interest upon appointment and are required to keep these disclosures up to date. Any Director with a material personal interest in a matter being considered by the Board must declare their interest and may not be present during any related boardroom discussions nor vote on the matter unless the Board resolves otherwise. Continuing education Directors undertake continuing education and training to develop and maintain the skills and knowledge needed to perform their role effectively, including by participating in workshops held throughout the year, attending relevant site visits, and undertaking relevant external education. These activities are planned each year and are included in the Board’s/Board Committees’ calendars. In addition, the Board and Board Committees consider whether additional education and professional development opportunities should be offered as part of the annual Board Effectiveness Review. Average Board tenure 0-3 years 60% 3-6 years 30% 6-9 years 10% 3.4 years AVERAGE BOARD TENURE

WESTPAC GROUP 2022 ANNUAL REPORT 195 Performance reviews Board, Board Committees and Directors The Board undertakes ongoing self-assessment as well as commissioning an annual performance review by an independent consultant. The review process includes an assessment of the performance of the Board, the Board Committees and each Director, with outputs collected, analysed and presented to the Board. The Board will discuss the results and agree follow-up actions. Actions from the previous review related to matters regarding Board process, committee structure, Board priorities (including its focus on the Group’s various strategic priorities), and continuing education. Directors separately receive individual performance feedback collected about them during the review process and this feedback is discussed between the Chairman and each Director (and in the case of the Chairman, between the Chairman and another Board Committee Chair). At the time of this Corporate Governance Statement, the 2022 financial year evaluation of the full Board is being finalised and will be completed prior to the end of the 2022 calendar year. Board assessment of management performance The Board, in conjunction with its Board Remuneration Committee, is responsible for: — selecting, appointing, and determining terms of appointment of, the CEO; — determining the CEO’s goals and objectives, and evaluating the CEO’s performance in light of these objectives; — approving the appointment of Group Executives, the General Manager Group Audit, and any other person the Board determines; and — approving individual remuneration arrangements, and adjustments to variable remuneration where appropriate for Group Executives and other senior executives, including in light of relevant matters brought to the attention of the Board Remuneration Committee from the CEO, Chief Risk Officer, Group Executive, Human Resources, General Manager Group Audit, Group General Counsel, and Chairs of the Board Risk Committee and Board Audit Committee. All new senior executives receive an employment contract setting out the terms and conditions of their employment. Group Executives and certain General Managers that are Accountable Persons under the Banking Executive Accountability Regime Governance Policy also receive an Accountability Statement for their respective role. Briefing sessions are scheduled to discuss our strategies and operations, and the respective roles and responsibilities of the Board and senior management. Under Westpac’s executive remuneration framework, the performance of senior executives is assessed annually. Management performance evaluations for the financial year ended 30 September 2022 were conducted following the end of the financial year. The process for reviewing the performance of senior executives, as well as further information on Westpac’s executive remuneration framework, FY22 performance objectives and performance achieved is contained in the Remuneration Report in the Directors’ report.

196 WESTPAC GROUP 2022 ANNUAL REPORT Role of the Board Committees The Board is assisted by its four standing Board Committees and the key roles, responsibilities, and membership of each of the Board Committees are outlined in their respective Charter and are summarised in the table below. In 2022, changes were made to streamline the operation of the Board Committees. The Board Legal, Regulatory and Compliance Committee was recombined with the Board Risk Committee. In addition, the Board Technology Committee was dissolved with its responsibilities assumed by the Board and/or Board Risk Committee where appropriate. The Board Committee Charters are available on our website at www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board and outline the roles and responsibilities of each Board Committee. All of the Board Committees are currently comprised of independent Non-executive Directors. Board Committee members are chosen for the skills and experience they can contribute to the respective Board Committees and their qualifications are set out in Section 1 of the Directors’ report, in our 2022 Annual Report. — Audette Exel — Peter Nash Scheinkestel the Committee is not the Board — Chris Lynch independent. Chairman, who Chairman. COMMITTEE KEY RESPONSIBILITIES COMPOSITION REQUIREMENTS MEMBERSHIP Board Risk Committee (BRiskC) To assist the Board to: — review and approve the Group’s overall risk management framework for managing financial and non-financial risks as well as emerging risks; — oversee the risk culture across the Group; — review and approve the Group Risk Management Framework, the Group Risk Management Strategy, and the Board Risk Appetite Statement; and — make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management. The Committee is also responsible for: — reviewing and monitoring the risk profile and controls of the Group for consistency with the Board Risk Appetite Statement; — reviewing and approving other risk management frameworks for financial and non-financial risks and monitoring performance under those frameworks (as appropriate); — reviewing and approving the limits and conditions that apply to the delegated credit risk and market risk approval authorities; — reviewing stress testing results, monitoring management responses and providing recommendations for future scenarios; — reviewing Group cyber risk and cybersecurity reporting, including information on the monitoring and performance of the Group’s cyber risk management and controls; — providing oversight of the Group’s management of other financial and non-financial risks, financial crime risk, reputation and sustainability risk; and — monitoring changes anticipated for the economic and business environment, including consideration of emerging risks and other factors. At least three Non-executive Directors. Majority of Committee members must be independent. An independent Non-executive Director must be Chairman, who Chairman. At least one member of the Board Audit Committee and at least one member of the Board Remuneration Committee must be members. — Peter Marriott (Chairman) — Mike Hawker — Nora — Margaret Seale Board Audit Committee (BAC) To assist the Board by overseeing the: — integrity of financial statements and financial reporting systems of Westpac and its related bodies corporate; — external audit engagement, including the external auditor’s appointment, removal and rotation of the lead audit engagement partner, and the external auditor’s qualifications, performance, independence and fees; — performance of the internal audit function; and — integrity of the Group’s corporate reporting including the Group‘s financial reporting and compliance with prudential regulatory reporting and professional accounting requirements. At least three Non-executive Directors. Majority of Committee members must be An independent Non-executive Director must be the Committee is not the Board — Peter Nash (Chairman) — Peter Marriott

WESTPAC GROUP 2022 ANNUAL REPORT 197 — Chris Lynch is not the Board — Peter Nash independent. Chairman will be Chairman. The Board Committee composition changes which have occurred in FY22 are set out in Section 9 of the Directors’ report. From time to time, the Board may form other Committees or request Directors to undertake specific extra duties. In addition, the Board may participate (either directly or through representatives) in due diligence committees in relation to strategic decisions and capital and funding activities. Each Board Committee: — will refer to the Board or other Board Committee any matter that comes to their attention that is relevant for the Board or respective Board Committee; and — is entitled to the resources and information it requires and has direct access to our employees and advisers. COMMITTEE KEY RESPONSIBILITIES COMPOSITION REQUIREMENTS MEMBERSHIP Board Remuneration Committee (BRemC) To assist the Board by reviewing and making recommendations in relation to: — the Group’s remuneration framework (as articulated in the Group Remuneration Policy), as well as assessing its compliance with laws, regulations and prudential standards; — individual remuneration arrangements and variable remuneration outcomes of the CEO, Group Executives, other accountable persons under BEAR, and any other person the Board determines; — the remuneration framework, policies, and fee levels, (including superannuation) for Non-executive Directors on the Board and subsidiary Boards; — remuneration arrangements on a cohort basis (including variable remuneration outcomes) for certain employees; — in conjunction with the Board Chairman, evaluating the performance of the CEO, including their goals and objectives as assessed against the Group Performance Review; and — the design and terms of all Equity Plans. At least three Non-executive Directors. Majority of Committee members must be independent. An independent Non-executive Director must be the Committee Chairman, who Chairman. — Nora Scheinkestel (Chair) — Margaret Seale Board Nominations & Governance Committee (BNGC) To assist the Board, including by: — recommending candidates for appointment as Non-executive Directors to the Board and the Boards of significant subsidiaries; — reviewing the process for the orientation and continuing education of Directors; — considering succession planning for Non-executive Directors; — assessing the overall skills, experience, expertise and diversity of the Board; — reviewing annually diversity generally within the Group, including approving measurable objectives for achieving diversity and the Group’s progress in achieving such objectives; and — reviewing and, where required, approving the Group’s corporate governance policies, including as they relate to tenure, independence and Board renewal/ composition. At least three Non-executive Directors. Majority of Committee members must be The Board the Committee — John McFarlane (Chairman) — Margaret Seale

198 WESTPAC GROUP 2022 ANNUAL REPORT Board and Board Committee meetings The number of meetings of the Board and Board Committees for the financial year ended 30 September 2022, and each Director’s attendance is reported in Section 9 of the Directors’ report. Scheduled meetings of the Board Committees occur at least quarterly, with the Board Risk Committee meeting at least five times annually. All Board Committees are able to meet more frequently as necessary. Non-executive Directors regularly meet without management present, so they can discuss issues appropriate to such a forum. Senior executives and other selected employees are invited, where considered appropriate, to participate in Board and Board Committee meetings. They are also available to be contacted by Directors between meetings. All Directors can receive all Board Committee papers and can attend any Board Committee meeting, provided there is no conflict of interest. The CEO attends all Board Committee meetings, except where he has a material personal interest in a matter being considered. Meeting with Regulators The Directors also met with representatives from the Australian Securities and Investments Commission, Australian Prudential Regulation Authority, Australian Transaction Reports and Analysis Centre, and the Monetary Authority of Singapore during the course of the year. Role of the Company Secretary Westpac’s Company Secretary attends Board and Board Committee meetings and is responsible for the operation of the Secretariat function, including advising the Board on governance and, in conjunction with management, giving practical effect to the Board’s decisions. The Company Secretary is accountable to the Board, through the Chairman, on all matters to do with the proper functioning of the Board. A profile for the Company Secretary can be found in the Directors’ report. Board Audit Committee financial knowledge All BAC members have appropriate financial experience, an understanding of the financial services industry and satisfy the independence requirements under the ASXCGC Recommendations, Securities Exchange Act of 1934 (US) (as amended) and its related rules. The Board has determined that Mr Nash is an ‘audit committee financial expert’ and independent in accordance with US securities law. The designation of Mr Nash as an audit committee financial expert does not impose duties, obligations or liability on him that are greater than those imposed on him as a Board Audit Committee member, and does not affect the duties, obligations or liability of any other BAC member or Board member. Audit committee financial experts are not deemed as an ‘expert’ for any other purpose.

WESTPAC GROUP 2022 ANNUAL REPORT 199 Diversity At Westpac we’re focused on building a workplace that fosters a diverse and inclusive workforce where our people feel valued, respected and safe. We seek to embrace everything that makes people unique in their identity like age, cultural background, disability, ethnicity, sex, gender identity, marital or family status, religious belief, sexual orientation or socio-economic background. Our Inclusion and Diversity Strategy and Policy sets out our objective to make Westpac an inclusive place for our employees and our customers. We are focused on attracting, recruiting, developing and retaining our people in a culture that embraces individual differences and allows people to feel safe to be themselves at work. — General Managers 39%; — Women in Leadership positions: 50%; and — total Westpac workforce: 55%. For FY23 the Board Nominations & Governance Committee approved a change to the measurable objectives for gender diversity to enhance our focus on gender balance in our most senior roles. An objective of 50% (+/-2%) women in Senior Leadership4 positions will replace the ‘Women in Leadership’ positions measurable objective that was in place over this reporting period. We aim to achieve gender pay equity, affirming that equal pay must be given for equal work. We undertake a remuneration gap analysis annually to identify issues and take steps to investigate and address any pay gaps. We are also increasing transparency around pay. This year we removed pay secrecy clauses from employee contracts allowing employees to openly discuss their pay with other employees if they choose to. We seek to ensure that our workplaces are free from sexual harassment and that we treat each other with dignity, courtesy, and respect. Our Sexual Harassment Policy includes a ‘No Bystander rule’ reminding our people, especially people leaders, of our obligation to speak up and our zero tolerance for sexual harassment. A copy of our Sexual Harassment Policy is available at the following link: www.westpac.com.au/about-Our Inclusion and Diversity priorities for 2021-23 Our Executive Team oversees the Group-wide Inclusion and Diversity Plan and reviews progress twice a year. Our 2021-23 Inclusion and Diversity plan has three priority areas: — gender balance across the organisation, including in our most senior roles; — improved understanding of cultural diversity; and — build engaging career opportunities for Indigenous people. Making Inclusion happen We expect all employees to foster a culture which values diversity and includes everybody. The Board Nominations & Governance Committee annually reviews diversity within the Westpac Group, including approving diversity and inclusion objectives and overseeing progress in achieving these objectives. Westpac is a signatory to the 40:40 Vision, and the Board Nominations & Governance Committee approved the Group’s measurable objectives (which were in place for this reporting period) for achieving gender diversity in the composition of the Board, Executive Team, General Managers, and workforce generally as follows: — achieve 40:40:20 on the Westpac Board; — achieve 40:40:20 in our Executive Team1; — achieve 40% (+/-2%) women in our General Manager population2; — maintain 50% (+/-2%) Women in Leadership positions3; and — maintain at least 50% (+/-2%) women in our workforce generally. At 30 September 2022, the proportion of women employed by the Group was as follows: — Board of Directors: 40%; — Executive Team: 45%; westpac/inclusion-and-diversity. This year we launched our fifth Reconciliation Action Plan (RAP). This will be Westpac’s third Elevate-level RAP and outlines our actions and commitments to support Aboriginal and Torres Strait Islander peoples. Our ten employee action groups help us strengthen an inclusive culture across a broad range of areas including by focusing on gender, LGBTIQ+, young and mature-age employees, cultural diversity in leadership, accessibility, Indigenous employees, veterans, skilled volunteering and supporting victims of domestic and family violence. Westpac offers workplace flexibility and provides employees with a variety of leave options, such as parental leave (including support for those who experience pregnancy loss), carers leave, wellbeing and lifestyle leave, career breaks, purchased leave, uncapped domestic and family violence support leave, gender transition leave, Sorry Business leave, volunteer leave and emergency services leave. A copy of Westpac’s Workplace Gender Equality Agency (WGEA) report is available on WGEA’s website at www.wgea.gov.au/. Further information on our inclusion and diversity programs and performance, as well as a copy of our Inclusion & Diversity Policy can be found on our website at www.westpac.com.au/about-westpac/ inclusion-and-diversity/. 1. 2. Includes the full Executive Team other than the CEO. Update to GM Target – The 40:40 Vision is an initiative to ensure diversity in Executive Leadership, the Target for GMs was revised to align with all other Gender Diversity metrics. We have set the same 40:40 Vision Target for the Board. Women in Leadership refers to the proportion of women (permanent and maximum term) in leadership roles across the Group. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank Managers and Assistant Bank Managers. 3. 4. Senior Leadership refers to the proportion of women (permanent and maximum term) in senior leadership roles across the Group. It includes the Executive Team, General Managers, and direct reports to General Managers, excluding administrative or support roles.

200 WESTPAC GROUP 2022 ANNUAL REPORT Ethical decision making Ethical and responsible decision making is critical to decision making at Westpac. Our Purpose, Values and Behaviours, together with our Code of Conduct and related policies and frameworks, are focused on instilling and reinforcing an ethical and responsible decision-making culture across the Group. Purpose, Values and Behaviours Westpac’s purpose is helping Australians and New Zealanders succeed. In working to fulfil our purpose, we are guided by our ‘HELPS’ values. Our Purpose, Values and Behaviours set the direction for our culture by providing clarity about what is valued most and what our people need to do. Underpinning our values are 16 behaviours. We are focusing on the following six key behaviours: — I act, ‘If I say it, I do it’ — I always ask ‘Should We?’ as well as ‘Can We?’ — I constructively challenge when something doesn’t feel right — I am clear on my role and the decisions I can make — I am accountable for managing risk — I always ask, ‘Can this be simpler?’ Westpac’s Purpose, Values and Behaviours were launched in August 2020. Since then, significant initiatives have been undertaken (with some ongoing) to embed them, including a comprehensive communications agenda, leader-led initiatives and alignment of systems, processes and policies, which impacts on our day-to-day activities, and in respect of our Purpose, ongoing work to consider whether the way we express our Purpose could be adjusted so that it further resonates with our people and our customers. Our values HELPFUL Passionate about providing a great customer experience ETHICAL Trusted to do the right thing LEADING CHANGE Determined to make it better and be better PERFORMING Accountable to get it done SIMPLE Inspired to keep it simple and easy

WESTPAC GROUP 2022 ANNUAL REPORT 201

Code of Conduct

The Westpac Group Code of Conduct (Code) sets out a consistent standard and establishes the expectations of our people to do what is right. The Code goes beyond an obligation to comply with laws and policies and is a key aspect of improving conduct to seek to ensure fair outcomes for customers, communities and each other.

The Code requires us to apply the 'Should We?' test (see Figure 2 below) when making decisions and encourages our people to speak up when our standards are not being met.

We take non-compliance with the Code seriously. Material breaches of the Code are reported to the Board Risk Committee (BRiskC).[1]

Supporting the Code are numerous frameworks and policies outlining our commitment to sustainable business practices and behaviours. These include our Purpose, Values and Behaviours, policies, and position statements addressing sustainability themes such as human rights, climate change and other environmental and social impacts.

The Code is available on our website at: www.westpac.com.au/about-westpac/westpac-group/corporate-governance/principles-policies/.

Figure 2 – The 'Should We?' test


CAN WE?
Am I sure it complies with law and regulations?
YES
Am I sure it complies with Westpac Group policies, processes and guidance?
YES
IF YES TO BOTH, ASK YOURSELF THE FOLLOWING:
NO/NOT SURE
STOP and discuss with your People Leader or Risk and Compliance representative
SHOULD WE?
Am I sure it helps us to fulfil our purpose, values and behaviours?
YES
Am I sure it helps us achieve each of our Code of Conduct outcomes?
YES
Are we doing the right thing for our customers, communities as well as shareholders now and in the long term?
YES
Would I feel comfortable if I had to tell my manager or my family or friends?
YES
NO/NOT SURE
Contact your People Leader for further advice and guidance. If this is not possible or has been unsuccessful, you should contact Risk or Compliance. If you still feel uncomfortable, see the 'Speaking up and raising concerns' page
IF YOU ANSWERED YES TO ALL QUESTIONS:
You are likely to be operating in line with our Code of Conduct and subject to any necessary Business as Usual approvals, you can proceed

1. Prior to the recombination of the Board Legal, Regulatory and Compliance Committee (BLRCC) and the Board Risk Committee, material breaches were to be reported to the BLRCC.

202 WESTPAC GROUP 2022 ANNUAL REPORT Key policies We have a number of key policies to manage our regulatory compliance and human resource requirements. We are also subject to a range of external industry codes, such as the Banking Code of Practice and the ePayments Code. The Westpac Group Securities Trading Policy is available in the Corporate Governance section of our website at www.westpac.com.au/about-westpac/ westpac-group/corporate-governance/principles-policies/. Code of Ethics for Senior Finance Officers Our Code of Accounting Practice and Financial Reporting (COAPFR) complements our Code of Conduct. It is designed to assist our CEO, CFO and other principal financial officers to apply the highest ethical standards to their duties and responsibilities with respect to accounting and financial reporting. The COAPFR requires those officers to: — act honestly and ethically, particularly with respect to conflicts of interest; — provide full, fair, accurate and timely disclosure in reporting and other communications; — comply with applicable laws, rules and regulations; — promptly report violations of the COAPFR; and — be accountable for adherence to the COAPFR. The COAPFR is available on our website at www. westpac.com.au/about-westpac/westpac-group/ corporate-governance/principles-policies/. Concern reporting and whistleblower protection The Westpac Group Speaking Up Policy encourages our employees, contractors, secondees, former employees, brokers, service providers and suppliers to raise any concerns about our activities or behaviours that may be unlawful or unethical. Our senior management are committed to supporting anyone reporting wrongdoing, and protecting their dignity, wellbeing, career and reputation. Westpac does not tolerate detrimental conduct related to a Speaking Up report. A person can raise a concern using our whistleblowing channels, including our reporting system ‘Concern Online’ and our Whistleblower Hotline. Both channels enable anonymous reporting. Westpac’s Whistleblower Protection Officers are responsible for protecting whistleblowers against personal disadvantage as a result of speaking up. They also engage with whistleblowers to address risks of reprisal. Whistleblowers may also raise a concern directly with a Whistleblower Protection Officer. The Speaking Up Policy requires that we investigate concerns in a confidential, fair and objective manner. If the investigation shows that wrongdoing occurred, we are committed to taking action, such as changing our processes and imposing consequences on those involved in wrongdoing. Outcomes may also involve reporting the matter to relevant authorities and regulators. The Board Audit Committee, in conjunction with the Board Risk Committee oversees Westpac’s Whistleblower Program. The Board Risk Committee receives regular reporting on whistleblowing (which includes key metrics, measures and themes that provide insights into the performance of the Whistleblower Program). Material whistleblower matters reported under the Westpac Group Speaking Up Policy are reported to the Board Risk Committee.1 Westpac’s Speaking Up Policy is available on our website at: www.westpac.com.au/about-westpac/ westpac-group/corporate-governance/principles-policies/. Delegated authority The Delegated Authority Policy Framework outlines the principles Westpac has adopted to govern decision making within the Westpac Group, including channels of escalation and reporting to the Board. The scope of, and limitations to, authority delegated by the Board to the CEO and through the CEO to other Group Executives, is articulated in formal delegation instruments and covers areas such as expenditure, funding and securitisation, and lending. These delegations have been implemented with a view to balancing effective oversight with appropriate empowerment and accountability of management. Any matters or transactions outside the delegations of authority given to management are required to be referred to the Board or relevant Board Committee for approval. Securities trading Westpac’s Group Securities Trading Policy prohibits Directors, employees, secondees and contractors from dealing in any securities and other financial products that they possess inside information on. They are also prohibited from passing on inside information to others who may use that information to trade in securities or from procuring others to trade. In addition, Directors and any employees, secondees or contractors (and their ‘associates’) who, because of their seniority or the nature of their position, may have access to material non-public information about Westpac (known as Prescribed Employees) are subject to further restrictions, including prohibitions on trading prior to and immediately following annual and half year results announcements. 1. Prior to the recombination of the BLRCC and the BRiskC, whistleblower reporting was provided to the BLRCC.

WESTPAC GROUP 2022 ANNUAL REPORT 203 Anti-Bribery and Corruption The Westpac Group has an Anti-Bribery and Corruption (ABC) Policy, an ABC Standard, and bribery prevention procedures and systems. Material breaches of the ABC Policy are reported to the Board Risk Committee.1 The ABC Policy is available on our website at www.westpac.com.au/about-westpac/westpac-group/corporate-governance/anti-bribery-corruption-policy-procedures/. Westpac has no tolerance for any form of bribery or corruption. This includes a ban on facilitation payments and offering or soliciting secret commissions. Westpac is committed to preventing, detecting and deterring bribery and corruption by managing its bribery and corruption risk and complying with relevant ABC legislation in all jurisdictions in which it operates or has dealings. This includes the Australian Criminal Code Act 1995 (Cth), the Bribery Act 2010 (UK) and the Foreign Corrupt Practices Act 1977 (US). Under the ABC Policy, Westpac expects that its officers, Directors, employees, agents, contractors, service providers and subsidiaries and third parties acting for or on behalf of Westpac will comply with all applicable ABC laws and will not offer, provide, authorise, request or receive a bribe or anything which may be viewed as a bribe. Westpac is required to design a system of internal controls, maintain accurate books and records and keep accurate records under the Foreign Corrupt Practices Act 1977 (US). Westpac must also put in place adequate procedures as a defence to bribery under legislation including the Bribery Act 2010 (UK). Adequate procedures must be proportionate to the bribery and corruption risks that Westpac may reasonably face. The Chairman of the Board (and in the case of the Chairman, the Board as a collective) is responsible for assessing the fitness and propriety of our CEO and Non-executive Directors. A Fit and Proper Committee is responsible under delegated authority from the Board for undertaking a fit and proper assessment of all other individuals in key positions of responsibility. In all cases, a fit and proper assessment will be undertaken prior to their initial appointment and be re-assessed annually. This involves the relevant individual providing a declaration and background checks (including police and bankruptcy checks) being undertaken as appropriate. Conflicts of interest Westpac’s conflicts of interest framework is designed to identify and manage conflicts of interest. The conflicts of interest framework includes the Group Conflicts of Interest Policy, along with supporting policies, standards and procedures. Under our conflicts of interest framework, any person who acts on behalf of the Westpac Group must: — promptly identify, declare, assess, manage and record conflicts of interest appropriately; — discharge their duties concerning conflicts of interest with integrity, fairness, honesty and due skill, care and diligence; — avoid a conflict of interest where it cannot be effectively managed; and — not solicit, accept or offer money, gifts, favours or entertainment that might influence, or might be seen to influence, their professional judgement. Modern Slavery Under the Modern Slavery Act 2018 (Cth) and Modern Slavery Act 2015 (UK), Westpac is required to prepare an annual statement describing the risks of modern slavery practices in our operations and supply chain, and the actions taken to address these risks. Westpac published a joint statement for FY21 on behalf of itself and certain reporting entities that addressed the requirements of both Acts. The Westpac Group’s 2021 Modern Slavery Statement was published in March 2022. Fit and Proper Person assessments Westpac’s Board approved Group Fit and Proper Policy (F&P Policy) outlines how we assess the fitness and propriety of our Directors, Accountable Persons under BEAR, and other individuals in key positions of responsibility. The F&P Policy supports Westpac in complying with APRA Prudential Standards CPS 520 and SPS 520, the Banking Act 1959 (Cth) (including BEAR), Superannuation Industry (Supervision) Act 1993 (Cth), relevant ASIC licensing requirements (Australian Financial Services Licence and Australian Credit Licence) and equivalent offshore regulations as applicable. Customer Advocate Westpac’s Customer Advocate advises and guides our complaints team regarding complaints raised by customers in relation to personal banking, small business, wealth and insurance matters. In addition, the Customer Advocate recommends changes to bank policies, procedures and processes, arising from the complaints made by customers, and in particular focuses on how we can best support our vulnerable customers. 1. Prior to the recombination of the BLRCC and BRiskC, material breaches of the ABC Policy were to be reported to the BLRCC.

204 WESTPAC GROUP 2022 ANNUAL REPORT Sustainability We view sustainable and responsible business practices as important for our business, our customers, our community and shareholder value. Sustainability is about managing environmental and social risks and opportunities in a way that seeks to balance the long-term needs of all our stakeholders – our customers, employees, suppliers, investors and community partners – together with the needs of the wider community and the environment. We aim to address the matters that we believe are the most material for our business and stakeholders, now and in the future. We understand that environmental and social risks and opportunities continue to evolve so we seek to monitor and progressively embed the management of sustainability into business practice. While striving to deliver against our sustainability strategy, we also work to anticipate and shape our response to emerging social and environmental issues where we believe we have the skills and experience to make a meaningful difference and drive business value. Risk Management Our Risk Management Framework describes our approach for managing the material risks we face, and has nine components underpinned by a strong risk culture and a Three Lines of Defence model with customers at the centre. This is represented in the diagram on page 205. Effective risk management requires all the elements of our framework to operate independently and interactively to provide a complete approach for managing risk and to deliver fair customer outcomes. Westpac remains focused on implementing our integrated CORE program, which is designed to deliver a sustained uplift in outcomes for customers and how we manage risk. Key elements of the CORE program involve embedding our Risk Management Framework and strengthening our risk culture. The Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement are reviewed annually by the Board Risk Committee. The Board Risk Committee also oversees that Westpac is operating with due regard to risk appetite. The review of the Risk Management Framework includes consideration of whether the framework continues to be sound. The Group Risk Management Framework, Group Risk Management Strategy and Board Risk Appetite Statement were approved by the Board, on the recommendation of the Board Risk Committee, during the financial year ended 30 September 2022. The CEO and Executive Team are responsible for implementing our Risk Management Framework and Risk Management Strategy, and for developing frameworks, policies, controls, processes and procedures for identifying and managing risk in Westpac’s activities. To support our management of risk, Westpac has an Executive Risk Committee (RISKCO) that assists accountable individuals in making risk related decisions in respect of the Group. It monitors material risk exposures, their alignment to risk appetite approved by the Board and related actions. RISKCO also oversees the implementation and performance of the Risk Management Framework and execution of the Risk Management Strategy, as well as required controls and actions. RISKCO is supported by a number of management risk committees. RISKCO and these committees provide an important channel for senior management to communicate and report on risk matters. Reporting We report on the most material sustainability matters (including environmental and social risks and opportunities), identified in our annual materiality assessment, to internal and external stakeholders Details of how we seek to manage the associated risks and opportunities and our performance against our sustainability strategy are contained in our half and full year reporting suite, available on our website. We participate in a number of voluntary initiatives including the Global Reporting Initiative (GRI), Taskforce on Climate-Related Financial Disclosures (TCFD), the Equator principles and the UN Global Compact. Our sustainability reporting is subject to independent limited and reasonable assurance, performed in accordance with the Australian Standard on Assurance Engagements 3000 Assurance Engagements Other Than Audits or Reviews of Historical Financial Information (Revised) (‘ASAE 3000’). The assurance provider also assesses whether our sustainability reporting is based on the GRI Universal Standards 2021 and the Sustainability Accounting Standards Board (SASB), and aligned with the reporting and self-assessment requirements of the Principles for Responsible Banking (PRB). Material exposure to sustainability risks Westpac is exposed to environmental and social risks such as climate change risk. We seek to manage our material exposures to these risks in accordance with our risk management strategy and frameworks. Further details about the risks we face, and how we seek to manage them, are referred to in Sections 1 and 2.

WESTPAC GROUP 2022 ANNUAL REPORT 205

Risk Management Framework


Ensuring that appropriate data, analysis and recommendations flow to the right people and forums on a timely basis to support decision making
Westpac's business plans are shaped considering the risks associated with its strategic objectives
Identifying new and emerging risks in our business from internal and external environments
Setting risk appetite to provide clarity on the level of risk we are prepared to take
Performing stress tests to assess potential impacts that changes to existing risks and new risks may have on the Group, including on our capital
Having the right capability, people, data and systems to support effective risk management and decision making
Embedding appropriate Frameworks, policies, standards and controls to manage the risks we take
Risks are assessed through ongoing monitoring, management, reporting and assurance
Appropriate action plans are implemented to improve our risk profile
Governance and Management Control
Business Strategy
Risk Identification
Risk Appetite
Stress and Scenarios Analysis
People and Infrastructure
Control Definition and Effectiveness
Monitoring and Reporting
Actions and Response
Three Lines of Defence
Customers
Risk Culture

206 WESTPAC GROUP 2022 ANNUAL REPORT Risk Culture Westpac considers that a strong risk culture is essential for the Group’s Risk Management Framework to operate effectively. Building and maintaining a strong risk culture is a continuing focus of the Board and will help us create a simpler, stronger bank. Westpac is working to enhance and improve its risk culture, which APRA had identified as being immature and reactive. As part of this ongoing work, Westpac has developed and implemented processes and tools to continue to improve risk culture, and track progress towards our goal of a risk culture that proactively identifies, manages and mitigates risks, learns from risk events and continuously anticipates new risks and opportunities. We have also implemented a Group-wide learning program which provides an opportunity for employees to spend time on the specifics of risk management. Further information about this work is available in the Strategic Review. Three Lines of Defence We have adopted and continue to embed a Three Lines of Defence model which is designed to enable all our people to understand their own role and responsibilities in the active management of risk. Westpac is continuing to upgrade its end-to-end risk management capabilities as part of an ongoing program of work that spans both financial and non-financial risk. A key component of this work is embedding our Three Lines of Defence approach to improve accountability, the control environment and risk management awareness. For further information about the CORE program, refer to the Strategic Review. Westpac Three Lines of Defence Third Line Internal audit Second Line Set the risk standards, provide challenge and advise the first line First Line Identify, control and manage risk

WESTPAC GROUP 2022 ANNUAL REPORT 207 Financial reporting and audit Approach to financial reporting Our approach to financial reporting reflects three core principles: — that our financial reports present a true and fair view of our financial position and performance; — that our accounting methods comply with applicable accounting standards and policies; and — that our external auditor is independent and serves security holders’ interests. The Board, through the Board Audit Committee, has regard to Australian and international developments relevant to these principles when reviewing our practices. The Board delegates oversight responsibility for the integrity of financial statements and financial reporting systems to the Board Audit Committee. The Board Risk Committee provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee. Similarly, the Board delegates oversight responsibility for the preparation of remuneration reports and disclosures to the Board Remuneration Committee, which recommends remuneration reports and related disclosures, and provides relevant assurances, through the Board Audit Committee to the Board for approval. External auditor Our external auditor is PricewaterhouseCoopers (PwC), appointed by shareholders at the 2002 AGM. Prior to 2002, individuals who were partners of PwC or its antecedent Firms were our external auditors from 1968. Our PwC lead audit partner is Mr Colin Heath. Mr Colin Heath assumed responsibility for this role in December 2021. The external auditor receives all Board Audit Committee and Board Risk Committee papers, attends all meetings of these committees and is available to Committee members at any time. The external auditor also attends the AGM to answer questions from shareholders regarding the conduct of its audit, the audit report and financial statements and its independence. PwC is required to confirm its independence and compliance with specified independence standards at our half and full financial year, however in practice it confirms its independence on a quarterly basis. We strictly govern our relationship with the external auditor, including restrictions on employment, business relationships, financial interests and use of our financial products by the external auditor. Periodically, the Board Audit Committee consults with the external auditor without the presence of management about internal controls over financial information, reporting and disclosure and the fullness and accuracy of the Group’s financial statements. The Board Audit Committee also meets with the General Manager, Group Audit without other members of management being present. CEO and CFO assurance The Board receives regular reports from management about our financial condition and operational results, as well as that of our controlled entities. Before the Board approves the half year and full year financial statements, the CEO and the CFO declare to the Board that in all material respects: — Westpac’s financial records: Engagement of the external auditor To avoid possible independence or conflict issues, our ‘Pre-approval of engagement of PwC for audit and non-audit services’ policy (NAS Policy) prohibits the external auditor from carrying out certain types of non-audit services for Westpac. The NAS policy also limits the extent to which PwC can perform other non-audit services. Use of PwC for any non-audit services must be assessed and approved in accordance with the pre-approval process set out in the NAS Policy. • correctly record and explain its transactions, and financial position and performance; enable true and fair financial statements to be prepared and audited; and are retained for seven years after the transactions covered by the records are completed; • • — the financial statements and notes comply with applicable accounting standards; — the financial statements and notes give a true and fair view of Westpac’s and its consolidated entities’ financial position and of their performance; — any other matters that are prescribed by the Corporations Act 2001 (Cth) and regulations as they relate to the financial statements and notes are satisfied; and — the declarations above have been formed on the basis of a sound system of risk management and internal control, and that the system is operating effectively in all material respects in relation to financial reporting risks. The CEO and CFO have provided such statements for the financial year ended 30 September 2022.

208 WESTPAC GROUP 2022 ANNUAL REPORT Market disclosure and shareholder communication Group Audit (internal audit) Group Audit is Westpac’s internal 3rd line assurance function that provides the Board and Board Committees and the CEO with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls. Group Audit is governed by a charter approved by the Board Audit Committee that sets out its purpose, role, scope and responsibilities. The General Manager, Group Audit has a direct reporting line to the Chairman of the Board Audit Committee and an administrative line to the CFO. Group Audit also has the right to unrestricted and private access to the CEO, the Board Chairman and Chairman of the Board Audit Committee, and other Board members where relevant and external regulators. Group Audit’s responsibilities include regularly reporting to the relevant Board Committees. Verification of periodic corporate reports For periodic corporate reports released to the market which are not required to be audited or reviewed by our external auditor, we have verification and approval processes to support the integrity of the information disclosed. The process varies depending on the report and generally involves the individuals with responsibility for the information confirming to the best of their knowledge and belief that the information is considered to be accurate and not misleading. The process may also involve review by internal subject matter experts (and as appropriate, our external advisers); and review by and confirmation from the individual responsible for the corporate report that it is appropriate for release. Such periodic corporate reports may also, depending upon the report, be required to be approved by the Disclosure Committee or the Board under Westpac’s Market Disclosure Policy. Further details regarding Westpac’s Market Disclosure Policy are in the paragraph below. Board Audit Committee dialogue with management, external audit and Group audit The Board Audit Committee maintains an ongoing dialogue with management, the external auditor and Group Audit, including regarding those matters that are likely to be designated as Critical Audit Matters in the external auditor’s report. Critical Audit Matters are those matters which, in the opinion of the external auditor, relate to material accounts or disclosures that involved significant auditor judgement. As part of its oversight responsibilities, the Board Audit Committee also conducts discussions with a wide range of internal and external stakeholders including: — the external auditor, about our major financial reporting risk exposures and the steps management has taken to monitor and control such exposures; — Group Audit and the external auditor concerning their reports regarding significant findings in the conduct of their audits, and oversee that any issues identified are rectified by management in an appropriate and timely way or reported to the Board Risk Committee (with the Board Risk Committee overseeing management’s response to rectifying those issues); — management and the external auditor concerning the half year and full year financial statements; — management and the external auditor regarding any correspondence with regulators or government agencies, and any published reports which raise material issues or could impact on matters regarding the Westpac Group’s financial statements or accounting policies; and — the Group General Counsel regarding any legal matters that may have a material impact on, or require disclosure in, the financial statements. Market disclosure We seek to provide all investors with equal, timely, accurate, balanced and meaningful information. Consistent with these standards, the Group maintains a Board-approved Market Disclosure Policy, which governs how we communicate with our shareholders and the investment community. The Market Disclosure Policy is available on our website at www.westpac. com.au/about-westpac/westpac-group/corporate-governance/principles-policies/. The policy provides a framework for how we manage our disclosure obligations and satisfy the disclosure requirements of the ASX, NZX, and other relevant offshore securities exchanges, as well as relevant securities and corporations legislation. Under our policy, and in accordance with our obligations, information that a reasonable person would expect to have a material effect on the price or value of our securities must first be disclosed via the ASX unless an exception applies under regulatory requirements. Our Disclosure Committee is responsible for (among other things) determining whether matters within management’s authority should be disclosed publicly under the policy, and for assisting employees in understanding what information may require disclosure to the market on the basis that it is market sensitive. Certain disclosure decisions (for example, relating to matters of fundamental importance to the Group including announcements concerning financial results or material equity raisings, transactions or changes in strategic direction) are the responsibility of the Board.

WESTPAC GROUP 2022 ANNUAL REPORT 209 Market disclosure (continued) The Disclosure Committee is comprised of the Disclosure Officer (who is the CFO), the Group General Counsel and at least one of the following: the CEO, the Chief Risk Officer, the Group Executive, Corporate Services, the Company Secretary of Westpac and the General Manager, Investor Relations. The Disclosure Officer is ultimately responsible for all disclosure related communication with relevant securities exchanges. The Company Secretary or their delegate is authorised to give any documents to the ASX once they have been approved pursuant to the Market Disclosure Policy or by the Board. A copy of announcements on material issues will also be provided to the Board promptly after release to the ASX, unless previously provided. Before Westpac gives a new and substantive investor or analyst presentation, we will release a copy of that presentation to the market. Once relevant information is disclosed to the market and available to investors, it may also be published on our website. This includes investor discussion packs, and presentations on, and explanations about, our financial results. Our website also contains Annual Reports, results announcements, speeches and support material given at investor conferences or presentations, notices of meetings and key media releases. Shareholder communication and participation We are committed to keeping shareholders fully informed about Westpac in compliance with our obligations – from our strategy, operations and performance, to our governance and sustainability approach. As part of our investor relations program – and consistent with our Market Disclosure Policy – we carry out a range of activities to facilitate two-way communication with shareholders, including: — providing relevant company information online via our Investor Centre on our website; — giving shareholders the option to receive information and communications electronically or via hardcopy; — responding to shareholder queries directly via phone, email and mail; and — enabling shareholders to view major market briefings and maintaining that information in our Investor Centre. Our financial calendar in our Investor Centre lists all major market briefings and shareholder meetings. Announcements on these events may also be made on the ASX. Westpac seeks to facilitate shareholder participation at general meetings. We aim to choose a time and venue for meetings that is convenient to shareholders, and we typically move our AGM across capital cities. We also include explanatory notes in the notice of meeting which is sent to shareholders. The meeting is also made available via webcast and is archived for later viewing in our Investor Centre. Ahead of a meeting, Westpac typically engages with shareholders and shareholder groups to gather feedback and questions, and then seeks to respond to their needs and queries in our reporting and/or at our meeting. Westpac intends to hold a ‘hybrid AGM’ this year, with shareholders being able to attend the AGM venue in person or participate online. Shareholders taking part in our 2022 AGM online (and their proxies, corporate representatives and attorneys) will be able to ask questions and make comments (either through the AGM Online Platform or via the teleconference) and vote on the resolutions. In addition, shareholders can lodge a direct vote before the AGM. Consistent with our practice for voting at meetings of shareholders, voting on all resolutions will be conducted by a poll.

210 WESTPAC GROUP 2022 ANNUAL REPORT Board of Directors John McFarlane MA, MBA Age: 75 CHAIRMAN AND INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since February 2020 and Chairman since April 2020. Board Committees: Chairman of the Board Nominations & Governance Committee. Experience: John is a senior figure in global banking and financial services and has 48 years of experience in the sector. He was formerly Chairman of Barclays plc, Aviva plc and FirstGroup plc, and Chairman of The City UK. He was also a Non-executive Director of Westfield Group/Westfield Corporation, The Royal Bank of Scotland Group, Capital Radio plc and was a council member of The London Stock Exchange. John served as Chief Executive Officer of Australia and New Zealand Banking Group Limited from 1997 to 2007, and as Group Executive Director at Standard Chartered. He also held senior positions at Citicorp including as Managing Director of Citicorp Investment Bank Ltd and Head of Citicorp and Citibank in the UK and Ireland. He began his career at Ford Motor Co. Directorships of listed entities over the past three years: Unibail-Rodamco-Westfield SE (since June 2018). Other principal directorships and interests: Director of Old Oak Holdings Ltd Board Committees: Directors’ report Our Directors present their report together with the financial statements of the Group for the financial year ended 30 September 2022. Directors The names of the persons who have been Directors, or appointed as Directors, during the period since 1 October 2021 and up to the date of this report are: John McFarlane, Peter King, Nerida Caesar, Craig Dunn (appointed as a Director on 1 June 2015 and retired as a Director on 15 December 2021), Audette Exel AO, Steven Harker (appointed as a Director on 1 March 2019 and retired as a Director on 26 October 2021), Michael Hawker AM, Christopher Lynch, Peter Marriott, Peter Nash, Nora Scheinkestel and Margaret Seale. Particulars of the skills, experience, expertise and responsibilities of the Directors at the date of this report, including all directorships of other listed companies held by a Director at any time in the three years immediately before 30 September 2022, and the period for which each directorship has been held, are set out in the following pages. Board Committee Member Key Chairman of each committee is noted with a red icon. Board Nominations & Governance Board Risk Board Remuneration Board Audit

WESTPAC GROUP 2022 ANNUAL REPORT 211 Peter King BEc, FCA. Age: 52 Nerida Caesar BCom, MBA, GAICD Age: 58 Audette Exel AO BA, LLB (Hons) Age: 59 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER Appointed: Director since December 2019. Board Committees: Nil. Experience: Peter was appointed Westpac Group Chief Executive Officer in April 2020. Peter previously held this role on an acting basis between December 2019 and March 2020. Since joining the Westpac Group in 1994, Peter also held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. He is currently Chairman of the Australian Banking Association (ABA) and also a Fellow of the Institute of Chartered Accountants. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Chairman and Director of the Australian Banking Association Incorporated, Director of the Institute of International Finance and Director of Financial Markets Foundation for Children. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2017. Board Committees: Nil. Experience: Nerida has over 34 years of broad ranging commercial and business management experience, with particular depth in technology led businesses. Nerida was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly the ASX-listed Veda Group Limited) and was also a former director of Genome. One Pty Ltd and Stone and Chalk Limited. Before joining Equifax, Nerida held several senior management roles at Telstra, including Group Managing Director, Enterprise and Government and Group Managing Director, Wholesale. Nerida also held several Executive and senior management positions with IBM within Australia and internationally, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Chairman of Workplace Giving Australia Limited, Co-Chairman of G2GWGA Pty Ltd, Director of NBN Co Ltd and Director of CreditorWatch. Advisor to startups in the technology sector. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2021. Board Committees: Member of the Board Risk Committee. Experience: Audette has more than 35 years’ experience in the global financial services markets as a senior executive, a non-executive director and as a social entrepreneur. Audette was formerly the Managing Director of BSX-listed Bermuda Commercial Bank (1993-1996), Chair of the Bermuda Stock Exchange (1995-1996) and a Director and Chair of the Investment Committee of the Bermuda Monetary Authority (1999-2005). She was a Director and Chair of the Investment Committee of Steamship Mutual (1999-2017). She began her career as a lawyer specialising in international finance. Audette is the founder and Chair of the Adara Group, a pioneering social enterprise which exists to support people living in extreme poverty and is the Chief Executive Officer of its corporate advice businesses. She is the recipient of numerous awards, including an honorary Order of Australia for service to humanity. Directorships of listed entities over the past three years: Suncorp Group Limited (June 2012 to September 2020). Other principal directorships and interests: Founder and Chair of Adara Development Australia, Adara Development USA, Adara Development Bermuda, Adara Development UK and Adara Development Uganda. CEO and Director of Adara Advisors Pty Limited and Adara Partners (Australia) Pty Limited. Board Committees: Nil. Board Committees: Nil. Board Committees:

212 WESTPAC GROUP 2022 ANNUAL REPORT Michael Hawker AM BSc, FAICD, SF Fin, FAIM, FIoD Age: 63 Chris Lynch BCom, MBA, FCPA Age: 69 Peter Marriott BEc (Hons.), FCA Age: 65 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since December 2020. Board Committees: Member of the Board Risk Committee. Experience: Michael has substantial experience, with over 35 years in the financial services industry, including as Chief Executive Officer and Managing Director of Insurance Australia Group from 2001 to 2008. Prior to this, he held senior positions at Westpac, and with Citibank in Australia and Europe. Michael was a Director of Macquarie Bank Limited and Macquarie Group Limited, and a Director of Aviva plc. Michael was also President of the Insurance Council of Australia, Chairman of the Australian Financial Markets Association, a Board member of the Geneva Association and a member of the Financial Sector Advisory Council. Directorships of listed entities over the past three years: Washington H. Soul Pattinson and Company Ltd (since October 2012) and Macquarie Group Limited (March 2010 to September 2020). Other principal directorships and interests: Director of BUPA Global Board UK, Deputy Chair of BUPA ANZ Group, Director of Allianz Australia Group and a Non-executive Director of the Museum of Contemporary Art Australia. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2020. Board Committees: Member of the Board Audit and Board Remuneration Committees. Experience: Chris has significant experience in mineral resources and infrastructure, having spent over 30 years working in these fields globally. Chris was formerly the Global Chief Financial Officer of Rio Tinto Group, based in London, and an Executive Director. Prior to this, he was a Non-executive Director of Rio Tinto Group. Chris was the Chief Executive Officer of Transurban Group, an international toll road developer and manager with interests in Australia and North America from 2008 to 2012. His executive career also included seven years at BHP Billiton where he was Chief Financial Officer and then Executive Director and Group President – Carbon Steel Materials. Chris spent 20 years with Alcoa Inc. where he held a number of executive positions, including Vice-President and Chief Information Officer based in Pittsburgh, USA and Chief Financial Officer of Alcoa Europe in Switzerland. He was also managing director of KAAL Australia Limited, a joint venture company formed by Alcoa and Kobe Steel. Chris was formerly a Commissioner of the Australian Football League from 2008 until 2014. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Director of Business for Millennium Development Ltd. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since June 2013. Board Committees: Chairman of the Board Risk Committee. Member of the Board Audit Committee. Experience: Peter has over 40 years’ experience in senior management roles in the finance industry, encompassing international banking, finance and auditing. He joined Australia and New Zealand Banking Group Limited (ANZ) in 1993 and was Chief Financial Officer from July 1997 to May 2012. Prior to his career at ANZ, Peter was a banking and finance, audit and consulting partner at KPMG Peat Marwick. Peter was formerly a Director of ANZ National Bank Limited in New Zealand and various ANZ subsidiaries. Directorships of listed entities over the past three years: ASX Limited (since July 2009). Other principal directorships and interests: Director of ASX Clearing Corporation Limited, ASX Settlement Corporation Limited and Austraclear Limited. Member of Monash University Council and Chairman of the Monash University Council’s Resources and Finance Committee. Board Committees: Board Committees: Board Committees:

WESTPAC GROUP 2022 ANNUAL REPORT 213 Peter Nash BCom, FCA, F Fin Age: 60 Nora Scheinkestel LLB (Hons), PhD, FAICD Age: 62 Margaret (Margie) Seale BA, FAICD Age: 62 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2018. Board Committees: Chairman of the Board Audit Committee. Member of the Board Risk and Board Nominations & Governance Committees. Experience: Peter was formerly a Senior Partner with KPMG, having been admitted to the Australian partnership in 1993. He served as the National Chairman of KPMG Australia and served on KPMG’s Global and Regional Boards. His previous positions with KPMG included Regional Head of Audit for Asia Pacific, National Managing Partner for Audit in Australia and head of KPMG Financial Services. Peter has worked in geographically diverse and complex operating environments providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. He has also provided financial and commercial advice to many State and Federal Government businesses. Peter is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Directorships of listed entities over the past three years: Johns Lyng Group Limited (Chairman since October 2017), Mirvac Group (since November 2018) and ASX Limited (since June 2019). Other principal directorships and interests: Director of the General Sir John Monash Foundation. Board member of the Koorie Heritage Trust. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2021. Board Committees: Chair of the Board Remuneration Committee. Member of the Board Risk Committee. Experience: Nora is an experienced company director with a background as a senior banking executive in international and project financing. Nora has served as Chairman and Director in a range of companies across various industry sectors and in the public, private and government arena. Previously, Nora was a director of a number of other major ASX listed companies, was formerly a member of the Takeovers Panel and was an Associate Professor in the Melbourne Business School at Melbourne University. In 2003, Nora was awarded a centenary medal for services to Australian society in business leadership. Directorships of listed entities over the past three years: Brambles Limited (since June 2020), Origin Energy Limited (since March 2022), Telstra Corporation Limited (August 2010 to October 2022), AusNet Services Ltd (November 2016 to February 2022), Atlas Arteria Limited (August 2014 to November 2020), Atlas Arteria International Limited (April 2015 to November 2020) and OceanaGold Corporation (April 2018 to December 2019). Other principal directorships and interests: Nil. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2019. Board Committees: Member of the Board Risk, Board Remuneration and Board Nominations & Governance Committees. Experience: Margie has more than 25 years’ experience in senior executive roles in Australia and overseas, including in consumer goods, global publishing, sales and marketing, and the successful transition of traditional business models to digital environments. Prior to her non-executive career, Margie was the Managing Director of Random House Australia and New Zealand and President, Asia Development for Random House Inc. Margie was a Director and then Chair of Penguin Random House Australia Pty Limited, and a Director of Ramsay Health Care Limited, Bank of Queensland Limited and the Australian Publishers’ Association. She also served on the Boards of Chief Executive Women (chairing its Scholarship Committee), the Powerhouse Museum, and the Sydney Writers Festival. Directorships of listed entities over the past three years: Scentre Group Limited (since February 2016) and Telstra Corporation Limited (May 2012 to October 2021). Other principal directorships and interests: Director of Westpac Scholars Limited. Board Committees: Board Committees: Board Committees:

214 WESTPAC GROUP 2022 ANNUAL REPORT Executive Team as at 30 September 2022 Peter King BEc, FCA. Age: 52 Scott Collary BA, Humanities Age: 58 Chris de Bruin MBA, BSc (Hons) Age: 58 Shannon Finch BA (Hons), LLB (Hons) Age: 52 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER, WESTPAC GROUP Peter was appointed Westpac Group Chief Executive Officer in April 2020, after holding the role on an acting basis between December 2019 and March 2020. Since joining Westpac in 1994, Peter has held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Group Audit, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. Peter is currently the Chairman of the Australian Banking Association (ABA) and he is also a Fellow of the Institute of Chartered Accountants. GROUP EXECUTIVE, CUSTOMER SERVICES & TECHNOLOGY Scott Collary joined Westpac in November 2020 as Chief Operating Officer; he became Group Executive Customer Services & Technology in March 2022 and leads our customer solutions, financial crime and fraud prevention, operations and technology functions. Scott has over 30 years’ global banking experience, with a breadth of expertise across technology, operations, risk mitigation and commercial functions. Before joining Westpac, Scott was Chief Information and Operations Officer for North America Consumer Businesses at Bank of Montreal, Canada. Prior to that, Scott held senior executive positions at a number of multinational financial institutions including ANZ, Citibank, Fifth Third Bank and Bank of America. Scott holds a Bachelor’s Degree from the University of Maryland in the United States. CHIEF EXECUTIVE, CONSUMER & BUSINESS BANKING Chris de Bruin joined Westpac Group as Chief Executive, Consumer, in February 2021 and became Chief Executive, Consumer & Business Banking in March 2021. With nearly 25 years in the financial services sector globally, Chris’ experience spans retail banking, consumer product portfolios, fintech and digital banking. He spent 13 years at Standard Chartered Bank, where he held a variety of roles across Asia and the Middle East, including as Global Head of Retail Products and Digital Banking. Before joining Westpac, Chris was Chief Executive Officer of Deem Finance, one of the largest non-bank financial institutions in the Middle East. Prior to that, Chris was President of Canadian fintech Zafin and had been an Associate Principal at McKinsey & Company. Chris was educated in South Africa and holds an MBA from the University of Cape Town, and a Bachelor of Science (Honours) from Stellenbosch University. GROUP GENERAL COUNSEL Shannon joined Westpac in November 2021 and leads Westpac’s legal function globally. Shannon has nearly 30 years legal experience including with the Commonwealth Attorney General’s Department Corporations Law Simplification Unit, Mallesons Stephen Jaques (now King & Wood Mallesons) in Canberra, London and Sydney, including as head of the Sydney office, and as a senior partner of global corporate law firm Jones Day. Shannon is a member of the Business Law Executive of the Law Council of Australia, and the Advisory Committee to the Australian Law Reform Commission’s Review of the Legislative Framework for Corporations and Financial Services Regulation. Shannon has experience as a Non-executive Director, is a member of the AICD and Chief Executive Women, and is a Fellow of the Governance Institute of Australia. Shannon has a Bachelor of Arts (Hons) and Bachelor of Laws (Hons) from the Australian National University.

WESTPAC GROUP 2022 ANNUAL REPORT 215 Carolyn McCann BBus (Com), BA, GradDipAppFin, GAICD Age: 50 GROUP EXECUTIVE, CORPORATE SERVICES Carolyn was appointed as Westpac’s Group Executive, Corporate Services in March 2022, and is responsible for functions that partner with the business to deliver common services including Property, Procurement, Protective Services, HR Services, Finance Services, Corporate Reporting & Analytics, Sustainability, Corporate Affairs & Community and Transformation. Prior to this role Carolyn was Group Executive, Customer and Corporate Relations. Carolyn has more than 25 years’ experience in financial services. Carolyn joined Westpac in 2013, as General Manager, Corporate Affairs and Sustainability. Prior to joining Westpac, Carolyn spent 13 years at Insurance Australia Group in various positions, including Group General Manager, Corporate Affairs and Investor Relations. She began her career in consulting and has extensive in-house and consulting experience in financial services. Carolyn has a Bachelor of Arts from The University of Queensland, a Bachelor of Business from Queensland University of Technology, and a Graduate Diploma of Applied Finance and Investment from the Securities Institute of Australia. She has also completed Cambridge University’s Sustainability Business Management course. Catherine McGrath LLB/BCom Age: 51 Anthony Miller LLB (Hons), BA Age: 52 Yianna Papanikolaou BSc(Hons), MBA Age: 45 CHIEF EXECUTIVE OFFICER WESTPAC NEW ZEALAND Catherine was appointed Chief Executive Officer of Westpac New Zealand in November 2021. She has more than 25 years’ experience working in financial services, spanning business, operational and people leadership roles to which she has driven significant people, structural, technology and strategic change. Prior to joining Westpac, Catherine led large-scale transformations at some of the world’s best known banks including Barclays Group and Lloyds TSB in the UK. This included various positions such as Head of Channels, Managing Director of Transaction Products and Payments, and Transaction Banking Director. Earlier in her career she worked at BNZ, ASB and the Prudential Group. Catherine was raised in New Zealand. She graduated from Canterbury University with a Bachelor of Law and a Bachelor of Commerce. CHIEF EXECUTIVE, WESTPAC INSTITUTIONAL BANK Anthony joined Westpac Group as Chief Executive, Westpac Institutional Bank in October 2020. He has responsibility for Westpac’s global relationships with corporate, institutional and government clients, as well as all products across financial and capital markets, transactional banking, structured finance and working capital payments. In addition, Anthony has responsibility for Westpac’s offices and branches in Asia, Europe and New York and Westpac’s branch in New Zealand. Before joining Westpac Group, Anthony was CEO of Australia and New Zealand and Co-Head of Investment Bank, Asia Pacific at Deutsche Bank from 2017. Prior to Deutsche Bank, Anthony was a partner at Goldman Sachs based in Hong Kong within the investment banking division and previously held a number of roles at Goldman Sachs in Australia and New Zealand having joined the organisation in 2001. Before joining Goldman Sachs, Anthony worked at Credit Suisse. Anthony holds a Bachelor of Law (Honours) from Queensland University of Technology, and Bachelor of Arts (Japanese Language, Modern Asian Studies) from Griffith University. CHIEF TRANSFORMATION OFFICER Yianna Papanikolaou joined Westpac Group as General Manager, Group Transformation in February 2022 and became Chief Transformation Officer in May 2022. She is responsible for leading the Group’s Transformation efforts to become a simpler, stronger bank, and accountable for the Customer Outcomes and Risk Excellence (CORE) Program, and the Chief Control Office. Yianna has over 20 years of experience in the financial services industry, and has held executive roles and led large-scale transformations for major organisations across the globe. Before joining Westpac, she spent seven years at Deutsche Bank in the United Kingdom where she held several leadership positions, including Managing Director, Chief Transformation Office. Prior to this, she was at Royal Bank of Scotland, as Head of Strategy and Transformation for the Corporate Bank. She began her career in strategy and technology consulting. Yianna holds a Bachelor’s degree in Computer Science and Mathematics from Clark University and an MBA from The University of Manchester.

216 WESTPAC GROUP 2022 ANNUAL REPORT Christine Parker BGDipBus (HRM) Age: 62 Michael Rowland B.Comm, FCA Age: 61 Jason Yetton B.Comm (Finance & Mktg), GradDipAppFin Age: 51 CHIEF EXECUTIVE, SPECIALIST BUSINESSES Jason was appointed Chief Executive, Specialist Businesses in May 2020. He is responsible for Westpac’s Banking as a Service, Corporate and Business Development and the Strategic Reviews and potential divestments of the Group’s Specialist Businesses. Before joining Westpac Group, Jason was Chief Executive Officer NewCo, CBA, where he was appointed to lead the demerger of its wealth management and mortgage broking businesses. Prior to that, he was Chief Executive Officer and Managing Director, SocietyOne, an early financial services disrupter and consumer finance marketplace lender. Jason was previously with the Westpac Group for more than 20 years, holding a number of senior positions including Group Executive, Westpac Retail and Business Banking, and a range of senior executive positions in BT Financial Group. Jason holds a Bachelor of Commerce (Marketing and Finance) from the University of New South Wales and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia. Ryan Zanin CFA, FICB Age: 60 GROUP EXECUTIVE, HUMAN RESOURCES CHIEF FINANCIAL OFFICER Michael joined Westpac Group as Chief Financial Officer in September 2020. He is responsible for Westpac’s Finance, Group Audit, Investor Relations, Tax and Treasury functions. Before joining Westpac, Michael was a Partner in Management Consulting at KPMG. Before that he held a number of senior executive positions at ANZ from 1999 to 2013. This included CFO Institutional Banking, CFO Wealth, CFO New Zealand, CFO Personal Financial Services, and business leadership roles as CEO Pacific, Managing Director Mortgages and General Manager, Transformation. Michael commenced his career at KPMG, where he was promoted to become a Tax Partner in 1993. Michael holds a Bachelor of Commerce, from the University of Melbourne and a Graduate Diploma of Taxation Law from Monash University. He is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand. CHIEF RISK OFFICER Ryan was appointed Chief Risk Officer in April 2022. Ryan is responsible for risk management across the Group, which includes credit risk, operational risk, financial crime, compliance and conduct. Ryan has over 30 years’ experience in financial services specialising in risk management. Prior to joining Westpac Group, Ryan was at Fannie Mae as Executive Vice President and Chief Risk Officer overseeing the company’s governance and strategy for global risk management. Prior to Fannie Mae Ryan held senior positions at GE Capital, Wells Fargo & Company and Deutsche Bank. Ryan has also been on the Board of Fannie Mae and General Electric Capital Corporation. A Canadian, Ryan began his career at the Bank of Montreal in Credit Services before taking on various roles across Citibank Canada and Bankers Trust Company. Ryan is a Chartered Financial Analyst and a Fellow of the Institute of Canadian Bankers. Christine was appointed to Westpac Group’s Executive Team in October 2011. Christine holds leadership responsibility for the Human Resources function across the Westpac Group. She is responsible for the Westpac Group’s human resources strategy and management, including reward and recognition, safety, learning and development, careers and talent, employee relations and employment policy. Christine is also responsible for the office of the Banking Executive Accountability Regime (BEAR) and supports the CEO and Board on culture and conduct. Since joining Westpac in 2007, Christine has held a variety of senior leadership roles including Group General Manager, Human Resources and General Manager, Human Resources for Westpac New Zealand Limited. Before joining Westpac, Christine held senior HR roles in a number of high-profile organisations and across a range of industries, including Carter Holt Harvey and Restaurant Brands New Zealand. Christine is currently Chair of the St.George Foundation, a member of Chief Executive Women and was previously a Director of Orygen Youth Mental Health Foundation, Women’s Community Shelters and member of the Veterans’ Employment Industry Advisory Committee.

WESTPAC GROUP 2022 ANNUAL REPORT 217



Tim Hartin
LLB (Hons.)
Age: 47

COMPANY SECRETARY

Tim was appointed Company Secretary in November 2011. Before that appointment, Tim was Head of Legal – Risk Management & Workouts, Counsel & Secretariat and prior to that, he was Counsel, Corporate Core.

Before joining Westpac in 2006, Tim was a Consultant with Gilbert + Tobin, where he provided corporate advisory services to ASX-listed companies. Tim was previously a lawyer at Henderson Boyd Jackson W.S. in Scotland and in London in Herbert Smith's corporate and corporate finance division.

Executive Team

As at 30 September 2022 our Executive Team was:

NAME	POSITION	YEAR JOINED GROUP	YEAR APPOINTED TO POSITION
Peter King	Managing Director & Chief Executive Officer	1994	2020
Scott Collary	Chief Executive, Customer Service & Technology	2020	2022
Chris de Bruin	Chief Executive, Consumer & Business Banking	2021	2021
Shannon Finch	Group General Counsel	2021	2021
Carolyn McCann	Group Executive, Corporate Services	2013	2022
Catherine McGrath	Chief Executive Officer, Westpac New Zealand	2021	2021
Anthony Miller	Chief Executive, Westpac Institutional Bank	2020	2020
Yianna Papanikolaou	Chief Transformation Officer	2022	2022
Christine Parker	Group Executive, Human Resources	2007	2011
Michael Rowland	Chief Financial Officer	2020	2020
Jason Yetton	Chief Executive, Specialist Businesses	2020	2020
Ryan Zanin	Chief Risk Officer	2022	2022

There are no family relationships between or among any of our Directors or Executive Team.

218 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report 3. Operating and financial review a) Principal activities The principal activities of the Group during the financial year ended 30 September 2022 were the provision of financial services including lending, deposit taking, payments services, investment platforms, superannuation and funds management, insurance services, leasing finance, general finance, interest rate risk management and foreign exchange services. During the period Westpac sold its Australian and New Zealand life insurance businesses and its auto finance and novated leasing businesses. The Group ceased to provide these services once the transactions completed. Other than these changes, there have been no significant changes in the nature of the principal activities of the Group during 2022. Through the year, the decrease in net interest margin was due to: • Lower spreads on mortgages and business lending reflecting intense competition; and Margin dilution from $48 billion increase in average liquid assets to meet the need for additional high quality liquid assets following the scheduled reduction of the Reserve Bank of Australia’s committed liquidity facility (CLF). Funding and holding liquid assets are more expensive than the cost of the CLF; partly offset by Increased deposit spreads which contributed 21 basis points to net interest margin; and Increase of $443 million on unrealised gains on fair value movements of non-hedge accounted economic hedges in 2022. • • • Non-interest income was $1,919 million lower compared to 2021. The decrease was predominantly due to: b) Operations and financial performance Net profit attributable to owners of Westpac Banking Corporation for 2022 was $5,694 million, an increase of $236 million or 4% compared to 2021. Basic earnings per share increased 7% as net profit after tax increased and the average share count reduced 3% following the $3.5 billion share buy-back. The increase in net profit was predominantly due to reduction in expenses, partly offset by lower non-interest income mainly from the loss on sale of Australian life insurance and higher credit impairment charges. Over recent years, Westpac has incurred certain items that have been called “notable items”. The net after tax reduction in net profit for these items was $1,292 million in 2022 compared to $1,601 million in 2021, $309 million lower and these include: • Lower other income reflecting the net loss on disposal of non-core businesses in 2022 mainly driven by the loss on the sale of our Australian life insurance business of $1,112 million. There was a net gain in 2021 of $188 million from non-core asset sales; Lower contribution from NZ life insurance and Australian life insurance businesses of $287 million following their sales in 2022 and the impact of unfavourable valuations; and Lower general and lenders mortgage insurance income by $185 million as these businesses were sold in 2021; partly offset by Lower remediation costs which were offset against revenue of $256 million. • • • • Provisions for estimated customer refunds, payments, associated costs and litigation; The write-down of assets and expenses from reducing our corporate and branch footprint; and The impact of asset sales and revaluations. Operating expenses were $2,509 million or 19% lower compared to 2021. The decrease was mainly due to: • • • Lower asset write-downs of $1,023 million; A reduction in depreciation and amortisation of assets of $450 million following write-downs in 2021; Reduced use of third-party services; Lower staff expenses of $168 million from lower FTE, partly offset by increased superannuation and higher restructuring costs; Lower separation costs associated with the sale of businesses; and Lower remediation costs of $296 million. • The following is a summary of the movements in major line items in net profit for 2022 compared to 2021. Net interest income increased by $303 million or 2% over 2022 with increased lending and deposits partly offset by a 13 basis point reduction in net interest margin. Average interest earning assets increased 8%, while spot lending increased 4% with growth in owner-occupied mortgages, small business, and institutional lending. Customer deposits increased 6% over the year, more than fully funding loan growth contributing to an increase in the customer deposit to loan ratio to 82.9%. All the decline in net interest margin was in the first half of the year from the impact of low interest rates and lending competition. While competition continued through the year, rising interest rates assisted in restoring margins in the second half of the year from improved returns on capital and low-rate deposits and increased deposit spreads. • • • • Credit impairment charges were $335 million in 2022, compared to a credit impairment benefit of $590 million in 2021. The charge in 2022 represented 5 basis points of gross loans and is still well below long-term historical averages. The charge in 2022 reflected: • Impact of higher inflation, interest rates rising and expectation of slowing economic activity; partly offset by Impact of further improvement in credit quality metrics through the year including a reduction in stressed exposures. •

WESTPAC GROUP 2022 ANNUAL REPORT 219 Directors’ report The effective tax rate was 32.7% in 2022 and was above the corporate tax rate of 30% due to some non-deductible expenses including the loss on the sale of our Australian life insurance business. The effective tax rate was also high in 2021 due to non-deductible items including goodwill write-downs. A review of the operations of the Group and its segments and their results for the financial year ended 30 September 2022 is set out in Section 2 of the Annual Report under the sections ‘Review of Group operations’ (see pages 260 to 273) and ‘Segment reporting’ (see pages 274 to 297), which form part of this report. Further information about our financial position and financial results is included in the financial statements in Section 3 of this Annual Report (see pages 1 to 127), which form part of this report. • seeking to operate with a CET1 Capital Ratio of between 11.0% and 11.5% (operating capital range) in normal operating conditions as measured under APRA’s new capital framework from 1 January 2023 APRA announced on 1 September 2022 that it had removed the 10% add-on applied to the net cash outflows included in the calculation of our Liquidity Coverage Ratio following a review in 2020, the continued simplification of our business and operations: • • – completing the sale of: Westpac’s auto finance and novated leasing business; Westpac Life-NZ-Limited and Westpac Life Insurance Services Limited; and announcing the following transactions, which have not yet completed: transfer of the members and benefits of BT Funds Management Limited’s personal and corporate (non-platform) superannuation products via a successor fund transfer to Mercer Super Trust; and sale of Westpac’s Advance Asset Management business to Mercer (Australia) Pty Ltd. – c) Dividends Westpac has announced a final ordinary dividend of 64 cents per Westpac ordinary share, totalling approximately $2,241 million for the year ended 30 September 2022. The dividend will be fully franked and will be paid on 20 December 2022. An interim ordinary dividend for the current financial year of 61 cents per Westpac ordinary share for the half year ended 31 March 2022 totaling $2,136 million was paid as a fully franked dividend on 24 June 2022. 58 cents per Westpac ordinary share totalling to $2,127 million was paid as interim ordinary dividend in 2021. Further, in respect of the year ended 30 September 2021, a fully franked final dividend of 60 cents per ordinary share totalling $2,201 million was paid on 21 December 2021. For a discussion of these changes and other significant developments, please refer to ‘Significant developments’ in Section 1 of the Annual Report, which forms part of this report (see pages 250 to 254). The Directors are not aware of any matter or circumstance that has occurred since 30 September 2022 that has significantly affected or may significantly affect the operations of the Group, the results of these operations or the state of affairs of the Group in subsequent financial years. e) Business strategies, developments and expected results Our business strategies, prospects and likely major developments in the Group’s operations in future financial years and the expected results of those operations are discussed in the Strategic Review (see pages 142 to 209) and in ‘Significant developments’ in Section 1 of the Annual Report (see pages 250 to 254), which forms part of this report. Further information on our business strategies and prospects for the future financial years and likely developments in our operations and the expected results of operations have not been included in this report because the Directors believe it would be likely to result in unreasonable prejudice to us. d) Significant changes in state of affairs and events during and since the end of the 2022 financial year Significant changes in the state of affairs of the Group during the financial year ended 30 September 2022 were: • completing a $3.5 billion off-market share buy-back on 14 February 2022, with approximately 167.5 million Westpac shares, equating to approximately 4.6% of the shares on issue at that time, being bought back at the buy-back price of $20.90 per Westpac share making changes to the Group’s structure and executive team as part of initiatives to simplify the Group’s operations and improve accountability as outlined in the Remuneration Report (see pages 224 to 248) ongoing implementation of the CORE Program, which is delivering the Integrated Plan required by the 2020 enforceable undertaking with APRA in relation to our risk governance remediation, and supporting the strengthening of our risk governance, accountability and culture • f) Risks to our financial performance, position and our operations Our financial position, our future financial results, our operations and the success of our strategy are subject to a range of risks. These risks are set out and discussed in Section 2 of this Annual Report under the section ‘Risk factors’, which forms part of this report (see pages 298 to 309). •

220 WESTPAC GROUP 2022 ANNUAL REPORT

Directors' report

4. Directors' interests

a) Directors' interests in securities

The following particulars for each Director are set out in the Remuneration Report in Section 10 of the Directors' report for the year ended 30 September 2022 and in the table below:

- their relevant interests in our shares or the shares of any of our related bodies corporate;
- their relevant interests in debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate;
- their rights or options over shares in, debentures of, or interests in, any registered scheme made available by us or any of our related bodies corporate; and
- any contracts:
  - to which the Director is a party or under which they are entitled to a benefit; and
  - that confer a right to call for or deliver shares in, debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate.

Directors' interests in Westpac and related bodies corporate as at 6 November 2022

	Number of Relevant Interests in Westpac Ordinary Shares	Number of Westpac Share Rights
Westpac Banking Corporation		
Current Directors		
John McFarlane	45,000	-
Peter King	172,038[1]	415,883[2]
Nerida Caesar	13,583[3]	-
Audette Exel	10,898	-
Michael Hawker	32,432	-
Chris Lynch	13,090[4]	-
Peter Marriott	22,110	-
Peter Nash	15,260	-
Nora Scheinkestel	9,709	
Margaret Seale	10,438[5]	-
Former Directors		
Craig Dunn	15,009[6]	-
Steven Harker	11,605[7]	-

1. Peter King's interest in Westpac ordinary shares includes 20,076 restricted shares held under the Restricted Share Plan.
2. Share rights issued under the Long Term Variable Reward Plan.
3. As at 30 September 2022, Nerida Caesar's related parties also hold the following interests in registered schemes made available by certain related bodies corporate of Westpac in their capacity as the responsible entity of the registered schemes (a) 211,487.9616 units in PIMCO Wholesale Plus Global Bond Fund and (b) 72,135.84 units in Fidelity Wholesale Plus Australian Equities Fund.
4. Chris Lynch and his related bodies corporate also hold relevant interests in 1,137 Westpac Capital Notes 5 (ASX: WBCPH).
5. Margaret Seale and her related bodies corporate also hold relevant interests in 100 Westpac Capital Notes 7 (ASX: WBCPJ).
6. Figure displayed is as at Craig Dunn's retirement date of 15 December 2021.
7. Figure displayed is as at Steven Harker's retirement date of 26 October 2021.

Note: Certain subsidiaries of Westpac offer a range of registered schemes. The Directors from time to time invest in these schemes and are required to provide a statement to the ASX when any of their interests in these schemes change. ASIC has exempted each Director from the obligation to notify the ASX of a relevant interest in a security that is an interest in BT Cash Management Trust (ARSN 087 531 539), BT Premium Cash Fund (ARSN 089 299 730), Westpac Cash Management Trust (ARSN 088 187 928) or Advance Cash Multi-Blend Fund (ARSN 094 113 050).

WESTPAC GROUP 2022 ANNUAL REPORT 221 Directors’ report b) Indemnities and insurance Under the Westpac Constitution, unless it is forbidden or would be made void by statute, we indemnify any person who is or has been a Director or Company Secretary of Westpac and of each of our related bodies corporate (except related bodies corporate listed on a recognised stock exchange), any person who is or has been an employee of Westpac or our subsidiaries (except subsidiaries listed on a recognised stock exchange), and any person who is or has been acting as a responsible manager under the terms of an Australian Financial Services Licence of any of Westpac’s wholly-owned subsidiaries against every liability (other than a liability for legal costs) incurred by each such person in their capacity as director, company secretary, employee or responsible manager, as the case may be; and all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity. Each of the Directors named in this Directors’ report and the Company Secretary of Westpac has the benefit of this indemnity. Consistent with shareholder approval at the 2000 Annual General Meeting, Westpac has entered into a Deed of Access and Indemnity with each of the Directors, which includes indemnification in identical terms to that provided in the Westpac Constitution. Westpac also executed a deed poll in September 2009 providing indemnification equivalent to that provided under the Westpac Constitution to individuals who are or have been acting as: Under the September 2009 deed poll, Westpac also agrees to provide directors’ and officers’ liability insurance to Directors of Westpac and Directors of Westpac’s wholly-owned subsidiaries (except wholly-owned subsidiaries listed on a recognised stock exchange). For the year ended 30 September 2022, the Group has insurance cover which, in certain circumstances, will provide reimbursement for amounts which we have to pay under the indemnities set out above. That cover is subject to the terms and conditions of the relevant insurance, including but not limited to the limit of indemnity provided by the insurance. The insurance policies prohibit disclosure of the premium payable and the nature of the liabilities covered. c) Share rights outstanding As at the date of this report there are 3,647,748 share rights outstanding in relation to Westpac ordinary shares, held by 93 holders. The latest dates for exercise of the share rights range between 17 December 2024 and 1 January 2037. Holders of outstanding share rights in relation to Westpac ordinary shares do not have any rights under the share rights to participate in any share issue or interest of Westpac or any other body corporate. d) Proceedings on behalf of Westpac No application has been made and no proceedings have been brought or intervened in, on behalf of Westpac under section 237 of the Corporations Act. • statutory officers (other than as a director) of Westpac; directors and other statutory officers of wholly-owned subsidiaries of Westpac; and directors and statutory officers of other nominated companies as approved by Westpac in accordance with the terms of the deed poll and Westpac’s Contractual Indemnity Policy. • • Some employees of Westpac’s related bodies corporate and responsible managers of Westpac and its related bodies corporate are also currently covered by a deed poll that was executed in November 2004, which is on similar terms to the September 2009 deed poll. The Westpac Constitution also permits us, to the extent permitted by law, to pay or agree to pay premiums for contracts insuring any person who is or has been a Director or Company Secretary of Westpac or any of its related bodies corporate against liability incurred by that person in that capacity, including a liability for legal costs, unless: •we are forbidden by statute to pay or agree to pay the premium; or •the contract would, if we paid the premium, be made void by statute.

222 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report 5. Environmental disclosure The Westpac Group’s environmental framework is made up of: 6. Human rights disclosure Westpac’s overall approach to human rights is set out in our Human Rights Position Statement and 2023 Action Plan. This lays out the principles and actions that guide our approach and commitment to respecting human rights in our role as a financial services provider, lender, purchaser of goods and services, employer, and supporter of communities. For example, our Responsible Sourcing Program, including the Responsible Sourcing Code of Conduct and risk assessment methodology is the primary framework for identifying and addressing human rights risk in our supply chain. The Group is subject to the Commonwealth of Australia’s Modern Slavery Act 2018 (Cth) and the United Kingdom’s Transparency in Supply Chains provisions under the Modern Slavery Act 2015. As required under the Australian and UK legislation, Westpac publishes an annual statement to disclose the actions taken by the Group to assess and address modern slavery risks within our operations and supply chain. Westpac published its statement for the 2021 financial year in March 2022. • our Sustainability Strategy, which includes our climate change and environmental targets; our Sustainability Risk Management Framework; our Climate Change Position Statement and Action Plan; our positions on certain sensitive sectors; our Responsible Sourcing Code of Conduct and Responsible Sourcing Program; and public reporting of our environmental performance. • • • • • We participate in a number of voluntary initiatives including the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), the Equator Principles, the Principles for Responsible Banking, the Net-Zero Banking Alliance, the United Nations Global Compact, the RE100, the Taskforce on Nature-related Financial Disclosures (TFND) and the Australian Government Climate Active Carbon Neutral Standard for Organisations. We also review our performance against a number of Environmental, Social and Governance (ESG) benchmarks, including Sustainalytics, MSCI ESG and ISS. We report our climate disclosures based on the recommendations of the Taskforce on Climate-Related Financial Disclosures (TCFD). The National Greenhouse and Energy Reporting Act 2007 (NGER) came into effect in September 2007. The Group reports on greenhouse gas emissions, energy consumption and production under the NGER for the period 1 July through 30 June each year. Our operations are not materially affected by any other significant environmental regulation under any law of the Commonwealth of Australia or of any State or Territory of Australia. We may, however, become subject to environmental regulation as a result of our lending activities in the ordinary course of business and we have policies in place to ensure that this potential risk is addressed as part of our normal processes. We are not aware of the Group incurring any material liability (including for rectification costs) under any environmental legislation. Westpac’s sustainability disclosures are available in the Strategic Review in Section 1 of this Annual Report (see pages 170 to 179), and in our Sustainability Supplement. Additional information about our environmental performance, including information on our climate change approach, details of our greenhouse gas emissions profile and environmental footprint, and progress against our environmental targets and carbon neutral certification are available on our website at https://www.westpac.com.au/about-westpac/ sustainability/. 7. Rounding of amounts Westpac is an entity to which ASIC Corporations Instrument 2016/191 dated 24 March 2016, relating to the rounding of amounts in directors’ reports and financial reports, applies. Pursuant to this Instrument, amounts in this Directors’ report and the accompanying financial report have been rounded to the nearest million dollars, unless indicated to the contrary. 8. Political engagement In line with Westpac policy, no cash donations were made to political parties during the financial year ended 30 September 2022. In Australia, political expenditure for the financial year ended 30 September 2022 was $194,842.64. This relates to payment for participation in legitimate political engagement activities where they were assessed to be of direct business relevance to Westpac. Such activities include business observer programs attached to annual party conferences, policy dialogue forums and other political engagement activities, such as speeches and events with industry participants. In New Zealand, political expenditure for the financial year ended 30 September 2022 was nil.

WESTPAC GROUP 2022 ANNUAL REPORT 223

Directors' report

9. Directors' meetings

The Westpac Banking Corporation Board met 12 times during the year ended 30 September 2022. In addition, Directors attended Board strategy sessions and special purpose committee meetings during the year.

The following table includes:

- Names of the Directors that held office at any time during, or since the end of, the financial year.
- The number of scheduled and unscheduled Board and Board Committee meetings held during the financial year that each Director, as a member of the Board or Board Committee, was eligible to attend, and the number of meetings attended by each Director.

The table excludes the attendance of those Directors who attended the Board Committee meetings of which they are not a member.

	Scheduled meetings		Unscheduled meetings[3]		Risk		Legal, Regulatory & Compliance[4]		Audit		Remuneration		Nominations & Governance		Technology[5]	
	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]
Director																
John McFarlane[6]	9	9	3	3	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	5	5	n/a	n/a
Peter King	9	9	3	3	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Nerida Caesar[7]	9	9	3	3	n/a	n/a	8	8	n/a	n/a	n/a	n/a	n/a	n/a	4	4
Audette Exel[8]	9	9	3	3	8	8	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	4	4
Michael Hawker[9]	9	9	3	3	7	7	3	3	n/a	n/a	n/a	n/a	2	2	4	4
Chris Lynch[10]	9	9	3	3	1	1	n/a	n/a	4	4	7	7	n/a	n/a	n/a	n/a
Peter Marriott[11]	9	9	3	3	8	8	8	8	4	4	n/a	n/a	2	2	4	4
Peter Nash[12]	9	9	3	3	8	8	3	3	4	4	n/a	n/a	5	5	n/a	n/a
Nora Scheinkestel[13]	9	9	3	3	8	8	n/a	n/a	n/a	n/a	9	9	n/a	n/a	n/a	n/a
Margaret Seale[14]	9	9	3	3	8	8	8	8	n/a	n/a	9	9	5	5	n/a	n/a
Former Director																
Craig Dunn[15]	2	2	2	2	1	1	n/a	n/a	n/a	n/a	3	3	2	2	n/a	n/a
Steven Harker[16]	n/a	n/a	1	0	n/a	n/a	1	1	n/a	n/a	1	1	n/a	n/a	n/a	n/a

1. The number of scheduled meetings held during the time the Director was a member of the Board or Board Committee.
2. The number of scheduled Board or Committee meetings that the Director attended as a member.
3. Out of cycle meetings normally called for a special purpose that do not form part of the Board's forward agenda.
4. The Board Legal, Regulatory and Compliance Committee was recombined with the Board Risk Committee on 12 August 2022.
5. The Board Technology Committee was dissolved on 12 August 2022, with its responsibilities assumed by the Board Risk Committee and the Board.
6. Chairman of the Board and Chairman of the Board Nominations & Governance Committee.
7. Retired as a member of the Board Legal, Regulatory and Compliance Committee and Board Technology Committee on 12 August 2022.
8. Member of the Board Risk Committee. Retired as a member of the Board Technology Committee on 12 August 2022.
9. Appointed as a member of the Board Risk Committee on 1 December 2021. Retired as a member of the Board Nominations & Governance Committee and the Board Legal, Regulatory & Compliance Committee on 1 December 2021 and retired as Chairman of the Board Technology Committee on 12 August 2022.
10. Member of the Board Audit Committee. Appointed as a member of the Board Remuneration Committee on 1 December 2021. Retired as a member of the Board Risk Committee on 1 December 2021.
11. Chairman of the Board Risk Committee and member of the Board Audit Committee. Retired as a member of the Board Nominations & Governance Committee on 1 December 2021 and the Board Legal, Regulatory & Compliance Committee and Board Technology Committee on 12 August 2022.
12. Chairman of the Board Audit Committee and member of the Board Risk Committee and Board Nominations & Governance Committee. Retired as a member of the Board Legal, Regulatory & Compliance Committee on 1 December 2021.
13. Member of the Board Risk Committee and Board Remuneration Committee. Appointed as Chairman of the Board Remuneration Committee following the completion of the 2021 Annual General Meeting.
14. Member of the Board Risk Committee, Board Nominations & Governance Committee and Board Remuneration Committee. Retired as Chairman of the Board Legal, Regulatory & Compliance Committee on 12 August 2022.
15. Retired as a Director following the completion of the 2021 Annual General Meeting.
16. Retired as a Director on 26 October 2021.

224 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report 10. Remuneration Report Letter from the Chair of the Board Remuneration Committee Dear shareholders, 2022 has been significant for Westpac. We have made good progress on our strategic priorities, lifted our core earnings and returned over $7.8 billion to shareholders via dividends and a share buy-back. We have strengthened our position by resolving outstanding regulatory issues, exiting non-core businesses, reducing costs and streamlining our organisation. However, we have not achieved everything we set out to do and we still lag peers on some important performance measures, in particular total shareholder return (TSR). These are reflected in both short term variable reward (STVR) outcomes and long term variable reward (LTVR) outcomes for the CEO and Group Executives. At the 2021 Annual General Meeting, just over 30% of the votes cast by shareholders were against the 2021 Remuneration Report which meant we incurred a first strike. In response, the Board Remuneration Committee has focused on: 1. Understanding the reasons for the first strike and responding to feedback; 2. Assessing remuneration outcomes for the 2022 financial year; 3. Assessing remuneration changes for Directors and Group Executives; 4. Pay equity; and 5. Considering future changes to remuneration that meet the expectations of shareholders, executives and regulators. 1. First strike The strike against the adoption of the Remuneration Report was a serious message for the Board from shareholders. As the new Chair of the Board Remuneration Committee, I have spoken to many shareholders and their advisers to understand their concerns and where we could do better. Those that voted against could not reconcile the results of our performance with remuneration outcomes and felt that remuneration did not align to their experience as shareholders. We have therefore enhanced our disclosures, expanded commentary and improved our transparency. We have worked hard to deliver on the objectives of our remuneration strategy – to align executive and shareholder experience while also providing the motivation that variable award is designed to deliver and to honour our contractual obligations to our people. This is still less than what his two predecessors were paid. The CEO's 2022 STVR has been determined at 78% of his target opportunity or 52% of his maximum opportunity and reflects the Board's assessment of the Group STVR Scorecard. The LTVR again did not vest in 2022 given neither the TSR hurdle nor the ROE hurdle were met. We understand that shareholders remain disappointed in our TSR – as does the Board – but alignment is delivered by the LTVR not vesting for the CEO or Group Executives for seven consecutive years. Group performance assessment We have made meaningful progress on the Fix, Simplify and Perform strategic priorities which we set two years ago and which form the basis of the Group STVR Scorecard. Half of the Group STVR Scorecard is weighted to Perform and the other half is weighted to Fix and Simplify. The Board and the executive team firmly believe that the Fix and Simplify aspects of our strategic priorities are fundamental to enabling us to deliver on the Perform objective, and, in turn, deliver sustainable returns for shareholders. Accordingly, the Board considers it appropriate to recognise progress against these priorities in the determination of the Group STVR outcome. We also have formal STVR Scorecard modifiers that take into account risk and reputation and people management and we introduced environmental, social and governance considerations this year. The Board did not feel 2. Remuneration outcomes Last year, our CEO received fixed remuneration of $2.40 million and STVR of $1.68 million, representing 70% of his target opportunity and 47% of his maximum opportunity. The CEO's LTVR, which comprises 40% of his target package, did not vest in 2021 as we failed to meet the TSR and return on equity (ROE) hurdles reflecting the Board's stretch targets and the Group's underperformance in recent years. This year, our CEO's fixed remuneration was increased by 4% as a result of benchmarking against his peers, which was foreshadowed in last year’s Remuneration Report.

WESTPAC GROUP 2022 ANNUAL REPORT 225 Directors’ report that any matters necessitated changes to the Group STVR Scorecard outcome, although there were upward adjustments for two Group Executives and a downward adjustment to one other Group Executive. The Board believes the Group STVR outcome of 78% of target or 52% of maximum appropriately reflects the progress made against our strategic priorities of Fix, Simplify and Perform, including improved financial performance, as set out below. growth and a reduction in expenses. The strength of the balance sheet was also retained, enabling us to conduct a share buy-back and increase dividends. Business lending was strong but mortgage growth and service targets were not met. Customer satisfaction has improved but our net promoter scores remain below those of peers and we have not delivered the improvement planned. We have continued to drive the Group’s cultural change through our culture reset program which has delivered good progress over the year. The Organisational Health Index score of 75 was a strong result given the significant organisational change earlier in the year. Further detail on performance against all measures of the Scorecard is set out in Section 3.5. 4. Pay equity We are committed to combining workforce flexibility with pay equity. Westpac’s pay principles are to pay employees fairly and competitively against the external market, based on capability and experience. We have finalised voting on our new Australian 2023 Enterprise Agreement with two thirds of employees, who voted, voting yes. The new Enterprise Agreement provides employees with competitive fixed pay increases in 2023 and 2024, while also providing employees a pre-tax one-off payment of $1,000 to help with the current cost of living pressures. Refer to the following page for a summary of our Enterprise Agreement arrangements. We also continue our commitment to gender pay equity. While there is a difference in aggregate at some levels, our aim continues to be that there is no difference in pay equity for people in similar roles across the organisation. Over 2020 and 2021, aside from our annual remuneration review processes, we adjusted salaries for 759 female employees to address pay equity. Our policy continues to be to take prompt remedial action if we become aware of a pay gap in like for like work. Earlier this year, we removed pay confidentiality clauses from employee contracts, with a goal of improving pay transparency and building trust around pay. Fix Within Fix, our major program to lift our management of risk and risk culture, titled Customer Outcomes and Risk Excellence (CORE), is on track. We improved our management of risk and risk culture, as evidenced by targeted risk questions in our employee surveys and we closed out seven significant historical regulatory matters with ASIC. We have also made progress on our financial crime capability, halved the number of outstanding high rated issues and closed out 14 major customer remediations. While new incidents have emerged, they are fewer in number and of lower severity. However, we remain vigilant and have more to do. 3. Remuneration changes for Directors and Group Executives Board fees We reviewed the Board’s fees relative to market and investor expectations. As a result, we reduced the Chairman’s base fee from $913,999 to $850,000. Reductions were also made to fees for Committee Chairs and all other Non-executive Directors. In addition, in keeping with our simplification objectives and mirroring changes in executive responsibilities, we rationalised two Board Committees. As a result, the total cost of the Board will reduce by 10.5% on an annualised basis. Total target remuneration changes In addition to the CEO's total target remuneration increase for 2022, the Board determined increases for two other executives. Further detail is contained in the report. Minimum shareholding requirements We revised the executive minimum shareholding requirements to remove unvested LTVR from the calculation of shareholdings, noting that sale restrictions apply if requirements are not met. As committed last year, the CEO has not sold any shares this year. We also increased the Chairman’s minimum shareholding requirement from one times the Non-executive Director fee to one times the Chairman’s fee, in line with peers. Simplify Within Simplify, we have announced the sale of nine out of eleven businesses identified for divestment and we have completed the sale of six major divestments. We have consolidated or closed a number of overseas offices and in Australia, we finalised organisational and management changes to streamline our operations and bring bankers and relevant support functions closer to the customer. We have simplified the business by eliminating a further 181 products and over 5 million customers regularly use our online services. While we have launched our digital mortgage, we have not increased our digital sales as a proportion of total sales as planned. Specifically, the broader digitisation of the mortgage lending process is not yet where we want it. 5. Future direction of remuneration Our executive remuneration structure for 2023 is unchanged. We will continue to review our executive remuneration structure and market developments to ensure we remain competitive with peers. We believe we are well placed to implement any necessary changes from 1 October 2023 in line with APRA's new Prudential Standard CPS 511 Remuneration. We will consult with stakeholders around any proposed material changes. On behalf of the Board, I encourage you to read the report in full and we welcome your feedback. Perform Within Perform, both cash earnings and core earnings (excluding notable items) were higher than targets, including from better Nora Scheinkestel CHAIR, BOARD REMUNERATION COMMITTEE

226 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report Remuneration outcomes and highlights for 2022 Rewarding performance in 2022 Differentiating for performance The 2022 Group STVR Scorecard outcome of 78% of target or 52% of maximum opportunity (up from 47% of maximum in 2021) recognises progress against our strategic priorities. There are a range of financial and non-financial measures used to determine STVR. The CEO's average STVR outcome since appointment is 33% of maximum opportunity. The CEO's STVR was cancelled in 2020 as part of collective accountability for the AUSTRAC matters. 25% to 60% of maximum STVR We are building a culture of excellence and performance. Competitive remuneration is required to attract the talent needed to deliver on our strategic priorities. The average Group Executive 2022 STVR outcome was 79% of target or 53% of maximum opportunity, with outcomes ranging from 25% to 60% of maximum. We focused on driving individual accountability through specific measures in each of the Group Executive STVR Scorecards designed to uplift overall performance. STVR outcomes reflect progress against these measures. Two Group Executives received upward adjustments using the STVR Scorecard modifier for risk and reputation and environmental, social and governance considerations. One Group Executive received a downward adjustment to their STVR outcome as a result of risk related matters. 10,000 100% 8,000 80% 6,000 60% 4,000 40% 2,000 20% 0 0% 2020 Cash earnings ($m) Cash earnings excluding notable items ($m) Core earnings excluding notable items ($m) 2021 2022 CEO STVR outcome (% of target) CEO STVR outcome (% of maximum) Alignment with shareholders The 2019 LTVR lapsed in full for the seventh consecutive year reflecting the underperformance of relative TSR and ROE in recent years. 14% 12% 10% 8% 6% 4% 2% 0% 100% 80% 60% 40% 20% 0% -20% -40% -60% 80% 60% 40% 20% 0% 2018 2019 2020 2021 2022 Oct 17 Oct 18Oct 19Oct 20 Oct 21 Oct 22 Westpac Peer 1 Peer 2 Peer 3 Cash return on equity (%) LTVR award (% vested) Reinforcing risk behaviours A balanced offer for our people We believe that recognising and rewarding positive risk behaviours and outcomes is as important as applying consequences for poor risk behaviour. 313 employees received an increased variable reward outcome for delivering exceptional risk outcomes. There were 1,026 referrable code of conduct breaches for employees based in Australia in 2022, of which 158 employees exited the business and 868 employees were subject to formal disciplinary outcomes. Our new Australian 2023 Enterprise Agreement (EA) provides competitive pay for eligible employees in 2023 and 2024, simpler terms and conditions and enhanced benefits. An increase of 4% on 1 January 2023 for eligible employees who earn up to $94,446 (Tier 1) – the largest group covered by the EA pay increases. Plus a $1,000 one off cash payment for most employees as part of helping with cost of living pressures. This equates to a total benefit of 5.4% for employees earning $70,000. Over 2015 to 2021, we increased fixed pay for Tier 1 employees by 19.75% while inflation over the same period was 10.9%. Cash return on equity Earnings ($m) LTVR award (% vested) CEO STVR outcome Total shareholder return

WESTPAC GROUP 2022 ANNUAL REPORT 227 Directors’ report Supporting organisational change In 2022, we implemented further changes designed to help simplify the bank, improve accountability and reduce our cost base. Key initiatives included: 3. Streamlining Board Committees The Board reviewed its Committee structure and made the following changes: 1. Lines of Business, bringing bankers and support functions closer to the customer We implemented changes designed to reduce our cost base, create a smaller more focused head office and reduce the size of corporate functions. We have further embedded the Lines of Business model which means a single leader has end-to-end accountability for a customer need, such as mortgages or business lending. Changes in Customer Services & Technology were made to shift support functions to be closer to the customers they serve. Services not directly facing the customer were consolidated to enable greater focus on service excellence and efficiency. The Corporate Services Division was created to realise the benefits of scale across common processes. Carolyn McCann (Group Executive, Corporate Services) was appointed to the new role. Her total target remuneration was increased by 13% to reflect the additional scope and accountability of her expanded role. • The Board Legal, Regulatory and Compliance Committee was combined with the Board Risk Committee which mirrors the changes in executive responsibilities described previously. The Board Technology Committee was dissolved and the agenda will be addressed by the full Board as the Board considers technology to be core to strategy. • In addition, fees were benchmarked and it was decided that reductions were appropriate. The Chairman's fee has been reduced from $913,999 to $850,000. Non-executive Director base fees and Committee Chair fees were also reduced. Details are set out in Section 6.2. The total cost of the Board as a result of the changes will be reduced by 10.5% on an annualised basis. Other decisions to support our business 2. Restructuring the Risk Division Progress on our financial crime program and strengthening our risk management allowed us to consolidate financial crime and compliance back within the Risk Division. As a result, the roles of Chief Risk Officer and Group Executive, Financial Crime, Compliance & Conduct were combined. Ryan Zanin was appointed Chief Risk Officer. His appointment arrangements are as follows: CEO, Westpac New Zealand Catherine McGrath was appointed Chief Executive Officer, Westpac New Zealand. Her appointment arrangements are as follows: • Total target remuneration of NZ$3.65 million comprised of 26% fixed remuneration, 26% STVR and 48% LTVR. Pro rata 2022 LTVR grant. • • Total target remuneration of $5.26 million¹ comprised of 32% fixed remuneration, 24% STVR and 44% LTVR. Pro rata 2022 LTVR grant. Buy out award2 comprising cash components totalling $1.05 million. Relocation benefits of $0.25 million. Aligning with market benchmarks • • As referenced in the 2021 Report, a total target remuneration increase of 4% for 2022 was approved for Michael Rowland (Chief Financial Officer) following a market review. • David Stephen (former Chief Risk Officer) and Les Vance (former Group Executive, Financial Crime, Compliance & Conduct) received contractual entitlements³ in line with retrenchment. Their unvested equity remains on foot and they were eligible for 2022 STVR on a pro rata basis. 1. 2. Includes the increase to the superannuation guarantee rate from 10.0% to 10.5% effective 1 July 2022. Provided to compensate external hires for remuneration foregone from their previous employer upon resignation to join Westpac. Awards reflect the vesting profile at the previous employer and are subject to continued service and adjustment. Refer to Section 5.4 for an overview of employment agreements including termination provisions. 3.

228 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report Remuneration Report Contents 1. Key Management Personnel229 2. Summary of the 2022 230 executive remuneration framework 3. 2022 remuneration outcomes and 232 alignment to performance 4. Further detail on the executive variable237 reward structure 5. Remuneration governance 239 6. Non-executive Director remuneration 241 7. Statutory remuneration details242

WESTPAC GROUP 2022 ANNUAL REPORT 229

Directors' report

1. Key Management Personnel

The remuneration of KMP is disclosed in this Report. Disclosures related to former KMP that ceased in 2021 are included in the 2021 Annual Report.

KMP is defined as those persons having authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

Name	Position	Term as KMP
Managing Director & Chief Executive Officer		
Peter King	Managing Director & Chief Executive Officer	Full Year
Group Executives[1]		
Scott Collary[2]	Group Executive, Customer Services & Technology	Full Year
Chris de Bruin	Chief Executive, Consumer & Business Banking	Full Year
Carolyn McCann[3]	Group Executive, Corporate Services	Full Year
Catherine McGrath	Chief Executive Officer, Westpac New Zealand	Commenced on 15 November 2021
Anthony Miller	Chief Executive, Westpac Institutional Bank	Full Year
Christine Parker	Group Executive, Human Resources	Full Year
Michael Rowland	Chief Financial Officer	Full Year
Jason Yetton[4]	Chief Executive, Specialist Businesses	Full Year
Ryan Zanin[5]	Chief Risk Officer	Commenced on 19 April 2022
Former Group Executives		
Simon Power	Acting Chief Executive Officer, Westpac New Zealand	Ceased on 14 November 2021
David Stephen	Chief Risk Officer	Ceased on 28 April 2022
Les Vance	Group Executive, Financial Crime, Compliance & Conduct	Ceased on 28 April 2022
Current Non-executive Directors		
John McFarlane	Chairman	Full Year
Nerida Caesar	Director	Full Year
Audette Exel AO	Director	Full Year
Michael Hawker AM	Director	Full Year
Chris Lynch	Director	Full Year
Peter Marriott	Director	Full Year
Peter Nash	Director	Full Year
Nora Scheinkestel	Director	Full Year
Margaret Seale	Director	Full Year
Former Non-executive Directors		
Craig Dunn	Director	Retired on 15 December 2021 following completion of the 2021 Annual General Meeting
Steven Harker	Director	Retired on 26 October 2021

1. References to Group Executives in this Report refer to Group Executives who are in KMP roles.
2. Scott Collary's title was changed from Chief Operating Officer to Group Executive, Customer Services & Technology on 1 March 2022. Scott's total target remuneration was not changed.
3. Carolyn McCann's title was changed from Group Executive, Customer & Corporate Relations to Group Executive, Corporate Services on 3 February 2022.
4. Jason Yetton's title was changed from Chief Executive, Specialist Businesses & Group Strategy to Chief Executive, Specialist Businesses on 8 November 2021. Jason's total target remuneration was not changed.
5. Ryan Zanin commenced as a Group Executive on 19 April 2022 and assumed responsibility as Chief Risk Officer on 29 April 2022. This role combined the Chief Risk Officer and the Group Executive, Financial Crime, Compliance & Conduct roles that were previously held by David Stephen and Les Vance, respectively, both of whom ceased on 28 April 2022.

230 WESTPAC GROUP 2022 ANNUAL REPORT

Directors' report

2. Summary of the 2022 executive remuneration framework

Our purpose and strategy are supported by our remuneration strategy, principles and frameworks.

Westpac's purpose and strategy

Westpac's purpose is to help Australians and New Zealanders succeed. Our strategy seeks to deliver on our purpose by building deep and enduring customer relationships, being a leader in the community, being a place where the best people want to work and, in so doing, delivering sustainable returns for shareholders.

In delivering our strategy, we have three priorities that help guide our activities:

- Fix;
- Simplify; and
- Perform.

Remuneration strategy

Westpac's remuneration strategy is designed to attract and retain talented employees by rewarding them for achieving high performance and delivering superior long-term results for our customers and shareholders, while adhering to sound risk management and governance principles.

Remuneration principles

The remuneration strategy is underpinned by the following principles:

- align remuneration with customer and shareholder interests;
- support an appropriate risk culture and employee conduct;
- differentiate pay for behaviour and performance in line with our strategy and purpose;
- provide market competitive and fair remuneration;
- enable recruitment and retention of talented employees;
- provide the ability to risk-adjust remuneration; and
- be simple, flexible and transparent.

Executive remuneration framework

Fixed remuneration	STVR	LTVR
Purpose		
Attract and retain high quality executives through market competitive and fair remuneration.	Ensure a portion of remuneration is variable, at-risk and linked to the delivery of agreed targets for financial and non-financial measures that support Westpac's strategic priorities. The STVR outcome can range from 0% to 100% of target depending on performance relative to targets agreed at the beginning of the year, or exceed 100% (up to a maximum of 150% of target) when exceptional performance is achieved.	Align executive accountability and remuneration with the long-term interests of shareholders by rewarding the delivery of sustained Group performance over the long term.
Delivery		
Comprises cash salary, salary sacrificed items and superannuation contributions.	Awarded in cash (50%) and restricted shares[1] (50%) based on an assessment of performance over the preceding year. Restricted shares vest in equal portions after one and two years subject to continued service and adjustment.	Awarded in performance share rights which vest after four years subject to the achievement of a relative TSR performance hurdle, continued service and adjustment.
Alignment to performance		
Set with reference to market benchmarks in the financial services industry in Australia and globally as well as the size, responsibilities and complexity of the role, and the skills and experience of the executive. Individual performance impacts fixed remuneration adjustments.	Performance is assessed using a scorecard comprising: • a values and behaviours assessment against Westpac's values; • financial and non-financial measures linked to Westpac's key strategic priorities; and • a modifier to support the adjustment of the outcome, upwards or downwards (including to zero), for risk and reputation, people management, environmental, social and governance considerations and any other matters as determined by the Board.	Performance is assessed against relative TSR which is a comparative measure of Westpac's performance (measured over four years) relative to a group of Australian financial services companies.
Alignment to shareholders		
Minimum shareholding requirements[2] equivalent to five times annual fixed remuneration excluding superannuation for the CEO and $1.2 million for Group Executives. These requirements must be satisfied within five years of appointment.	Half of the STVR award is deferred into equity for a period of up to two years to support alignment with shareholders over the medium term.	The LTVR is delivered in equity and the relative TSR performance hurdle is aligned to long-term shareholder returns and value creation.

1. The Group Executive outside of Australia receives deferred STVR as unhurdled share rights.
2. Revised minimum shareholding requirements are effective from 1 October 2022. Refer to Section 5.2 for further detail.

WESTPAC GROUP 2022 ANNUAL REPORT 231 Directors’ report 2.1. Risk Westpac’s remuneration arrangements are designed and managed to support effective risk management, the generation of appropriate risk-based returns and the risk profile associated with our businesses which incorporate products with varying complexity and maturity profiles. • Remuneration outcomes: The performance of the Group and each Division is reviewed and measured with reference to how risk is managed in line with Westpac’s Risk Appetite Statement and the results influence remuneration outcomes. The key risks that are considered include strategic risk, risk culture, operational risk, compliance and conduct, financial crime, cyber risk, reputational and sustainability risk, capital adequacy, funding and liquidity risk, credit risk and market risk. In addition, STVR outcomes are influenced by relevant risk-related matters through the Board’s application of the Scorecard modifier, which is informed by risk and compliance input independent of the business or functional area. Variable reward pool: The Board determines the size of the variable reward pool each year. This is based on the Group’s performance for the year and the variable reward opportunity across the workforce and a discretionary overlay to reflect quality of performance and/or exceptional circumstances. Non-financial measures are reflected in both the Group’s performance and the overlay, which includes talent retention and market competitiveness considerations. Mandatory risk and compliance requirements: Individuals are only eligible to receive a fixed remuneration increase, STVR and LTVR where an individual has satisfied minimum requirement gates which require that behaviours are in line with Westpac’s values and code of conduct and that the individual has met the risk and compliance requirements for their role and business. Remuneration adjustments for prior period matters: The Board may adjust all forms of unvested deferred variable reward downward, including to zero, for matters arising from a prior period if circumstances or information come to light which mean that in the Board’s view all or part of the award was not appropriate. Having decided that a downward adjustment is appropriate and determined the amount of any adjustment, typically the Board will first apply that adjustment against the STVR for the current performance period. In instances where an adjustment to current year STVR is insufficient or unavailable, the Board may apply the adjustment to unvested deferred variable reward. Clawback provides an additional mechanism to recover vested deferred variable reward in certain limited circumstances for awards made in respect of performance periods commencing on or after 1 October 2019. It is the Board’s current intention that clawback will only be considered for relevant conduct that occurred on or after 1 October 2019. • • • 2.2. 2022 target remuneration mix1 Chief Executive Ofcer Group Executives2 26% fixed remuneration 30% fixed remuneration 40% LTVR 48% LTVR 13% STVR (cash component) 15% STVR (cash component) 15% STVR (deferred component) 13% STVR (deferred component) 1. Based on target STVR and LTVR (face value). Variation in the target remuneration mix by individual may apply. 2. Excludes Control Function Group Executives with a target remuneration mix generally comprised of 32% fixed remuneration, 24% STVR and 44% LTVR. This applies to the Group Executive, Corporate Services, the Group Executive, Human Resources, the Chief Financial Officer and the Chief Risk Officer. 2.3. Timeline of potential remuneration 2026 Date eligible for vesting Date paid Date granted 2022 2023 2024 2025 Fixed remuneration Cash STVR award (50%) Deferred STVR award (25%) Deferred STVR award (25%) LTVR award subject to relative TSR performance (100%) – measured over 4 years

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3. 2022 remuneration outcomes and alignment to performance

3.1. Snapshot of 2022 remuneration outcomes

2022 STVR

The CEO's 2022 STVR outcome based on the Group STVR Scorecard was 78% of target or 52% of the maximum opportunity.

The average 2022 STVR outcome for Group Executives based on their individual STVR Scorecards was 79% of target or 53% of the maximum opportunity, with outcomes ranging from 25% to 60% of maximum. The average outcome for 2022 was up from the 2021 average of 48% of maximum.

Further detail on performance and individual outcomes is set out in Section 3.5 (2022 Group STVR Scorecard) and Section 3.6 (Variable reward awarded for 2022).

2019 LTVR

There is a zero vesting outcome under Westpac's LTVR plan for the CEO and Group Executives in 2022. The performance hurdles, comprising relative TSR and cash ROE[1], were not achieved and the 2019 LTVR award lapsed in full reflecting the stretch targets.

The table below shows the vesting outcome for the 2019 LTVR awarded to the CEO and Group Executives that reached the end of its performance period in 2022.

			Performance range				
Performance hurdle	Performance start date	Test date	Threshold	Maximum	Outcome	% Vested	% Lapsed
TSR (50% of award)	1 October 2018	1 October 2022	Equal to composite TSR index	Exceeds composite TSR index[2] by 21.55 (i.e. 5% CAGR[3])	Westpac -11.08% Index 8.23%	0%	100%
ROE (50% of award)	1 October 2018	1 October 2021[4]	13.00%	14.00%	7.31%	0%	100%

1. Cash ROE is return on equity on a cash earnings basis. Cash earnings is not prepared in accordance with Australian accounting standards and has not been subject to audit. Refer to Note 2 to the Financial Statements for a description of cash earnings.
2. The composite TSR index is comprised of a group of 10 companies with more weight placed on the three other major Australian banks.
3. Compound annual growth rate.
4. The cash ROE hurdled performance share rights reached the end of their performance period on 30 September 2021 and were subject to an additional one year holding lock through to 30 September 2022.

3.2. Group performance

The table below summarises Group key performance indicators and variable reward outcomes over the last five years.

	Years ended 30 September				
	2022	2021	2020	2019	2018
CEO STVR outcome (% of maximum)	52%	47%	0%	0%	52%
CEO STVR outcome (% of target)	78%	70%	0%	0%	78%
Average Group Executive STVR outcome (% of maximum)	53%	48%	0%	37%	58%
Average Group Executive STVR outcome (% of target)	79%	73%	0%	56%	87%
LTVR outcome (% vested)	0%	0%	0%	0%	0%
Cash earnings[1] ($m)	5,276	5,352	2,608	6,849	8,065
Cash earnings (excluding notable items) ($m)	6,568	6,953	5,227	7,979	8,346
Net profit attributable to owners of WBC ($m)	5,694	5,458	2,290	6,784	8,095
TSR - three years	(15.92%)	1.18%	(35.43%)	15.33%	8.27%
TSR - five years	(13.82%)	10.34%	(27.87%)	14.58%	25.67%
Dividends per Westpac share (cents)	125	118	31	174	188
Cash earnings per Westpac share[1]	$1.48	$1.46	$0.73	$1.98	$2.36
Share price - high	$26.44	$27.12	$29.81	$30.05	$33.68
Share price - low	$18.80	$16.51	$13.47	$23.30	$27.24
Share price - close	$20.64	$26.00	$16.84	$29.64	$27.93

1. Cash earnings is not prepared in accordance with Australian accounting standards and has not been subject to audit. Refer to Note 2 to the Financial Statements for a description of cash earnings.

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3.3. Total realised remuneration – Chief Executive Officer and Group Executives

The table below details the actual remuneration paid[1] and equity that vested[2] in 2022 and 2021. This table is not prepared in accordance with Australian accounting standards.

Name	Fixed remuneration $	Cash STVR payments $	Vesting of prior year deferred STVR awards $	Vesting of prior year LTVR awards $	Total realised remuneration $	Prior year LTVR lapsed $
Managing Director & Chief Executive Officer						
Peter King, Managing Director & Chief Executive Officer						
2022	2,505,037	975,000	419,839	-	3,899,876	1,925,747
2021	2,403,149	840,000	169,680	-	3,412,829	2,043,148
Group Executives						
Scott Collary, Group Executive, Customer Services & Technology						
2022	1,233,073	520,500	222,174	-	1,975,747	-
2021	1,123,350	444,500	-	-	1,567,850	-
Chris de Bruin, Chief Executive, Consumer & Business Banking						
2022	1,308,568	546,000	233,676	-	2,088,244	-
2021	941,648	467,500	-	-	1,409,148	-
Carolyn McCann, Group Executive, Corporate Services						
2022	975,916	324,500	142,456	-	1,442,872	1,043,742
2021	901,181	285,000	101,083	-	1,287,264	318,535
Catherine McGrath, Chief Executive Officer, Westpac New Zealand[3]						
2022	799,221	318,974	-	-	1,118,195	-
2021	Not a KMP in 2021					
Anthony Miller, Chief Executive, Westpac Institutional Bank						
2022	1,182,743	416,500	195,929	-	1,795,172	-
2021	1,122,518	392,000	-	-	1,514,518	-
Christine Parker, Group Executive, Human Resources						
2022	1,006,590	356,000	159,939	-	1,522,529	1,534,558
2021	1,001,312	320,000	163,708	-	1,485,020	1,628,097
Michael Rowland, Chief Financial Officer						
2022	1,262,539	394,500	202,433	-	1,859,472	-
2021	1,201,574	405,000	-	-	1,606,574	-
Jason Yetton, Chief Executive, Specialist Businesses						
2022	1,182,743	527,500	308,396	-	2,018,639	-
2021	1,177,574	617,000	-	-	1,794,574	-
Ryan Zanin, Chief Risk Officer[3]						
2022	767,034	228,000	-	-	995,034	-
2021	Not a KMP in 2021					
Former Group Executives						
Simon Power, Acting Chief Executive Officer, Westpac New Zealand[3]						
2022	89,601	-	42,975	-	132,576	-
2021	200,897	82,066	-	-	282,963	-
David Stephen, Chief Risk Officer[3]						
2022	1,039,884	148,500	219,414	-	1,407,798	1,904,124
2021	1,802,362	439,000	242,181	-	2,483,543	4,788,645
Les Vance, Group Executive, Financial Crime, Compliance & Conduct[3]						
2022	577,713	158,500	139,194	-	875,407	-
2021	959,331	278,500	-	-	1,237,831	-

1. Excluding contractual provisions relating to termination.
2. Equity that vested in October 2022 is included in the 2022 figures. Equity that vested in October 2021 is included in the 2021 figures. The value of deferred STVR and LTVR is based on the number of restricted shares or share rights multiplied by the five day volume weighted average price (VWAP) up to and including the scheduled date of vesting, forfeiture or lapse (as relevant). The value of equity differs from the disclosure in Section 7.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

3.4. Buy out awards paid or vested during 2022

In addition, the following buy out awards were paid or vested under the restricted share plan during the year:

- Chris de Bruin had 10,834 restricted shares vest in April 2022;
- Anthony Miller had deferred cash payments of $246,160 and $685,060 made in February 2022 and March 2022 respectively, 12,772 restricted shares vest in February 2022 and 31,900 restricted shares vest in March 2022; and
- David Stephen had 6,552 restricted shares vest in March 2022.

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3.5. 2022 Group STVR Scorecard

The Group's priorities are set out in the Group Scorecard, which forms part of the CEO's Scorecard. Common elements appear in Group Executive Scorecards together with individual objectives reflecting Divisional measures. The weighting of the Fix strategic priority across all Scorecards was agreed with APRA.

A summary of the performance assessment is provided below and is designed to be read over two pages. Individual measures have been assessed against a 'Threshold', 'Target' and 'Stretch' rating scale as outlined in the key. Each strategic priority has also been assessed in totality using the same key.

Key: Threshold 50-75% | Target 75-100% | Stretch 100-125%

Strategic priority	Measure	Outcome	Commentary
Fix (30%)	*Deliver our CORE program*	n/a / 100% / n/a	100% of design activities complete, 87% implemented and 32% of embed activities completed.
	Improve risk management measures	3 / 3.5 / 4	Enterprise Risk Management rating improved from 'Needs Improvement' (3.33) to 'Effective' (3.62).
Simplify (20%)	*Exit non-core businesses*	6 / 7 / 7+	6 major divestments completed.
	Address complexity for our customers by reducing products	51 / 122 / 172	181 products closed which met stretch performance.
	Transform using digital and data to improve the customer experience	% of digital sales and digitally active customers	The number of 30 day digitally active customers was at stretch however the proportion of digitally initiated sales was at threshold.
Perform (50%)	*Enhance returns and optimise capital:* • *Cash earnings (excluding notable items)*	-5% / $6.36bn / +5%	$6.57bn which was above target.
	• *Core earnings (excluding notable items)*	-5% / $9.58bn / +5%	$9.73bn which was above target.
	• *Return on tangible equity (excluding notable items)*	-5% / 10.3% / +5%	10.6% which was above target.
	• *Cost base target for 2022 (excluding notable items)*	+2% / $9.98bn / -2%	$10.17bn which was at threshold performance.
	Growth in core markets: • *Australian mortgages*	0.8x / 1x / >1x	Growth was below threshold at 0.5x major bank system growth.
	• *Australian business lending*	0.8x / 1x / >1.1x	Growth was at stretch at 1.1x major bank system growth.
	Customer service: • *Net promoter scores*	Close the gap to major banks	Consumer and Business net promoter scores did not close the gap to major bank average and were below threshold.
	• *Mortgage first party time-to-right*	10 / 8 / <7	Mortgage first party time-to-right improved and met stretch performance at 6.4 days.
	• *Business lending time-to-decision*	12 / 10 / <8	Business lending time-to-decision did not meet threshold and was at 14.9 days.
	People, capability and culture including risk culture	74 / 75 / 76	Organisational Health Index score met the target of 75 (up from 74).

WESTPAC GROUP 2022 ANNUAL REPORT 235 Directors’ report Performance assessment The CORE program is on track as confirmed by Promontory’s seventh report. We halved the number of outstanding high rated issues. Financial crime capability continues to mature with upgrades to systems and the control environment. We closed out seven significant historical matters with ASIC and 14 major customer remediation programs. The liquidity matter with APRA was resolved and the liquidity overlay was removed. Sufficient progress was achieved with RBNZ to reduce the overlay to approximately 7% for Westpac New Zealand. In contrast to last year when a number of major risk incidents arose, 2022 has seen fewer and lower severity incidents than last year. Risk culture measures as tested through organisation wide surveys have shown improvements. Overall, while these measures demonstrate progress, we still have room to improve and this been reflected in the overall outcome. We assessed the Fix priority at 82.5% of target and 55% of maximum, compared to 60% of target last year. Three further sales were completed in 2022 and we signed agreements for the divestment of BT Super and Advance Asset Management. All steps required to close the Hong Kong, Shanghai and Beijing branches were completed and we await regulatory approval. Following the successful roll out of the Westpac App to iOS (2021) and Android (2022), we achieved a stretch outcome with over 5 million 30 day digitally active customers (being those customers with at least 1 successful digital log in, in the last 30 days). The proportion of digitally initiated sales only achieved threshold given a higher number of customers continued to attend branches. We will continue to invest in digital initiatives. Overall, we are becoming a simpler bank with a more focused portfolio which reduces risk and improves the cost base for the organisation. We assessed the Simplify priority at 80% of target and 53% of maximum, compared to 85% of target last year. Financials: Cash earnings and core earnings (excluding notable items) were higher than targets. Notable items totalled $1.29bn of which the largest item was associated with the sale of Life Insurance at $1.1bn. The loss was announced to the market last year and considered at the time of setting targets. The sale of the Life Insurance business was a strategic decision supported by the Board and its finalisation added 17 basis points to the Group's CET1 capital ratio. Core earnings, which reflects the underlying business before impairment charges were up 6% over the year. Excluding notable items and the impact of sold businesses, core earnings were up 8%. The strength of the balance sheet was also retained, enabling us to conduct a share buy-back and increase dividends. Return on tangible equity was above target reflecting earnings. The cost to income ratio was reduced from 63% to 55%. Performance against the cost base target was only at threshold as risk and regulatory compliance costs, particularly in New Zealand, were higher than planned. Growth: Australian business and institutional lending was strong (up 15%) but mortgage growth targets were not met. Customer service: Over the year we delivered important digital capability, including improvements to our Westpac mobile app. Consumer net promoter scores saw some improvement however this was not enough to close the gap to our competitors. Business saw a deterioration in net promoter scores and we have made further changes to improve customer outcomes. Mortgage first party time-to-right has improved through increasing operational capacity and simplifying policy and processes. Business lending time-to-decision has improved but we did not meet our target, due to increased application volumes, deal complexity and compliance related changes. Organisational Health Index: We have continued to drive the Group’s cultural transformation through our culture reset program which has delivered good progress over the year. The Organisational Health Index score of 75 (up from 74 last year) was a strong result given the significant organisational changes earlier in the year. Overall, earnings were higher than targets, costs were at threshold and we delivered good progress on our cultural transformation. However, we had mixed performance on growth in core markets and we did not close the gap on customer service. We assessed the Perform priority at 75% of target and 50% of maximum, compared to 70% of target last year. Modifier: The STVR Scorecard modifier takes into account risk and reputation, people management and environmental, social and governance considerations. This year, the Board noted progress in these areas however, it felt that this did not necessitate changes to the overall outcome. No adjustment at the Group level¹ 1. Two Group Executives received upward adjustments using the STVR Scorecard modifier for risk and reputation and environmental, social and governance considerations. One Group Executive received a downward adjustment to their STVR outcome as a result of risk related matters. Adjusted Group Scorecard performance assessment 78% of target 52% of maximum Overall Group Scorecard performance assessment 78% of target 52% of maximum

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3.6. Variable reward awarded for 2022

The table below shows the variable reward awarded to the CEO and Group Executives for 2022, including:

- STVR outcomes for 2022 (including the cash and deferred equity components); and
- equity granted under the 2022 LTVR plan. The 2019 LTVR did not vest in 2022. The 2022 LTVR grants shown at face value in the table below will be tested on 1 October 2025.

The final value of equity received will depend on the share price at the time of vesting and the number of restricted shares or share rights that vest subject to performance hurdles (where applicable), continued service and remuneration adjustments.

The value of equity differs from the disclosure in Section 7 which provides the annualised accounting value for unvested equity awards prepared in accordance with Australian accounting standards.

	2022 STVR award						2022 LTVR award
Name	**Target STVR opportunity (pro rata) ($)**	**Maximum STVR opportunity (pro rata) ($)**	**STVR outcome (% of target)**	**STVR outcome (% of maximum)**	**STVR outcome[1] ($)**	**Maximum STVR foregone ($)**	**Face value[2] (pro rata) ($)**
Managing Director & Chief Executive Officer							
Peter King	2,500,000	3,750,000	78%	52%	1,950,000	1,800,000	3,250,000
Group Executives							
Scott Collary							
Group Executive, Customer Services & Technology	1,225,000	1,837,500	85%	57%	1,041,000	796,500	2,250,000
Chris de Bruin							
Chief Executive, Consumer & Business Banking	1,300,000	1,950,000	84%	56%	1,092,000	858,000	2,400,000
Carolyn McCann							
Group Executive, Corporate Services	729,178	1,093,767	89%	59%	649,000	444,767	1,335,205
Catherine McGrath[3]							
Chief Executive Officer, Westpac New Zealand	769,045	1,153,568	83%	55%	637,948	515,620	1,416,456
Anthony Miller							
Chief Executive, Westpac Institutional Bank	1,175,000	1,762,500	71%	47%	833,000	929,500	2,150,000
Christine Parker							
Group Executive, Human Resources	800,000	1,200,000	89%	59%	712,000	488,000	1,562,000
Michael Rowland							
Chief Financial Officer	950,000	1,425,000	83%	55%	789,000	636,000	1,740,000
Jason Yetton							
Chief Executive, Specialist Businesses	1,175,000	1,762,500	90%	60%	1,055,000	707,500	2,150,000
Ryan Zanin[3]							
Chief Risk Officer	569,589	854,384	80%	53%	456,000	398,384	1,044,247
Former Group Executives							
Simon Power[3]							
Acting Chief Executive Officer, Westpac New Zealand	92,765	139,147	-	-	-	139,147	-
David Stephen[3]							
Chief Risk Officer	776,712	1,165,068	38%	25%	297,000	868,068	2,559,375
Les Vance[3]							
Group Executive, Financial Crime, Compliance & Conduct	428,630	642,945	74%	49%	317,000	325,945	1,355,000
Average Group Executive STVR outcome			**79%**	**53%**			

1. Two Group Executives received upward adjustments using the STVR Scorecard modifier for risk and reputation and environmental, social and governance considerations. One Group Executive received a downward adjustment to their STVR outcome as a result of risk related matters.
2. Calculated by multiplying the number of rights by the five day VWAP up to the commencement of the performance period. The five day VWAP was $25.51 for awards made in December 2021, March 2022 and May 2022.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

WESTPAC GROUP 2022 ANNUAL REPORT 237 Directors’ report 4. Further detail on the executive variable reward structure This section provides further details of the 2022 STVR and LTVR plans. 4.1. Short term variable reward The table below sets out the key design features of the 2022 STVR plan. Short term variable reward plan 50% of STVR is awarded in cash and 50% is deferred into equity in the form of restricted shares (or unhurdled share rights for the Group Executive based outside of Australia). One restricted share provides the holder with one ordinary share at no cost subject to trading restrictions until the time of vesting. One unhurdled share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Dividends are paid on restricted shares from the grant date. Plan structure Target and maximum opportunity The target opportunity for the CEO and Group Executives is expressed as a percentage of fixed remuneration. The target opportunity is set by the Board following recommendation from the Board Remuneration Committee which considers a range of factors including market competitiveness and the nature of the role. 0% 100% 150% Remuneration at-risk Westpac’s STVR is designed to award the target opportunity on delivery of agreed targets for financial and non-financial measures that support Westpac’s strategic priorities. It is possible for the outcome to fall below the target amount, and attract some reward for threshold performance, depending on performance relative to targets agreed at the beginning of the year. Reward for exceptional performance There is the possibility to award up to a maximum of 150% of the STVR target in circumstances where exceptional outcomes are achieved that are also in line with the Group’s risk appetite and where an individual has acted in a manner that exemplifies the encouraged behaviours. STVR awards are determined based on performance against a scorecard which is designed to align with shareholder interests by setting stretching measures and seeks to ensure that our customers’ and employees’ needs are met and appropriate risk settings are maintained. The STVR Scorecard is split into three sections: Performance measures • Values and behaviours assessment: Consideration of the degree to which individuals have demonstrated Westpac's values of 'Helpful, Ethical, Leading change, Performing and Simple'; Focus areas: Performance is assessed against financial and non-financial measures that are imperative to supporting the effective execution of Westpac’s strategy; and Modifier: The Board and Board Remuneration Committee recognise that performance measures may not always appropriately reflect overall performance of the Group. The modifier supports adjustment of the outcome, upwards or downwards (including to zero), for risk and reputation, people management, environmental, social and governance considerations and any other matters that the Board feels are not fully reflected in the focus areas. • • Further information on the 2022 Group STVR Scorecard is provided in Section 3.5. Deferred STVR awards recognise past performance and are subject to continued service and adjustment. 50% of STVR is deferred into equity for a period of up to two years, which aligns executive remuneration with shareholder interests and acts as a retention mechanism. The deferral period also allows the Board to apply discretion to reduce deferred components where necessary. Deferred STVR vests in equal portions after one and two years, subject to continued service and adjustment. Deferral period Delayed vesting The Board has discretion (subject to law) to delay vesting of equity-based awards if the individual is under investigation for misconduct, the subject of, or implicated in legal or regulatory proceedings, if the Board is considering an adjustment or if otherwise required by law. The Board has discretion to adjust current year STVR. The Board may also adjust unvested deferred STVR downwards, including to zero, if circumstances or information come to light which mean that in the Board’s view all or part of the award was not appropriate. The Board will typically apply the adjustment to unvested STVR where an adjustment to current year STVR is considered insufficient or unavailable. Clawback applies, to the extent legally permissible and practicable, to deferred STVR awarded in respect of performance periods commencing on or after 1 October 2019 for up to seven years from the date of grant. Clawback may occur in circumstances of serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless or unlawful conduct that may have a serious adverse impact on Westpac, its customers or its people which has resulted in dismissal or the Board considers at its discretion would have justified the dismissal of the relevant executive or where otherwise required by law. It is the Board’s current intention that clawback will only be considered for relevant conduct that occurred on or after 1 October 2019. Remuneration adjustments for prior period matters Changes for 2023 There are no changes to STVR for 2023. Target STVR Maximum STVR

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4.2. Long term variable reward

The table below sets out the key design features of the 2022 LTVR plan awarded in December 2021.

Long term variable reward plan	
Plan structure	LTVR is awarded in performance share rights which vest after four years subject to the achievement of performance hurdles, continued service and adjustment. One performance share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Dividends are not accumulated on performance share rights.
Award opportunity	The value of LTVR awarded to the CEO and Group Executives is expressed as a percentage of fixed remuneration. The value of LTVR is set by the Board following recommendation from the Board Remuneration Committee which considers a range of factors including market competitiveness and the nature of the role. The face value of the LTVR opportunity for the CEO for 2022 is 129% of fixed remuneration[1], and the face value of LTVR opportunities for the Group Executives range between 137% and 184% of fixed remuneration[1].
Allocation methodology	The number of performance share rights each executive receives will be determined by dividing the dollar value of the LTVR award by the face value of performance share rights. The face value is the five day VWAP up to the commencement of the performance period (which is 1 October 2021 for the 2022 LTVR grant).
Performance hurdle	LTVR is subject to a relative TSR performance hurdle that aims to achieve long term growth in shareholder value and support alignment between executive reward and shareholder interests. Relative TSR is a measure of the total return delivered to shareholders over the performance period assuming dividends are reinvested, relative to that of peers. The performance hurdle measures Westpac's TSR performance against eight Australian financial services companies using a percentile ranking vesting schedule as outlined below. **Westpac's TSR performance** — **Indicative vesting percentage** At the 75th percentile or higher — 100% Between the median and the 75th percentile — Pro-rata vesting between 50% and 100% At the median — 50% Below the median — 0% The comparator group of companies comprise: AMP Limited, Australia & New Zealand Banking Group Limited, Bank of Queensland Limited, Bendigo and Adelaide Bank Limited, Commonwealth Bank of Australia, Macquarie Group Limited, National Australia Bank Limited and Suncorp Group Limited.
Assessment of performance outcomes	The relative TSR result is calculated independently to ensure external objectivity before being provided to the Board to determine the vesting outcome. The Board may exercise discretion in determining the final vesting outcome, for example where relative TSR performance hurdles have been met but the absolute TSR outcome is negative. Performance share rights subject to relative TSR performance will be tested against the performance hurdle on 1 October 2025.
No re-testing	There is no re-testing. Awards that have not vested after the measurement period lapse immediately.
Early vesting	Unvested awards may vest before a test date if the executive is no longer employed by the Group due to death or disability (subject to law) or a change in control. Other than a change in control, vesting is generally not subject to the performance hurdles being met.
Delayed vesting	The Board has discretion (subject to law) to delay vesting of equity-based awards if the individual is under investigation for misconduct, or the subject of or implicated in legal or regulatory proceedings, if the Board is considering an adjustment or if otherwise required by law.
Treatment of awards on cessation of employment	The Board has the discretion to determine the treatment of unvested performance share rights where the CEO or a Group Executive resigns, retires or otherwise leaves the Group before vesting occurs. The Board may choose to accelerate the vesting of performance share rights or leave the awards on foot for the remainder of the performance period. In exercising its discretion, the Board will consider relevant circumstances including those relating to the departure. The Board also has the ability to adjust the number of performance share rights downwards (including to zero) in the event of misconduct resulting in significant financial and/or reputational impact to the Group and in other circumstances considered appropriate. Where an executive acts fraudulently or dishonestly, or is in material breach of their obligations under the relevant equity plan, unexercised performance share rights (whether vested or unvested) will be forfeited unless the Board determines otherwise.
Remuneration adjustments for prior period matters	The Board has discretion to adjust LTVR which is awarded on a prospective basis. The Board may adjust unvested LTVR downwards, including to zero, if circumstances or information come to light which mean that in the Board's view all or part of the award was not appropriate. The Board will typically apply the adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. The Board may also determine to apply clawback to LTVR which has previously vested. Clawback applies, to the extent legally permissible and practicable, to deferred LTVR awarded in respect of performance periods commencing on or after 1 October 2019 for up to seven years from the date of grant. Clawback may occur in circumstances of serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless or unlawful conduct that may have a serious adverse impact on Westpac, its customers or its people which has resulted in dismissal or the Board considers at its discretion would have justified the dismissal of the relevant executive or where otherwise required by law. It is the Board's current intention that clawback will only be considered for relevant conduct that occurred on or after 1 October 2019.
Changes for 2023	There are no changes to LTVR for 2023.

Other LTVR awards currently on foot	Test date	Performance hurdles	Further detail
2020 LTVR award	1 October 2023	Relative TSR performance against a weighted composite index of 10 comparator companies (100%)	Refer to the 2020 Annual Report
2021 LTVR award	1 October 2024	Relative TSR performance using a percentile ranking vesting schedule against eight comparator companies (100%)	Refer to the 2021 Annual Report

1. Includes the increase to the superannuation guarantee rate from 10.0% to 10.5% effective 1 July 2022.

WESTPAC GROUP 2022 ANNUAL REPORT 239 Directors’ report 5. Remuneration governance 5.1. Group Remuneration Policy and governance The Group Remuneration Policy sets out the mandatory requirements to be reflected in the design and management of remuneration arrangements across Westpac. We aim to attract and retained talent employees, by rewarding them for achieving high performance and delivering superior long term results for customers and shareholders. The policy supports Westpac’s purpose by requiring the design and management of remuneration to align with stakeholder interests, support long term financial soundness and encourage prudent risk management. The policy is supported by an established governance structure, plans and frameworks. Oversight Committee which in turn considers consistency of 1. The Board Charter was updated effective 12 August 2022. 2. The Board Remuneration Committee Charter was updated effective 12 August 2022. Amendments were made to the Board Remuneration Committee Charter and the Board Charter to align with CPS 511 requirements while allowing for current practice in relation to approval of remuneration for individuals under CPS/SPS 510 to continue while applicable. Board The Board provides strategic guidance for the Group and has oversight of management’s implementation of Westpac’s strategic initiatives. The Board has accountability for reviewing and approving remuneration for select groups of employees. Without limiting its role, the Board approves (following recommendation from the Board Remuneration Committee where applicable): • corporate goals and objectives relevant to the remuneration of the CEO; •the size of the variable reward pool; • adjustments to variable remuneration in accordance with the Group Remuneration Policy; and • remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy for the CEO, Group Executives, any other employees who are accountable persons under the Banking Executive Accountability Regime, any other person specified by APRA and any other person the Board determines. The Board has the discretion to defer, adjust or withdraw aggregate and individual variable reward. Further detail is contained in the Board and Committee Charters which are available on Westpac’s website¹. Board Remuneration Committee The Board Remuneration Committee assists the Board to discharge its responsibilities by overseeing the design, operation and monitoring of the remuneration framework of Westpac and its related bodies corporate. It also oversees the general remuneration practices across the Group in the context that these practices fairly and responsibly reward individuals engaged by the Group having regard to performance and the remuneration framework and that policies of the Group are aligned to Westpac’s risk management framework and legal and prudential requirements. The Board Remuneration Committee reviews and makes recommendations to the Board in relation to: •the remuneration framework as articulated in the Group Remuneration Policy; • remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy for the individuals and groups outlined above in the description of the Board's role; •the remuneration arrangements and outcomes of employees of the Westpac Group in accordance with the Group Remuneration Policy; • corporate goals and objectives relevant to the remuneration of the CEO; and •the design and terms of any equity-based plans including plan rules and any applicable performance hurdles. In carrying out its duties, the Board Remuneration Committee accesses internal personnel (including risk and financial control personnel) and engages external advisers who are independent of management. The current members of the Board Remuneration Committee are independent Non-executive Directors. Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac’s website². Interaction with other Board Committees Management remuneration oversight Members of the Board Remuneration Committee are members of either the Board Risk Committee, the Board Audit Committee or the Board Nominations & Governance Committee. The cross membership of those Committees supports alignment between risk and reward. The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. The Chairs of the Board Risk Committee and the Board Audit Committee report periodically to the Board Remuneration Committee. Divisions consider areas of risk and consider potential implications for remuneration. Divisions provide information to the Group Remuneration remuneration across the Group and provides information to the Board Remuneration Committee and Board for review and decision making as appropriate. Remuneration consultants In 2022, the Board retained an independent adviser to provide specialist information on executive remuneration and other remuneration matters. The services were provided directly to the Board Remuneration Committee independent of management. The Chair of the Board Remuneration Committee oversees the engagement and associated costs. Work undertaken by the independent adviser included the provision of information relating to the benchmarking of Non-executive Director, CEO and Group Executive remuneration. In 2022, no remuneration recommendations, as prescribed under the Corporations Act 2001 (Cth) (Corporations Act) were made by Board advisers.

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5.2. Executive minimum shareholding requirements and current compliance

The CEO and Group Executives are required to build and maintain a significant Westpac shareholding within five years of their appointment to strengthen alignment with shareholder interests.

At 30 September 2022, the CEO and Group Executives comply with or are on track to meet the requirements.

The minimum shareholding requirements were reviewed this year in light of market practice and to ensure that shareholder alignment is supported. Effective from 1 October 2022, the requirements have been revised as set out below.

Aspect of the requirements	Previous requirements to 30 September 2022	Revised requirements from 1 October 2022
Calculation of shareholdings	Unvested performance share rights (including LTVR) are valued at 50% in the calculation of shareholdings.	Unvested performance share rights (including LTVR) will no longer be included in the calculation of shareholdings.
Requirement level	CEO: Five times fixed remuneration excluding superannuation. Group Executives: $1.2 million.	CEO: Two times fixed remuneration including superannuation. Group Executives: One times fixed remuneration including superannuation.
Sale restrictions	LTVR grants from 2022 onwards are only able to be sold to meet tax obligations, until the minimum shareholding requirement is met.	Executives are restricted from selling vested equity, other than for the purpose of meeting tax obligations, as follows: • For LTVR awards from 2022 onwards, until the required shareholding level is met; and • For STVR awards, where the required shareholding level is not met at the end of the accumulation period.
Accumulation period	Within five years of appointment to their role.	Within five years of 1 October 2022 (i.e. by 1 October 2027), or appointment to their role, whichever is later. The Board Remuneration Committee retains discretion to make adjustments in exceptional circumstances.

The calculation of other shareholdings remains unchanged. This includes recognising:

- shares held in an employee share plan (including deferred STVR);
- shares held outright in the individual's name either solely or jointly with another person; and
- shares held in a family trust or a self-managed superannuation fund.

5.3. Hedging policy

Participants in Westpac's equity plans are prohibited from entering, either directly or indirectly, into hedging arrangements for unvested awards in the STVR and LTVR plans. No financial products may be used to mitigate the risk associated with these awards. Any attempt to hedge awards will result in forfeiture and the Board may consider other disciplinary action. These restrictions satisfy the requirements of the Corporations Act which prohibits hedging of unvested awards.

5.4. Employment agreements

The remuneration and other terms of employment for the CEO and Group Executives are formalised in their employment agreements. Each agreement provides for the payment of fixed and variable reward, employer superannuation contributions and other benefits such as death and disablement insurance cover.

The table below details the key terms including termination provisions of the employment agreements for the CEO and Group Executives.

Term	Who	Conditions
Duration of agreement	CEO and Group Executives	• Ongoing until notice given by either party
Notice (by the executive or the Group) to terminate employment	CEO and Group Executives	• Twelve months[1]
Termination payments on termination without cause[2]	CEO and Group Executives	• Deferred STVR (which is awarded on a pro rata basis) and LTVR (which is subject to performance hurdles) vest according to the applicable equity plan rules, including being subject to remuneration adjustments.
Termination for cause	CEO and Group Executives	• Deferred STVR and LTVR is forfeited, noting the Board has discretion to determine otherwise • Occurs immediately for misconduct • Three months' notice for poor performance
Post-employment restraints	CEO and Group Executives	• Twelve month non-solicitation restraint

1. Payment in lieu of notice may in certain circumstances be approved by the Board for some or all of the notice period.
2. The maximum liability for termination benefits for the CEO and Group Executives at 30 September 2022 was $12.0 million (2021: $14.5 million).

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6. Non-executive Director remuneration

6.1. Structure and policy

Westpac's Non-executive Director remuneration strategy is designed to attract and retain experienced, qualified Board members and provide appropriate remuneration for their time and expertise.

Non-executive Director fees are not related to Westpac's results. Fees are paid in cash and no discretionary payments are made for performance. Non-executive Directors are required to build and maintain a minimum shareholding to align their interests with those of shareholders (refer to Section 6.3 for further details).

The table below sets out the components of Non-executive Director remuneration.

	Non-executive Director remuneration
Base fees	Relate to service on the Westpac Banking Corporation Board. The base fee for the Chairman covers all responsibilities, including for Board Committees.
Committee fees	Additional fees are paid to Non-executive Directors (other than the Board Chairman) for chairing or participating in Board Committees other than the Board Nominations & Governance Committee.
Employer superannuation contributions	Reflects statutory superannuation contributions which are capped at the superannuation maximum contributions base as prescribed under the Superannuation Guarantee legislation.
Subsidiary Board and Advisory Board fees	Relates to service on Subsidiary Boards and Advisory Boards and are paid by the relevant subsidiary.

6.2. Non-executive Director remuneration in 2022

The table below sets out the annual Board and standing Committee fees (inclusive of superannuation). Changes in Board and Committee composition during the year are set out in the overview of Directors' meetings in Section 9 of the Directors' report.

Non-executive Director fees were reviewed following market benchmarking and a change in Board Committee structure. A range of Non-executive Director fee reductions became effective in August 2022 as set out in the table below.

For 2022, $3.71 million (82%) of the fee pool was used. The fee pool of $4.5 million per annum was approved by shareholders at the 2008 Annual General Meeting and includes employer superannuation contributions.

Base and Committee fees	Annual fee ($) (inclusive of superannuation)	Comments on changes effective August 2022 ($)
Chairman	850,000	Reduced from 913,999.
Other Non-executive Directors	240,000	Reduced from 248,999.
Committee Chair fees		
Board Audit Committee	70,000	Reduced from 70,400.
Board Risk Committee	70,000	Reduced from 90,000.
Board Remuneration Committee	60,000	Reduced from 63,800.
Board Technology Committee	35,200	Committee ceased to operate and the Technology agenda is now addressed with the Board or other Board Committees as appropriate.
Board Legal, Regulatory & Compliance Committee	67,500	Committee ceased to operate and the Legal, Regulatory and Compliance agenda is now addressed with the Board Risk Committee.
Committee membership fees		
Board Audit Committee	32,000	
Board Risk Committee	32,000	
Board Remuneration Committee	29,000	
Board Technology Committee	20,000	Committee ceased to operate as noted above.
Board Legal, Regulatory & Compliance Committee	30,000	Committee ceased to operate as noted above.

Other fees

Non-executive Directors may also receive Subsidiary Board and Advisory Board fees or fees for additional duties. Fees for additional duties are paid at a per meeting rate of $2,000 for Committee members and $4,000 for Committee Chairs (inclusive of superannuation).

During the reporting period, there were no fees paid to Non-executive Directors for Subsidiary Boards or Advisory Boards. Peter Nash received additional fees of $12,000 for responsibilities and participation in a Due Diligence Committee.

6.3. Non-executive Director minimum shareholding requirement

Non-executive Directors are required to build and maintain a holding in Westpac ordinary shares with a value not less than the Board base fee, within five years of appointment to the Board.

In 2022, the Chairman's minimum shareholding requirement was increased from one times the Non-executive Director fee to one times the Chairman's fee.

At 30 September 2022, all Non-executive Directors comply with or are on track to meet the requirement.

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7. Statutory remuneration details

7.1. Details of Non-executive Director remuneration

The table below details Non-executive Director remuneration.

	Short-term benefits			Post-employment benefits	
Name	Westpac Banking Corporation Board fees[1] $	Additional, Subsidiary and Advisory Board Fees $	Non-monetary benefits[2] $	Superannuation $	Total $
Current Non-executive Directors					
John McFarlane, Chairman					
2022	884,530	-	8,298	24,286	917,114
2021	893,423	-	8,355	22,573	924,351
Nerida Caesar					
2022	268,054	-	-	23,637	291,691
2021	276,058	-	-	22,290	298,348
Audette Exel AO					
2022	273,871	-	-	24,064	297,935
2021	23,438	-	-	2,344	25,782
Michael Hawker AM					
2022	286,694	-	-	24,039	310,733
2021	242,854	-	-	19,692	262,546
Chris Lynch					
2022	286,171	-	-	24,111	310,282
2021	290,111	-	-	22,296	312,407
Peter Marriott					
2022	387,409	-	-	24,003	411,412
2021	398,527	-	-	22,346	420,873
Peter Nash					
2022	332,140	12,000	-	24,079	368,219
2021	377,525	-	-	22,273	399,798
Nora Scheinkestel					
2022	312,989	-	-	24,192	337,181
2021	169,400	-	-	13,851	183,251
Margaret Seale					
2022	344,088	-	-	23,987	368,075
2021	320,110	-	-	22,427	342,537
Former Non-executive Directors					
Craig Dunn[3]					
2022	65,274	-	-	5,275	70,549
2021	322,034	-	-	22,311	344,345
Steven Harker[3]					
2022	21,877	-	-	2,188	24,065
2021	312,419	-	-	22,351	334,770
Total fees					
2022	3,463,097	12,000	8,298	223,861	3,707,256
2021[4]	3,690,139	-	8,355	219,708	3,918,202

1. Includes fees paid to the Chairman and members of Board Committees.
2. Non-monetary benefits are determined on the basis of the cost to the Group including associated fringe benefits tax (FBT) where applicable and includes bank funded car parking.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.
4. Total fees for 2021 shown as reported in the 2021 Annual Report.

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7.2. Remuneration details – Chief Executive Officer and Group Executives

The table below details remuneration for the CEO and Group Executives prepared and audited in accordance with Australian accounting standards.

	Short term benefits				Post-employment benefits	Other long term benefits	Share-based payments		
	Fixed remuneration[1] $	Cash STVR award[2] $	Non-monetary benefits[3] $	Other short term benefits[4] $	Superannuation benefits[5] $	Long service leave $	Restricted shares[6] $	Share rights[7] $	Total[8] $
Managing Director & Chief Executive Officer									
Peter King, Managing Director & Chief Executive Officer									
2022	2,402,724	975,000	31,649	-	42,927	75,688	755,346	734,934	5,018,268
2021	2,402,786	840,000	30,548	-	46,332	36,851	404,355	441,581	4,202,453
Group Executives									
Scott Collary, Group Executive, Customer Services & Technology									
2022	1,204,267	520,500	70,863	68,384	33,378	18,669	937,653	318,477	3,172,191
2021	1,138,524	444,500	266,054	711,616	30,432	16,796	657,896	176,063	3,441,881
Chris de Bruin, Chief Executive, Consumer & Business Banking									
2022	1,313,505	546,000	61,374	169,090	30,383	19,802	883,662	361,354	3,385,170
2021	966,699	467,500	172,286	480,570	22,032	14,331	548,716	163,171	2,835,305
Carolyn McCann, Group Executive, Corporate Services									
2022	1,049,737	324,500	4,765	-	29,048	28,997	253,793	308,040	1,998,880
2021	941,852	285,000	4,053	-	26,921	13,669	190,488	133,353	1,595,336
Catherine McGrath, Chief Executive Officer, Westpac New Zealand[9]									
2022	708,147	318,974	9,159	-	101,654	-	-	195,278	1,333,212
2021	Not a KMP in 2021								
Anthony Miller, Chief Executive, Westpac Institutional Bank									
2022	1,162,351	416,500	3,994	815,369	34,891	17,908	1,061,788	310,873	3,823,674
2021	1,121,762	392,000	1,881	2,004,445	31,561	16,010	1,203,527	181,539	4,952,725
Christine Parker, Group Executive, Human Resources									
2022	957,683	356,000	2,806	-	29,764	(12,784)	281,419	398,991	2,013,879
2021	971,685	320,000	2,908	-	28,115	15,161	185,986	222,280	1,746,135
Michael Rowland, Chief Financial Officer									
2022	1,230,296	394,500	3,994	-	31,489	19,957	332,668	252,702	2,265,606
2021	1,241,835	405,000	64,765	-	27,909	18,193	168,550	155,652	2,081,904
Jason Yetton, Chief Executive, Specialist Businesses									
2022	1,195,337	527,500	2,806	-	34,709	17,869	476,229	403,141	2,657,591
2021	1,175,416	617,000	2,908	-	33,095	17,803	256,778	283,224	2,386,224
Ryan Zanin, Chief Risk Officer[9]									
2022	814,140	228,000	147,076	328,925	2,510	11,378	56,394	48,684	1,637,107
2021	Not a KMP in 2021								
Former Group Executives									
Simon Power, Acting Chief Executive Officer, Westpac New Zealand[7,9]									
2022	82,463	-	2,558	-	6,417	-	-	28,039	119,477
2021	214,774	82,066	404	-	21,059	-	-	76,754	395,057
David Stephen, Chief Risk Officer[9,10,11]									
2022	1,371,134	148,500	5,298	1,330,454	30,141	(81,893)	416,461	1,890,766	5,110,861
2021	1,848,612	439,000	8,804	-	37,564	27,356	543,067	544,692	3,449,095
Les Vance, Group Executive, Financial Crime, Compliance & Conduct[9,11]									
2022	580,130	158,500	2,688	913,242	22,776	8,933	467,522	941,095	3,094,886
2021	985,785	278,500	4,070	-	34,341	33,102	575,260	150,010	2,061,068

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1. Fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking and associated FBT where applicable) and an accrual for annual leave.
2. The cash STVR award is typically paid in December following the end of the financial year.
3. Non-monetary benefits are determined on the basis of the cost to the Group (including associated FBT, where applicable) and include annual health checks, provision of taxation advice, bank funded car parking, relocation costs, living away from home expenses and allowances. Cash relocation allowances are recognised as an expense from the commencement date as a KMP to the end of a clawback period.
4. Includes payments on termination of employment for former KMP or other contracted amounts for current KMP. The cash portion of buy out arrangements is recognised as an expense from commencement date as a KMP to the end of the vesting period. For Ryan Zanin, the cash buy out arrangement was agreed on 30 August 2022, 0% of this award was paid in 2022 and portions of the award are due to be paid between March 2023 and December 2024.
5. The CEO and Group Executives are provided with life insurance cover under the Westpac Group Plan at no cost. Superannuation benefits have been calculated consistent with AASB 119 Employee Benefits.
6. The amortisation approach for restricted shares commences from the service period when the award was earned through to the end of the vesting period. A portion of the restricted shares held by Scott Collary, Chris de Bruin, Anthony Miller and David Stephen represent an allocation made to compensate them for remuneration foregone from their previous employer on resignation to join Westpac. The restricted shares replicate the vesting periods, and applicable conditions of the equity foregone.
7. Equity-settled remuneration is based on the amortisation over the performance and vesting period (normally two to four years). It is calculated using the fair value at the grant date of hurdled and unhurdled share rights granted during the four years ended 30 September 2022. Fair value is calculated at grant date consistent with external valuation using the invitation opt out date. For Simon Power, the equity-settled remuneration for 2021 has been revised to include amortisation of 2021 STVR awards ($12,574) which relate to a service period prior to commencement of his KMP period, and superannuation for 2021 has increased by $8,207 to include superannuation relating to the 2021 cash STVR. Details of prior year grants are disclosed in previous Annual Reports. The 2022 value for Catherine McGrath includes 63% attributed to deferred STVR awards.
8. The percentage of total remuneration which is performance related (i.e. cash STVR awards plus share-based payments) was: Peter King 49%, Scott Collary 56%, Chris De Bruin 53%, Carolyn McCann 44%, Catherine McGrath 39%, Anthony Miller 47%, Christine Parker 51%, Michael Rowland 43%, Jason Yetton 53%, Ryan Zanin 20%, Simon Power 23%, David Stephen 48% and Les Vance 51%. The percentage of total remuneration delivered in the form of options or share rights was: Peter King 15%, Scott Collary 10%, Chris De Bruin 11%, Carolyn McCann 15%, Catherine McGrath 15%, Anthony Miller 8%, Christine Parker 20%, Michael Rowland 11%, Jason Yetton 15%, Ryan Zanin 3%, Simon Power 23%, David Stephen 37% and Les Vance 30%.
9. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.
10. Fixed remuneration for David Stephen includes payments made or to be made during a gardening leave period where, in line with contractual requirements, he continued to receive cash salary and superannuation.
11. The share-based payment values for David Stephen and Les Vance reflect the accruals for unvested equity up to the end of each performance period. While the full value is being accrued for all unvested equity, the awards may or may not vest subject to the relevant performance hurdles.

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7.3. Movement in equity-settled instruments during the year

The table below shows the movements in the number and value of equity instruments for the CEO and Group Executives under the relevant plan during 2022.

Name	Type of equity-based instrument	Number granted[1]	Number vested[2]	Number exercised[3]	Value granted[4] $	Value exercised[5] $	Value forfeited or lapsed[5] $
Managing Director & Chief Executive Officer							
Peter King	Shares under Restricted Share Plan	40,152	6,649	-	839,980	-	-
	Performance share rights	127,401	-	-	740,200	-	2,078,604
Group Executives						-	
Scott Collary	Shares under Restricted Share Plan	21,247	-	-	444,487	-	-
	Performance share rights	88,200	-	-	513,324	-	-
Chris de Bruin	Shares under Restricted Share Plan	22,347	10,834	-	467,499	-	-
	Performance share rights	94,080	-	-	547,546	-	-
Carolyn McCann	Shares under Restricted Share Plan	13,623	8,489	-	284,993	-	-
	Performance share rights	52,340	-	-	313,815	-	324,063
Catherine McGrath[6]	Unhurdled share rights	-	-	-	-	-	-
	Performance share rights	56,266	-	-	327,468	-	-
Anthony Miller	Shares under Restricted Share Plan	18,738	44,672	-	391,999	-	-
	Performance share rights	84,280	-	-	490,510	-	-
Christine Parker	Shares under Restricted Share Plan	15,296	6,415	-	319,992	-	-
	Performance share rights	61,230	-	-	356,359	-	1,656,351
Michael Rowland	Shares under Restricted Share Plan	19,359	-	-	404,990	-	-
	Performance share rights	68,208	-	-	396,971	-	-
Jason Yetton	Shares under Restricted Share Plan	29,493	-	-	616,994	-	-
	Performance share rights	84,280	-	-	490,510	-	-
Ryan Zanin[6]	Shares under Restricted Share Plan	-	-	-	-	-	-
	Performance share rights	40,934	-	-	381,505	-	-
Former Group Executives							
Simon Power[6]	Unhurdled share rights	-	9,962	-	-	-	-
	Performance share rights	-	-	-	-	-	-
David Stephen[6]	Shares under Restricted Share Plan	20,984	16,042	-	438,985	-	-
	Performance share rights	100,328	-	-	583,909	-	4,871,746
Les Vance[6]	Shares under Restricted Share Plan	13,312	23,553	-	278,487	-	-
	Performance share rights	53,116	-	-	309,135	-	-

1. Performance share rights granted to the CEO were approved by shareholders at the 2020 and 2021 Annual General Meetings under ASX Listing Rule 10.14. No performance options were granted in 2022. Any deferred STVR awards in the form of restricted shares (or unhurdled share rights for KMP in New Zealand) are awarded in December each year. 2021 deferred STVR was awarded on 15 December 2021 for the Group Executives and 16 December 2021 for the CEO, the vesting period commenced on 1 October 2021, 50% of the award will vest on 1 October 2022 and 50% will vest on 1 October 2023 (subject to continued service and adjustment).
2. No hurdled share rights granted in 2017 vested in October 2021 when assessed against the relative TSR and cash ROE performance hurdles. 100% of the deferred STVR due to vest in 2022 vested. For Chris de Bruin, all of the restricted shares that vested were in relation to a buy out award which represents 18% of the total number of shares allocated for that award. For Anthony Miller, all of the restricted shares that vested were in relation to a buy out award which represents 36% of the total number of shares allocated for that award. For David Stephen, 6,552 of 16,042 restricted shares that vested were in relation to a buy out award which represents 5% of the total number of shares allocated for that award.
3. Vested share rights granted after July 2015 may be exercised up to a maximum of 15 years from the commencement date of their performance period. The exercise price for share rights is zero.
4. For performance share rights, the value granted represents the number of securities granted multiplied by the fair value per instrument as set out in the table in the sub-section titled 'Fair value of LTVR awards made during the year' below. For restricted shares, the value granted represents the number of ordinary shares granted multiplied by the five day VWAP of a Westpac ordinary share on the date the shares were granted ($20.92). These values, which represent the full value of the equity-based awards made to the CEO and Group Executives in 2022, do not reconcile with the amount shown in the table in Section 7.2 which shows the amount amortised in the current year of equity awards over the performance year the award was earned and the applicable vesting period. The minimum total value of the grants for future financial years is zero and an estimate of the maximum possible total value in future financial years is the fair value, as shown above.
5. The value of each share right exercised, forfeited or lapsed is calculated based on the five day VWAP of a Westpac ordinary share on the date of exercise (or forfeiture or lapse). The overall values reflect forfeitures or lapses as a result of a failure to meet performance conditions or resignation.
6. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

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Fair value of LTVR awards made during the year

In accordance with AASB 2 Share-based Payment, the table below provides a summary of the fair value of LTVR awards granted to the CEO and Group Executives in December 2021[1]. LTVR awards will only vest if performance hurdles are achieved and service conditions are met in future years.

Plan name	Granted to	Performance hurdle	Grant date	Commencement date	Test date	Expiry	Fair value per instrument[2]
Westpac LTVR plan	CEO and Group Executives	Relative TSR	16 December 2021 for the CEO 15 December 2021 for the Group Executives	1 October 2021	1 October 2025	1 October 2036	$5.81 for the CEO $5.82 for the Group Executives

The allocation methodology differs from the fair value used for accounting purposes. The allocation is determined by dividing the dollar value of the LTVR award by the face value of performance share rights. The face value is the five day VWAP up to the commencement of the performance period. Refer to Section 4.2 for further detail.

7.4. Details of Westpac equity holdings of Non-executive Directors

The table below sets out details of relevant interests in Westpac ordinary shares held by Non-executive Directors (including their related parties) during the year ended 30 September 2022[3].

	Number held at start of the year	Changes during the year	Number held at end of the year
Current Non-executive Directors			
John McFarlane	40,000	10,000	50,000
Nerida Caesar	13,583	-	13,583
Audette Exel AO	4,000	6,898	10,898
Michael Hawker AM	20,854	13,180	34,034
Chris Lynch[4]	13,090	-	13,090
Peter Marriott[5]	40,311	-	40,311
Peter Nash	15,360	-	15,360
Nora Scheinkestel	5,172	4,537	9,709
Margaret Seale[6]	26,158	-	26,158
Former Non-executive Directors			
Craig Dunn[7]	15,009	-	n/a
Steven Harker[7]	13,170	-	n/a

1. LTVR awards were also granted to Carolyn McCann on 4 March 2022 with a fair value of $8.05 and Ryan Zanin on 17 May 2022 with a fair value of $9.32. These grants have a commencement date of 1 October 2021, a test date of 1 October 2025 and an expiry date of 1 October 2036.
2. The fair values of performance share rights granted during the year have been independently calculated at their respective grant dates based on the requirements of AASB 2 Share-based Payment by PFS Consulting. The fair value of performance share rights with hurdles based on TSR performance relative to a group of comparator companies takes into account the average TSR outcome determined using a Monte Carlo simulation pricing model.
3. Other than as disclosed below, no share interests include non-beneficially held shares.
4. In addition to holding ordinary shares, Chris Lynch and his related parties held interests in 1137 Westpac Capital Notes 5 at year end.
5. In addition to holding ordinary shares, Peter Marriott and his related parties held interests in 563 Westpac Capital Notes 2 at year end.
6. In addition to holding ordinary shares, Margaret Seale and her related parties held interests in 100 Westpac Capital Notes 7 at year end.
7. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

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7.5. Details of Westpac equity holdings of Executive Key Management Personnel

The table below details Westpac equity held (and movement in that equity) by the CEO and Group Executives (including their related parties) for the year ended 30 September 2022[1].

Name	Type of equity-based instrument	Number held at start of the year	Number granted during the year as remuneration	Received on exercise and/or exercised during the year	Number forfeited or lapsed during the year[2]	Other changes during the year	Number held at end of the year	Number vested and exercisable at end of the year
Managing Director & Chief Executive Officer								
Peter King	Ordinary shares	131,886	40,152	-	-	-	172,038	-
	Performance share rights	460,630	127,401	-	(80,062)	-	507,969	-
Group Executives								
Scott Collary	Ordinary shares	75,088	21,247	-	-	-	96,335	-
	Performance share rights	120,614	88,200	-	-	-	208,814	-
Chris de Bruin	Ordinary shares	61,046	22,347	-	-	-	83,393	-
	Performance share rights	100,676	94,080	-	-	-	194,756	-
Carolyn McCann	Ordinary shares	67,175	13,623	-	-	-	80,798	-
	Performance share rights	174,136	52,340	-	(12,482)	-	213,994	-
Catherine McGrath[3]	Ordinary shares	-	-	-	-	-	-	-
	Unhurdled share rights	-	-	-	-	-	-	-
	Performance share rights	-	56,266	-	-	-	56,266	-
Anthony Miller	Ordinary shares	123,295	18,738	-	-	-	142,033	-
	Performance share rights	120,492	84,280	-	-	-	204,772	-
Christine Parker	Ordinary shares	29,457	15,296	-	-	(4,500)	40,253	-
	Performance share rights	280,816	61,230	-	(63,798)	-	278,248	-
Michael Rowland	Ordinary shares	-	19,359	-	-	-	19,359	-
	Performance share rights	99,415	68,208	-	-	-	167,623	-
Jason Yetton	Ordinary shares	-	29,493	-	-	-	29,493	-
	Performance share rights	180,201	84,280	-	-	-	264,481	-
Ryan Zanin[3]	Ordinary shares	-	-	-	-	-	-	-
	Performance share rights	-	40,934	-	-	-	40,934	-
Former Group Executives								
Simon Power[3]	Ordinary shares	236	-	-	-	-	n/a	n/a
	Unhurdled share rights	38,122	-	-	-	-	n/a	n/a
	Performance share rights	-	-	-	-	-	n/a	n/a
David Stephen[3]	Ordinary shares	154,910	20,984	-	-	-	n/a	n/a
	Performance share rights	514,052	100,328	-	(187,646)	-	n/a	n/a
Les Vance[3]	Ordinary shares	81,752	13,312	-	-	(35,070)	n/a	n/a
	Performance share rights	98,441	53,116	-	-	-	n/a	n/a

1. The highest number of shares held by an individual in the table is 0.0049% of total Westpac ordinary shares outstanding as at 30 September 2022.
2. Forfeitures or lapses during the year are as a result of a failure to meet performance conditions.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

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7.6. Loans to Non-executive Directors and Executive Key Management Personnel

Financial instrument transactions that occurred during the financial year between Non-executive Directors, the CEO or Group Executives and the Group are in the ordinary course of business (including interest and collateral). These transactions are provided at arms-length.

The table below details loans to Non-executive Directors, the CEO and Group Executives (including their related parties) of the Group.

	Balance at start of the year $	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Number in Group at end of the year
Non-executive Directors	9,894,987	139,143	-	7,136,750	4
CEO and Group Executives	19,025,842	407,723	-	14,083,009	6
Total	28,920,829	546,866	-	21,219,759	10

The table below details KMP (including their related parties) with loans above $100,000 during 2022.

	Balance at start of the year $	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Highest indebtedness during the year $
Non-executive Directors					
John McFarlane	-	22,181	-	3,283,970	3,344,454
Chris Lynch	3,931,965	74,112	-	2,832,121	3,931,965
Peter Nash	367,702	16,025	-	400,217	519,942
Margaret Seale	595,920	16,533	-	620,442	622,217
Former Non-executive Directors					
Steven Harker[1]	4,999,400	10,292	-	n/a	5,007,127
CEO and Group Executives					
Peter King	1,158,000	31,167	-	1,158,000	1,161,176
Scott Collary	2,465,126	49,224	-	2,393,110	2,469,673
Carolyn McCann	605,601	12,780	-	580,146	641,986
Anthony Miller	2,637,914	13,471	-	2,575,086	2,639,829
Christine Parker	5,502,679	164,019	-	5,432,667	5,434,991
Jason Yetton	2,850,000	78,025	-	1,944,000	2,831,932
Former Group Executives					
Simon Power[1]	1,161,712	4,873	-	n/a	1,127,254
Les Vance[1]	2,644,810	54,164	-	n/a	11,470,492

1. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

WESTPAC GROUP 2022 ANNUAL REPORT 249 Directors’ report 11. Auditor a) Non-audit services We may decide to engage PwC on assignments additional to their statutory audit duties where their expertise or experience with Westpac or a controlled entity is important. Details of the non-audit service amounts paid or payable to PwC for non-audit services provided during the 2021 and 2022 financial years are set out in Note 34 to the financial statements. PwC also provides audit and non-audit services to non-consolidated entities, non-consolidated trusts of which a Westpac Group entity is trustee, manager or responsible entity and non-consolidated superannuation funds or pension funds. The fees in respect of these services were approximately $9.3 million in total (2021: $9.6 million). PwC may also provide audit and non-audit services to other entities in which Westpac holds a minority interest and which are not consolidated. Westpac is not aware of the amount of any fees paid to PwC by those entities. Westpac has a policy on engaging PwC, details of which are set out in its Corporate Governance Statement in the section ‘‘Engagement of the external auditor’. The Board has considered the position and, in accordance with the advice received from the Board Audit Committee, is satisfied that the provision of the non-audit services during 2022 by PwC is compatible with the general standard of independence for auditors imposed by the Corporations Act. The Directors are satisfied, in accordance with advice received from the Board Audit Committee, that the provision of non-audit services by PwC, as set out above, did not compromise the auditor independence requirements of the Corporations Act for the following reasons: •all non-audit services provided by PwC for the year have been reviewed by the Board Audit Committee, which is of the view that they do not impact the impartiality and objectivity of PwC; and •based on Board quarterly independence declarations made by PwC to the Board Audit Committee during the year, none of the services undermine the general principles relating to auditor independence including reviewing or auditing PwC’s own work, acting in a management or a decision-making capacity for the company, acting as advocate for the company or jointly sharing economic risk and rewards. The Directors’ Report is signed in accordance with a resolution of the Board of Directors. John McFarlane Chairman 6 November 2022 Peter King Managing Director & Chief Executive Officer 6 November 2022

250 WESTPAC GROUP 2022 ANNUAL REPORT Information on Westpac Significant developments Westpac significant developments - Australia •Sale of Westpac Life Insurance Services Limited (now known as TAL Life Insurance Services Limited) (WLIS) to TAL Dai-ichi Life Australia Pty Limited. The following transactions were announced during 2022, but have not yet completed: Off-market buy-back We completed a $3.5 billion off-market share buy-back on 14 February 2022, with approximately 167.5 million Westpac shares, equating to approximately 4.6% of the shares on issue at that time, being bought back at the buy-back price of $20.90 per Westpac share. • Transfer of the members and benefits of BT Funds Management Limited’s personal and corporate (non-platform) superannuation products, via a successor fund transfer, to Mercer Super Trust; and Sale of Westpac’s Advance Asset Management business to Mercer (Australia) Pty Ltd. • Ambition to become a Net-Zero, Climate Resilient Bank In 2022, we released our fifth Climate Change Position Statement and Action Plan, defining our ambition to become a net-zero, climate resilient bank. We also joined the Net-Zero Banking Alliance (NZBA) and continued the Group’s work on aligning our lending portfolios with a 1.5°C-aligned pathway to net-zero emissions by 2050. In accordance with our NZBA commitment, we set our first series of financed emissions 2030 sector targets. We are continuing work to operationalise our targets, and where data and methodologies allow, aim to develop targets for other sectors in our financing activities that have high greenhouse gas emissions or emissions intensity. We will review and update our targets, methodologies and pathways as climate science advances, requirements and opportunities for transition and resilience evolve, and as guidance and policy develop. We will disclose progress against our 2030 targets and other updates as part of our annual reporting process. Further information is set out in the ‘Climate change’ and ‘Risk factors’ sections. These transactions are expected to complete in 2023 Further detail in relation to these transactions is available in Note 38 to the financial statements. Work continues on preparing the Group’s Platforms business for sale. Following the termination of the sale agreements with Kina Bank for the sale of the Group’s Pacific businesses, and subsequent consideration of alternative options, we consider it is unlikely we will be in a position to sell the Pacific businesses in the short to medium term. We will continue to support our customers in the region. Approvals may be required from regulators or other stakeholders in order to divest businesses and assets, and there is a risk that these approvals may not be received or that the purchaser or transferee (as the case may be) do not complete these transactions for other reasons. Some of the announced or completed transactions have involved the giving of warranties and indemnities in favour of the counterparty for certain conduct matters, remediation, and other risks, including in relation to the previously disclosed review of premium increases on certain life insurance products issued by our former subsidiary WLIS. Further information is set out in ‘Risk factors’ and Note 26 to the financial statements. Changes to structure and executive team In February 2022, we announced changes to the Group’s operating structure and executive team as part of initiatives to simplify the Group’s operations and improve accountability. The restructure involved moving certain services to the lines of business they support, the creation of two shared services segments designed to achieve benefits of scale across common processes, and a leaner Group head office responsible for setting strategy, policies and frameworks for the Group. We also confirmed the restructure of our management team, including combination of the roles of Chief Risk Officer and Group Executive, Financial Crime, Compliance and Conduct, with Ryan Zanin commencing as Chief Risk Officer on 29 April 2022. In addition, on 29 April 2022, Yianna Papanikolaou commenced as the Chief Transformation Officer, reporting to the CEO. The role has responsibility for major change and investment programs and accountability for the Customer Outcomes and Risk Excellence (CORE) program. Regulatory and risk developments Enforceable undertaking on risk governance remediation, Integrated Plan and CORE program Our CORE program is delivering the Integrated Plan required by the enforceable undertaking (EU) entered into with APRA in December 2020 in relation to our risk governance remediation and supporting the strengthening of our risk governance, accountability and culture. Execution of the CORE program is ongoing and over 60% of the activities in the Integrated Plan have been assessed as complete and effective by the Independent Reviewer. Promontory Australia, as the appointed Independent Reviewer, provides quarterly reports to APRA on our compliance with the EU and Integrated Plan. Promontory Australia has provided seven reports to APRA so far, with its next report due in January 2023. These reports are published on our website every six months at https://www.westpac.com.au/about-westpac/media/core/. Exit of businesses within Specialist Businesses segment Following a review in 2020, we determined we would look to exit businesses in the Specialist Businesses segment over time. Since then, a number of these businesses have been sold, including the following which completed in 2022: •Sale of Westpac’s motor vehicle dealer finance and novated leasing business; •Sale of Westpac Life-NZ-Limited to Fidelity Life Assurance Company Limited and

WESTPAC GROUP 2022 ANNUAL REPORT 251 Information on Westpac  Risk management keeping, upgrading customer and payment screening and transaction monitoring solutions, improving Electronic Funds Transfer Instruction processes, establishing data reconciliations and checks to ensure the completeness of data feeding into our financial crime systems, and improving regulatory reporting including in relation to International Funds Transfer Instructions, Threshold Transaction Reports, Suspicious Matter Reports (including ‘tipping off’ controls), and FATCA and CRS reporting and equivalent reports in jurisdictions outside Australia. With increased focus on financial crime, further issues requiring attention have been and may be identified, and we have continued to liaise with AUSTRAC, and local regulators in jurisdictions outside Australia, as appropriate. Details about the consequences of failing to comply with financial crime obligations are set out in ‘Risk factors’. We are continuing to invest in strengthening our end-to-end management of risk. A range of shortcomings and areas for improvement in our risk governance have been highlighted in current and historical reviews, including embedding of our risk management framework, policies and systems, clarity of the three lines of defence model, regulatory reporting, data quality and management, product governance, prudential compliance management and associated control frameworks, our risk capabilities, and business continuity management. We have a number of risks currently considered outside of risk appetite or that do not meet the expectations of regulators, and we have taken steps to seek to bring these risks into appetite. The CORE program, discussed above, is designed to deliver improvements in many of these areas, including embedding a more proactive risk culture, embedding clear risk management accountabilities, improving the control environment, and uplifting risk awareness, capability and capacity for ongoing risk management. Other areas of improvement such as operational risk, credit risk, sustainability risk, climate risk, compliance and conduct, financial crime, stress testing and model risk management are being addressed through investment in a number of areas, which may include subject-matter expertise, process and technology improvements. Further information about risk management is set out in ‘Risk management’ in the Strategic Review. APRA capital requirements APRA announcements on capital Information relating to APRA announcements on capital is set out in Note 28 to the financial statements. Operational risk capital overlays The following additional capital overlays are currently applied by APRA to our operational risk capital requirement: • $500 million in response to Westpac’s Culture, Governance and Accountability self-assessment. The overlay has applied from 30 September 2019. $500 million in response to the magnitude and nature of issues that were the subject of the AUSTRAC proceedings. The overlay has applied from 31 December 2019. APRA removes Westpac’s liquidity add-on On 1 September 2022, APRA announced that it had removed the 10% add-on applied to the net cash outflows included in the calculation of our Liquidity Coverage Ratio (LCR). The removal of the add-on increased our LCR by approximately 13 percentage points as at 1 September 2022. • These overlays have been applied through an increase in risk-weighted assets. The impact on our Level 2 common equity Tier 1 (CET1) capital ratio at 30 September 2022 was a reduction of 29 basis points. APRA phasing out reliance on Committed Liquidity Facility Additional loss absorbing capacity On 2 December 2021, APRA announced a requirement for D-SIBs (including Westpac) to increase their total capital requirements by 4.5 percentage points of RWA under the current capital adequacy framework to be met by 1 January 2026. The additional total capital is expected to be met through additional Tier 2 Capital. In our funding, this increase in total capital is likely to be offset by a decrease in long-term wholesale funding. On 10 September 2021, APRA announced it expects authorised deposit-taking institutions (ADIs) to reduce their Committed Liquidity Facility (CLF) usage to zero in stages. We have complied with APRA’s announcement to date. In line with APRA’s expectations, we expect to reduce our CLF allocation to zero by 1 January 2023. To replace the reduction in the CLF, we have increased our holdings of High Quality Liquid Assets. As at 30 September 2022, our CLF allocation was $9.25 billion. Westpac significant developments - New Zealand Financial crime We continue to make progress on improving our financial crime risk management program, as we implement a significant multi-year program of work (including AML/CTF, Sanctions, Anti-Bribery and Corruption, Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standards (CRS)). Through this work, we continue to undertake activities to remediate and improve our financial crime controls in multiple areas including initial, enhanced and ongoing customer due diligence and associated record Reviews required under section 95 of the Banking (Prudential Supervision) Act 1989 On 23 March 2021, the Reserve Bank of New Zealand (RBNZ) issued two notices to Westpac New Zealand Limited (WNZL) under section 95 of the Banking (Prudential Supervision) Act 1989 (NZ) requiring WNZL to supply two external reviews to the RBNZ (the Risk Governance Review and the Liquidity Review). These reviews only applied to WNZL and not to Westpac in Australia or its New Zealand branch.

252 WESTPAC GROUP 2022 ANNUAL REPORT Information on Westpac The Risk Governance Review related to the effectiveness of WNZL’s risk governance, with a focus on the role played by the WNZL Board. This review was undertaken by Oliver Wyman Limited (Oliver Wyman) and completed in November 2021. The review identified deficiencies in WNZL’s risk governance practices and operations which impacted the WNZL Board’s effectiveness in governing risk. WNZL has a programme of work underway to address the issues raised, which is being overseen by the WNZL Board. WNZL has engaged Oliver Wyman to provide independent assurance that WNZL’s remediation has been delivered to an appropriate standard. WNZL is making good progress with this programme of work. The Liquidity Review related to the effectiveness of WNZL’s actions to improve liquidity risk management and the associated risk culture. This followed previously identified breaches of the RBNZ’s Liquidity Policy (BS13) and non-compliances with condition of registration 14 identified through the RBNZ’s liquidity thematic review. This review was undertaken by Deloitte Touche Tohmatsu (Deloitte) and completed in May 2022. The review found that WNZL had improved its liquidity control environment and had made improvements to its associated risk culture. The review did not identify any material control gaps or issues and made some recommendations for improvement, which are being implemented as part of WNZL’s continuous improvement activity. From 31 March 2021, the RBNZ amended WNZL’s conditions of registration, requiring WNZL to discount the value of its liquid assets by approximately 14%. From 15 August 2022, the RBNZ reduced the overlay to approximately 7%, which at 30 September 2022 was NZ$1.489 billion. The overlay will remain in place until the RBNZ is satisfied that control assurance work has been completed. overseas banks. On 24 August 2022, the RBNZ released a second and final consultation paper, outlining its preferred approach to the regulation of branches, including: • restricting overseas bank branches to engaging in wholesale business only (meaning they could not take retail deposits or offer products or services to retail customers), and limiting the maximum size of a branch to NZ$15 billion in total assets; and requiring dual-registered branches (such as Westpac’s New Zealand branch), to only conduct business with customers with a turnover greater than NZ$50 million. In addition, the branch must be sufficiently separate from the relevant subsidiary with any risks mitigated by specific conditions of registration. • The consultation period closes on 16 November 2022. Deposit Takers Bill The Deposit Takers Bill 2022 was introduced into the New Zealand Parliament on 22 September 2022. If passed, the Bill will create a single regulatory regime for banks and non-bank deposit takers in New Zealand and introduce a depositor compensation scheme to protect up to NZ$100,000 per eligible depositor, per institution, if a payout event is triggered. The scheme is expected to be fully funded by levies and with a Crown backstop. If the Bill is passed, initial implementation of the depositor compensation scheme is expected in early 2024, with the remainder of the Bill following the development of secondary legislation. General regulatory changes affecting our businesses Enhanced breach reporting regime From 1 October 2021, we commenced operating under the enhanced Australian Securities and Investments Commission (ASIC) breach reporting regime that applies to Australian financial services licensees and credit licensees. The expanded reporting regime has led to a significant increase in our breach reporting to ASIC, and is consistent with the trend across the financial services sector. Technology programme Separate to the section 95 reviews outlined above, WNZL has also committed to the RBNZ and Financial Markets Authority (FMA) to address its technology issues, and engaged Deloitte to monitor progress. While work has been underway to address these issues for some time, more work is required to meet WNZL’s expectations and those of the regulators. Reforms to critical infrastructure laws and cyber resilience The Security of Critical Infrastructure Act 2018 (Cth) has been amended to strengthen the security and resilience of critical infrastructure. This includes critical infrastructure assets used to provide banking and financial services. As a result of these amendments, the financial services sector is subject to new obligations relating to the security of its critical infrastructure assets. This includes obligations to: Reserve Bank’s Outsourcing Policy Condition of registration 22 requires WNZL to comply with those provisions of the RBNZ’s Outsourcing Policy that are currently in force, and to be fully compliant with all provisions of the policy by 1 October 2023. WNZL is continuing to undertake a large-scale, multi-year, complex programme of work to become fully compliant by the compliance date. WNZL continuously monitors its progress and, while it considers that it has a pathway to achieve compliance, significant risks remain in relation to the delivery of its plan by the compliance date. • report operational, interest and control information in respect of specified critical infrastructure assets (where applicable) to the Register of Critical Infrastructure Assets; and notify the Australian Cyber Security Centre of cyber security incidents that impact critical infrastructure assets. • RBNZ review of overseas bank branches The Act also gives the Government extensive powers to provide assistance in responding to cyber security threats. This includes the power to issue directions to take action (or refrain from taking action) in response to an incident, or as a last resort option, to intervene in the defence of an asset from a cyber threat. On 20 October 2021, the RBNZ announced it is reviewing its policy for branches of overseas banks (including Westpac Banking Corporation’s New Zealand branch), with a view to creating a simple, coherent and transparent policy framework for branches of

WESTPAC GROUP 2022 ANNUAL REPORT 253 Information on Westpac  In addition, APRA, ASIC, and the Australian Government have continued their focus on cyber resilience, given the increasing number of cyber-related incidents. APRA is seeking to ensure that regulated entities improve their cyber resilience practices and has been focusing on the effective implementation of Prudential Standard CPS 234 Information Security. We continue to enhance our systems and processes to mitigate cyber security risks, including in relation to third parties. the test for the second time and Westpac’s default superannuation fund for Westpac Group employees, BT Super for Life – Westpac Group Plan MySuper also failed for the first time. The BT Trustee has notified relevant members of this outcome. The 2022 APA was based on a combined eight-year performance of the products. As the BT Super/Super for Life MySuper product has failed the annual performance test a second time, the BT trustee cannot accept new MySuper members into this product until it passes a subsequent annual performance test and APRA permits reopening of the product to new members. The BT Super/Super for Life products were closed to new members in August 2022. The Westpac Group Plan remains open to new members. Consistent with its obligations and APRA’s expectations, in advance of receiving the second APA result and after conducting a robust process, the BT Trustee determined that subject to a number of conditions being satisfied, the transfer of corporate and personal super members (non-platform) and their assets to the Mercer Super Trust is in members’ best financial interests. This transfer, which applies to the members and assets of the BT Super/ Super for Life and Westpac Group Plan products, is expected to occur in the first half of 2023. Proposed reforms to the Privacy Act The Australian Attorney-General’s Department is continuing to review the Privacy Act 1988 (Cth) with a view to implementing reforms to better empower consumers, protect their data and support the digital economy. As part of this review, earlier this year the Attorney-General’s Department received public submissions on its discussion paper regarding proposed reforms to the Privacy Act. While its final report, containing recommended reforms for consideration by the government is yet to be released, the Attorney-General has indicated it wants new legislation drafted this year and expressed particular concerns around data retention. We are awaiting the final report. In the meantime, the Federal Government has introduced into Parliament the Privacy Legislation Amendment (Enforcement and Other Measures) Bill 2022. If the Bill is enacted, the Privacy Act will be amended to include: •a significant increase in penalties for serious or repeated breaches of privacy for bodies corporate from the current $2.22 million to the greater of $50 million, three times the value of the benefit obtained through any contravention, or 30% of adjusted turnover during the breach period (if a court cannot determine the value of the benefit obtained); and •greater enforcement and information sharing powers for the Australian Information Commissioner, such as expanding the types of declarations it could make at the conclusion of an investigation. Litigation and regulatory proceedings Our entities are parties from time to time in legal proceedings arising from the conduct of our business. Material legal proceedings are described below and as required in Note 26 to the financial statements. Fraud Westpac’s proceedings against Forum Finance Pty Ltd We continue to support external administrators appointed to companies associated with the directors of Forum Finance Pty Ltd and to pursue certain of our legal rights to preserve fraudulently obtained funds, with a view to making some recovery. We obtained asset freezing and search orders to seek to preserve available assets and relevant information, and continue to assist New South Wales Police. Proposed amendments to Unfair Contract Terms Laws Completed matters During 2022, a number of litigation matters have been finalised, including: On 27 October 2022, the Treasury Laws Amendment (More Competition, Better Prices) Bill 2022 (Cth) was passed by both Houses of Parliament. The Bill amends the Competition and Consumer Act 2010 (Cth) (and the Australian Securities and Investments Commission Act 2001 (Cth)) to broaden the scope of existing unfair contract terms laws and make such terms illegal, and significantly increase the maximum civil penalties for contraventions. The civil penalties for corporations will increase to the greater of $50 million; three times the value of the benefit obtained; or where the value of the benefit cannot be determined, 30% of adjusted turnover during the breach period. For individuals, the civil penalties will increase to $2.5 million. The increased penalties will take effect the day after Royal Assent, while the remaining reforms will commence 12 months later. We are considering the potential impacts of the proposed amendments. ASIC’s consumer credit insurance proceedings On 7 April 2021, ASIC commenced proceedings in the Federal Court against Westpac in relation to the sale of consumer credit insurance (CCI) products to certain customers who ASIC alleged had not requested this product. Westpac ceased selling CCI products in 2019. On 7 April 2022, the Federal Court made orders, as agreed between Westpac and ASIC, and ordered Westpac to pay a $1.5 million penalty. Focus on superannuation On 31 August 2022, APRA released results for its second annual performance assessment (APA) test. The BT Super/Super for Life MySuper product failed

254 WESTPAC GROUP 2022 ANNUAL REPORT Information on Westpac Regulatory matters agreed between Westpac and ASIC AUSTRAC oversees the compliance of Australian reporting entities (including Westpac) with the requirements under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) and the Financial Transaction Reports Act 1988 (Cth). These requirements include: On 30 November 2021, Westpac announced that it had reached agreement with ASIC to resolve six separate longstanding matters through agreed civil penalty proceedings in the Federal Court. These matters followed regulatory investigations conducted by ASIC, many instigated by self-reporting of issues by Westpac. Westpac and ASIC agreed proposed penalties for each of the proceedings, totalling $113 million, plus agreed costs, which were subsequently ordered by the Court and have been paid. • implementing programs for identifying and monitoring customers, and for managing the risks of money laundering and terrorism financing; reporting suspicious matters, threshold transactions and international funds transfer instructions; and submitting an annual compliance report. • • Regulatory proceedings Information on ASIC’s civil proceedings against Westpac relating to interest rate hedging activity in relation to the 2016 Ausgrid privatisation transaction is set out in Note 26 to the financial statements. The OAIC is responsible for the regulation of privacy and information rights, including under the Privacy Act 1988 (Cth) (Privacy Act). Its functions include handling complaints about the handling of personal information and conducting investigations into potential breaches of the Privacy Act. Class actions Information relating to class actions (including settled class actions and potential class actions) is set out in Note 26 to the financial statements. New Zealand The Reserve Bank of New Zealand (RBNZ) is responsible for supervising New Zealand registered banks and protects the financial stability of New Zealand through the application of minimum prudential obligations. The New Zealand prudential supervision regime requires that registered banks publish disclosure statements, which contain information on financial performance and risk positions as well as attestations by the directors about the bank’s compliance with its conditions of registration and certain other matters. The Financial Markets Authority (FMA) and the New Zealand Commerce Commission (NZCC) are the two primary conduct and enforcement regulators. The FMA and NZCC are responsible for ensuring that markets are fair and transparent and are supported by confident and informed investors and consumers. Regulation of markets and their participants is undertaken through a combination of market supervision, corporate governance and licensing approvals. In New Zealand, other relevant regulator mandates include those relating to taxation, privacy and foreign affairs and trade. Banks in New Zealand are also subject to a number of self-regulatory regimes. Examples include Payments NZ, the New Zealand Bankers’ Association (NZBA) and the Financial Services Council (FSC). Examples of industry agreed codes include the NZBA’s Code of Banking Practice and FSC’s Code of Conduct. Supervision and regulation Australia Within Australia, we are subject to supervision and regulation by seven principal agencies and bodies: the Australian Prudential Regulation Authority (APRA); the Reserve Bank of Australia (RBA); the Australian Securities and Investments Commission (ASIC); the Australian Securities Exchange (ASX); the Australian Competition and Consumer Commission (ACCC); the Australian Transaction Reports and Analysis Centre (AUSTRAC) and the Office of the Australian Information Commissioner (OAIC). APRA is the prudential regulator of the Australian financial services industry. As an ADI, we report prudential information to APRA, including information in relation to capital adequacy, large exposures, credit quality and liquidity. The RBA is responsible for monetary policy, maintaining financial system stability and promoting the safety and efficiency of the payments system. The RBA is an active participant in the financial markets, manages Australia’s foreign reserves, issues Australian currency notes and serves as banker to the Australian Government. ASIC is the national regulator of Australian companies and consumer protection within the financial sector. The ASX operates Australia’s primary national market for trading of securities issued by listed companies. Some of our securities (including our ordinary shares) are listed on the ASX and we therefore have obligations to comply with the ASX Listing Rules, which have statutory backing under the Corporations Act 2001 (Cth). The ACCC is the regulator responsible for the regulation and prohibition of anti-competitive and unfair market practices and mergers and acquisitions in Australia. Its broad objective is to administer the Competition and Consumer Act 2010 (Cth) and related legislation to bring greater competitiveness, fair trading, consumer protection and product safety to the Australian economy.

WESTPAC GROUP 2022 ANNUAL REPORT 255 Information on Westpac  United States Our New York branch is a US federally licensed branch and therefore is subject to supervision, examination and regulation by the US Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System (the US Federal Reserve) under the US International Banking Act of 1978 (IBA) and related regulations. A US federal branch must maintain, with a US Federal Reserve member bank, a capital equivalency deposit as prescribed by the US Comptroller of the Currency, which is at least equal to 5% of its total liabilities (including acceptances, but excluding accrued expenses, and amounts due and other liabilities to other branches, agencies and subsidiaries of the foreign bank). In addition, a US federal branch is subject to periodic on-site examination by the US Comptroller of the Currency. Such examination may address risk management, operations, asset quality, compliance with the record-keeping and reporting, and any additional requirements prescribed by the US Comptroller of the Currency from time to time. A US federal branch of a foreign bank is, by virtue of the IBA, subject to the receivership powers exercisable by the US Comptroller of the Currency. As of 22 June 2016, we elected to be treated as a financial holding company in the US pursuant to the Bank Holding Company Act of 1956 and Federal Reserve Board Regulation Y. Our election will remain effective so long as we meet certain capital and management standards prescribed by the US Federal Reserve. Westpac and some of its affiliates are engaged in various activities that are subject to regulation by other US federal regulatory agencies, including the US Securities and Exchange Commission, US Financial Industry Regulatory Authority, the US Commodity Futures Trading Commission and the National Futures Association. Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 added Section 13(r) to the U.S. Securities Exchange Act of 1934, as amended, requiring each SEC reporting issuer to disclose in its annual and, if applicable, quarterly reports whether it or any of its affiliates have knowingly engaged in specified activities, transactions or dealings relating to Iran or with the Government of Iran or certain designated persons or entities involved in terrorism or the proliferation of weapons of mass destruction during the period covered by the report. Section 219 requires disclosure even of certain activities not prohibited by U.S. or other law and even if such activities were conducted outside the United States by non-U.S. affiliates in compliance with local law. Westpac and WNZL have engaged in activity that is relevant for this purpose. Westpac and WNZL (as a wholly owned subsidiary) maintain compliance policies and procedures to comply with all applicable economic sanctions laws and regulations. In that context, and only after confirming that such transactions did not involve prohibited or sanctionable activity under U.S. or other economic sanctions, the above Westpac Group entities outside the United States engaged in a limited number of activities reportable under Section 219 during the period covered by this annual report, as described below. No U.S. persons or entities, or entities owned or controlled by U.S. persons were involved in these activities. There are four matters requiring disclosure for this reporting period 1 October 2021 to 30 September 2022: (1) Accounts for the Embassy of Iran in Australia In June 2022, Westpac entered into a customer relationship with the Embassy of Iran in Australia that it subsequently terminated in August 2022. Between June 2022 and August 2022, Westpac processed a limited number of AUD funds transfers to and from accounts of the Embassy of Iran in Australia via domestic payment platforms in Australia. Westpac believes this activity conformed to its compliance policies and procedures and applicable sanctions laws and regulations. This activity contributed an insignificant amount of gross revenues and net profit to the Westpac Group. As noted above, Westpac has terminated its customer relationship with the Embassy of Iran in Australia as of August 2022. (2) Accounts for Embassy of Iran Diplomats in Australia In June 2022, Westpac opened retail bank accounts for the personal use of five diplomats at the Embassy of Iran in Australia. Westpac closed these accounts in August 2022 without having processed any material volume or value of transactions through the accounts in the interim. Westpac believes the operation of the accounts complied with all applicable sanctions and did not involve any sanctionable activity. This activity contributed an insignificant amount of gross revenues and net profit to the Westpac Group. As noted above, Westpac has terminated these customer relationships as of August 2022. In August 2022, Westpac also closed one dormant account of a former diplomat and put another dormant account of another former diplomat at the Embassy of Iran in Australia in the exit pipeline. No transaction activity had occurred in these accounts during the reporting period or in seven prior years. (3) Payments to the Embassy of Iran in Australia During 1 October 2021 to 30 September 2022, retail customers of Westpac remitted AUD payments from their accounts at Westpac to accounts of the Embassy of Iran in Australia at an unaffiliated bank in Australia. It was observed that the purpose of these transactions was generally related to consular purposes of the Embassy, such as obtaining travel visas or mandatory travel insurance for travel to Iran. Westpac is not a U.S. person or owned or controlled by U.S. persons and therefore its transactions that do not include any U.S. jurisdictional elements are not subject to the Iranian Transactions and Sanctions Regulations (“ITSR”) at Part 560 of title 31, Code of Federal Regulations, issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control. In addition, transactions that are

256 WESTPAC GROUP 2022 ANNUAL REPORT Information on Westpac “ordinarily incident to travel to” Iran are exempt from the ITSR (at 31 Code of Federal Regulations Section 560.210(d). All payments were facilitated through the NPP domestic payments platform. This activity contributed an insignificant amount of gross revenues and net profit to the Westpac Group. (4) Payments to the Embassy of Iran in New Zealand During 14 October 2021 to 2 August 2022, a New Zealand government customer of WNZL remitted a limited number of NZD payments to accounts of the Embassy of Iran in New Zealand at an unaffiliated bank in New Zealand, for the purpose of maintaining the diplomatic mission in New Zealand. This activity contributed an insignificant amount of gross revenues and net profit to the Westpac Group. This customer of the Westpac subsidiary in New Zealand has an approved exception from the Westpac Group Sanctions Policy and is subject to annual approvals and heightened due diligence and controls Westpac and WNZL intend to continue to process payments to the Embassies of Iran in Australia and New Zealand only under limited circumstances where Westpac Group believes the funds transfers conform to its compliance policies and procedures and all applicable sanctions laws and regulations. procedures for correspondent and other customer accounts in line with the CDD rule. Westpac’s New York Branch and Westpac Capital Markets LLC maintain an anti-money laundering compliance program designed to address US legal requirements. US economic and trade sanctions, as administered by the Office of Foreign Assets Control (OFAC), prohibit or significantly restrict US financial institutions, including the US branches and operations of foreign banks, and other US persons from doing business with certain persons, entities and jurisdictions. Westpac’s New York Branch and Westpac Capital Markets LLC maintain compliance programs designed to comply with OFAC sanctions programs, and Westpac has a Group-wide program to ensure adequate compliance. Legal proceedings Our entities are defendants from time to time in legal proceedings arising from the conduct of our business. Material legal proceedings, if any, are described in Note 26 to the financial statements and/or under ‘Significant developments’ above. Where appropriate as required by the accounting standards, a provision has been raised in respect of these proceedings and disclosed in the financial statements. Anti-money laundering regulation and related requirements Australia Westpac has a Group-wide program to manage its obligations under the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth). We continue to actively engage with the regulator, AUSTRAC, on our activities. Our Anti-Money Laundering and Counter-Terrorism Financing Policy (AML/CTF Policy) sets out how the Westpac Group complies with its legislative obligations. The AML/CTF Policy applies to all business segments and employees (permanent, temporary and third party providers) working in Australia, New Zealand and overseas. United States The USA PATRIOT Act of 2001 requires US financial institutions, including the US branches of foreign banks, to take certain steps to prevent, detect and report individuals and entities involved in international money laundering and the financing of terrorism. The required actions include verifying the identity of financial institutions and other customers and counterparties, terminating correspondent accounts for foreign ‘shell banks’ and obtaining information about the owners of foreign bank clients and the identity of the foreign bank’s agent for service of process in the US. The anti-money laundering compliance requirements of the USA PATRIOT Act include requirements to appoint a qualified BSA Officer, adopt and implement an effective anti-money laundering program, report suspicious transactions or activities, and implement due diligence

WESTPAC GROUP 2022 ANNUAL REPORT 257 performance Group Reading this report Review of Group operations Income statement review Balance sheet review Capital resources Segment reporting Consumer and Business Banking Consumer Business Westpac Institutional Bank Westpac New Zealand Specialist Businesses Group Businesses Risk and risk management Risk management Risk factors Sustainability Sustainability governance and risk management TCFD Index Non-financial summary Other Westpac business information

258 WESTPAC GROUP 2022 ANNUAL REPORT Reading this report Disclosure regarding forward-looking statements This Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this Annual Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate-and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘ambition’, or other similar words, are used to identify forward-looking statements. These statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents, and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this Annual Report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to: • • information security breaches, including cyber attacks the effect of, and changes in, laws, regulations, taxation or accounting standards or practices, and government and central bank monetary policies, particularly changes to liquidity, leverage and capital requirements regulatory investigations, reviews and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator-imposed conditions, including from our actual or alleged failure to comply with laws, regulations or regulatory policy the effectiveness of our risk management practices, including our policies, processes, systems and employees changes to the external business environment, including geopolitical, social or environmental risks, events or changes in countries in which Westpac or its customers or counterparties operate climate-related risks (including physical and transition risks) that may arise from initiatives and trends associated with climate change mitigation (including Westpac’s ambition to become a net-zero, climate resilient bank) the failure to comply with financial crime obligations, which has had, and could further have, adverse effects on our business and reputation internal and external events which may adversely impact our reputation reliability and security of Westpac’s technology and risks associated with changes to technology systems litigation and other legal proceedings and regulator investigations and enforcement actions the stability of financial systems and disruptions to financial markets and any losses or business impacts we or our customers or counterparties may experience market volatility, including uncertain conditions in funding, equity and asset markets the incidence of inadequate capital levels under stressed conditions changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and other countries in which we or our customers or counterparties operate and our ability to maintain or to increase market share, margins and fees, and control expenses adverse asset, credit or capital market conditions or an increase in defaults, impairments and provisioning because of a deterioration in economic conditions sovereign risks, including the risk that governments will default on their debt obligations, fail to perform contractual obligations, or be unable to refinance their debts changes to Westpac’s credit ratings or the methodology used by credit rating agencies the effects of competition in the areas in which we operate operational risks resulting from ineffective processes and controls levels of inflation, interest rates, exchange rates and market and monetary fluctuations and volatility poor data quality, data availability or data retention strategic decisions including diversification, innovation, divestment, acquisitions, expansion activity and integration changes to our critical accounting estimates and judgements and changes to the value of our intangible assets and various other factors beyond Westpac’s control. • • • • • • • • • • • • • • • • • • • • • •

WESTPAC GROUP 2022 ANNUAL REPORT 259 Reading this report The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in this Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements in this Annual Report, whether from new information, future events, conditions, or otherwise, after the date of this Annual Report. Further important information regarding climate change and sustainability-related statements This Annual Report contains forward-looking statements and other representations relating to environment, social and governance (ESG) topics, including but not limited to climate change, net-zero, climate resilience, natural capital, emissions intensity and other sustainability related statements, commitments, targets, projections, scenarios, risk and opportunity assessments, pathways, forecasts, estimated projections and other proxy data. These are subject to known and unknown risks, and there are significant uncertainties, limitations, risks and assumptions in the metrics and modelling on which these statements rely. In particular, the metrics, methodologies and data relating to climate and sustainability are rapidly evolving and maturing, including variations in approaches and common standards in estimating and calculating emissions, and uncertainty around future climate-and sustainability-related policy and legislation. There are inherent limits in the current scientific understanding of climate change and its impacts. Some material contained in this Annual Report may include information including, without limitation, methodologies, modelling, scenarios, reports, benchmarks, tools and data, derived from publicly available or government or industry sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information. There is a risk that the estimates, judgements, assumptions, views, models, scenarios or projections used may turn out to be incorrect. These risks may cause actual outcomes, including the ability to meet commitments and targets, to differ materially from those expressed or implied in this Annual Report. The climate-and sustainability-related forward-looking statements made in this Annual Report are not guarantees or predictions of future performance and Westpac gives no representation, warranty or assurance (including as to the quality, accuracy or completeness of these statements), nor guarantee that the occurrence of the events expressed or implied in any forward-looking statement will occur. There are usually differences between forecast and actual results because events and actual circumstances frequently do not occur as forecast and these differences may be material. Westpac will continue to review and develop its approach to ESG as this subject area matures. Currency of presentation, exchange rates and certain definitions In this Annual Report, ‘financial statements’ means our audited consolidated balance sheets as at 30 September 2022 and 30 September 2021 and income statements, statements of comprehensive income, changes in equity and cash flows for each of the years ended 30 September 2022, 2021 and 2020 together with accompanying notes which are included in this Annual Report. Our financial year ends on 30 September. As used throughout this Annual Report, the financial year ended 30 September 2022 is referred to as 2022 and other financial years are referred to in a corresponding manner. We publish our consolidated financial statements in Australian dollars. In this Annual Report, unless otherwise stated or the context otherwise requires, references to ‘dollars’, ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars and references to ‘NZ$’, ‘NZD’ or ‘NZ dollars’ are to New Zealand dollars. The Australian dollar equivalent of New Zealand dollars at 30 September 2022 was A$1.00 = NZ$1.1355, being the closing spot exchange rate on that date. Any discrepancies between totals and sums of components in tables contained in this Annual Report are due to rounding. Selected consolidated financial and operating data We have derived the following selected financial information, as of, and for the financial years ended, 30 September 2022, 2021 and 2020 from our consolidated financial statements and related notes. This information should be read together with our audited consolidated financial statements and the accompanying notes included elsewhere in this Annual Report.

260 WESTPAC GROUP 2022 ANNUAL REPORT Review of Group operations Accounting standards The financial statements and other financial information included elsewhere in this Annual Report, unless otherwise indicated, have been prepared and presented in accordance with Australian Accounting Standards (AAS). Compliance with AAS ensures that the financial statements also comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The financial statements have been prepared in accordance with the accounting policies described in the Notes to the financial statements. Recent accounting developments For a discussion of recent accounting developments refer to Note 1 to the financial statements. Critical accounting assumptions and estimates Applying the Group’s accounting policies requires the use of judgement, assumptions and estimates which impact the financial information. Note 1 (b) includes details of the areas of our critical accounting assumptions and estimates and a reference to the relevant note in the financial statements providing further information. Each of the assumptions and estimates have been discussed at our Board Audit Committee (BAC). The following is a summary of the areas involving our most critical accounting estimates. • • • • • • Note 7 Note 11 Note 23 Note 25 Note 26 Note 33 Income tax Provisions for expected credit losses (ECL) Fair values of financial assets and financial liabilities Intangible assets Provisions, contingent liabilities, contingent assets and credit commitments Superannuation commitments Impact of climate-related risks The Group has considered the impact of climate-related risks on its financial position and performance and while the effects of climate change represent a source of uncertainty, the Group has concluded that climate-related risks do not have a material impact on the judgements, assumptions and estimates for the year ended 30 September 2022. Details of provision for ECL overlays held in relation to physical climate-related risk are provided in Note 11. Impact of COVID-19 The Group has considered the impact of the COVID-19 pandemic on the assumptions and estimates impacting the financial statements for the year ended 30 September 2022. The key areas requiring judgement include: •ECL; and •recoverable amount assessments of intangible assets. As there is a higher than usual degree of uncertainty associated with these assumptions and estimates, the actual outcomes may differ significantly which may impact accounting estimates included in these financial statements.

WESTPAC GROUP 2022 ANNUAL REPORT 261

Review of Group operations

Income statement review

Consolidated income statement and key financial information[1]

(in $m unless otherwise indicated) Income statements for the years ended 30 September	2022	2021	2020
Net interest income	17,161	16,858	16,696
Net fee income	1,671	1,482	1,592
Net wealth management and insurance income	808	1,211	751
Trading income	664	719	895
Other (loss)/income	(698)	952	249
Net operating income before operating expenses and impairment charges	**19,606**	**21,222**	**20,183**
Operating expenses	(10,802)	(13,311)	(12,739)
Impairment charges	(335)	590	(3,178)
Profit before income tax	**8,469**	**8,501**	**4,266**
Income tax expense	(2,770)	(3,038)	(1,974)
Profit attributable to non-controlling interests (NCI)	(5)	(5)	(2)
Net profit attributable to owners of Westpac Banking Corporation (WBC)	**5,694**	**5,458**	**2,290**
Key financial ratios			
Shareholder value			
Fully franked dividends per ordinary share (cents)	125	118	31
Dividend payout ratio (%)[2]	76.79	79.25	48.87
Basic earnings per share (cents)[3]	159.9	149.4	63.7
Diluted earnings per share (cents)[4]	152.4	137.8	63.7
Weighted average number of ordinary shares (millions)	3,559	3,653	3,590
Net tangible assets per ordinary share ($)[5]	17.18	16.90	15.67
Return on average ordinary equity (%)[6]	8.10	7.70	3.37
Return on average total equity (%)[7]	8.10	7.70	3.36
Share price ($):			
High	26.44	27.12	29.81
Low	18.80	16.51	13.47
Close	20.64	26.00	16.84
Business performance			
Net interest margin (%)[8]	1.93	2.06	2.03
Operating expenses to operating income ratio (%)	55.10	62.72	63.12
Return on average assets (%)[9]	0.58	0.60	0.25
Capital adequacy			
Total equity to total assets (%)	7.00	7.70	7.50
Average total equity to total average assets (%)	7.21	7.83	7.40
APRA Basel III:			
Common equity Tier 1 (%)	11.29	12.32	11.13
Tier 1 ratio (%)	13.39	14.65	13.23
Total capital ratio (%)	18.40	18.86	16.38
Credit quality[10]			
Loans written off (net of recoveries)	745	594	977
Loans written off (net of recoveries) to average loans (basis points)	10	8	14
Net impaired assets to equity and collectively assessed provisions (%)	1.06	1.28	2.21
Total provisions for expected credit losses (ECL) to total loans (basis points)	62	70	88

1. Where accounting classifications have changed or where changes in accounting policy are adopted retrospectively, comparatives have been restated and may differ from results previously reported.
2. Adjusted for Treasury shares.
3. Based on weighted average number of fully paid ordinary shares.
4. Basic earnings per share adjusted for the impact of dilutive potential ordinary shares.
5. Total equity attributable to owners of Westpac Banking Corporation, after deducting intangible assets divided by the number of ordinary shares outstanding, less Treasury shares.
6. Calculated by dividing net profit attributable to owners of Westpac Banking Corporation (adjusted for RSP dividends) by average ordinary equity.
7. Calculated by dividing net profit attributable to owners of Westpac Banking Corporation (adjusted for RSP dividends) by average ordinary equity and non-controlling interests.
8. Calculated by dividing net interest income by average interest earning assets.
9. Calculated by dividing net profit attributable to owners of Westpac Banking Corporation by average total assets.
10. Includes balances classified as held for sale.

262 WESTPAC GROUP 2022 ANNUAL REPORT Review of Group operations Overview of performance – 2022 v 2021 Net profit attributable to owners of Westpac Banking Corporation (WBC) for 2022 was $5,694 million, an increase of $236 million or 4% compared to 2021. Basic earnings per share increased 7% as net profit after tax increased and the average share count reduced 3% following the $3.5 billion share buy-back. The increase in net profit was predominantly due to reduction in expenses, partly offset by lower non-interest income mainly from the loss on sale of Australian life insurance and higher credit impairment charges. Over recent years, Westpac has incurred certain items that have been called “notable items”. The net after tax reduction in net profit for these items was $1,292 million in 2022 compared to $1,601 million in 2021, $309 million lower and these include: • • • Provisions for estimated customer refunds, payments, associated costs and litigation; The write-down of assets and expenses from reducing our corporate and branch footprint; and The impact of asset sales and revaluations. The following is a summary of the movements in major line items in net profit for 2022 compared to 2021. Net interest income increased $303 million or 2% over 2022 with increased lending and deposits partly offset by a 13 basis point reduction in net interest margin. Average interest earning assets increased 8%, while spot lending increased 4% with growth in owner-occupied mortgages, small business, and institutional lending. Customer deposits increased 6% over the year, more than fully funding loan growth contributing to an increase in the customer deposit to loan ratio to 82.9%. All the decline in net interest margin was in the first half of the year from the impact of low interest rates and lending competition. While competition continued through the year, rising interest rates assisted in restoring margins in the second half of the year from improved returns on capital and low-rate deposits and better deposit spreads. Through the year, the decrease in net interest margin was due to: • • Lower spreads on mortgages and business lending reflecting intense competition; and Margin dilution from $48 billion increase in average liquid assets to meet the need for additional high quality liquid assets following the scheduled reduction of the Reserve Bank of Australia’s committed liquidity facility (CLF). Funding and holding liquid assets are more expensive than the cost of the CLF; partly offset by Increased deposit spreads which contributed 21 basis points to net interest margin; and Increase of $443 million on unrealised gains on fair value movements of non-hedge accounted economic hedges in 2022. • • Non-interest income was $1,919 million lower compared to 2021. The decrease was predominantly due to: • Lower other income from the net loss on disposal of non-core businesses in 2022 mainly driven by the loss on the sale of our Australian life insurance business of $1,112 million. There was a net gain in 2021 of $188 million from non-core asset sales; Lower contribution from NZ life insurance and Australian life insurance businesses of $287 million following their sales in 2022 and the impact of unfavourable valuations; and Lower general and lenders mortgage insurance income by $185 million as these businesses were sold in 2021; partly offset by Lower remediation costs which were offset against revenue of $256 million. • • • Operating expenses were $2,509 million or 19% lower compared to 2021. The decrease was mainly due to: • • • • Lower asset write-downs of $1,023 million; A reduction in depreciation and amortisation of assets of $450 million following write-downs in 2021; Reduced use of third-party services; Lower staff expenses of $168 million from lower FTE, partly offset by increased superannuation and higher restructuring costs; Lower separation costs associated with the sale of businesses; and Lower remediation costs of $296 million. • • Credit impairment charges were $335 million in 2022, compared to a credit impairment benefit of $590 million in 2021. The charge in 2022 represented 5 basis points of gross loans and is still well below long-term historical averages. The impairment benefit in 2021 reflected the release of provisions following an improved economic outlook. The charge in 2022 reflected: • Impact of higher inflation, interest rates rising and expectation of slowing economic activity; partly offset by • Impact of further improvement in credit quality metrics through the year including a reduction in stressed exposures. The effective tax rate was 32.7% in 2022 and was above the corporate tax rate of 30% due to some non-deductible expenses including the loss on sale of our Australian life insurance business. The effective tax rate was also high in 2021 due to non-deductible items including goodwill write-downs.

WESTPAC GROUP 2022 ANNUAL REPORT 263

Review of Group operations

The Board has determined a final dividend of 64 cents per ordinary share. The full year ordinary dividends of $1.25 is higher than the ordinary dividends declared in 2021 and represents a payout ratio of 76.79%. The full year ordinary dividend is fully franked.

Income statement review – 2022 v 2021

Net interest income – 2022 v 2021

$m	2022	2021	2020
Interest income	23,251	22,278	27,047
Interest expense	(6,090)	(5,420)	(10,351)
Net interest income	**17,161**	**16,858**	**16,696**
Increase/(decrease) in net interest income			
Due to change in volume	199	31	496
Due to change in rate	104	131	(707)
Change in net interest income	**303**	**162**	**(211)**

Net interest income increased $303 million or 2% compared to 2021 with higher lending and deposits offset by lower margins. Key features include:

- Group net interest margin decreased 13 basis points to 1.93%. Refer to Interest spread and margin – 2022 v 2021 for primary drivers of margin movement.

Total loans (including held for sale) increased $28.8 billion or 4% compared to 30 September 2021. Excluding foreign currency translation impacts, total loans increased $35.1 billion, or 5%.

Key features of total loan movements were:

- Australian housing loans increased $11.8 billion or 3% due to growth in the owner occupied lending, partly offset by decline in investor lending. Through the year we grew at 0.5 times major bank system, with relative performance improving in 2H22;
- Australian personal lending decreased $1.9 billion or 13% with lower personal loan balances, continuing the structural decline in this form of lending across the system, whilst the auto finance portfolio continues to run off following the sale of the business;
- Australian business lending was $22.2 billion higher or 15% from increased activity from WIB customers, including merger and acquisition activity and higher utilisation of existing credit facilities. The business lending segment grew $6.5 billion or 8%, with most growth across the commercial property and agriculture sectors;
- New Zealand lending increased $4.4 billion or 5% in $NZ terms from higher housing due to improved processes and higher approval rates. Business lending was higher from growth in small business and institutional, while personal lending was lower due to a highly competitive environment; and
- Held for sale assets were zero from March 2022 as we completed the sale of our auto finance portfolio in December 2021.

Deposits and other borrowings excluding certificates of deposit increased $32.5 billion or 6% compared to 30 September 2021 due to generally supportive macroeconomic settings, more than fully funding loan growth for the year. Excluding foreign currency translation impacts, customer deposits increased $36.9 billion, or 6%.

Key features of deposits and other borrowings excluding certificates of deposit growth were:

- In Australia, deposits increased $34.6 billion or 7%. Aggregate growth has continued to be supported by high levels of system liquidity. Through the year, the composition of growth followed the change in the interest rate cycle. With rates low throughout First Half 2022, most deposits were directed to at call accounts. As interest rates increased customers responded by diverting funds to higher interest term deposit accounts;
- New Zealand deposits increased $2.0 billion or 3% in $NZ terms with a change in portfolio mix to higher rate term deposit products from at call, as interest rates increased; and
- Other overseas deposits increased $1.7 billion or 25% mostly in WIB, as term deposits in Europe and Asia increased $1.4 billion to support lending growth.

Certificates of deposit decreased $0.3 billion or 1% reflecting lower short-term wholesale funding issuance in this form.

The Group's customer deposit to loan ratio ended the year at 82.9% from 81.6% at 30 September 2021.

264 WESTPAC GROUP 2022 ANNUAL REPORT

Review of Group operations

Interest spread and margin - 2022 v 2021

$m	2022	2021	2020
Group			
Net interest income	17,161	16,858	16,696
Average interest earning assets	886,971	819,456	821,718
Average interest bearing liabilities	802,692	736,336	745,641
Average net non-interest bearing assets, liabilities and equity	84,279	83,120	76,077
Interest spread[1]	1.86%	1.98%	1.90%
Benefit of net non-interest bearing assets, liabilities and equity[2]	0.07%	0.08%	0.13%
Net interest margin[3]	**1.93%**	**2.06%**	**2.03%**

Group net interest margin of 1.93% decreased 13 basis points from 2021. Excluding the impact of notable items, net interest margin decreased 15 basis point. Key features include:

- 30 basis point decrease from loans primarily due to lower spreads on mortgage lending in Australia, from both competition and growth in lower spread owner occupied lending. While rates on fixed rate mortgages increased over the year, this did not match the timing of the rise in funding costs, and spreads on fixed rate mortgages are below those on variable rate mortgages. Business lending spreads were also lower due to competition to attract and retain customers;
- 21 basis point increase from higher deposit spreads on at call accounts and higher earnings on hedged deposits. These improvements were partly offset in Second Half 2022 by a mix shift from higher spread at call balances to relatively lower spread term deposits, predominantly in the Consumer and Business portfolios in Australia and New Zealand;
- 2 basis point increase from wholesale funding costs as spreads on new term wholesale funding were lower than the spreads on maturing facilities;
- 2 basis point increase from capital primarily from higher earnings on hedged capital; and
- 10 basis point decrease from liquid assets as we increased third party liquid assets principally to offset the phasing out of the CLF.

Non-interest income - 2022 v 2021

$m	2022	2021	2020
Net fee income	1,671	1,482	1,592
Net wealth management and insurance income	808	1,211	751
Trading income	664	719	895
Other income	(698)	952	249
Non-interest income	**2,445**	**4,364**	**3,487**

Non-interest income of $2,445 million decreased $1,919 million or 44% compared to 2021.

Net fee income increased $189 million or 13% primarily resulting from:

- Higher interchange and currency fees from increased international spend and higher cards activity as COVID-19 restrictions eased; and
- Lower remediation provisions for credit card customers in 2022, partly offset by
- Lower fee income due to simplification initiatives including the removal of certain fees and consolidation of products.
- Net wealth management and insurance income decreased $403 million, or 33% compared to 2021 primarily resulting from:
- Unfavourable yield curve movements on Life Insurance policyholder liabilities;
- Lower wealth income from continued migration of customers from legacy platforms to lower fee Panorama platform;
- Lower New Zealand funds management income from fee reductions as part of industry changes in default KiwiSaver funds from December 2021;
- Higher Life Insurance claims; and
- Loss of revenue following sale of the Australian life insurance business.

1. Interest spread is the difference between the average yield on all interest earning assets and the average yield on all interest bearing liabilities.
2. The benefit of net non-interest bearing assets, liabilities and equity is determined by applying the average yield paid on all interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets.
3. Net interest margin is calculated by dividing net interest income by average interest earning assets.

WESTPAC GROUP 2022 ANNUAL REPORT 265

Review of Group operations

Trading income decreased $55 million or 8% compared to 2021 primarily due to:

- Lower contribution from derivative valuation adjustments due to widening counterparty credit spreads ($185 million); and
- Lower non-customer markets income primarily due to lower fixed income trading from interest rate volatility, global inflationary pressures and geopolitical uncertainty on credit spreads; partly offset by
- Increase in customer markets income from higher demand for corporate derivatives in First Half 2022 and higher FX trading income due to increase market volatility.

Other income decreased $1,650 million primarily due:

- Loss on sale of Australian life insurance in Second Half 2022;
- A gain on the revaluation of Coinbase in the prior year;
- A gain on the sale of Westpac General Insurance in the prior year;
- Non-repeat gain on sale of NZ wealth business and lower revaluations of fintech investments, partly offset by
- One-off payment related to achieving specific milestones under the General Insurance distribution arrangement.

Operating expenses – 2022 v 2021

$m	2022	2021	2020
Staff expenses	5,866	6,034	5,015
Occupancy expenses	914	1,226	1,016
Technology expenses	2,282	3,128	2,643
Other expenses	1,740	2,923	4,065
Total operating expenses	**10,802**	**13,311**	**12,739**
Total operating expenses to net operating income ratio (%)	**55.10%**	**62.72%**	**63.12%**

Operating expenses were $2,509 million or 19% lower compared to 2021. Notable items include:

- write-down of assets and costs related to accelerated branch closures ($1,054 million lower);
- costs associated with estimated customer refunds, payments, costs and litigation ($345 million lower);
- asset sales and revaluations ($327 million lower);

Excluding the impact of notable items, operating expenses were $783 million or 7% lower compared to Full Year 2021. The decline mainly reflects benefits from our transformation program, businesses sold and lower amortisation expense. The impact of businesses sold was a $73 million decline over the prior year. The following discussion excludes the impact of notable items.

FTE were 2,667 lower over the year as we completed changes to our organisational structure, sold additional businesses and progressed our cost plans.

Staff expenses were $15 million higher (flat) as reductions in FTE were partly offset by wage increases, the full period impact of increased superannuation contributions, higher restructuring costs and increased variable reward. Staff expenses were higher in Westpac New Zealand to support risk and compliance projects, and in our mortgage operations to support higher growth. These increases were offset by lower leave provisions, productivity benefits, and lower staff from businesses sold.

Occupancy expenses were $163 million or 17% lower from the rationalisation of corporate sites, lower network costs from the consolidation of branches and ATM closures (net 119 branches consolidated and 199 ATMs were closed). Depreciation was also lower following property lease write-downs in Full Year 2021.

Technology expenses decreased $293 million or 12%. The decline was largely driven by lower software amortisation due to write-downs in Full Year 2021, lower investment spend following a peak in Full Year 2021 and reduced depreciation. Lower investment spend was driven by a decrease in Fix following the completion of strategic projects during Full Year 2022, which includes 213 of the CORE program's activities being assessed by the independent reviewer as complete and effective.

Other expenses decreased $342 million or 19% mainly from lower third-party spend as projects completed during the year, renegotiation of contracts reduced use of third-party suppliers, and lower non-lending losses.

266 WESTPAC GROUP 2022 ANNUAL REPORT

Review of Group operations

Impairment charges - 2022 v 2021

$m	2022	2021	2020
Total impairment (benefit)/charges	335	(590)	3,178
Impairment charges to average gross loans (basis points)	5	(8)	45

In Full Year 2022, the impairment charge was $335 million, compared to a Full Year 2021 credit impairment benefit of $590 million, a $925 million turnaround. The benefit in Full Year 2021 was due to an improved economic outlook at that time (the impacts of COVID-19 were not as adverse as first projected) and that some provisions booked in Full Year 2020 were no longer required (and therefore released in Full Year 2021).

Total new IAPs, write-backs and recoveries were $297 million lower due to:

- very low new IAP compared to Full Year 2021, which was impacted by the IAP related to Forum Finance, partially offset by;
- lower write-backs and recoveries, predominately in Consumer and Business Banking and in New Zealand.

Total new CAPs were a $1,222 million increase mostly due to a lower CAP benefit and write-offs.

Other changes in CAPs in Full Year 2022 was a small benefit, driven by continued improvement in credit quality metrics, partially offset by:

- an increase in the downside economic scenario weight to 45%;
- an update to modelled economic scenarios for key portfolios; and
- less favourable forward looking economic inputs in the provision calculation.

Income tax expense - 2022 v 2021

$m	2022	2021	2020
Income tax expense	2,770	3,038	1,974
Tax as a percentage of profit before income tax expense (effective income tax rate)	32.71%	35.74%	46.27%

The effective tax rate of 32.71% in 2022 is above the Australian corporate tax rate of 30%, with the key driver for the increase in the rate being accounting losses on the sale of the Australian life insurance business that are non-deductible for tax purposes. This has been partially offset by benefits derived from prior period adjustments.

WESTPAC GROUP 2022 ANNUAL REPORT 267 Review of Group operations Overview of performance – 2021 v 2020 Net profit attributable to owners of WBC for 2021 was $5,458 million, an increase of $3,168 million or 138% compared to 2020. The increase in net profit was predominantly due to a credit impairment benefit of $590 million in 2021 compared to a charge of $3,178 million in 2020. Over recent years, Westpac has incurred certain items that have been called “notable items”. The net after tax impact of the notable items was lower in 2021 ($1,601 million) compared to 2020 ($2,619 million) and these items included: • • • • the write-down of assets (goodwill, capitalised software and certain other assets); additional provisions for estimated customer refunds, payments, associated costs and litigation; and separation and transaction costs related to divestment of the Group’s Specialist Businesses; partly offset by gains on sale of assets and non-core businesses. The following is a summary of the movements in the major line items in net profit for 2021 compared to 2020. Net interest income increased $162 million compared to 2020 reflecting a 3 basis point increase in net interest margin (to 2.06%) partly offset by a small decline in average interest earning assets of $2.3 billion (down less than 1%). The decline in average interest earning assets was mostly from lower business lending early in the year and from a decline in other overseas assets as we consolidated our operations in Asia. The rise in net interest income was predominantly due to: • a $667 million change in unrealised gains on fair value economic hedges, from a charge of $477 million in 2020 to a benefit of $190 million in 2021; and lower wholesale funding and deposit costs; partly offset by lower spreads on mortgages and business lending from intense competition, and a shift in the mix of the portfolio to lower spread fixed rate lending; and reduced returns on hedged capital and liquid assets from lower interest rates. • • • Non-interest income increased $877 million compared to 2020. The rise was mainly due to: • • gains on sale of assets and non-core businesses; and higher net wealth and insurance income due to favourable life policyholder liability revaluation and lower general insurance severe weather claims; partly offset by lower financial markets trading income from lower volatility and the exit from energy trading; and lower net fee income from fee simplification initiatives. • • Operating expenses increased $572 million or 4% compared to 2020. The rise was mainly due to: • • asset impairments (including goodwill and capitalised software); an increase in full time equivalent (FTE) employees and associated costs, principally to improve risk management as part of our Fix priority and increased mortgage volumes; partly offset by costs of the AUSTRAC proceedings, including a penalty, in 2020. • The Group recognised a credit impairment benefit of $590 million in 2021 compared to a charge of $3,178 million in 2020. In 2020, the Group materially increased provisions in response to the expected economic impact of COVID-19, including forecasts of prolonged deterioration in economic activity, a rise in unemployment and a decline in property prices. The improvement in asset quality along with a better economic outlook has meant that some of the provisions booked in 2020 are no longer required. The Group also fully provided for a large equipment finance fraud in 2021. The effective tax rate of 35.7% was lower than the 2020 effective tax rate of 46.3% predominantly due to the non-deductible items in 2020. The Board has determined a final dividend of 60 cents per ordinary share. The full year ordinary dividends of $1.18 is higher than the ordinary dividends declared in 2020 and represents a payout ratio of 79.25%. The full year ordinary dividend is fully franked.

268 WESTPAC GROUP 2022 ANNUAL REPORT Review of Group operations Income statement review – 2021 v 2020 Net interest income – 2021 v 2020 Net interest income increased $162 million or 1% compared to 2020. Key features include: • decrease in average interest earning assets with reductions in institutional, business, and personal lending balances, partly offset by higher mortgage lending balances and increased holdings of third party liquid assets. Other interest earning assets decreased mainly in collateral balances; and •Group net interest margin increased 3 basis points to 2.06%. Refer to Interest spread and margin – 2021 v 2020 for primary drivers of margin movement. Total loans (including held for sale loans) increased $17.7 billion or 3% compared to 30 September 2020. Excluding foreign currency translation impacts, total loans increased $15.1 billion or 2%. Key features of total loan movements were: • Australian housing loans increased $14.7 billion, with growth improving through the year, supported by market growth, improvements in credit decisioning and processing times. The growth was in owner occupied lending, up $23.8 billion, partly offset by a reduction in investor lending of $7.5 billion; Australian personal lending decreased $2.3 billion with auto finance declining $1.1 billion and a decrease in credit cards and personal loans as customers reduced this form of debt; Australian business lending grew $0.9 billion from increased institutional activity, leading to higher drawdowns on existing facilities. This was partly offset by a reduction in exposures to the SME and commercial portfolios from reduced new lending and accelerated repayments; New Zealand lending increased in $NZ terms with higher housing lending, supported by continued market strength, partly offset by lower business lending; and Other overseas lending decreased as the Group continued to consolidate its operations in Asia. • • • • Deposits and other borrowings excluding certificates of deposit increased $24.9 billion or 4% compared to 30 September 2020, fully funding loan growth for the year. Excluding foreign currency translation impacts, deposits and other borrowings excluding certificates of deposit increased $22.8 billion or 4%. Key features of deposits and other borrowings excluding certificates of deposit growth were: • Australian deposits and other borrowings excluding certificates of deposit increased reflecting the impact of extended lockdowns and government stimulus, with all the growth recorded in the second half of the year. The mix of deposits continued to shift from term deposits to at call products. Non-interest bearing deposits were higher reflecting mortgage offset balances up $4.8 billion; New Zealand deposits and other borrowings excluding certificates of deposit increased across both households and business with term deposits declining and at call products increasing; and Other overseas deposits and other borrowings excluding certificates of deposit decreased primarily in Asia as we continued to consolidate our operations. • • Certificates of deposit increased $11.0 billion or 31% reflecting higher short-term wholesale funding issuance in this form. Interest spread and margin – 2021 v 2020 Group net interest margin of 2.06% increased 3 basis points from 2020. Key features include: • reduced estimated customer refunds and payments contributed to an increase in margin of 4 basis points; and • excluding the impact of estimated customer refunds and payments, net interest margin decreased 1 basis point driven by: – 7 basis point decrease from loans primarily due to lower spreads on new lending, shifts in the mortgage portfolio composition to lower spread fixed rate loans, mortgage retention pricing, contraction in business lending spreads, and a change in portfolio mix with reductions in higher spread personal and business lending average balances, partly offset by lower funding costs; 6 basis point decrease from capital and other primarily due to reduced earnings on hedged capital; 3 basis point decrease from higher holdings of third party liquid assets; partly offset by 6 basis point increase from higher Treasury and Markets contribution primarily driven by unrealised gains on fair value economic hedges and hedge ineffectiveness; 5 basis point increase from lower wholesale funding costs reflecting low interest rates and the Term Funding Facility; and 4 basis point increase from deposits primarily due to favourable shifts in portfolio composition as customers preferred at call products and repricing, partly offset by lower earnings on hedged deposits. – – – – –

WESTPAC GROUP 2022 ANNUAL REPORT 269 Review of Group operations Non-interest income – 2021 v 2020 Non-interest income of $4,364 million increased $877 million or 25% compared to 2020. Net fee income decreased $110 million or 7% primarily resulting from: • • • • • estimated customer refunds and payments were $137 million in 2021 compared to $88 million in 2020; the removal of certain account and transaction fees as part of our simplification initiatives; the impacts of COVID-19 including a decline in international card volumes and lower customer activity; lower payments revenue from a reduction in correspondent banking relationships; and lower net contribution from ATM usage ($25 million) following the sale of our offsite ATMs to a third party in 2020; partly offset by higher corporate and institutional fee income ($37 million) from lower utilisation of credit facilities. • Net wealth management and insurance income increased $460 million or 61% primarily due to: • higher life insurance income ($413 million) with the prior period impacted by asset impairment and deferred acquisition cost write-offs combined with a favourable movement in the valuation of life policy liabilities; higher Lenders Mortgage Insurance income ($81 million) reflecting increased volumes and first home buyer activity prior to the sale of the business in August 2021; and higher General Insurance income ($41 million) due to lower weather-related claims prior to the sale of the business in July 2021; partly offset by lower wealth income ($39 million) mostly from platform and superannuation pricing changes and migration of customers from legacy platforms to BT Panorama; and full period impact from the exit of the Advice business in 2020 ($30 million). • • • • Trading income decreased $176 million or 20% primarily due to: • lower non-customer income primarily due to lower fixed income and foreign exchange trading due to low market volatility and reduced commodities income following the exit of the energy desk in 2020 ($64 million); and losses on derivatives ($79 million) that hedge certain customer products which is mostly offset by a corresponding gain in Other income; partly offset by a positive movement in derivative valuation adjustments ($169 million) with 2020 impacted by wider credit spreads due to the higher potential risks that were expected to emerge from COVID-19; and a positive movement in offshore earnings hedges ($36 million). • • • Other income increased $703 million primarily due to: • • • a gain on the revaluation of Coinbase ($545 million); a gain on the sale of Westpac General Insurance ($160 million); fair value gains ($78 million) on markets related customer products, with the risk associated with these instruments hedged and losses reported in trading income; non-recurring foreign currency translation losses incurred in the prior year following the closure of the Mumbai branch ($55 million); and gains on the revaluation of fintech investments ($43 million); partly offset by the revaluation of Zip Co Limited in the prior year ($303 million). • • • Operating expenses – 2021 v 2020 Operating expenses were $572 million or 4% higher compared to 2020. Notable items include: • • • • write-down of intangible assets ($737 million higher); asset sales and revaluations ($352 million higher); costs associated with estimated customer refunds, payments, costs and litigation ($197 million higher); partly offset by non-repeat of costs associated with AUSTRAC proceedings ($1,478 million lower). Excluding the impact of notable items, operating expenses increased $764 million or 7%. The following discussion excludes the impact of notable items.

270 WESTPAC GROUP 2022 ANNUAL REPORT Review of Group operations Through the year, we added 3,294 FTE mainly in response to additional resources to support our Fix strategic priority, responding to higher mortgage volumes, providing COVID-19 support, and bringing more than 1,000 previously outsourced roles back to Australia. Additionally, increased expenses from the changes to our software capitalisation policy and increased short-term incentives were partly offset by savings from organisational streamlining and reductions in our branch network. Staff expenses increased $854 million or 17% from: • higher personnel expenses mainly driven by: – – – additional resources to improve risk management and compliance; responding to higher mortgage volumes, providing COVID-19 support, and bringing roles back to Australia; increased short-term incentives as 2020 had a reduced bonus pool given risk issues; and • changes to our software capitalisation policy resulted in a higher proportion of activity being directly expensed in the period, rather than amortised over future periods; partly offset by higher utilisation of leave provisions. • Occupancy expenses were $65 million or 6% lower mostly from lower distribution network costs including branch closures, partly offset by costs associated with corporate sites rationalisation. Technology expenses were $4 million higher from impacts of changes to our software capitalisation policy partly offset by lower amortisation. Other expenses decreased $29 million or 2% from lower third-party spend and travel and entertainment partly offset by higher costs relating to the Customer Outcomes and Risk Excellence (CORE) program. Impairment charges – 2021 v 2020 In 2021, Westpac reported an impairment benefit of $590 million, compared to the 2020 impairment charge of $3,178 million, a $3,768 million improvement. Total new collectively assessed provisions (CAPs) in 2021 was a benefit of $803 million compared to a charge of $2,861 million in 2020. The benefit was due to: • • more positive forward-looking economic inputs in the provision calculations through 2021; improved asset quality metrics, including a 55 basis point reduction in the Group’s stressed exposures to TCE and lower delinquencies across the consumer portfolios; and lower write-offs, predominately from lower delinquencies and a reduction in our consumer unsecured portfolios. • Total individually assessed provisions (IAPs), write-backs and recoveries were $104 million lower than 2020 principally due to: • higher recoveries and write-backs in 2021 predominately in the Consumer and Business segments; and • lower new IAPs. 2021 included a small number of large customers migrating to impaired while one fully provided equipment finance fraud was recorded in 2021. Income tax expense – 2021 v 2020 The effective tax rate of 35.74% in 2021 was significantly lower than the 2020 effective tax rate of 46.27%. The key driver for the decline in the rate is the non-deductible provisions for the penalty, and associated costs, relating to the AUSTRAC civil proceedings, being recognised in 2020 and not repeated in 2021. These have been offset by additional tax expense arising from our Insurance divestments in 2021. The effective tax rate of 35.74% in 2021 is above the Australian corporate tax rate of 30%, with the key drivers for the increase in the rate being the non-deductible goodwill impairments and additional tax expense arising from our Insurance divestments.

WESTPAC GROUP 2022 ANNUAL REPORT 271

Review of Group operations

Balance sheet review

Selected consolidated balance sheet data[1]

The detailed components of the balance sheet are set out in the notes to the financial statements.

As at 30 September	2022 $m	2021 $m
Cash and balances with central banks	105,257	71,353
Collateral paid	6,216	4,232
Trading securities and financial assets measured at fair value through income statement and investment securities	100,797	104,518
Derivative financial instruments	41,283	19,353
Loans	739,647	709,784
Assets held for sale	75	4,188
All other assets	20,923	22,449
Total assets	**1,014,198**	**935,877**
Collateral received	6,371	2,368
Deposits and other borrowings	659,129	626,955
Other financial liabilities	56,360	50,309
Derivative financial instruments	39,568	18,059
Debt issues	144,868	128,779
Liabilities held for sale	32	837
All other liabilities	6,107	7,411
Total liabilities excluding loan capital	**912,435**	**834,718**
Total loan capital	31,254	29,067
Total liabilities	**943,689**	**863,785**
Net assets	**70,509**	**72,092**
Total equity attributable to owners of WBC	**70,452**	**72,035**
NCI	**57**	**57**
Total shareholders' equity and NCI	**70,509**	**72,092**

1. Where accounting classifications have changed or where changes in accounting policy are adopted retrospectively, comparatives have been restated and may differ from results previously reported.

272 WESTPAC GROUP 2022 ANNUAL REPORT

Review of Group operations

Balance sheet review

Total assets increased $78.3 billion or 8% to $1,014.2 billion since September 2021 primarily driven by higher liquid assets (mainly cash and balances with central banks), derivatives, and loans. Total liabilities increased $79.9 billion or 9% to $943.7 billion since September 2021 mainly from higher deposits, derivatives, and debt issues. Equity was lower mostly from the $3.5 billion off-market buy-back completed in February 2022.

Liquid assets increased as we responded to the decision by APRA to wind-down the CLF used by certain Australian banks to meet their LCR requirement. The wind-down in the CLF required us to hold more funded liquid assets. This change and the completion of a $3.5 billion off-market share buy-back required additional funding which was met by customer deposit growth and additional wholesale funding.

Assets – 2022 v 2021

- Cash and balances with central banks increased $33.9 billion or 48% from higher funded liquid assets in response to the wind-down in the CLF;
- Collateral paid increased $2.0 billion or 47% due to higher collateralised derivative balances;
- Trading securities and other financial assets measured at FVIS and investment securities decreased $3.7 billion or 4% mainly due to the sale of government investment securities, partly offset by an increase in securities purchased under agreement to resell;
- Derivative assets increased $21.9 billion or 113% driven by movements in cross currency swaps and foreign currency forward contracts, partly offset by interest rate swaps due to volatility in exchange rates and interest rates;
- Loans increased $29.9 billion or 4% (including held for sale, loans increased $28.8 billion or 4%). Refer to loan discussion in Net interest income 2022 v 2021 for further information.
- Assets held for sale decreased $4.1 billion or 98% from the $1 billion sale of our motor vehicle dealer finance and novated leasing book, and finalising the sales of our life insurance businesses in both Australia and New Zealand; and
- All other assets decreased $1.5 billion or 7% mostly due to reductions in securities sold not delivered included in other financial assets and deferred tax assets.

Liabilities and equity – 2022 v 2021

- Collateral received increased $4.0 billion or 169% from higher collateralised derivative balances;
- Deposits and other borrowings increased $32.2 billion or 5%. Refer to deposits and other borrowings discussion in Net interest income – 2022 v 2021 for further information;
- Other financial liabilities increased $6.1 billion or 12% mainly due to higher securities sold under agreements to repurchase, securities sold short, and interbank deposits, partly offset by lower securities purchased not delivered;
- Derivative liabilities increased $21.5 billion or 119% driven by movements in cross currency swaps, foreign currency forward contracts and interest rate swaps due to volatility in exchange rates and interest rates;
- Debt issues increased $16.1 billion or 12% mainly due to $17.4 billion net issuance and $6.1 billion loss from foreign currency translation, partly offset by $7.4 billion non-cash adjustments predominantly related to fair value hedge adjustment gain;
- Loan capital increased $2.2 billion or 8% mainly due to $4.2 billion net issuances of Additional Tier 1 and Tier 2 instruments and $1.7 billion loss from foreign currency translation, partly offset by $3.7 billion non-cash adjustments predominantly related to fair value hedge adjustment gain;
- Liabilities held for sale decreased $0.8 billion or 96% from finalising the sales of our life insurance businesses in both Australia and New Zealand; and
- All other liabilities decreased $1.3 billion or 18% due to lower compliance, regulation and remediation provisions, lease liability and a decline in valuation of the defined benefit liability.

Equity attributable to owners of Westpac Banking Corporation decreased $1.6 billion or 2% mainly attributable to the off-market share buy-back, partly offset by retained profits.

Loan quality - 2022 v 2021

Housing and personal loans that were past due can be disaggregated based on days overdue as follows:

Consolidated	2022			2021		
$m	30-89 days	90+ days	Total	30-89 days	90+ days	Total
Loans						
Loans - housing	2,319	3,597	5,916	5,373	5,081	10,454
Loans - personal	147	195	342	214	247	461
Total	**2,466**	**3,792**	**6,258**	**5,587**	**5,328**	**10,915**

WESTPAC GROUP 2022 ANNUAL REPORT 273

Review of Group operations

Capital resources

For details of the Group's capital resources, including APRA announcements on capital, refer to Note 28 to the financial statements.

Basel Capital Accord

APRA's Prudential Standards are generally consistent with the International Regulatory Framework for Banks, also known as Basel III, issued by the Basel Committee on Banking Supervision (BCBS), except where APRA has exercised certain discretions. On balance, the application of these discretions acts to reduce capital ratios reported under APRA's Prudential Standards relative to the BCBS approach and to those reported in some other jurisdictions.

Westpac is accredited by APRA to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings Based approach for credit risk, the Standardised Measurement Approach (SMA) for operational risk and the internal model approach for Interest Rate Risk in the Banking Book (IRRBB).

Westpac's Level 2 regulatory capital ratios as at 30 September are summarised in the table below. As the table summarises Westpac's Level 2 regulatory capital structure, the capital amounts shown are not the same as the Westpac Group's consolidated financial statements. Westpac's Pillar 3 Report provides further details regarding Westpac's capital structure.

$m	2022	2021
Tier 1 common equity	69,408	70,817
Deductions from common equity	(15,465)	(17,009)
Total common equity after deductions	**53,943**	**53,808**
Additional Tier 1 capital	10,021	10,180
Deductions from Additional Tier 1 capital	(25)	(25)
Net Tier 1 regulatory capital	**63,939**	**63,963**
Tier 2 capital	24,202	18,766
Deductions from Tier 2 capital	(243)	(361)
Total Tier 2 capital after deductions	**23,959**	**18,405**
Total regulatory capital	**87,898**	**82,368**
Credit risk	362,098	357,295
Market risk	9,290	6,662
Operational risk	59,063	55,875
Interest rate risk in the banking book	42,782	11,446
Other assets	4,387	5,372
Total risk weighted assets	**477,620**	**436,650**
Common Equity Tier 1 capital ratio	**11.29%**	**12.32%**
Additional Tier 1 capital ratio	2.10%	2.33%
Tier 1 capital ratio	**13.39%**	**14.65%**
Tier 2 capital ratio	5.01%	4.21%
Total regulatory capital ratio	**18.40%**	**18.86%**

274 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting Segment reporting – 2022 v 2021 The accounting standard AASB 8 Operating Segments requires segment results to be presented on a basis that is consistent with information provided internally to Westpac’s key decision makers. In assessing financial performance, including segment reporting, we currently use an adjusted AAS measure of performance referred to as ‘cash earnings’. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore typically considered in assessing distributions, including dividends. Cash earnings is neither a measure of cash flow nor net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to net profit attributable to owners of Westpac Banking Corporation. A reconciliation of cash earnings to net profit attributable to owners of Westpac Banking Corporation for each business segment is set out in Note 2 to the Financial Statements. To determine cash earnings, three categories of adjustments are made to statutory results: • • items that key decision makers at Westpac believe do not reflect ongoing operations; items that are not typically considered when dividends are recommended, mainly economic hedging impacts; and accounting reclassifications between individual line items that do not impact statutory results. • The discussion of our segment reporting in this section is presented on a cash earnings basis unless otherwise stated. Cash earnings is not directly comparable to statutory results presented in other parts of this Annual Report. On 17 March 2021, Westpac announced that it was bringing together the leadership of its Consumer and Business segments into a new Consumer and Business segment. We have updated our reporting and restated comparatives for this change and changes in the allocations of certain revenue and expense items across segments, to align with changes in the information presented internally to key decision makers. The key changes include: • All Australian mortgages (both business and consumer) are now included in the Mortgage line of business (LOB). Revenue sharing ceased from the sale of certain institutional products (i.e. Foreign exchange and interest rate hedging). This reduces non-interest income across both Consumer and Business segments with all income for these products recorded in WIB. The addition of the share broking business in Consumer from Specialist Businesses. • • Outlined below are the cash earnings adjustments to the statutory results: • fair value (gain)/loss on economic hedges (which do not qualify for hedge accounting under AAS) comprise: – The unrealised fair value (gain)/loss on hedges of accrual accounted term funding transactions are reversed in deriving cash earnings as they may create a material timing difference on statutory results but do not affect the Group’s earnings over the life of the hedge; and – The unrealised fair value (gain)/loss on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings as they may create a material timing difference on statutory results but do not affect the Group’s profits over the life of the hedge. • ineffective hedges: The unrealised (gain)/loss on ineffective hedges is reversed in deriving cash earnings because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time; adjustment related to Pendal: Westpac disposed of its holdings in 2020. As a result, no further adjustments will be recognised in future years. In prior years this item was treated as a cash earnings adjustment given its size and that it did not reflect ongoing operations; Treasury shares: Treasury shares held by the Group in managed funds and life businesses were disposed of in 2020; and accounting reclassifications between individual line items that do not impact statutory results comprise: – Operating leases: Under AAS, rental income on operating leases is presented gross of the depreciation of the assets subject to the lease. These amounts are offset in deriving non-interest income and operating expenses on a cash earnings basis; and – Policyholder tax recoveries: Income and tax amounts that are grossed up to comply with the AAS covering the Life Insurance business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a cash earnings basis. • • • The guidance provided in Australian Securities and Investments Commission (ASIC) Regulatory Guide 230 has been followed when presenting this information.

WESTPAC GROUP 2022 ANNUAL REPORT 275

Segment reporting

Cash earnings by segment

The following table presents, for each of the key segments of our business, the cash earnings at the end of the financial years ended 30 September 2022, 2021 and 2020. Refer to Note 2 to the financial statements for the disclosure of our geographic and business segments and the reconciliation to net profit attributable to owners of Westpac Banking Corporation.

$m	2022	2021	2020
Consumer	3,291	3,707	3,287
Business	918	1,077	88
Consumer and Business Bank	4,209	4,784	3,375
Westpac Institutional Bank	687	(533)	480
Westpac New Zealand	1,075	950	612
Specialist Businesses	(723)	162	(539)
Group Businesses	28	(11)	(1,320)
Total cash earnings	**5,276**	**5,352**	**2,608**

In presenting segment results on a management reporting basis, internal charges and transfer pricing adjustments are included in the performance of each segment reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative years have been revised and may differ from results previously reported.

Our internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and business unit alignment, tailored to the jurisdictions in which we operate. Transfer pricing allows us to measure the relative contribution of our products and segments to the Group's interest margin and other dimensions of performance. Key components of our transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.

276 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting Over recent years, a number of notable items have impacted results but do not reflect ongoing business performance. These can be divided into three categories: Cash earnings impact FY22 Category (after tax) Detail 1. Provisions for customer refunds and payments, associated costs and litigation costs $133 million reduction • Additional provisions for estimated customer refunds: – remediation for premium increases on certain life insurance products issued by Australian life insurance; and additional wealth related remediation; partly offset by release of provisions for customer remediation in Westpac New Zealand. – • • Additional costs for our customer remediation program; and Increase in litigation provisions. 2. The write-down of assets (including goodwill and capitalised software) and accelerated branch closure costs $283 million reduction • Write-down of assets related to our superannuation business in preparation for its exit. This included all goodwill attributable to the business along with some capitalised software of $167 million in costs, $154 million after tax; Write-down of assets from a reduction in corporate office space required. Reduced space requirements are from business sales, reduced headcount, and more flexible working. The write-down considers the capitalised value of the remaining term of the lease less likely sublease income, $118 million in costs, $82 million after tax; and Expenses associated with the accelerated consolidation of branches that has progressed more rapidly than recent years of $66 million in costs, $47 million after tax. • • 3. The impact of asset sales and revaluations $876 million reduction • Loss on sale of Australian life insurance of $1,112 million in non-interest income, $1,120 million after tax; Expenses and revaluations associated with asset sales, including of Advance Asset Management and successor funds transfer of BT’s personal and corporate superannuation funds of $125 million, $101 million after tax; and Other costs associated with the divestments of the Group’s businesses; partly offset by: Gain on the sale of NZ life insurance; and Gain on sale of the Group’s motor vehicle dealer finance and novated leasing business in First Half 2022. This also includes a tax refund in Second Half 2022 related to transaction and separation costs relating to the Group’s motor vehicle dealer finance, novated leasing business and vendor finance businesses. • • • •

WESTPAC GROUP 2022 ANNUAL REPORT 277

Segment reporting

$m	AUSTRAC proceedings	Refunds, payments, costs, and litigation	Write-down of assets and accelerated branch closure costs	Asset sales and revaluations	Total
2022					
Net interest income	-	(1)	-	-	(1)
Net fee income	-	(1)	-	-	(1)
Net wealth management and insurance income	-	(51)	-	-	(51)
Trading income	-	-	-	-	-
Other income	-	-	-	(841)	(841)
Non-interest income	-	(52)	-	(841)	(893)
Staff expenses	-	(18)	(39)	(51)	(108)
Occupancy expenses	-	-	(126)	-	(126)
Technology expenses	-	-	(62)	(35)	(97)
Other expenses	-	(108)	(124)	(58)	(290)
Operating expenses	-	(126)	(351)	(144)	(621)
Profit before impairment charges and income tax expense	-	(179)	(351)	(985)	(1,515)
Tax and NCI	-	46	68	109	223
Cash earnings	-	(133)	(283)	(876)	(1,292)
2021					
Net interest income	-	131	-	(4)	127
Net fee income	-	(137)	-	-	(137)
Net wealth management and insurance income	-	(106)	-	-	(106)
Trading income	-	-	-	-	-
Other income	-	(4)	-	764	760
Non-interest income	-	(247)	-	764	517
Staff expenses	-	(116)	-	(175)	(291)
Occupancy expenses	-	-	(232)	(43)	(275)
Technology expenses	-	(3)	(579)	(68)	(650)
Other expenses	-	(352)	(594)	(185)	(1,131)
Operating expenses	-	(471)	(1,405)	(471)	(2,347)
Profit before impairment charges and income tax expense	-	(587)	(1,405)	289	(1,703)
Tax and NCI	-	139	241	(278)	102
Cash earnings	-	(448)	(1,164)	11	(1,601)
2020					
Net interest income	-	(143)	-	-	(143)
Net fee income	-	(88)	-	-	(88)
Net wealth management and insurance income	-	(121)	-	(357)	(478)
Trading income	-	-	-	-	-
Other income	-	-	-	303	303
Non-interest income	-	(209)	-	(54)	(263)
Staff expenses	-	(123)	-	(3)	(126)
Occupancy expenses	-	-	-	-	-
Technology expenses	-	(4)	(161)	(4)	(169)
Other expenses	(1,478)	(147)	(507)	(112)	(2,244)
Operating expenses	(1,478)	(274)	(668)	(119)	(2,539)
Profit before impairment charges and income tax expense	(1,478)	(626)	(668)	(173)	(2,945)
Tax and NCI	36	186	54	50	326
Cash earnings	(1,442)	(440)	(614)	(123)	(2,619)

278 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting A number of notable items impacted 2022, 2021 and 2020 results. The impact to net interest income, non-interest income and operating expenses is summarised below. 2022 Non-interest income decreased by $893 million and comprised: • • a $1,112 million decrease due to the loss on sale of Australian life insurance; a $52 million decrease for additional remediation related to wealth products, partly offset by the release of some provisions in Westpac New Zealand; a $18 million decrease related to a post-sale adjustment to earn-out payments associated with the sale of the vendor finance business; partly offset by a gain on the sale of the auto finance wholesale dealer and retail distribution business of $170 million; and a gain on the sale of NZ life insurance of $119 million. • • • Operating expenses increased by $621 million in 2022 and comprised: • expenses and revaluations associated with asset sales, including the sale of Advance Asset Management and successor funds transfer of BT’s personal and corporate superannuation funds of $292 million; write-down of assets from a reduction in corporate office space required. Reduced space requirements are from business sales, reduced headcount, and more flexible working. The write-down of $118 million considers the capitalised value of the remaining term of the lease less likely sublease income; expenses of $66 million associated with the accelerated consolidation of branches that has progressed more rapidly than recent years; Other expenses associated with asset sales and revaluations of $19 million; and $126 million additional costs for our customer remediation program and an increase in litigation provisions, including for longstanding ASIC matters settled during the year. • • • • Income tax expense and NCI reduced by $223 million. This was mainly from a tax refund related to the sale of the Group’s motor vehicle dealer finance, novated leasing business and vendor finance businesses. There was also a benefit from certain items discussed above recognised in operating expenses. 2021 Net interest income increased by $127 million as some customer remediation provisions were no longer required for business customers that were not provided regulated consumer loans. These provision releases were partly offset by additional provisions for customer remediation in Westpac New Zealand. Non-interest income increased by $517 million and comprised: • a $760 million benefit to other income from a gain on our stake in Coinbase, the gain on sale of Westpac General Insurance, post-sale earn out payments from the sale of vendor finance and a small gain from finalising the sale of our holding in Zip Co Limited; partly offset by a $137 million reduction to net fee income for additional provisions related to salaried advice remediation and for some customers on our platforms who were not advised of certain corporate actions; and a $106 million reduction to net wealth management and insurance income for additional provisions for aligned dealer group advice remediation. • • Operating expenses increased by $2,347 million in 2021 and comprised: • staff expenses of $291 million for the implementation of our remediation program, and separation costs related to the sale of Australian life insurance; occupancy expenses of $275 million related to the write-down of WIB property leases and from the write-down of assets in Westpac Pacific; technology expenses of $650 million mainly from the write-down and impairment of capitalised software, the majority of which was associated with WIB, and costs related to the sale of Australian life insurance; and other expenses of $1,131 million including; • • • – the write-down of goodwill in WIB following annual impairment testing along with goodwill in Westpac Lenders Mortgage Insurance and other assets in Westpac Pacific; Reinventure performance fees paid that were linked to the divestment of Coinbase; and other costs linked to completing our remediation programs and litigation matters. – – Income tax expense and NCI reduced by $102 million. This was mainly from the tax benefit from certain items discussed above recognised in operating expenses, partly offset by higher tax from the divestment of Coinbase, the sale of Westpac General Insurance and the write-off of a deferred tax asset in the Australian life insurance.

WESTPAC GROUP 2022 ANNUAL REPORT 279 Segment reporting 2020 Net interest income reduced by $143 million from an increase in provisions for Business customers that were provided business loans but should have been provided regulated consumer loans, partly offset by the release of provisions no longer required for interest only loans that did not automatically switch, when required, to principal and interest loans. Non-interest income reduced by $263 million from: • a reduction to net fee income of $88 million for provisions for some customers on our platforms who were not advised of certain corporate actions; A $478 million reduction of net wealth management and insurance income from the write-off of intangibles including insurance liabilities and deferred acquisition costs associated with Australian life insurance and provisions for aligned dealer group advice remediation; partly offset by A $303 million benefit to other income from a revaluation gain related to the divestment of the Group’s stake in Zip Co Limited. • • Operating expenses increased by $2,539 million in 2020 and comprised: • • • staff expenses of $126 million for implementation of our remediation program; technology expenses of $169 million from the write-down of capitalised software; and other expenses of $2,244 million including costs associated with the AUSTRAC matter (including a $1.3 billion penalty), the write-down of goodwill for the Australian life insurance and the Group’s motor vehicle finance and novated leasing businesses, an accounting loss on sale of our vendor finance business, and costs linked to our remediation programs and litigation. Income tax expense and NCI reduced by $326 million from the tax benefit of the above items (excluding penalties and goodwill write-downs that were non-deductible), partly offset by tax on the revaluation gain associated with the divestment of Zip Co Limited.

280 WESTPAC GROUP 2022 ANNUAL REPORT

Segment reporting

$m	Consumer	Business	Consumer and Business Bank	Westpac Institutional Bank	Westpac New Zealand ($A)	Specialist Businesses	Group Businesses	Group
2022								
Net interest income	**-**	**-**	**-**	**-**	**(1)**	**-**	**-**	**(1)**
Net fee income	-	-	-	-	(1)	-	-	(1)
Net wealth management and insurance income	-	-	-	-	-	(51)	-	(51)
Trading income	-	-	-	-	-	-	-	-
Other income	-	-	-	-	119	(960)	-	(841)
Non-interest income	**-**	**-**	**-**	**-**	**118**	**(1,011)**	**-**	**(893)**
Operating expenses	**(66)**	**-**	**(66)**	**-**	**-**	**(365)**	**(190)**	**(621)**
Profit before impairment charges and income tax expense	**(66)**	**-**	**(66)**	**-**	**117**	**(1,376)**	**(190)**	**(1,515)**
Tax and NCI	19	-	19	-	-	150	54	223
Cash earnings	**(47)**	**-**	**(47)**	**-**	**117**	**(1,226)**	**(136)**	**(1,292)**
2021								
Net interest income	**3**	**177**	**180**	**-**	**(35)**	**(18)**	**-**	**127**
Net fee income	(3)	1	(2)	-	(12)	8	(131)	(137)
Net wealth management and insurance income	-	-	-	-	-	(4)	(102)	(106)
Trading income	-	-	-	-	-	-	-	-
Other income	-	-	-	-	1	195	564	760
Non-interest income	**(3)**	**1**	**(2)**	**-**	**(11)**	**199**	**331**	**517**
Operating expenses	**(141)**	**(54)**	**(195)**	**(1,193)**	**(23)**	**(640)**	**(296)**	**(2,347)**
Profit before impairment charges and income tax expense	**(141)**	**124**	**(17)**	**(1,193)**	**(69)**	**(459)**	**35**	**(1,703)**
Tax and NCI	36	(39)	(3)	202	17	(81)	(33)	102
Cash earnings	**(105)**	**85**	**(20)**	**(991)**	**(52)**	**(540)**	**2**	**(1,601)**
2020								
Net interest income	**5**	**(141)**	**(136)**	**-**	**(7)**	**-**	**-**	**(143)**
Net fee income	4	2	6	-	(7)	(7)	(80)	(88)
Net wealth management and insurance income	-	-	-	-	-	(402)	(76)	(478)
Trading income	-	-	-	-	-	-	-	-
Other income	-	-	-	-	-	-	303	303
Non-interest income	**4**	**2**	**6**	**-**	**(7)**	**(409)**	**147**	**(263)**
Operating expenses	**(64)**	**(130)**	**(194)**	**-**	**1**	**(694)**	**(1,652)**	**(2,539)**
Profit before impairment charges and income tax expense	**(55)**	**(269)**	**(324)**	**-**	**(13)**	**(1,103)**	**(1,505)**	**(2,945)**
Tax and NCI	16	81	97	-	4	181	44	326
Cash earnings	**(39)**	**(188)**	**(227)**	**-**	**(9)**	**(922)**	**(1,461)**	**(2,619)**

WESTPAC GROUP 2022 ANNUAL REPORT 281

Segment reporting

Consumer and Business Banking

Financial performance

$m	2022	2021	2020
Net interest income	12,012	12,473	12,716
Non-interest income	941	867	920
Net operating income before operating expenses and impairment (charges)/benefits	**12,953**	**13,340**	**13,636**
Operating expenses	(6,585)	(7,116)	(6,432)
Impairment (charges)/benefits	(344)	609	(2,387)
Profit before income tax expense	**6,024**	**6,833**	**4,817**
Income tax expense	(1,815)	(2,049)	(1,442)
Cash earnings	**4,209**	**4,784**	**3,375**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**4,209**	**4,784**	**3,375**

Deposits and other borrowings ($bn)	413.9	395.0	370.9
Net loans ($bn)	559.5	541.1	529.8
Total assets ($bn)	574.0	555.4	545.7
Total operating expenses to net operating income ratio (%)	50.84%	53.34%	47.17%

282 WESTPAC GROUP 2022 ANNUAL REPORT

Segment reporting

Consumer

Consumer provides a range of banking products and services, including mortgages, credit cards, personal loans, and savings and at call deposits to customers in Australia. Products and services are provided under the Westpac, St.George, BankSA, Bank of Melbourne, and RAMS brands.

Financial performance

$m	2022	2021	2020
Net interest income	8,985	9,486	9,711
Non-interest income	612	518	580
Net operating income before operating expenses and impairment (charges)/benefits	**9,597**	**10,004**	**10,291**
Operating expenses	(4,689)	(4,898)	(4,323)
Impairment (charges)/benefits	(201)	184	(1,277)
Profit before income tax expense	**4,707**	**5,290**	**4,691**
Income tax expense	(1,416)	(1,583)	(1,404)
Cash earnings	**3,291**	**3,707**	**3,287**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**3,291**	**3,707**	**3,287**

Deposits and other borrowings ($bn)	280.6	266.4	251.9
Net loans ($bn)	474.6	462.7	449.0
Total assets ($bn)	486.9	474.8	462.5
Total operating expenses to net operating income ratio (%)	48.86%	48.96%	42.01%

2022 v 2021

Cash earnings of $3,291 million were $416 million or 11% lower in 2022, mostly due to lower net interest margins and a $385 million turnaround in impairment charges. These were partly offset by lower expenses and higher non-interest income.

Net interest income down $501 million, 5%

- Net loans increased $11.9 billion, or 3%, predominantly in owner occupied mortgages ($15.7 billion) while investor mortgages declined $2.6 billion. Credit card balances increased while other personal lending was lower;
- Deposits increased $14.2 billion, or 5%. Around two thirds of growth was in First Half 2022 driven by government stimulus and uncertainty due to COVID-19. Term deposits increased $12.0 billion and at call accounts were up $2.2 billion, with growth in transaction accounts including mortgage offsets; and
- Net interest margin was 17 basis points lower with all the decline in the first half of the year. Mortgage competition and a concentration of growth in lower spread products was the driver behind the fall. These declines were partly offset by higher deposit spreads as interest rates increased in Second Half along with better returns from hedged deposits and capital.

Non-interest income up $94 million, 18%

- Most of the increase was due to:
  - Higher card fees from increased transactions as the economy re-opened and consumer sentiment improved;
  - Lower remediation payments; and
  - A $25 million one-off item related to achieving a milestone under the new distribution arrangement for general insurance.
- Partly offset by the loss of fee income from the removal of certain account-keeping fees and other simplification initiatives ($15 million).

Operating expenses down $209 million, 4%

- The reduction in expenses was due to:
  - Simplified organisational design including lower operational costs following the consolidation of 119 branches and a reduction of 199 ATMs;
  - A reduction in the number of products (down 53 products); and
  - The completion of several risk and regulatory programs.
- Partly offset by increased franchise investments.

WESTPAC GROUP 2022 ANNUAL REPORT 283 Segment reporting Impairment charge up $385 million, Large • The impairment charge of $201 million in 2022 was due to write-offs partly offset by overlays. The overlays in 2022 capture the effects of anticipated increases in delinquencies and for extreme weather events alongside an update to modelled economic scenarios, partly offset by a benefit from the improvement in credit quality metrics. The benefit in 2021 was due to the release of COVID-19 related provisions ; and Credit quality metrics improved with stressed exposures to TCE down 30 basis points to 0.68%. Mortgage 90+ day delinquencies were down 32 basis points to 0.75% due to the reduction in the hardship portfolio as customers completed their serviceability period and as customers successfully exited COVID-19 assistance. Other consumer 90+ day delinquencies were down 25 basis points to 1.35%. •

284 WESTPAC GROUP 2022 ANNUAL REPORT

Segment reporting

Business

Business provides banking services and products to Australian small business, Agribusiness and Commercial businesses generally up to $200 million in exposure. The segment offers savings, transaction and lending products including specialist services such as cash flow finance, equipment finance and property finance. Business operates under the Westpac, St.George, BankSA, and Bank of Melbourne brands.

Financial performance

$m	2022	2021	2020
Net interest income	3,027	2,987	3,005
Non-interest income	329	349	340
Net operating income before operating expenses and impairment (charges)/benefits	**3,356**	**3,336**	**3,345**
Operating expenses	(1,896)	(2,218)	(2,109)
Impairment (charges)/benefits	(143)	425	(1,110)
Profit before income tax expense	**1,317**	**1,543**	**126**
Income tax expense	(399)	(466)	(38)
Cash earnings	**918**	**1,077**	**88**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**918**	**1,077**	**88**

Deposits and other borrowings ($bn)	133.3	128.6	119.0
Net loans ($bn)	84.9	78.4	80.8
Total assets ($bn)	87.1	80.6	83.2
Total operating expenses to net operating income ratio (%)	56.50%	66.49%	63.05%

2022 v 2021

Cash earnings of $918 million were $159 million, or 15% lower than 2021. The decline was due to a $568 million change in impairment charges, partly offset by a 15% reduction in expenses while net interest income was up 1%.

Net interest income up $40 million, 1%	• Net interest income in 2021 benefited from the write-back of provisions related to customer refunds and payments which was not repeated in 2022. Excluding this impact, net interest income was up $217 million, or 8%; • Net loans were $6.5 billion, or 8% higher with growth across most sectors. This included growth in commercial property of 13%, and agriculture of 9%; • Deposits were up $4.8 billion, or 4%, with growth split across term deposits, up $2.7 billion and at call accounts up $2.1 billion (with all the rise in transaction accounts). Deposit trends changed through the year. Early in the year growth was predominantly in at call accounts but shifted to term deposits as interest rates began to rise; and • Net interest margin was down 7 basis points. Excluding the benefit from the provision write-back noted above, net interest margin was 16 basis points higher due to rising interest rates which improved deposit spreads, particularly in transaction deposits. These increases were partly offset by lower lending spreads due to competitive pricing for new lending and to retain customers. The high relative proportion of deposits to loans also supported higher margins.
Non-interest income down $20 million, 6%	• The decrease was largely due to lower merchant fees and higher fees paid to card scheme providers due to the increase of international spend following the easing of COVID-19 restrictions; partly offset by higher fees due to increased loan settlements of $11 billion.
Operating expenses down $322 million, 15%	• The decline was due to the completion of programs to improve our management of risk, and simplification of our operating structure.
Impairment charge up $568 million, Large	• The impairment charge was due to a CAP charge in 2022 compared to a CAP benefit in 2021. The charge in 2022 was due to an update of modelled economic scenarios and the benefit in 2021 was due to the release of COVID-19 related provisions; and • Credit quality metrics improved with stressed exposures to TCE down 85 basis points to 5.05%, due to a reduction in impaired and watchlist exposures predominately within the accommodation, transport and trade sectors.

WESTPAC GROUP 2022 ANNUAL REPORT 285

Segment reporting

Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to corporate, institutional and government customers operating in, or with connections to, Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in financing, transactional banking, and financial and debt capital markets. Customers are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, and Singapore. WIB works with all the Group's operating segments in the provision of markets' related financial needs including foreign exchange and fixed interest solutions.

Financial performance

$m	2022	2021	2020
Net interest income	1,110	925	1,117
Non-interest income	1,139	1,313	1,428
Net operating income before operating expenses and impairment (charges)/benefits	**2,249**	**2,238**	**2,545**
Operating expenses	(1,181)	(2,595)	(1,343)
Impairment (charges)/benefits	(85)	(162)	(403)
Profit before income tax expense	**983**	**(519)**	**799**
Income tax expense	(296)	(14)	(319)
Cash earnings	**687**	**(533)**	**480**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**687**	**(533)**	**480**

Deposits and other borrowings ($bn)	116.6	99.3	104.9
Net loans ($bn)	85.2	67.7	66.9
Total assets ($bn)	106.1	82.8	76.2
Total operating expenses to net operating income ratio (%)	52.51%	115.95%	52.77%

286 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting 2022 v 2021 Cash earnings of $687 million were $1,220 million higher than 2021. This was mainly due to the write-down of assets (goodwill, capitalised software and other assets) that reduced cash earnings by $991 million in 2021. Excluding this impact, cash earnings were $229 million, or 50% higher than 2021. Lower expenses, an increase in net interest income and lower impairment charges were partly offset by lower derivative valuation adjustments (DVA) contribution. Non-interest income down $174 million, 13% • DVA was $185 million lower from a widening of counterparty credit spreads. In 2022, DVA was $88 million negative compared to a gain of $97 million in 2021; Excluding DVA, non-interest income was $11 million, or 1%, higher from: • – $57 million increase in customer markets income across fixed income and FX due to higher customer demand from increased market volatility; Partly offset by a $26 million decline in non-customer markets income, mostly in credit markets; and Lower payments revenue from the prior exit of some non-core activities. – – Impairment charges down $77 million, 48% • The lower impairment charge was due to significantly lower new IAP, partly offset by a CAP charge from the increase in the downside weight and updates to modelled economic scenarios; and Credit quality metrics improved with stressed exposures to TCE down 29 basis points to 0.35% mainly due to the partial write-off of impaired exposures, including Forum Finance early in the year. • Operating• The write-down of assets in 2021 resulted in additional expenses of $1,193 million. expenses down Excluding this impact, expenses decreased $221 million, or 16% reflecting: $1,414 million, 54% – Benefits from simplification, mostly the full period benefit of international consolidation and operating model changes; – Completion of some risk and compliance programs; – Lower software amortisation and property costs following the write-downs in 2021; and – Higher capitalised investment spend largely focused on payments capabilities. • Partly offset by an increase in staff expenses and the full year impact of higher superannuation contributions. Net interest•Net loans increased $17.5 billion, or 26% with growth across infrastructure, M&A, income up finance, property and renewable energy. Most growth was from deepening $185 million, 20% relationships with existing customers and increased utilisation of their credit facilities, with TCE up 11%; • Deposits were up $17.3 billion, or 17% higher, across both term and transaction deposits. Most of the transaction deposit increase was in government balances; and •Net interest margin was up 1 basis point from improved deposit spreads which benefited from higher interest rates and a $24 million increase in markets net interest income. These were partly offset by higher liquidity and wholesale funding costs, higher bank levy charges, and lower loan spreads.

WESTPAC GROUP 2022 ANNUAL REPORT 287

Segment reporting

Westpac New Zealand

Westpac New Zealand provides banking, wealth and insurance products and services for consumer, business and institutional customers in New Zealand. Westpac conducts its business through: Westpac New Zealand Limited, which is incorporated in New Zealand, and Westpac Banking Corporation (New Zealand Branch), which is incorporated in Australia. Westpac New Zealand operates through a network of branches and ATMs across the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Westpac New Zealand maintains its own infrastructure, including technology, operations and treasury.

All figures are in NZ$ unless noted otherwise.

Financial performance

NZ$m	2022	2021	2020
Net interest income	2,278	2,118	1,943
Non-interest income	431	345	339
Net operating income before operating expenses and impairment (charges)/benefits	**2,709**	**2,463**	**2,282**
Operating expenses	(1,158)	(1,132)	(1,059)
Impairment (charges)/benefits	27	84	(320)
Profit before income tax expense	**1,578**	**1,415**	**903**
Income tax expense	(413)	(402)	(254)
Cash earnings	**1,165**	**1,013**	**649**
Net cash earnings adjustments	3	(3)	7
Net profit attributable to owners of WBC	**1,168**	**1,010**	**656**

Deposits and other borrowings ($bn)	77.9	75.9	71.0
Net loans ($bn)	96.8	92.6	88.0
Total assets ($bn)	118.9	112.4	104.2
Total funds ($bn)	10.9	12.0	12.2
Total operating expenses to net operating income ratio (%)	42.75%	45.96%	46.41%

AUD$m	2022	2021	2020
Net interest income	2,106	1,987	1,832
Non-interest income	397	323	319
Net operating income before operating expenses and impairment (charges)/benefits	**2,503**	**2,310**	**2,151**
Operating expenses	(1,072)	(1,062)	(998)
Impairment (charges)/benefits	25	79	(302)
Profit before income tax expense	**1,456**	**1,327**	**851**
Income tax expense	(381)	(377)	(239)
Cash earnings	**1,075**	**950**	**612**
Net cash earnings adjustments	2	(2)	7
Net profit attributable to owners of WBC	**1,077**	**948**	**619**

Deposits and other borrowings ($bn)	68.6	72.5	65.7
Net loans ($bn)	85.3	88.4	81.4
Total assets ($bn)	104.7	107.1	96.4
Total funds ($bn)	9.6	11.5	11.3
Total operating expenses to net operating income ratio[1] (%)	42.75%	45.96%	46.41%

1. Ratio calculated using NZ$.

288 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting 2022 v 2021 Cash earnings of NZ$1,165 million were NZ$152 million, or 15% higher than 2021, primarily driven by the NZ$126 million gain on sale of the NZ Life. Excluding the gain on sale along with associated costs and remediation provisions, cash earnings were NZ$26 million, or 2% lower, from a NZ$57 million decrease in impairment benefits, lower non-interest income and higher regulatory, risk and compliance spending. This was partly offset by a NZ$126 million increase in net interest income. • The gain on sale of NZ life insurance provided a NZ$126 million benefit. There was also a benefit from lower provisions for customer refunds and payments compared to 2021; and Excluding these, non-interest income was NZ$52 million or 15% lower reflecting: Non-interest income up NZ$86 million, 25% • – – – The loss of income following the sale of NZ life insurance; A reduction of fees on our investment funds, including KiwiSaver; and 2021 included a gain on sale of the Wealth Advisory business (NZ$8 million). • Continued to record an impairment benefit consistent with further improvement in credit quality metrics across the portfolio. This benefit was lower than 2021 due to increased overlays and updated modelled economic scenarios for higher interest rates and increased inflation; and Credit quality metrics improved with stressed exposures to TCE down 22 basis points to 0.97% supported by low unemployment. Mortgage 90+ day delinquencies were down 8 basis points to 0.22% and other consumer 90+ day delinquencies were down 62 basis points to 1.03%, predominately from improvements in the hardship segment. Impairment benefit down NZ$57 million, 68% • Operating• Costs related to the announced sale of NZ life insurance, write down of intangible expenses up assets and costs associated with managing customer remediation programs increased NZ$26 million, 2%2021 costs by NZ$23 million. Excluding this item, expenses increased NZ$49 million, or 4%, from increased regulatory, risk and compliance expenses, including to meet the RBNZ’s BS11 outsourcing policy and investments in technology resilience, cyber security and data capability. Staff expenses were also higher due to 239 more FTE and higher average salaries. Net interest• Lower provisions for customer refunds and payments provided a benefit of income up NZ$34 million. Excluding this impact, net interest income was NZ$126 million, or NZ$160 million, 8% 6% higher; •Net loans increased NZ$4.2 billion, or 5%, with a NZ$2.9 billion increase in mortgages and a NZ$1.2 billion rise in business lending; • Deposits increased NZ$2.0 billion, or 3%, as interest rates increased. Deposit growth was concentrated in term deposits which increased NZ$4.0 billion while at call accounts were NZ$2.0 billion lower; and •Net interest margin was flat at 2.00% compared to 2021 but was 3 basis points lower excluding customer refunds and payments. The decline was from competition for mortgages which reduced lending spreads. This was partly offset by higher deposit spreads benefiting from rising interest rates.

WESTPAC GROUP 2022 ANNUAL REPORT 289

Segment reporting

Specialist Businesses

Specialist Businesses comprises the operations that Westpac has decided to exit. The sale of Australian life insurance was completed in August 2022. In 2022, separate agreements were entered into to merge BT's personal and corporate superannuation funds through a successor fund transfer as well as the sale of Advance Asset Management. These transactions are subject to regulatory approval, and if granted, the successor funds transfer and sale are expected to complete in 2023. Other operations yet to be sold include wealth administration platforms. Specialist Businesses also manages Westpac Pacific which provides a full range of banking services in Fiji and Papua New Guinea. The segment operates under the Westpac, St.George, BankSA, Bank of Melbourne, and BT brands.

$m	2022	2021	2020
Net interest income	474	494	519
Non-interest income	(152)	1,455	733
Net operating income before operating expenses and impairment (charges)/benefits	**322**	**1,949**	**1,252**
Operating expenses	(1,047)	(1,478)	(1,547)
Impairment (charges)/benefits	67	66	(256)
Profit before income tax expense	**(658)**	**537**	**(551)**
Income tax expense	(61)	(373)	14
Profit attributable to NCI	(4)	(2)	(2)
Cash earnings	**(723)**	**162**	**(539)**
Net cash earnings adjustments	-	-	(31)
Net profit attributable to owners of WBC	**(723)**	**162**	**(570)**

Deposits and other borrowings ($bn)	9.5	8.7	7.6
Net loans ($bn)	9.9	13.6	14.9
Total assets ($bn)	12.9	19.4	22.7
Total funds ($bn)	198.8	227.4	193.0
Total operating expenses to net operating income ratio (%)	325.16%	75.83%	123.56%

290 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting 2022 vs 2021 Specialist Businesses reported a cash earnings loss of $723 million in 2022 compared to cash earnings of $162 million in 2021. The reduction of $885 million was due to a $1,226 million impact related to asset sales including the $1,120 million loss on completion of the sale of Australian life insurance and expenses associated with the write-down of intangible assets in the unitised superannuation business along with additional provisions for customer refunds, payments, litigation and associated costs. Excluding the impact of these items, 2022 cash earnings were $503 million, $199 million or 28% lower compared to 2021, mostly from the impact of businesses sold and lower life insurance revenues. • Non-interest income includes the loss on completion of the sale of Australian life insurance, other asset sales and revaluation impacts. Excluding these items, non-interest income decreased $397 million or 32%; The reduction of income from businesses sold was $416 million; – Life insurance income was $224 million lower from yield curve movements on life insurance policyholder liabilities, higher claims and the loss of revenue following its sale; and – $192 million lower income from businesses that were exited in 2021. Superannuation, Platforms and Investments was $36 million lower from lower platform margins and MySuper fee reductions. Partly offset by; Higher income from transitional service agreement payments and other income related to businesses sold. Non-interest income down $1,607 million, 110% • • • • Similar impairment benefit to prior year due to low IAPs and a CAP benefit (from improved underlying quality and the reduction in overlays); The ratio of stressed exposures to TCE increased 267 basis points to 9.08%, mainly due to increased watchlist exposure in Westpac Pacific. Excluding Westpac Pacific, stressed exposure to TCE reduced 10 basis points to 1.73%; and Similarly 90+ day delinquencies in auto finance increased 36 basis points, this was due to portfolio roll-off (81 basis points) which is partly offset by underlying portfolio performance (45 basis points). Impairment benefits down $1 million, 2% • • Operating• Excluding the impacts from asset sales and revaluation, write-down of intangibles, expenses down refund, payments, costs and litigation, expenses were $156 million, or 19% lower; $431 million, 29% • Expenses related to businesses sold decreased $73 million, or 72%, due to timing of the completion of sales and lower investment spend. Of these reductions, $15 million relate to business sold in 2021; and •Expenses related to ongoing business were down $83 million, or 11%, due to lower investment spend and lower costs from simplification outcomes. Net interest• Excluding the impacts of customer refunds and payments, costs and litigation, and income down asset sales and revaluations, net interest income was down $39 million, of which $20 million, 4% $33 million relates to businesses sold. • Excluding the sale of the auto wholesale dealer business ($1.0 billion), net loans decreased $2.7 billion, or 21% primarily due to the run-off of the retail auto loan portfolio (down $2.5 billion). Margin lending was also lower; • Deposits increased $0.8 billion, or 9% mostly from higher deposits on platforms and a rise in Westpac Pacific deposits; and • Excluding the provision for customer refunds, net interest margin was up 35 basis points mostly from lower funding costs in the auto finance portfolio and higher deposit spreads in platforms as interest rates increased.

WESTPAC GROUP 2022 ANNUAL REPORT 291

Segment reporting

Group Businesses

This segment comprises:

- Treasury, which is responsible for the management of the Group's balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury's earnings are primarily sourced from managing the Group's balance sheet and interest rate risk, (excluding Westpac New Zealand) within set risk limits.
- Enterprise services, which includes earnings on capital not allocated to segments, certain intra-group transactions that facilitate presentation of performance, gains/losses from some asset sales, earnings and costs associated with the Group's fintech investments, costs associated with customer remediation for the Advice business and certain other head office items including provisions. These costs are mainly retained in Group Businesses.
- Corporate Services, which comprises shared corporate functions such as property, procurement, finance services, corporate affairs, sustainability, and HR services. These costs are partly allocated to other segments in the Group.
- Customer Services & Technology, which includes operations, call centres and technology. The majority of these costs are allocated to other segments in the Group.

Financial performance

$m	2022	2021	2020
Net interest income	903	835	902
Non-interest income	71	366	140
Net operating income before operating expenses and impairment (charges)/benefits	**974**	**1,201**	**1,042**
Operating expenses	(906)	(1,032)	(2,380)
Impairment (charges)/benefits	2	(2)	170
Profit before income tax expense	**70**	**167**	**(1,168)**
Income tax expense	(41)	(175)	(152)
Profit attributable to NCI	(1)	(3)	-
Cash earnings	**28**	**(11)**	**(1,320)**
Net cash earnings adjustments	416	108	(294)
Net profit attributable to owners of WBC	**444**	**97**	**(1,614)**

2022 v 2021

Cash earnings were a $28 million profit, compared with a loss of $11 million for 2021.

Net operating income down $227 million, 19%	• 2021 included gains from our investment in Coinbase Inc. and Zip Co. Limited ($562 million) and provisions for customer refunds and payments ($231 million). • Excluding notable items, net operating income was up $104 million, or up 12%, primarily driven by a better Treasury contribution.
Operating expenses down $126 million, 12%	• 2021 included provisions for customer refunds and payments ($176 million) and performance fees related to gains in our investment in Coinbase Inc. ($120 million). • 2022 includes provisions for customer refunds, payments and litigation costs ($72 million) and the write down of assets from a reduction in corporate office space required ($118 million). • Excluding notable items, expenses were down $20 million, or down 3%: – Lower costs across most functions as we progress through our cost plans and complete a number of strategic projects; partly offset by – Higher amortisation and impairment of software assets; and – Full period impacts of increases in variable reward.

292 WESTPAC GROUP 2022 ANNUAL REPORT

Segment reporting

Segment reporting – 2021 v 2020

Consumer

2021 v 2020

Cash earnings of $3,707 million were $420 million or 13% higher than 2020, mainly due to a $1,461 million turnaround in impairment charges (a credit impairment benefit in 2021 versus a credit impairment charge in 2020), partly offset by lower operating income and higher expenses.

Net interest income down $225 million, 2%	• Net loans were $13.7 billion, or 3% higher over the year, with a $14.8 billion, or 3% increase in mortgages partly offset by a $1.5 billion decline in other personal lending; • Deposits increased $14.5 billion, or 6% with all the growth in at call and offset accounts while term deposits were $13.0 billion lower; and • Net interest margin was 2 basis points lower from competitive pricing to attract and retain customers, portfolio mix effects in mortgages, as well as lower other personal lending. These declines were partly offset by mix benefits in deposits (switching from term deposits to at call) and repricing.
Non-interest income down $62 million, 11%	• Removal of certain fees as part of our simplification strategy; and • COVID-19 restrictions reduced activity contributing to lower foreign currency transaction fees and lower net ATM fees.
Expenses up $575 million, 13%	• The increase in expenses was mostly due to higher spend on risk and compliance programs, including financial crime, fraud prevention and the CORE program. Expenses were also higher from additional resources to support customers experiencing hardship, increased mortgage processing costs from higher volumes, and costs associated with returning jobs to Australia; and • Rationalisation of a further 80 branches and 129 ATMs, and the increased use of digital channels partly offset the increase in expenses
Credit impairment benefit of $184 million versus credit impairment charge of $1,277 million	• The credit impairment benefit was due to large CAPs booked in 2020 that were no longer required, including from improved credit quality metrics and an improved economic outlook; and • Mortgage 90+ day delinquencies were 1.07%, predominantly from lower hardship. Other consumer 90+ day delinquencies were relatively flat with improving credit quality metrics partly offset by a decline in other personal lending.

WESTPAC GROUP 2022 ANNUAL REPORT 293

Segment reporting

Business

2021 v 2020

Cash earnings of $1,077 million were $989 million higher than 2020. Most of the improvement was due to a turnaround in impairment charges with a benefit of $425 million in 2021 compared to an impairment charge of $1,110 million in 2020. This was partly offset by lower operating income and increased expenses mostly to support an uplift in the segment's risk capability.

Net interest income down $18 million, 1%	• Net interest income benefited from the write-back of provisions related to customer refunds and payments, while in 2020 this was a charge. Excluding this impact, net interest income was down $334 million (or 11%); • Net loans declined $2.4 billion, or 3% due to lower lending across most sectors with the largest decline in professional services; • Deposits were up $9.6 billion, or 8% over the year with a 20% (or $17.4 billion) rise in at call balances supported by government stimulus while term deposit balances declined by 23% (or $7.8 billion) as customers preferred to hold their funds at call in a low interest rate environment; and • Net interest margin improved 18 basis points. Excluding the benefit from the provision write-back noted above, the net interest margin was 22 basis points lower. This was mostly from lower loan spreads due to competitive pricing and special low interest rates on certain products as part of our COVID-19 support, partly offset by higher deposit spreads from repricing and portfolio mix benefit.
Non-interest income up $9 million, 3%	• Most of the increase reflected higher card scheme fees offsetting lower activity from COVID-19 restrictions and lower new lending.
Expenses up $109 million, 5%	• Higher spend on risk and compliance programs including financial crime, fraud prevention, and our CORE program. Costs were also higher from an increase in bankers and first line risk capability; • Partly offset by a decline in costs associated with customer remediation and payments.
Impairment benefit of $425 million compared to an impairment charge of $1,110 million	• Impairment benefit was due to CAPs booked in 2020 that were no longer required, including from improved credit quality metrics and an improved economic outlook; and • Stressed exposures to TCE improved, mostly from a reduction in watchlist exposures.

294 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting Westpac Institutional Bank 2021 v 2020 Cash earnings were a loss of $533 million for 2021 compared to a profit of $480 million in 2020. This mainly reflects the write-down of assets (goodwill, capitalised software, and other assets) following the annual impairment test, which reduced cash earnings by $991 million. Excluding this impact, cash earnings for 2021 were $458 million, $22 million, or 5% lower than 2020. A 9 basis point decline in net interest margin, lower income from exiting certain businesses and fee and product simplification were partly offset by a reduction in credit impairment charges. Non-interest income down $115 million, 8% • Excluding the impact of derivative valuation adjustments (a $174 million positive movement), non-interest income was down $289 million over the year; Lower non-customer markets income ($222 million) across foreign exchange and commodities including from the closure of the energy desk, along with lower customer markets income ($108 million) from reduced foreign exchange sales and a decline in income in Asia; and Payments revenue declined from exiting certain correspondent banking relationships. This was partly offset by higher loan fees from an increase in undrawn balances. • • Impairment charge down $241 million, 60% • Lower credit impairment charge was due to a CAP benefit from improved credit quality metrics and an improved economic outlook partly offset by a large individually assessed provision related to a fraud; and Stressed exposures to TCE of 0.64%, improved 39 basis points compared to September 2020, mainly due to upgrades in watchlist facilities. • Expenses up •The write-down of assets following the annual impairment test increased expenses $1,252 million, 93% $1,193 million. Excluding this impact, expenses were $59 million, or 4% higher mostly due to an increase in risk and compliance costs, and higher software amortisation expenses; • Partly offset by productivity benefits from the consolidation of our international operations, product and process simplification, and operating model changes. Net interest•Net loans increased $0.8 billion, or 1%. Higher new lending and increased utilisation income down of structured finance facilities (up $4.8 billion) were partly offset by a $4.0 billion $192 million, 17%decrease in offshore lending, as we began consolidating our operations in Asia; • Deposits reduced $5.6 billion, or 5%. Offshore deposits were $3.9 billion lower, mostly from our Asian consolidation. Disciplined pricing and customers seeking higher yield in the low interest rate environment contributed to the decline in Australian deposits; and •Net interest margin declined 9 basis points to 1.25% with lower interest rates reducing deposit spreads and earnings on capital. This was partly offset by more disciplined lending and deposit pricing, and benefits from changes in the lending and deposit mix.

WESTPAC GROUP 2022 ANNUAL REPORT 295

Segment reporting

Westpac New Zealand

2021 v 2020

Cash earnings of NZ$1,013 million increased NZ$364 million or 56% compared to Full Year 2020, primarily due to a NZ$404 million turnaround in impairment charges. Net operating income before impairment (charges/benefits was also higher from a 3 basis point increase in net interest margin and balance sheet growth partly offset by higher expenses.

Net interest income up NZ$175 million, 9%	• Provisions for customer refunds and payments reduced net interest income by NZ$29 million, excluding these provisions, net interest income increased NZ$204 million or 10%; • Net loans increased 5%, or NZ$4.6 billion, with NZ$5.7 billion of mortgage growth partly offset by NZ$0.9 billion decrease in business loans as institutional customers reduced their gearing; • Deposits increased 7% or NZ$4.9 billion, fully funding loan growth and lifting the deposit to loan ratio to 82%. Growth was in at call accounts across businesses and households. Term deposits were down as low interest rates led retail customers to hold their funds in at call accounts; and • Net interest margin increased 3 basis points (5 basis points higher excluding customer refunds and payments) mostly from higher deposit spreads due to repricing and portfolio mix. This was partly offset by lower spreads on new lending.
Non-interest income up NZ$6 million, 2%	• Non-interest income increased NZ$12 million from higher cards related revenues and a gain on sale of the wealth advisory business (NZ$8 million); partly offset by • Reduced banking fees, lower insurance income and increased provisions for customer refunds and payments.
Expenses up NZ$73 million, 7%	• Costs related to the announced sale of NZ life insurance, write down of intangible assets and costs associated with managing customer remediation programs increased expenses NZ$24 million. Excluding this impact, expenses increased NZ$49 million primarily due to larger investments in technology resilience, data capability and higher spending on risk, regulatory and compliance projects. The number of FTE increased 476 during the year.
Impairment benefit of NZ$84 million compared impairment charge of NZ$320 million	• Impairment benefit of NZ$84 million was mostly due to a CAP benefit as provisions booked in 2020 were no longer required consistent with improved credit quality metrics and an improved economic outlook; and • Stressed exposures to TCE of 1.19% were down 40 basis points. The decline was due to a reduction in lower rated business facilities and lower mortgage 90+ day delinquencies which were down 22 basis points.

296 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting Specialist Businesses 2021 vs 2020 Cash earnings for 2021 were $162 million compared to a loss of $539 million for 2020. The segment’s cash earnings in 2021 and 2020 have been impacted by expenses associated with the sales and revaluations of businesses either sold or held for sale, along with customer refunds, payments, litigation and associated costs, and these costs were partly offset by gains on sales. In 2021 these items reduced cash earnings by $540 million and by $922 million in 2020. Excluding the impact of these items, cash earnings increased $319 million over the year with higher insurance income, and a $322 million turnaround in credit impairments. Sales completed over the year included Westpac General Insurance (July 2021), Vendor Finance (July 2021) and Westpac Lenders Mortgage Insurance (August 2021). • Non-interest income benefited from a gain on sale of Westpac General Insurance and from a reduction in customer refunds and payments. Full Year 2020 also included large losses associated with the revaluation of insurance liabilities. Excluding these items, non-interest income increased $114 million or 10%; Insurance income was up $180 million or 61% from: Non-interest income up $722 million, 98% • – – LMI contribution was higher from growth in mortgages and lower claims; General Insurance revenue was up from a reduction in severe weather event claims; and Life Insurance revenue was higher with favourable valuation movements in policyholder liabilities from changes in the discount rate partly offset by exiting Group Life, higher claims and higher reinsurance costs. – • Superannuation, Platforms and Investments contribution was down $24 million or 3% mostly from platform and superannuation pricing changes and the migration of customers from legacy platforms to Panorama. Revenue from managed cash balances was also lower; and Banking income was down $42 million or 29% mostly from lower activity, including the impact of COVID-19 restrictions on tourism in Westpac Pacific and associated merchant fees and foreign exchange income. • • Credit impairment benefit as some provisions initially booked in 2020 were no longer required, including from improved credit quality metrics and an improved economic outlook; and Auto 90+ day delinquencies were 1.97% down from 83 basis points, from lower hardship volumes and a focus on reducing long-overdue accounts. Impairment benefit of $66 million compared to an impairment charge of $256 million • Expenses down• Expenses from the write-down of goodwill and other intangible assets in 2021 $69 million, 4% were $54 million lower than in 2020. Excluding these items, expenses were $15 million or 2% lower; and •The decrease was due to lower project spend and benefits from organisational redesign. Net interest• Provisions for customer refunds and payments reduced net interest income income down $18 million. Excluding this impact, net interest income decreased $7 million or 1%; $25 million, 5%•Net loans decreased $1.3 billion, or 9%, with $0.3 billion due to the sale of vendor finance. Auto finance and Westpac Pacific lending were also lower reflecting reduced demand; • Deposits increased $1.1 billion, or 14% mostly from the migration of funds from legacy platforms to Panorama; and •Net interest margin was up 16 basis points mostly from the roll-off of interest rate reductions related to COVID-19 support.

WESTPAC GROUP 2022 ANNUAL REPORT 297 Segment reporting Group Businesses 2021 v 2020 Cash earnings were a $11 million profit for 2021, compared with a loss of $1,320 million for 2020. Operating expenses down $1,348 million, 57% • Expenses were lower than 2020, due to the non-repeat of a penalty from AUSTRAC and associated costs ($1,478 million); partly offset by Performance fees related to gains on our investment in Coinbase Inc. ($120 million); and Higher CORE program costs, and higher provisions for estimated customer refunds and payments ($176 million in 2021, $168 million in 2020). • • Impairment• 2020 impairment benefit was mainly due to centrally held overlays no longer required. charges up $172 million, large Net operating• Gains in 2021 from our investment in Coinbase Inc. and Zip Co Limited ($537 million; income up $25 million respectively) were higher than gains in 2020 from our investments in $159 million, 15%Zip Co Limited ($303 million); partly offset by • Higher provisions for estimated customer refunds and repayments ($231 million in 2021, $156 million in 2020); and • Lower Treasury income.

298 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Risk management Refer to Strategic Review for details of the Group’s Risk Management Framework. Risk factors Our business is subject to risks that can adversely impact our financial performance, financial condition and future performance. If any of the following risks occur, our business, prospects, reputation, financial performance or financial condition could be materially adversely affected, with the result that the trading price of our securities or the level of dividends could decline and as a security holder you could lose all, or part, of your investment. You should carefully consider the risks described (individually and in combination) and the other information in this Annual Report and subsequent disclosures before investing in, or continuing to own, our securities. The risks and uncertainties described below can emerge together or quickly in succession in a fashion that is uncorrelated with the order in which they are presented below, and they are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. For a discussion of our risk management framework and procedures, refer to ‘Risk management’ in Section 1 of this Annual Report. For further detail on financial risk (including credit, funding and liquidity risk, and market risk), refer to Note 22 to the financial statements. Risks relating to our business We have suffered, and could in the future suffer, information security risks, including cyberattacks We (and other third parties that we engage with, including our external service providers, business partners, customers and organisations that we acquire or invest in) face information security risks. These risks are heightened by: the inherent risks in existing and new technologies; increasing digitisation of business processes within, and transactions among, organisations; the increased volume of data, including sensitive data, that organisations collect, generate, hold, use and disclose; the global increase in the sophistication, severity and volume of cyber crime; supply chain disruptions; the prevalence of remote and hybrid working for employees, staff of service providers, and customers; ongoing geo-political tensions or wars, including the military invasion of Ukraine by Russia; and other external events such as acts of terrorism and attacks from State sponsored actors, which could compromise our information assets and interrupt our usual operations and those of our customers, suppliers and counterparties. As a result of these factors, adverse information security events such as data breaches, cyberattacks, espionage and/or errors are happening at an unprecedented pace, scale and reach. Cyberattacks or other information security breaches have the potential to cause: financial system instability; serious disruption to customer banking services; economic and non-economic losses to Westpac, our customers, shareholders, suppliers, counterparties and others; and compromise data privacy of customers, shareholders, employees and others. While we have systems in place to protect against, detect, contain and respond to cyberattacks and information security threats, these systems have not always been, and may not always be, effective. Westpac, its customers, shareholders, employees, suppliers, counterparties or others could suffer losses from cyberattacks, information security breaches or ineffective cyber resilience. We may not be able to anticipate and prevent a cyberattack, effectively respond to a cyberattack and/or rectify or minimise damage resulting from a cyberattack. Our suppliers and counterparties, and other parties that facilitate our activities, financial platforms and infrastructure (such as payment systems and exchanges or that hold data in relation to our existing or potential customers), are also subject to the risk of cyberattacks and other information security breaches, which could in turn impact Westpac. Furthermore, as the scale and volume of cyberattacks increases globally, there is an increased likelihood that global and domestic regulators such as APRA, ASIC, the OAIC and the ACCC take enforcement action for information security risk management failures, for failing to protect our information assets (including customer and other data) or for deficiencies in our response to cyberattacks and information security threats (including for any delayed, deficient, or misleading notifications or for misleading statements made about our information security practices). Our operations rely on the secure processing, storage and transmission of information on our computer systems and networks, and the systems and networks of external suppliers. Although we implement measures to protect the confidentiality, availability and integrity of our information, there is a risk that our information assets (including the computer systems, software and networks on which we, or our customers, shareholders, employees, suppliers, counterparties or others rely), may be subject to security breaches, unauthorised access, malicious software, external attacks or internal breaches that could have an adverse impact on our and their confidential information. A range of potential consequences could arise from a successful cyberattack or information security breach (whether targeting Westpac or third parties), such as: damage to technology infrastructure; the potential use of incident response and intervention powers by the Australian Government under the Security of Critical Infrastructure Act 2018 (Cth); disruptions or other adverse impacts to network access, operations or availability of services; loss of customers, suppliers and market share or reputational damage; loss of data or information; cyber extortion; customer remediation and/or claims for compensation; breach of applicable laws and regulations

WESTPAC GROUP 2022 ANNUAL REPORT 299 Risk and risk management (including those relating to privacy, data protection and reporting obligations); increased vulnerability to fraud and scams; litigation and adverse regulatory action including fines or penalties and increased regulatory scrutiny and enforcement action; and additional costs and increased need for significant additional resources to modify or enhance our systems and processes or to investigate and remediate any vulnerabilities or incidents. All these potential consequences could have regulatory impacts and negatively affect our business, prospects, reputation, financial performance or financial condition. As cyber threats evolve, we may need to spend significant resources to modify or enhance our systems or investigate and remediate any vulnerabilities or incidents. We could be adversely affected by legal or regulatory change We operate in an environment where there is sustained regulatory change and ongoing scrutiny of financial services providers. Our business, prospects, reputation, financial performance and financial condition have been, and could in the future be, adversely affected by changes to law, regulation, policies, supervisory activities, the expectations of our regulators, and the requirements of industry codes of practice, such as the Banking Code of Practice. Such regulatory changes may affect how we operate and have altered the way we provide our products and services, in some cases requiring us to change or discontinue our offerings. These changes could also limit, and have in the past limited, our flexibility, require us to incur substantial costs (such as costs of systems changes, or the levies associated with the anticipated Compensation Scheme of Last Resort), impact the profitability of our businesses, require the Group to retain additional capital, impact our ability to pursue strategic initiatives, result in the Group being unable to increase or maintain market share and/or create pressure on margins and fees. A failure to manage regulatory change effectively and in the timeframes required (which may be short) has resulted, and could in the future result, in the Group not meeting its compliance obligations. It could also result in enforcement action, penalties, fines, capital impacts and ultimately loss of business licences. Managing large volumes of regulatory change simultaneously has created, and will continue to create, execution risk. Systems changes can increase the risk of human error or unintended consequences (or system flaws) and this risk is exacerbated by frequent requirements for change. We expect that we will continue to invest significantly in compliance and the management and implementation of regulatory change. Significant management attention, costs and resources may be required to update existing, or implement new, processes to comply with such regulatory changes. The availability of skilled personnel required to implement changes may be limited. There is additional information on certain aspects of regulatory changes affecting the Group in ‘Significant developments’ and the sections ‘Critical accounting assumptions and estimates’ and ‘Future developments in accounting standards’ in Note 1 to the financial statements. We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy We are responsible for ensuring that we comply with all applicable legal and regulatory requirements and industry codes of practice in the jurisdictions in which we operate or obtain funding. We are subject to conduct and compliance risk. These risks are exacerbated by the complexity and volume of regulation, including where we interpret our obligations and rights differently to regulators or a Court, tribunal or other body, or where applicable laws in different jurisdictions conflict. The potential for this is heightened when regulation is new, untested or is not accompanied by extensive regulatory guidance. Our compliance management system is designed to identify, assess and manage compliance risk. However, this system has not always been, and may not always be, effective. Breakdowns have occurred, and may in the future occur, due to flaws in the design or implementation of controls or processes, or when new measures are implemented in short periods of time, for example in response to external events such as the COVID-19 pandemic. This has resulted in, and may in the future result in, potential breaches of compliance obligations as well as poor customer outcomes which have exposed, and may continue to expose, the Group to regulatory action, litigation (including class action), damages, penalties and remediation obligations. As reviews and change programs are progressed, compliance issues have been, and will likely continue to be, identified. Conduct risk could occur through the provision of products and services to customers that do not meet their needs or do not meet the expectations of the market, as well as the poor conduct of our employees, contractors, agents, authorised representatives, credit representatives and external services providers. This could occur through a failure to meet professional obligations to specific clients (including fiduciary and suitability requirements), weakness in risk culture, corporate governance or organisational culture, poor product design and implementation, failure to adequately consider customer needs or selling products and services outside of customer target markets. This could include deliberate, reckless or negligent actions by such individuals that could result in the circumvention of our controls, processes and procedures. We depend on our people to ‘do the right thing’ to meet our compliance obligations and abide by our Code of Conduct. While we have frameworks, policies, processes, training and controls that are designed to manage poor conduct outcomes, at times these have been, and could in future be, ineffective. Inappropriate or poor conduct by individuals such as not following a policy or engaging in misconduct has resulted, and could result, in poor customer outcomes and a failure by the Group to meet our compliance obligations. This can be exacerbated by failures or delays in detecting or promptly responding to breaches.

300 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management The Group’s failure, or suspected failure, to comply with a compliance obligation, or to promptly detect or remedy such a failure, has in the past and could in the future lead to a regulator commencing surveillance or an investigation. ASIC’s expanded breach reporting regime, which commenced on 1 October 2021, has led to a significant increase in our reporting to ASIC of certain breaches (or likely breaches), which could give rise to additional regulatory scrutiny and action. Past compliance failures may increase the likelihood or severity of regulatory action for subsequent failures. We are currently subject to a number of investigations and reviews by regulators and are responding to a number of requests from APRA, ASIC and other regulators, involving significant resources and costs. Depending on the circumstances, regulatory reviews and investigations have in the past, and may in the future, result in a regulator taking administrative or enforcement action against the Group and/or its representatives. Regulators have broad powers, and in certain circumstances, can issue directions to us (including in relation to product design and distribution and remedial action). Regulators could also pursue civil or criminal proceedings, seeking substantial fines, civil penalties or other enforcement outcomes. For example, the payment in 2021 of a civil penalty of $1.3 billion as a result of proceedings brought by AUSTRAC against Westpac; the payment of civil penalties of $114.5 million in 2022 relating to seven proceedings which were settled with ASIC; and ASIC’s 2021 action against Westpac relating to its involvement in the 2016 Ausgrid privatisation transaction. Penalties can be (and have been) more significant where it has taken some time to identify contraventions, or to investigate, correct or remediate contraventions, where there are patterns of similar conduct, or where there has been awareness of contraventions. In addition, regulatory investigations may lead to adverse findings against Directors and management, including potential disqualification. APRA can also require the Group to hold additional capital either through a capital overlay or higher risk weighted assets. In 2019, APRA imposed a $500 million overlay to our operational risk capital requirement following the completion of our self-assessment into our frameworks and practices in relation to culture, governance and accountability, and a further $500 million overlay following the commencement of civil penalty proceedings by AUSTRAC (both overlays were applied through an increase in risk-weighted assets). Both overlays continue to be imposed. If the Group incurs additional capital overlays, we may need to raise additional capital, which could have an adverse impact on our financial performance. The political and regulatory environment that we operate in has seen (and may in the future see) our regulators (including any new regulator) receive new powers along with materially (and potentially substantially) increased penalties for corporate and financial sector misconduct, or failings. For example, recent and anticipated increases in the civil penalties for certain contraventions (as discussed in ‘Significant Developments’) to the greater of $50 million; three times the value of the benefit obtained; or where the value of the benefit cannot be determined, 30% of adjusted turnover during the breach period. Given the size of Westpac, a failure by the Group may result in multiple contraventions, which could lead to significant financial and other penalties. This could also result in reputational damage and impact the willingness of customers, investors and other stakeholders to deal with Westpac. There may also be a shift in the type and focus of enforcement proceedings commenced by regulators in the future. Regulators may seek to refer investigations to the Commonwealth Department of Public Prosecutions or other prosecutorial bodies for potential criminal prosecution. This may result in an increase in criminal prosecutions against institutions and/or their employees or representatives. The civil penalty regimes were expanded in 2019, with significant increases in applicable penalties. As a result, it is possible that civil penalty proceedings may be brought more frequently by regulators for conduct after 2019, in a broader range of contexts, and in circumstances where underlying conduct may not have been intentional, reckless or systemic. ASIC can commence civil proceedings and seek civil penalties (currently up to $555 million per contravention) against an Australian financial services licensee for failing to do all things necessary to ensure that the financial services provided under the licence are provided honestly, efficiently and fairly. Regulatory investigations or actions commenced against the Group have exposed, and may in the future expose, the Group to an increased risk of litigation brought by third parties (including through class action proceedings), which may require us to pay compensation to third parties and/or undertake further remediation activities. In some cases, the amounts claimed and/or to be paid may be substantial. We have incurred significant remediation costs on a number of occasions (including compensation payments and costs of correcting issues) and new issues may arise requiring remediation. We also have, and may continue to have, challenges and risk in relation to remediation activities such as effectively and reliably scoping, quantifying, implementing or completing remediation activities, including determining how to compensate impacted parties properly and fairly, and the challenges and risks of completing these activities in a timely way. Remediation activities may be affected or delayed by a number of events or considerations, such as the number of customers (or other parties) affected, where customers commence litigation (including class action proceedings), where a regulator requires a remediation to be done in a specific way or timeframe, or difficulties in locating or contacting affected parties. Investigation of the underlying issue may be impeded due to the passage of time, technical system constraints, or if our records are inadequate. Remediation programs may not prevent regulatory action, litigation or other proceedings from being pursued, or sanctions being imposed. Regulatory investigations, inquiries, litigation, fines, penalties, infringement notices, revocation, suspension or variation of conditions of regulatory licences or other enforcement or administrative action or agreements (such as enforceable undertakings) have and could, either individually or in aggregate with other regulatory action, adversely affect our business, prospects, reputation, financial performance or financial condition. There is additional information on certain aspects of regulatory matters that may affect the Group in ‘Significant developments’ and in Note 26 to the financial statements.

WESTPAC GROUP 2022 ANNUAL REPORT 301 Risk and risk management We have suffered, and in the future could suffer, losses and be adversely affected by the failure to implement effective risk management Our risk management framework has not always been, and may not in the future be, effective, and the resources we have in place for identifying, escalating, measuring, evaluating, monitoring, reporting and controlling or mitigating material risks may not always be adequate. This could be because the design of the framework is inadequate or key risk management policies, controls and processes may be ineffective due to inadequacies in their design, technology failures, incomplete implementation or embedment, or failure by our people (including contractors, agents, authorised representatives and credit representatives) to comply with our policies and processes. The potential for these types of failings is heightened if we do not have appropriately skilled, trained and qualified people in key positions or we do not have sufficient capacity, including people, processes and technology, to appropriately manage risks. There are also inherent limitations with any risk management framework as risks may exist, or emerge in the future, that we have not anticipated or identified. Further, the design or operation of our remuneration structures and consequence management processes may not always sufficiently encourage the right risk culture, behaviours, or prudent risk management as intended, which could also result in staff engaging in excessive risk-taking behaviours. The risk management framework may also prove ineffective because of weaknesses in risk culture or risk governance practices and policies (for example, where there is a lack of awareness of our policies, controls and processes or where they are not adequately monitored, audited or enforced). This may result in poor decision making or risks and control weaknesses not being identified, escalated or acted upon. We are required to periodically review our risk management framework to determine if it remains appropriate. Past analysis and reviews, in addition to regulatory feedback, have highlighted that while there have been improvements, the framework is still not operating satisfactorily in a number of respects and needs continued focus. We have a number of risks which sit outside our risk appetite or do not meet the expectations of regulators, including, for example, fraud and scams, records management, third party arrangements, data, change execution, models and conduct risk (including product design, hardship and privacy). As part of our risk management framework, we measure and monitor risks against our risk appetite. When a risk is out-of-appetite (as some risks are), the Group needs to take steps to bring this risk back into appetite in a timely way. This may include steps to improve the design of our risk class frameworks and supporting policies. However, we may not always be able to bring a risk back within appetite within proposed timeframes or institute effective improvements. This may occur because, for example, the Group experiences delays in enhancing our information technology systems, in recruiting sufficient appropriately trained staff for required activities or operational failure. It is also possible that due to external factors beyond our control, certain risks may be inherently outside of appetite for periods of time. Weaknesses in risk management systems and controls may also result in regulatory action. For example, APRA requiring Westpac to hold additional capital as discussed above. In December 2020, APRA accepted an Enforceable Undertaking from Westpac, reflecting the crystallisation of many of the risks discussed above. APRA has approved Westpac’s Integrated Plan in relation to risk governance and remediation. Promontory Australia was appointed as the Independent Reviewer to provide regular updates to APRA on Westpac’s compliance with the Enforceable Undertaking and the Integrated Plan. These reports are provided quarterly and published on our website every six months at https://www.westpac.com.au/about-westpac/media/core/. If any of our governance or risk management processes and procedures prove ineffective or inadequate or are otherwise not appropriately implemented or we do not bring risks into appetite as has occurred, we could be exposed to higher levels of risk than expected and sustained or increased regulatory scrutiny. This may result in losses, imposition of capital requirements, breaches of compliance obligations, fines and reputational damage which could adversely affect our business, prospects, financial performance or financial condition or require remediation. We could suffer losses due to geopolitical risks, environmental and social risk factors or external events The Group may face changes in the external business environment including competitive, regulatory, economic, geopolitical, technological, social and environmental changes. There is a risk that the Group does not identify, understand or respond effectively to such changes or that these changes have an adverse impact on the Group’s ability to pursue its strategic agenda. We and our customers operate businesses and hold assets in a diverse range of geographic locations. Geopolitical risks are increasing, including those arising from geopolitical instability, conflicts, strategic competition, trade tensions, trade tariffs, sanctions, social disruption (including civil unrest, war and terrorist activity), acts of civil or international hostility, and complicity with or reluctance to take action against certain types of crimes. We are also exposed to risks arising from significant environmental change or other external events including climate change, natural capital loss, water scarcity, rising sea levels, extreme weather events (such as drought, bushfire, flood and storm), and outbreaks or pandemics (such as COVID-19).

302 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Such an event has the potential to hinder domestic and international economic stability and adversely impact economic activity. It could impact consumer and investor confidence, and disrupt numerous industries, businesses, service providers and supply chains. It could lead to shortages of materials and labour and/or cost increases, price volatility or supply interruption in commodities (including metals and energy), volatility in financial markets including currencies, damage to property, affect asset values and impact our ability to recover amounts owing to us. All of these impacts could adversely affect our business, prospects, financial performance or financial condition. The high dependency of the global economy on nature means natural capital loss represents a risk to Westpac, primarily through our exposure to customers in sectors that are materially dependent or impact on nature. Natural capital loss can also contribute to, and be accelerated by, climate change and these risks can be interdependent. Increasing recognition and market-based responses to this risk also create heightened regulatory and stakeholder expectations on Westpac. We acknowledge the goal of the Taskforce on Nature-related Financial Disclosures is to develop and deliver a risk management and disclosure framework for organisations to report on evolving nature-related risks. Our business may be exposed to social and human rights risks through our activities and business relationships including in our operations and supply chain. If we fail to adequately identify and manage these risks, we may cause, contribute to, or be directly linked to adverse social and human rights impacts including a risk that we may provide financial services to institutional, business and retail customers that perpetrate, rely on, or benefit from human rights abuses or exploit our financial platforms and products for criminal purposes. Data sources relevant to our assessment and management of environmental and social risks continue to mature. If those data sources do not mature at sufficient pace, or are not sufficiently available or reliable, there is a risk that our decision making (including target setting and reporting) in areas reliant on this data could be affected, such as by outdated or incorrect assumptions or modelling. Please refer to ‘Sustainability’ (‘Natural capital’) for further details on the identification, assessment and management of Natural capital risks and ‘Sustainability’ (‘Human Rights’), both in Section 1 of this Annual Report, for further details on the identification, assessment, and management of Human Rights risks. Climate change may have adverse effects on our business Climate-related risks have had, and are likely to have, adverse effects on our Group, customers, external suppliers, and the communities in which we operate. There are significant uncertainties inherent in accurately identifying and modelling climate-related risks and opportunities over short-, medium-and long-term time horizons and in assessing their impact. These risks may manifest as physical risks, both acute and chronic in nature, transition risks, and risks related to legal liability and regulatory action. Physical risks include increases and variability in temperatures, changes in precipitation patterns, rising sea levels, loss of natural capital, and increased frequency and severity of adverse climatic events, including fires, storms, floods and droughts. These may impact us and our customers through, for example, disruptions to business and economic activity, inability to access insurance and/or impacts on income and asset values. Adverse impacts on our customers may also, in turn, increase human rights risk, increase the number of people in vulnerable circumstances, and negatively impact loan serviceability and security values, as well as our profitability. Transition risks may arise from initiatives and trends associated with climate change mitigation and the transition to a low carbon economy, changes in investor appetite, shifting customer preferences, technological developments, changes in supervisory expectations of banks, and other regulatory and policy changes. Transition risks could directly impact Westpac by, for example, giving rise to higher compliance and/or funding costs, the contraction of revenue from sectors materially exposed to transition risk, and potential legal or regulatory risk. We are also indirectly exposed to transition risk through our lending to higher risk sectors or regions and our own transition pathway. Transition risks may place additional pressure on certain customer sectors, including pressure to reduce greenhouse gas emissions, that could result in loss of revenue and result in increased credit risk to Westpac. Conversely, Westpac may not be able to reduce our lending to higher risk sectors or regions, as a result of possible stakeholder requirements to continue to lend to certain customer sectors. Westpac’s ambition to become a net-zero, climate resilient bank, including joining the NZBA and setting interim 2030 sector targets has, and will, require ongoing changes to the Group’s lending and operational policies and processes and may present execution risk. Our ability to meet our commitments and targets is dependent on the orderly transition of the economy towards net-zero, which may be impacted by external factors including government climate policy, the level of public and private investment, electricity grid transmission capacity, and constraints in the development and supply of technology, infrastructure and skilled labour required to deliver new renewable projects, including power generation. Failure or perceived failure to adapt the Group’s strategy, governance, procedures, systems and controls to proactively manage or disclose evolving climate-and sustainability-related risks and opportunities (including, for example, perceived misstatement of, or failure to adequately implement or meet, sustainability claims, commitments and/or targets) may give rise to business, reputational, legal and regulatory risks. This includes financial and credit risks that may impact on our profitability and outlook, and the risk of regulatory action or third party and shareholder litigation (including class actions) against the Group (and/or our customers), with these types of actions becoming more common.

WESTPAC GROUP 2022 ANNUAL REPORT 303 Risk and risk management We may also be subject, from time to time, to legal and business challenges due to actions instituted by activist shareholders or others. Examples of areas which have attracted shareholder activism and challenges include: the finance of or interaction with businesses that are perceived to be at greater risk from physical and transition risks of climate change or are perceived to not demonstrate responsible management of climate change, environmental and social issues; disclosure of climate-and sustainability-related risks; and setting and implementing appropriate climate change and environmental strategies (including net-zero or emissions reductions strategies, targets and policies). Scrutiny from Australian, New Zealand and global regulators and shareholders on the climate-related risk management practices, lending policies, targets and commitments, and other sustainability products, claims and marketing practices of banks and other financial institutions, will likely remain high in coming years. Increased focus by and collaboration between local and global regulators on climate change and sustainability factors increases compliance, legal and regulatory risks, and costs. Applicable legal and regulatory regimes, policies, and reporting and other standards are also evolving (alongside science, technology, research and development) and are likely to continue to do so over time. Examples of regulatory developments in this space include: APRA’s Climate Vulnerability Assessment involving major Australian banks including Westpac; APRA’s Prudential Practice Guide on climate change financial risks and Climate Risk Self-Assessment Survey; the EU’s introduction of Sustainability Financial Disclosure Regulations and changes to Basel Pillar 3 disclosure obligations; international policy consideration of capital regulatory requirement updates to account for climate-and sustainability-related prudential risks; New Zealand’s introduction of mandatory climate-risk reporting legislation for the financial sector and associated disclosure standards; AASB’s proposed approach to developing sustainability-related financial reporting standards in Australia; International Sustainability Standards Board’s proposed introduction of IFRS S1 General Requirements for Disclosure of Sustainability-related Financial Information and IFRS S2 Climate-related Disclosures; the US SEC’s proposed introduction of enhanced and standardised mandatory climate-related disclosures; and increased compliance and enforcement focus by ASIC and ACCC and other regulators on a range of issues relating to sustainability, including active monitoring and investigation of environmental or sustainability claims. Please refer to ‘Sustainability’ (‘Climate Change’) in Section 1 of this Annual Report and our Climate Change Action Plan for further details on the identification, assessment and management of climate-related risks. The failure to comply with financial crime obligations has had, and could have further, adverse effects on our business and reputation The Group is subject to anti-money laundering and counter-terrorism financing (AML/CTF) laws, anti-bribery and corruption laws, economic and trade sanctions laws and tax transparency laws in the jurisdictions in which it operates (Financial Crime Laws). These laws can be complex and, in some circumstances, impose a diverse range of obligations. As a result, regulatory, operational and compliance risks are heightened. Financial Crime Laws require Westpac to report certain matters and transactions to regulators (such as international funds transfer instructions, threshold transaction reports and suspicious matter reports) and ensure that we know who our customers are and that we have appropriate ongoing customer due diligence in place. The failure to comply with some of these laws has had, and in the future could have, adverse impacts for the Group. The Group operates within a landscape that is constantly changing, particularly with the emergence of new payment technologies, increased regulatory focus on digital assets (e.g. cryptocurrency), increasing reliance on economic and trade sanctions to manage issues of international concern, and the rapid increase of ransomware and cyber extortion attacks. These developments bring with them new financial crime risks for the Group (as well as other risks), which may require adjustments to the Group’s systems, policies, processes and controls. In recent years there has been, and there continues to be, a focus on compliance with financial crime obligations, with regulators globally commencing investigations and taking enforcement action for identified non-compliance (often seeking significant penalties). Further, due to the Group’s scale of operations, an undetected failure or the ineffective implementation, monitoring or remediation of a system, policy, process or control (including a regulatory reporting obligation) has resulted, and could in the future result, in a significant number of breaches of AML/CTF or other financial crime obligations. This in turn could lead to significant financial penalties and other adverse impacts for the Group, such as reputational damage and litigation risk. While the Group has systems, policies, processes and controls in place designed to manage its financial crime obligations (including reporting obligations), these have not always been, and may not in the future always be, effective. This could be for a range of reasons, including, for example, a deficiency in the design of a control or a technology failure or a change in financial crime risks or typologies. Our analysis and reviews, in addition to regulator feedback, have highlighted that our systems, policies, processes and controls are not always operating satisfactorily in a number of respects and require improvement. We continue to have an increased focus on financial crime and our management of this risk and, as such, further issues requiring attention have been identified and may continue to be identified. Although the Group provides updates to AUSTRAC, the ATO, RBNZ and other regulators on its remediation and other program activities, there is no assurance that AUSTRAC, the ATO, RBNZ or other regulators will agree that its remediation and program update activities will be adequate or effectively enhance the Group’s compliance programs.

304 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management If we fail to comply with our financial crime obligations, we have faced, and could in the future face, significant regulatory enforcement action and other consequences as discussed in the ‘We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy’ risk factor and increased reputational risks as discussed in the risk factor entitled ‘Reputational damage has harmed, and could in the future harm, our business and prospects’. There is additional information on financial crime matters in ‘Significant developments’. Reputational damage has harmed, and could in the future harm, our business and prospects Reputational risk arises where there are differences between stakeholders’ current and emerging perceptions, beliefs and expectations and our past, current and planned activities, processes, performance and behaviours. There are various potential sources of reputational damage. For example, where our actions cause, or are perceived to cause, a negative outcome for customers, shareholders, stakeholders or the community. Reputational damage could also arise from the failure to effectively manage risks, failure to comply with legal and regulatory requirements, enforcement or supervisory action by regulators, adverse findings from regulatory reviews, failure or perceived failure to adequately respond to community, environmental, social and ethical issues, and inadequate record keeping, which may prevent Westpac from demonstrating that, or determining if, a past decision was appropriate at the time it was made. Westpac also recognises the potential reputational consequences (together with other potential commercial and operational consequences) of failing to appropriately identify, assess and manage environmental, social and governance related risks, or respond effectively to evolving standards and stakeholder expectations. Our reputation could also be adversely affected by the actions of customers, suppliers, contractors, authorised representatives, credit representatives, joint-venture partners, strategic partners, or other counterparties. Failure, or perceived failure, to address issues that could or do give rise to reputational risk, has created, and could in the future create, additional legal risk, subject us to regulatory investigations, regulatory enforcement actions, fines and penalties or litigation or other actions brought by third parties (including class actions), and the requirement to remediate and compensate customers, including prospective customers, investors and the market. It could also result in the loss of customers or restrict the Group’s ability to efficiently access capital markets. This could adversely affect our business, prospects, financial performance or financial condition. We could suffer losses due to technology failures Maintaining the reliability, availability, integrity, confidentiality, security and resilience of our information and technology is crucial to our business. While the Group has a number of processes in place to preserve and monitor the availability, and facilitate the recovery, of our systems, there is a risk that our information and technology systems might fail to operate properly or result in outages, including from events wholly or partially beyond our control. If we experience a technology failure, we may fail to meet a compliance obligation (such as retaining records and data for a certain period, or other risk management, privacy, business continuity management or outsourcing obligations), or our employees and our customers may be adversely affected, including through the inability for them to access our products and services, privacy breaches, or the loss of personal data. This could result in reputational damage, remediation costs and a regulator commencing an investigation and/or taking action, or others commencing litigation, against us. The use of legacy systems, as well as the work underway to uplift our technological capabilities, may heighten the risk of a technology failure and also the risk of non-compliance with our regulatory obligations. Failure to regularly renew and enhance our technology to deliver new products and services, comply with regulatory obligations and ongoing regulatory changes, improve automation of our systems and controls, and meet our customers’ and regulators’ expectations, or to effectively implement new technology projects, could result in cost overruns, technology failures (including due to human error in implementation), reduced productivity, outages, operational failures or instability, compliance failures, reputational damage and/or the loss of market share. This could place us at a competitive disadvantage and also adversely affect our business, prospects, financial performance or financial condition. We have and could suffer losses due to litigation Litigation has been, and could in the future be, commenced against us by a range of plaintiffs, such as customers, shareholders, employees, suppliers, counterparties and regulators and may, either individually or in aggregate, adversely affect the Group’s business, operations, prospects, reputation or financial condition. In recent years, there has been an increase in class action proceedings, many of which have resulted in significant monetary settlements. The risk of class actions has been heightened by a number of factors, including regulatory enforcement actions (such as the civil penalty proceedings brought by AUSTRAC), an increase in the number of regulatory investigations and inquiries, a greater willingness on the part of regulators to commence court proceedings, more intense media scrutiny, the increasing prospect of regulatory reforms which might eliminate some of the current barriers to such litigation, and the growth of third-party litigation funding and other funding arrangements. Class actions commenced against a competitor could also lead to similar proceedings against Westpac. Litigation is subject to many uncertainties and the outcome may not be predicted accurately. Furthermore, the Group’s ability to respond to and defend litigation may be adversely affected by inadequate record keeping.

WESTPAC GROUP 2022 ANNUAL REPORT 305 Risk and risk management Depending on the outcome of any litigation, the Group has been, and may in the future be, required to comply with broad court orders, including compliance orders, enforcement orders or otherwise pay significant damages, fines, penalties or legal costs. There is a risk that the actual penalty or damages paid following a settlement or determination by a Court for any legal proceedings may be materially higher or lower than any relevant provision (where applicable) or that any contingent liability may be larger than anticipated. There is also a risk that additional litigation or contingent liabilities arise, all of which could adversely affect our business, prospects, reputation, financial performance or financial condition. There is additional information on certain legal proceedings that may affect the Group in ‘Significant developments’ and in Note 26 to the financial statements. We are exposed to adverse funding market conditions We rely on deposits, money markets and capital markets to fund our business and source liquidity. Our liquidity and costs of obtaining funding are related to funding market conditions, in addition to our creditworthiness and credit profile. Funding markets can be unpredictable and experience extended periods of extreme volatility, disruption and decreased liquidity. The main risks we face are damage to market confidence, changes to the access and cost of funding, a slowing in global economic activity, effects of monetary policy outcomes, the interest rates cycle or other impacts on customers or counterparties and reduction in appetite for exposure to our name. A shift in investment preferences could result in deposit withdrawals which could increase our need for funding from other, potentially less stable, or more expensive, sources. If market conditions deteriorate due to economic, financial, political, geopolitical, regulatory, fiscal or monetary policy, or other reasons (including those idiosyncratic to Westpac), there may also be a loss of confidence in bank deposits leading to unexpected withdrawals. This could increase funding costs and our liquidity, funding and lending activities may be constrained and our financial solvency threatened. If our current sources of funding prove to be insufficient, we may need to seek alternatives which will depend on factors such as market conditions, our credit ratings and market capacity. Even if available, these alternatives may be more expensive or on unfavourable terms, which could adversely affect our financial performance, liquidity, capital resources or financial condition. If we are unable to source appropriate funding, we may be forced to reduce business activities (e.g. lending) or operate with smaller liquidity buffers. This may adversely impact our business, prospects, liquidity, capital resources, financial performance or financial condition. If we are unable to source appropriate funding for an extended period, or if we can no longer realise liquidity, we may not be able to pay our debts as and when they fall due or meet other contractual obligations. We enter into collateralised derivative obligations, which may require us to post additional collateral based on market movements, which has the potential to adversely affect our liquidity or ability to use derivative obligations to hedge interest rate, currency and other financial instrument risks. We could be adversely affected by the risk of inadequate capital levels under stressed conditions The Group is subject to the risk of an inadequate level or composition of capital to support normal business activities, meet regulatory capital requirements under normal operating environments or stressed conditions, and to maintain our solvency. Regulatory change over the years has led banks to progressively build capital. Buffers have been built to assist in maintaining capital adequacy during stressed times and ahead of the implementation of APRA’s finalised Capital Framework, which comes into effect from 1 January 2023. We determine our internal management buffers taking into consideration various factors, including our balance sheet, portfolio mix, potential capital headwinds (including real estate valuations, inflation and rising rates) and stressed outcomes. Capital distribution constraints apply when an ADI’s Common Equity Tier 1 Capital ratio is within the capital buffer range (consisting of the Capital Conservation Buffer plus any Countercyclical Capital Buffer) in line with regulatory requirements. Such constraints could have an impact on our ability to pay future dividends, make capital distributions or continue lending. The macro-economic environment, stressed conditions and/or regulatory change or regulatory policy (including the final outcomes from Basel III implementation) could result in a material increase to risk weighted assets or impact our capital adequacy, trigger capital distribution constraints, threaten our financial viability and/or require us to make a highly dilutive capital raising. Our business is substantially dependent on the Australian and New Zealand economies, and could be adversely affected by a material downturn or shock to these economies or other financial systems Our revenues and earnings are dependent on domestic and international economic activity, business conditions and the level of financial services our customers require. Most of our business is conducted in Australia and New Zealand so our performance is influenced by the level and cyclical nature of activity in these countries. The financial services industry and capital markets have been, and may continue to be, adversely affected by volatility, global economic conditions (including inflation), external events, geopolitical instability, political developments, cyberattacks or a major systemic shock.

306 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Market and economic disruptions could cause consumer and business spending to decrease, unemployment to rise, demand for our products and services to decline and credit losses to increase, thereby reducing our earnings. These events could also undermine confidence in the financial system, reduce liquidity, impair access to funding and adversely affect our customers and counterparties. In addition, any significant decrease in housing and commercial property valuations, significant increases in inflation or significant increases in interest rates could adversely impact lending activities, possibly leading to higher credit losses. Due to the economic relationship between Australia/New Zealand and China, particularly in the mining, resources and agricultural sectors, a slowdown in China’s economic growth and foreign policies (including the adoption of protectionist trade measures or sanctions) could negatively impact the Australian economy. This could result in a reduced demand for our products and services and affect supply chains, the level of economic activity and the ability of our borrowers to repay their loans. All these factors could adversely affect our business, prospects, financial performance or financial condition. The nature and consequences of any such event are difficult to predict and there is a risk that our response may be ineffective. Declines in asset markets could adversely affect our operations or profitability and an increase in impairments and provisioning could adversely affect our financial performance or financial condition Declines in Australian, New Zealand or other asset markets, including equity, residential and commercial property markets, have adversely affected, and could in the future adversely affect, our operations and profitability. Declining asset prices could also impact customers and counterparties and the value of security (including residential and commercial property) we hold. This may impact our ability to recover amounts owing to us if customers or counterparties default. It may also affect our impairment charges and provisions, in turn impacting our financial performance, financial condition and capital levels. Declining asset prices also impact our wealth management business as its earnings partly depend on fees based on the value of securities and/or assets held or managed. We establish provisions for credit impairment based on accounting standards using current information and our expectations. If economic conditions deteriorate beyond our expectations, some customers and/or counterparties could experience higher financial stress, leading to an increase in impairments, defaults and write-offs, and higher provisioning. Such events could adversely affect our liquidity, capital resources, financial performance or financial condition. Credit risk also arises from certain derivative, clearing and settlement contracts we enter into, and from our dealings in, and holdings of, debt securities issued by other institutions, the financial conditions of which may be affected to varying degrees by economic conditions in global financial markets. Sovereign risk may destabilise financial markets adversely Sovereign risk is the risk that governments will default on their debt obligations, fail to perform contractual obligations or be unable to refinance their debts as they fall due. Potential sovereign contractual defaults, sovereign debt defaults and the risk that governments will nationalise parts of their economy including assets of financial institutions (such as Westpac) could negatively impact the value of our holdings of assets. Such an event could destabilise global financial markets, adversely affecting our liquidity, financial performance or financial condition. There may also be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to, or worse than, those experienced during the Global Financial Crisis. We could be adversely affected by the failure to maintain our credit ratings Credit ratings are independent opinions on our creditworthiness. Our credit ratings can affect the cost and availability of our funding and may be important to certain customers or counterparties when evaluating our products and services. Credit ratings assigned to us by rating agencies are based on an evaluation of several factors, including the structure of Australia’s financial system, the economy and Australia’s sovereign credit rating, as well as our financial strength, the quality of our governance and risk appetite. A rating downgrade could be driven by a downgrade of Australia’s sovereign credit rating, or one or more of the risks identified in this section or by other events including changes to the methodologies rating agencies use to determine credit ratings. A credit rating or rating outlook could be downgraded or revised, where credit rating agencies believe there is a very high level of uncertainty on the impact to key rating factors from a significant event. A downgrade to our credit ratings could have an adverse effect on our cost of funds, collateral requirements, liquidity, competitive position, our access to capital markets and our financial stability. The extent and nature of these impacts would depend on various factors, including the extent of any rating change, differences across agencies (split ratings) and whether competitors or the sector are also impacted. We face intense competition in all aspects of our business The financial services industry is highly competitive. We compete with a range of firms, including retail and commercial banks, investment banks, other financial service companies, fintech companies and businesses in other industries with financial services aspirations. This includes those competitors who are not subject to the same capital and regulatory requirements as us, which may allow those competitors to operate more flexibly.

WESTPAC GROUP 2022 ANNUAL REPORT 307 Risk and risk management Emerging competitors are increasingly altering the competitive environment by adopting new business models or seeking to use new technologies to disrupt existing business models. The competitive environment may also change as a result of increased scrutiny by regulators in the sector (such as in the payments space) and legislative reforms such as ‘Open Banking’, which will stimulate competition, improve customer choice and likely give rise to increased competition from new and existing firms. Competition in the various markets in which we operate has led, and may continue to lead, to a decline in our margins or market share. Deposits fund a significant portion of our balance sheet and have been a relatively stable source of funding. If we are not able to successfully compete for deposits this could increase our cost of funding, lead us to seek access to other types of funding, or result in us reducing our lending. Our ability to compete depends on our ability to offer products and services that meet evolving customer preferences. Not responding to changes in customer preferences could see us lose customers. This could adversely affect our business, prospects, financial performance or financial condition. For more detail on how we address competitive pressures refer to ‘Our Operating Environment’ (‘Competition’) in Section 1 of this Annual Report. We have and could suffer losses due to operational risk Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems as well as the risk of business disruption due to external events such as those discussed under the relevant risk factor above. It includes, among other things, technology risk, model risk and outsourcing risk. While we have policies, processes and controls in place to manage these risks, these have not always been, or may not be, effective. Ineffective processes and controls have resulted in, and could result in, adverse outcomes for customers, employees or other third parties. For example, a process breakdown or a failure to have appropriate product governance and monitoring processes in place could result in a customer not receiving a product on the terms, conditions, or pricing they agreed to, potentially to the detriment of the customer. Failed processes could also result in Westpac incurring losses because we cannot enforce our expected contractual rights. The risk of operational breakdowns occurring is heightened where measures are implemented quickly in response to external events, such as the COVID-19 pandemic. Failed processes could result in Westpac incurring losses because we cannot enforce our expected contractual rights. These types of operational failures may also result in financial losses, customer remediation, regulatory scrutiny and intervention, fines, penalties and capital overlays and, depending on the nature of the failure, result in litigation, including class action proceedings. We have incurred, and could in the future incur, losses from scams and fraud (including fraudulent applications for loans, or from incorrect or fraudulent payments and settlements). Such losses could increase if our liability for scams is impacted by regulatory change. Fraudulent conduct can also arise from external parties seeking to access our systems or customer accounts. If systems, procedures and protocols for preventing and managing scams, fraud or improper access to our systems and customer accounts fail, or are ineffective, they could lead to losses which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. Regulatory and compliance requirements can impede the ability to swiftly identify or respond to a scam or fraud, or to communicate with affected parties. We could also incur losses if there was a failure to adequately implement and monitor effective records management policies and processes, as this could impact Westpac’s ability to safeguard or locate relevant records, respond to production and regulatory notices, conduct remediation, and generally meet its compliance obligations, including under the Privacy Act 1988 (Cth). As we increase the adoption of artificial intelligence (AI) to support our customers and business processes, we may become more exposed to associated AI risks, such as lack of transparency, inaccurate decisions or unintended consequences that are inconsistent with our policies or values. These could have financial, regulatory, conduct and reputational impacts. Westpac is also exposed to model risk, being the risk of loss arising from errors or inadequacies in data or a model, or in the control and use of a model. Financial services entities have been increasingly sharing data with third parties, such as suppliers, fintechs, and regulators, to conduct their business and meet regulatory obligations. Each third party can give rise to a variety of risks, including financial crime compliance, information security, cyber, privacy, regulatory compliance, reputation, environmental and business continuity risks. Westpac also relies on suppliers, both in Australia and overseas, to provide services to it and its customers. Failures by these third-party contractors and suppliers (including our authorised representatives and credit representatives) to deliver services as required could disrupt Westpac’s ability to provide its products and services and adversely impact our operations, financial performance or reputation.

308 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Westpac is also exposed to change risk through delivery of technology and other change programs, being the risk that a change program fails to deliver the desired goals, or fails to reduce, pre-empt, mitigate and manage the challenges associated with transformation or leads to further regulatory scrutiny. Westpac has embarked on significant change program plans including the CORE program in response to the APRA Enforceable Undertaking. If the technology systems used by the Group, its counterparties and/or financial infrastructure providers do not operate correctly, this may also cause loss or damage to the Group and/or its counterparties. There is also a risk that we will not be able to obtain and/or have not obtained appropriate insurance coverage for the risks that the Group may be exposed to. We could suffer losses due to market volatility We are exposed to market risk due to our financial markets businesses, our defined benefit plan, asset and liability management (including through volatility in prices of equity securities we hold or are exposed to) and our holdings in liquid asset securities. Market risk is the risk of an adverse impact on the Group’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates (including material increases as central banks actively unwind accommodative monetary policy settings). This includes interest rate risk in the banking book due to a mismatch between the duration of assets and liabilities arising from the normal course of business activities. Changes in markets could be driven by numerous developments resulting in market volatility which could lead to substantial losses (including changes in the return on, value of or market for, securities or other instruments). This may adversely affect our business, prospects, liquidity, ability to hedge exposures, capital resources, financial performance or financial condition. As a financial intermediary, we underwrite listed and unlisted debt securities. We could suffer losses if we fail to syndicate or sell down this risk to others. This risk is more pronounced in times of heightened market volatility. Any future changes in the administration of the London Inter-bank Offered Rate (‘LIBOR’) or other market benchmarks could have adverse consequences for the return on, value of and market for securities and other instruments linked to any such benchmark, including securities or other instruments issued by the Group. While we are monitoring our exposure to LIBOR, we remain dependent on market developments in relation to the LIBOR transition, which may have an impact on market pricing for, or valuations of, our LIBOR exposures and migrated alternative reference rate exposures. For further information on the Group’s LIBOR exposure, refer to Note 22 to the financial statements. Poor data quality could adversely affect our business and operations Accurate, complete and reliable data, along with appropriate data control, retention, destruction and access frameworks and processes, is critical to Westpac’s business. Data plays a key role in how we provide products and services to customers, our systems, our risk management framework and our decision-making and strategic planning. In some areas of our business, we are affected by poor data quality or data availability. This has occurred, and could arise in the future, in a number of ways, including through inadequacies in systems, processes and policies, or the ineffective implementation of data management frameworks. Poor data quality could lead to poor customer service, negative risk management outcomes, and deficiencies in credit systems and processes. Any deficiency in credit systems and processes could, in turn, have a negative impact on Westpac’s decision making in the provision of credit and the terms on which it is provided. Westpac also needs accurate data for financial and other reporting. Poor data has affected, currently affects, and may in the future continue to affect, Westpac’s ability to monitor and manage our business, comply with production notices, respond to regulatory notices and conduct remediation. In addition, poor data or poor data retention, and control gaps and weaknesses, has affected, currently affects, and may in the future continue to affect, Westpac’s ability to meet its compliance obligations (including its regulatory reporting obligations) which could lead to a regulator taking action against us. For example, APRA has raised concerns regarding Westpac’s data quality, including missing data and its increasing trend of resubmissions of regulatory reporting. The RBA and ABS also footnote that they exclude Westpac data from certain economic and financial statistics reports. Further substantial regulatory change programs (and regulatory focus) are anticipated, including in response to APRA’s data collection roadmap, and privacy law reform, and we are yet to ascertain the scope, cost and resourcing required to implement and manage these changes. Due to the importance of data, we have and will likely continue to incur substantial costs, and devote significant effort, to improving the quality of data and data frameworks and processes, remediating deficiencies where necessary, and compliance generally. The consequences and effects arising from poor data quality or poor data retention could have an adverse impact on the Group’s business, operations, prospects, reputation, financial performance or financial condition.

WESTPAC GROUP 2022 ANNUAL REPORT 309 Risk and risk management Our failure to recruit and retain key executives, employees and Directors may have adverse effects on our business Key executives, employees and Directors play an integral role in the operation of Westpac’s business and our pursuit of our strategic objectives. Our failure to recruit and retain appropriately skilled and qualified persons into key roles could have an adverse effect on our business, prospects, reputation, financial performance or financial condition. Macro environmental factors such as low unemployment, restricted migration levels, on-shoring of work, the prevalence of remote and hybrid working for employees and the competitive talent market, may also have an adverse impact on attracting specialist skills for the Group. Certain strategic decisions may have adverse effects on our business The Group routinely evaluates and implements strategic decisions and objectives including simplification, diversification, innovation, divestment, acquisitions or business expansion initiatives. Each of these activities can be complex, costly and may not proceed in a timely manner. For example, they may cause reputational damage, or we may experience difficulties in completing certain transactions, separating or integrating businesses in the scheduled timeframe or at all, disruptions to operations, diversion of management resources or higher than expected transaction costs. Furthermore, approvals may be required from shareholders, regulators or other stakeholders for transactions, and there is a risk that these approvals may not be received (as seen in 2021 with the attempted sale of Westpac Pacific) or the transaction does not complete for other reasons. In addition, our failure to successfully divest businesses means that we may have sustained exposure to higher operating costs and to the higher inherent risks in those businesses, for example our Pacific businesses face a number of risks including heightened operational risk, sovereign risk, financial crime and exchange control risks which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. A failure to divest businesses or assets could also result in interested parties taking action against the Group. We may not receive the anticipated business benefits or cost saving and the Group could otherwise be adversely affected. In addition, as part of the Specialist Businesses transactions, we have given a number of warranties and indemnities in favour of counterparties relating to certain pre-completion matters, and made certain other contractual commitments (including in relation to transitional services). Claims under these warranties, indemnities and other contractual commitments may result in Westpac being liable to make significant payments to these counterparties. Additional operational risk capital is required to be held against the risk pursuant to APRA’s published guidance. Our contingent liabilities are described in Note 26 to the financial statements. Westpac also acquires and invests in businesses. These transactions involve a number of risks and costs. A business we invest in may not perform as anticipated or may ultimately prove to have been overvalued when the transaction was entered into. Operational, cultural, governance, compliance and risk appetite differences between Westpac and an acquired business may lead to lengthier and more costly integration exercises. There are also risks involved in failing to identify, understand or respond effectively to changes in our internal factors or external business environment (including economic, geopolitical, regulatory, technological, environmental, social and competitive factors). This could have a range of adverse effects on Westpac, such as being unable to increase or maintain market share or resulting pressure on margins and fees. Any of these risks could have a negative impact on our business, growth prospects, reputation, engagement with regulators, financial performance or financial condition. We could suffer losses due to impairment of capitalised software, goodwill and other intangible assets that may adversely affect our business, operations or financial condition In certain circumstances Westpac may incur a reduction in the value of intangible assets. Westpac is required to assess the recoverability of goodwill and other intangible asset balances at least annually or wherever an indicator of impairment exists. For this purpose, Westpac uses a discounted cash flow calculation. Changes in the methodology or assumptions in calculations, together with changes in expected cash flows, could materially impact this assessment. Estimates and assumptions used in assessing the useful life of an asset can also be affected by a range of factors including changes in strategy, changes in technology and regulatory requirements. In the event that an asset is no longer in use, or its value has been reduced or its estimated useful life has declined, an impairment will be recorded, adversely impacting our financial performance. Changes in critical accounting estimates and judgements could expose the Group to losses We are required to make estimates, assumptions and judgements when applying accounting policies and preparing financial statements, particularly in connection with the calculation of provisions (including remediation and expected credit losses) and the determination of the fair value of financial instruments. A change in a critical accounting estimate, assumption and/or judgement resulting from new information or from changes in circumstances or experience could result in the Group incurring losses greater than those anticipated or provided for. This could have an adverse effect on our financial performance, financial condition and reputation. Our financial performance and financial condition may also be impacted by changes to accounting standards or to generally accepted accounting principles.

310 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Limitation on Independent Registered Public Accounting Firm’s Liability The liability of PricewaterhouseCoopers (an Australian partnership which we refer to as PwC Australia), with respect to claims arising out of its audit report included in this Annual Report, is subject to the limitations set forth in the Professional Standards Act 1994 of New South Wales, Australia, as amended (the Professional Standards Act) and Chartered Accountants Australia and New Zealand (NSW) scheme adopted by Chartered Accountants Australia and New Zealand and approved by the New South Wales Professional Standards Council pursuant to the Professional Standards Act (the NSW Accountants Scheme). For matters occurring on or prior to 8 October 2019, the liability of PwC Australia may be subject to the limitations set forth in predecessor schemes. The current NSW Accountants Scheme expires on 7 October 2024 unless further extended or replaced. The Professional Standards Act and the NSW Accountants Scheme may limit the liability of PwC Australia for damages with respect to certain civil claims arising in, or governed by the laws of, New South Wales directly or vicariously from anything done or omitted to be done in the performance of its professional services for us, including, without limitation, its audits of our financial statements. The extent of the limitation depends on the timing of the relevant matter and is: •in relation to matters occurring on or after 8 October 2013, a maximum liability for audit work of A$75 million; or •in relation to matters occurring on or prior to 7 October 2013, the lesser of (in the case of audit services) ten times the reasonable charge for the service provided and a maximum liability for audit work of A$75 million. The limitations do not apply to claims for breach of trust, fraud or dishonesty. In addition, there is equivalent professional standards legislation in place in other states and territories in Australia and amendments have been made to a number of Australian federal statutes to limit liability under those statutes to the same extent as liability is limited under state and territory laws by professional standards legislation. Accordingly, liability for acts or omissions by PwC Australia in Australian states or territories other than New South Wales may be limited in a manner similar to that in New South Wales. These limitations of liability may limit recovery upon the enforcement in Australian courts of any judgment under US or other foreign laws rendered against PwC Australia based on or related to its audit report on our financial statements. Substantially all of PwC Australia’s assets are located in Australia. However, the Professional Standards Act and the NSW Accountants Scheme have not been subject to extensive judicial consideration and therefore how the limitation might be applied by the courts and the effect of the limitation remain untested in a number of respects, including its effect in respect of the enforcement of foreign judgments.

WESTPAC GROUP 2022 ANNUAL REPORT 311

Sustainability

Sustainability governance and risk management

Overview of sustainability governance and oversight structure[1]

Board oversight		**Board**
		Board Risk Committee (BRiskC)
Management teams and governance committees	Overall responsibility	**Westpac CEO**
	Governance oversight of frameworks, policies, implementation and progress	**Environmental, Social and Governance and Reputation (ESGR) Committee (chaired by CEO)**
		Climate Change Financial Risk Committee (CCFRC) (sub-committee of Group Credit Risk Committee)
		Westpac Indigenous Advisory Committee
		Safer Children, Safer Communities Roundtable
	Strategy development and program management	**Group Sustainability, Divisional Sustainability and Group Property teams**
	Divisional level implementation and product and risk management	**Divisional Risk Committees**
		Divisional management teams
Policies, frameworks and statements		**Group Risk Management Framework**; **Group Risk Management Strategy**; **Board Risk Appetite Statement**
		Sustainability Risk Management Framework (SRMF); **Group Environmental, Social and Governance (ESG) Credit Risk Policy**
		Position Statements

Board oversight of sustainability

The Board has oversight of Westpac's strategy, approach to, and management of sustainability topics. This includes overseeing risks and opportunities related to climate change, human rights and the environment.

The Board Risk Committee (BRiskC) considers and approves Westpac's **Sustainability Risk Management Framework** (SRMF), which includes climate change, human rights, and environmental risks, at least every two years. The BRiskC also reviews the monitoring of Westpac's reputation and sustainability risk class performance, including in relation to climate risk. The BRiskC meets at least five times per year.

The Board receives updates on relevant sustainability matters through regular internal reporting.

During the year, the Board has:

- overseen progress of our 2021-2023 Group Sustainability Strategy
- approved membership of the Net Zero Banking Alliance (NZBA)
- approved sector-specific 2030 financed emissions reduction targets, as part of our NZBA commitment
- reviewed progress to our Climate Change Position Statement and 2023 Action Plan and approved our updated Climate Change Position Statement and Action Plan (i.e., the Climate Action Plan released in November 2022)
- attended an education session on our net-zero approach, analysis, scenario selection and development of the interim 2030 sector targets.

1. Not exhaustive

312 WESTPAC GROUP 2022 ANNUAL REPORT Sustainability Management’s role Management of Westpac’s approach to sustainability is delegated by the Westpac CEO to Group Executives and senior management across the Group. Divisional risk committees may also consider the sustainability dimensions of our business activities as required, for example by considering climate change and sustainability risks by way of thematic discussion and reporting on relevant and high residual risks and our Climate Action Plan and Human Rights Action Plan on a periodic basis. Sustainability-related committees The Group’s Management Environmental, Social and Governance and Reputation (ESGR) Committee was established in 2021 and oversees implementation of our Sustainability Strategy and ESG agenda. It is chaired by the CEO and meets at least quarterly. The Committee oversees the implementation of our Climate Action Plan, which outlines the principles and priority actions to meet our ambition to become a net-zero, climate resilient bank, as well as our Human Rights Position Statement and 2023 Action Plan (Human Rights Action Plan). The Group Executives are responsible for implementing and managing the Action Plans in their respective businesses. The Climate Change Financial Risk Committee (CCFRC) identifies and manages the potential impact of climate-related transition and physical risks on credit exposures. Its responsibilities include providing oversight and input on risk management frameworks and key supporting policies and limits, and monitoring aggregate climate-related financial risk exposures and their alignment to risk appetite. The CCFRC is chaired by the Group Chief Credit Officer (or delegate) and meets at least three times a year. Divisional Risk Committees consider climate change and sustainability risks and the requirements in the Group’s Climate Action Plan and Human Rights Action Plan. Divisional management teams operationalise and apply the Group SRMF, Group ESG Credit Risk Policy, and Board Risk Appetite Statement (RAS). Additional specialist committees, with external members, advise on different focus areas, including the Stakeholder Advisory Council, Westpac Indigenous Advisory Committee, and the Safer Children, Safer Communities Roundtable. Sustainability management The Group Sustainability team advises the ESGR Committee and the business on sustainability strategy, policy, and performance. The Group Property team manages the environmental performance of the Group’s operations, including the setting of strategies and tracking of initiatives to reduce the Group’s direct environmental footprint. Dedicated Divisional ESG teams or programs to lead the implementation of sustainability policies and processes. During FY22, we undertook an audit and identified opportunities to better embed our Sustainability Risk Management Framework and started improving the documentation of ESG controls. Sustainability risk management Westpac’s SRMF sets out our approach to managing sustainability risks relating to climate change, human rights, and the environment, and supports the Board-approved Risk Management Framework. Sustainability risks are managed in line with the Risk Management Framework and the Three Lines of Defence model. Sustainability risks are identified in our Group Risk Taxonomy under the Credit Risk Class and the Reputational and Sustainability Risk Class. The Credit Risk Class includes risk of financial loss due to climate change and sustainability risks. The Reputational and Sustainability Risk Class includes risks of reputational damage due to social impact (including human rights and modern slavery), climate change, environmental (including natural capital risks), and governance risks. In June 2022, the Risk and Control Assessment Policy was updated to include environmental and social impacts within the Group Risk Impact Scale. This is across seven categories: financial, customer, staff, regulatory, reputation, social and environmental. This Policy assists the business to understand the relative impact in their risk profiles and determine the potential need for controls to help mitigate the risk. The second line of defence, which includes ESG risk specialists, review the assessments. Climate-related risk management Managing the impacts of climate change on our business and reputation through our risk management processes, we try to understand how climate-related risks could impact our business, including our credit risk, regulatory and reporting obligations, and reputation. Broadly, climate-related risks manifest as: physical risks from changing climate patterns, both acute and chronic, including changes to the frequency and severity of adverse weather events; transition risks from initiatives and trends associated with climate change mitigation and the transition to a low-carbon economy, including changes in regulations and pressures on sectors or regions exposed to transition risk, as well as costs and resources required for transition; and, liability risks, including the risk of legal liability and regulatory action (including those that may arise from failure by institutions and boards to adequately consider or respond to climate-related risks, as well as from rapidly changing science and standards in climate reporting).

WESTPAC GROUP 2022 ANNUAL REPORT 313 Sustainability The table below shows how climate-related risks may materialise across the Group. For more information on climate-related risks and their potential impacts, refer to ‘Risk Factors’ in this Annual Report. Identification and assessment of climate-related risks In FY22, Westpac participated in APRA’s Climate Vulnerability Assessment (CVA) which examined potential climate-related physical and transition risks that we may face under prescribed scenarios, up to 2050. APRA is expected to publish the CVA’s findings in late 2022. We are using the insights from our CVA submission to strengthen our capabilities in identifying and assessing climate-related risks. We seek to monitor for emerging regulatory change, government policy, and industry initiatives, including requirements related to climate change through our Regulatory Affairs, Government Affairs, and Group Sustainability teams and through our participation in the Australian Banking Association. In November 2021, APRA released the Prudential Practice Guide – CPG 229 Climate Change Financial Risks. We continue to mature our climate-related risk management approach in alignment with CPG 229. customer needs. Materiality of climate-related risks In FY22, we assessed the impact and materiality of climate-related risks on our financial position and performance. We did this by reviewing our financial statements for exposure to climate-related risks (i.e., associations with certain industries or locations). We seek to refine our assessments by incorporating ongoing developments in our internal analyses and understanding of these risks. We may book overlays as a result of extreme weather events to appropriately reflect these events in the provision for expected credit losses (ECL). For more information about the ECL overlays, refer to Note 11 to the financial statements. Increasing physical risks from climate change and changes to policy result in higher market volatility, impacting security and derivative pricing. Market Risk The Group incurs elevated credit losses incurred from exposure to industries and customers significantly impacted by physical and transition risks, including lower capacity to service debt if the costs or losses customers are exposed to rise significantly. Credit Risk The Group is unable to effectively or adequately implement and communicate to stakeholders its strategy to manage climate-related risks or it makes decisions that result in action or inaction that is misaligned with stakeholder expectations on climate change, leading to reputational damage. This includes the risk of perceived mis-statement of sustainability claims, commitments and/or targets. Reputation and Sustainability Risk The Group fails to comply with new climate change regulation or policy potentially leading to fines, penalties (e.g., capital add-on penalty) and reputational damage. Conduct and Compliance The Group’s capital buffer is insufficient to cover elevated credit losses and costs as the impacts of physical and transition risks of climate change increase. Capital Risk The Group’s processes are unable to adapt to increased physical risks, higher frequency of extreme weather events, rapid changes to climate regulation and customer behaviour. This could manifest in inadequate business continuity processes as well as failure to adapt processes to meeting changing Operational Risk The Group’s strategy fails to successfully integrate management of climate change into existing processes leading to negative reputational outcomes and elevated exposure to transition risk. Strategic Risk HOW CLIMATE-RELATED RISKS MAY MATERIALISE RISK CLASS

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Management of climate-related risks by our businesses

Each business and division plays a key role in managing our climate-related risks as it seeks to review products and services in support of the objectives of our Climate Action Plan. Two examples from WIB and Consumer and Business Banking (CBB) are provided below.

In WIB, transactions with exposure to higher risk or sensitive sectors, goods and services, or projects, are referred to a dedicated WIB ESG team or further to a Customer and Transaction Risk Escalation Committee. If a transaction does not align with our Climate Action Plan and/or risk appetite, it may be declined, having regard to any contractual arrangements in place at the time.

In CBB, a new specialist team was established in FY22, responsible for Climate and Rural Engagement, to lead the division's response to ESG including climate change, as well as engagement with rural communities across Australia.

Scenario analysis: Modelling climate-related risks in our lending portfolios

Scenario analysis informs how we assess and manage climate-related risks over short, medium and long term horizons. Our overall appetite for climate related risk is defined in our Board Risk Appetite Statement. It includes measures of physical and transition risks and is evaluated and reviewed twice a year:

- the proportion of Australian business and institutional lending portfolio exposure that, by 2050, is likely to experience higher risk in a transition to a 1.5°C scenario
- the proportion of the Australian mortgage portfolio exposed to higher physical risks by 2050 under a 4°C warming scenario.

Transition risk in the Australian business and institutional lending portfolio

Given the exposure of the Australian economy to emissions-intensive sectors, we have to-date focused our transition risk assessment on the Australian business and institutional lending portfolio. We have five key sectors identified in our Australian business and institutional lending portfolio[1], as being at higher risk[2] under a rapid decarbonisation 1.5°C transition scenario.

These five sectors were initially identified in FY19, following scenario analysis to understand how the Australian economy, electricity market and other industry sectors might perform when emissions are constrained in line with 2°C and 1.5°C transition pathways. In FY22, we updated the transition risk scenario analysis for the five sectors.

At the end of FY22, around 0.9% of our lending portfolio will be exposed to these five sectors that are at higher risk under a 1.5°C scenario by 2030. This rises to about 2.2% of our lending portfolio by 2050, under the same 1.5°C scenario.

		CREDIT QUALITY (BY % TOTAL COMMITTED EXPOSURE)[5]			
SECTOR[3]	% OF AUSTRALIAN BUSINESS AND INSTITUTIONAL PORTFOLIO[4]	STRONG	GOOD/ SATISFACTORY	WEAK[6]	TENOR (<5 YEARS BY % EXPOSURE)
Petroleum and coke products	0.3%	79.4%	9.0%	11.6%	98.5%
Coal mining	0.2%	32.0%	67.0%	1.0%	99.5%
Oil and gas extraction	0.8%	95.6%	4.2%	0.1%	72.6%
Gas distribution	0.4%	91.1%	8.6%	0.3%	91.9%
Air transport	0.5%	66.6%	24.1%	9.2%	62.0%

1. Excludes retail, sovereign and bank exposures.
2. Sectors whose medium (2030) and long-term (2050) performance under a scenario deviated by more than one standard deviation below average GDP growth, were classified as 'higher risk'.
3. As part of the methodological approach to the transition risk scenario analysis, Australian and New Zealand Standard Industry Classification (ANZSIC) codes were used to map to specific industries, and then to sectors.
4. % of our current lending portfolio exposed to sectors which by 2050 may face relatively higher growth constraints under a 1.5°C scenario; as at September 2022.
5. For more information on the credit risk rating system, refer to Note 12 in the financial statements.
6. 'Weak' includes weak, default and non-performing credit risk rating categories.

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Sustainability

Physical risk in the Australian mortgage portfolio

In FY22, we updated the physical risk scenario analysis of our Australian residential mortgage exposure to locations identified as likely to be exposed to higher physical risk[1] under certain climate scenarios. This included methodology changes to include separate cyclone modelling that considers impacts from sea surface temperatures and coastal proximity, and updated flood maps.

The analysis uses a generalised model of how extreme weather and climate change may affect direct physical risks to a 'representative property', which is an archetype of a modern Australian home using current building codes, under IPCC RCP2.6 and RCP8.5 scenarios[2]. The analysis computed physical risk for from 1990 to 2100 and considered riverine or surface water flooding, coastal inundation, forest fires, extreme wind, cyclone, and soil subsidence. The analysis modelled the current portfolio with no growth or movement and did not consider the impact of adaptation measures or management actions to mitigate risks. We recognise that methods supporting climate scenario analysis are continually evolving and our approach may change over time with improvements in data quality and further evolution of methodologies.

The analysis suggests that while climate change may drive an ongoing increase in annual average losses over time, around 3.4% of the current Australian mortgage portfolio[3] is exposed to higher physical risk under both RCP2.6 and RCP8.5 scenarios, and this increases to around 3.6% and 4.1% of the portfolio by 2050, under RCP2.6 and RCP8.5 scenarios, respectively. The results of the scenario analysis are shown below.

We understand the importance of both climate mitigation and adaptation efforts, including government planning measures, and the benefits of climate resilient buildings to reduce the impacts on customers and communities. As part of our Climate Action Plan, we are working to develop strategic approaches to supporting customers in locations more likely to be impacted by physical risk, develop products and services that support climate resilience home improvements, provide insights on physical risk impacts, and collaborate on initiatives that work towards net-zero and climate resilience.

SCENARIO	% OF MORTGAGE PORTFOLIO[4]	DYNAMIC LVR WEIGHTED AVERAGE[5]	>90% DLVR[5]	90+ DAY DELINQUENCIES (%)
IPCC RCP2.6	3.6%	48.9%	1.6%	0.9%
IPCC RCP8.5	4.1%	48.5%	1.6%	0.8%

1. 'Higher risk' were locations where insurance may become more expensive or unavailable.
2. Intergovernmental Panel on Climate Change (IPCC) Representative Concentration Pathways (RCP) represent global warming scenarios to 2100. The IPCC RCP2.6 represents a lower warming scenario and IPCC RCP8.5 represents a higher warming scenario.
3. Australian mortgage portfolio as at 31 August 2022.
4. Share of Australian mortgage portfolio as at 31 August 2022 in locations identified as likely to be exposed to higher physical risks under RCP2.6 and RCP8.5 scenarios by 2050. The change in the exposure of the portfolio from that reported in the 2022 Interim Financial Results is driven by the recent refinement in the methodology used in the physical climate risk analysis
5. Dynamic LVR is the loan-to-value ratio accounting for the current loan balance, changes in security value, offset account balances and other loan adjustments. The property valuation source is CoreLogic. Weighted average LVR calculation considers the size of outstanding balances. More information on Westpac's mortgage portfolio is provided in our Investor Discussion Pack.

316 WESTPAC GROUP 2022 ANNUAL REPORT Sustainability Physical risk in the Australian agribusiness portfolio We recognise the potential impact that systemic changes in climate could have on agribusiness customers. In FY21, we commenced scenario analysis to model potential impacts of long-term changes in rainfall and weather conditions due to climate change on farm productivity. Completed in FY22, the analysis modelled productivity under different climate change scenarios, with and without adaptation measures. The results showed that impacts on farm productivity to 2050 are highly dependent on the extent of adaptation. For some regions, the modelling revealed significant productivity upside from adaptation. For others, adaptation measures including genetic modification of crops, feed supplements, rotational grazing, and pasture breeding, were found to be important to maintaining productivity. Many of our agribusiness customers are already adopting innovative climate change solutions to improve the resilience and long-term viability of their operations. We continue to engage with our agribusiness customers to understand how best we can support them as they adapt to the impacts of climate change. A summary of the impacts to certain commodities based on the scenario analysis is shown below. Summary of impacts to each commodity under the worst-case scenario to 2050 with no adaptation: Summary of impacts to each commodity under the worst-case scenario to 2050 with adaptation (including GMO) and adjusted for cost of adaptation: CHANGE IN PRODUCTIVITY -50% +50% GRAINS ANIMAL PROTEIN DAIRY GRAINS ANIMAL PROTEIN DAIRY

WESTPAC GROUP 2022 ANNUAL REPORT 317 Sustainability TCFD index Sustainability Governance Sustainability Governance Climate Change Refer to Section 1 METRICS AND TARGETS Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities where such information is material. a) Disclose the metrics used by the organisation to assess climate-related risks and opportunities in line with its strategy and risk management process. b) Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions, and the related risks. c) Describe the targets used by the organisation to manage climate-related risks and opportunities and performance against targets. Refer to Section 2 and Risk Management RISK MANAGEMENT Disclose how the organisation identifies, assesses, and manages climate-related risks. a) Describe the organisation’s processes for identifying and assessing climate-related risks. b) Describe the organisation’s processes for managing climate-related risks. c) Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organisation’s overall risk management. Refer to Section 2 and Risk Management STRATEGY Disclose the actual and potential impacts of climate-related risks and opportunities on the organisation’s businesses, strategy, and financial planning where such information is material. a) Describe the climate-related risks and opportunities the organisation has identified over the short, medium, and long term. b) Describe the impact of climate-related risks and opportunities on the organisation’s businesses, strategy, and financial planning. c) Describe the resilience of the organisation’s strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario. Refer to Section 2 Sustainability Governance and Risk Management GOVERNANCE Disclose the organisation’s governance around climate-related risks and opportunities. a) Describe the board’s oversight of climate-related risks and opportunities. b) Describe management’s role in assessing and managing climate-related risks and opportunities. REFERENCE IN THIS REPORT DISCLOSURE REQUIREMENT

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Sustainability

Non-financial summary

Key trends across a range of non-financial areas of performance are provided in the following non-financial summary.

	2022	2021	2020
Customers			
Total Customers (millions)[1]	12.7	13.9	14.1
Digitally active customers (millions)[2]	5.48	5.24	5.09
Branches	877	997	1105
Australia[3]	732	851	931
New Zealand	115	116	143
Pacific	30	30	31
ATMs	1637	1868	2036
Australia	1071	1270	1399
New Zealand	439	464	495
Pacific	127	134	142
Change in customer complaints from prior year (%) – Australia[4]	13.4	35.3	-
Change in customer complaints from prior year (%) - New Zealand	(21.5)	(8.7)	5.8
Number of approved applications for financial assistance from customers experiencing financial hardship[5]	36,139	81,062	75,367
Employees			
Attrition (%)[6]	19	14	10
Organisational Health index (OHI)[7]	75	74	70
Lost Time Injury Frequency Rate (LTIFR)[8]	0.2	0.3	0.4
Whistleblower reporting – number of new concerns[9]	188	186	184
Women as percentage of total workforce (%)	55	55	57
Women in leadership (%)[10]	50	50	50
Environment			
Total Scope 1 and 2 emissions – (tonnes CO_2-e)[11]	44,031	61,832	107,634
Total Scope 3 supply chain (non-financed) emissions – (tonnes CO_2-e)[12]	63,377	71,738	91,616
Carbon neutral certification[13]	Maintained	Maintained	Maintained
Sustainable lending			
Climate change solutions attributable financing – Aust and NZ ($m)[14]	10,808	10,862	10,059
Proportion of electricity generation financing in renewables including hydro – Aust and NZ (%)[15]	80	79	75
Finance assessed under the Equator Principles – Group ($m)[16]	970	816	126
Social impact[17]			
Community investment excluding commercial sponsorships ($m)	136	143	146
Community investment as a percentage of pre-tax profits – Group	1.60	1.69	3.42
Community investment as a percentage of pre-tax operating profit – (cash earning basis)	1.72	1.72	3.07
Supply chain			
Spend with Indigenous Australian suppliers – Australia ($m)[18]	8.8	1.6	4.9

Note: Refer to footnotes on the next page.

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1. All customers with an active relationship. Excludes channel only and potential customer relationships. Decrease due to the sale of some businesses.
2. Count of customers with at least 1 logon across any of the digital platforms (Westpac Live, Compass, Business Banking Online, Corporate Online or RAMSOnline) in a 90 day period. A customer is someone with a product open with the bank as at the reporting date. A digital logon in the 90 day period can be a full logon or a quick zone logon. Figures for FY21 and FY20 have been restated to better align with the definition used for reporting in the 2022 Investor Discussion Pack.
3. Relates to all points of presence including multibrand co-located branches (FY22: 27), as well as Advisory, Community Banking Centres and Kiosks (FY22: 11).
4. Includes Consumer and Business products, wealth management and non-service related Insurance data. Historical BT General/Life Insurance data (non-service related) excluded following the sale to Allianz/TAL. Excludes WIB MyClient complaint data. Includes previously cancelled complaints with statuses "Complaint withdrawn" or "Complaint discontinued". These have impacted historical volumes. Includes RAMS data from historical FYNIX system. This has impacted historical volumes to June 2021.
5. Number of approved applications for financial assistance from Westpac Group customers experiencing financial hardship, that completed their full term of assistance or were still undergoing assistance at the record date. Each request is assessed on a case-by-case basis. Some of the hardship financial assistance options that may be available to customers include reduced or deferred repayments and reduction in interest charges.
6. Measured as the total voluntary and involuntary separation of employees over the 12 months average total headcount for the period (includes permanent full time, part time and maximum term employees).
7. Organisational Health Index (OHI) is a leading indicator of sustained performance, measuring organisational health relative to global benchmark. OHI measures the management practices and health outcomes that drive performance.
8. Lost Time Injury Frequency Rate (LTIFR) measures the number of Lost Time Injuries (LTIs), defined as injuries or illnesses (based on workers compensation claims accepted) resulting in an employee being unable to work for a full scheduled day (or shift) other than the day (or shift) on which the injury occurred where work was a significant contributing factor, per one million hours worked in the rolling 12 months reported.
9. Number of concerns entered into the whistleblower case management database that has come via: a direct entry by the whistleblower, the whistleblower external hotline, the Group's Whistleblower Protection Officer, or other Eligible Recipients. Total concerns are broken down into reporting categories. Reportable conduct concerns are given a substantiation status, as determined by the investigation.
10. Women in Leadership refers to the proportion of women (permanent and maximum term) in leadership roles across the Group. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.
11. Scope 1 emissions are the release of greenhouse gases (GHG) into the atmosphere as a result of Westpac Group's direct operations. Scope 2 emissions are indirect GHG emissions from consumption of purchased electricity for Westpac's direct operations. Reported for the period 1 July - 30 June. 2022 figures include direct operations in Australia, New Zealand, Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and United States. Prior year reported emissions did not include Singapore, China, Germany and United States. Scope 2 is reported as location-based for 2020 and market-based for 2021 and 2022.
12. Scope 3 emissions are indirect GHG emitted as a consequence of Westpac Group's operations but occur at sources owned or controlled by another organisation. Reported for the period 1 July - 30 June. 2022 figures include direct operations in Australia, New Zealand, Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and United States. Prior year reported emissions did not include Singapore, China, Germany and United States. Scope 3 is reported as location-based for 2020 and market-based for 2021 and 2022.
13. Certification is obtained for Westpac's Australian and New Zealand direct operations under the Australian Government's Climate Active Carbon Neutral Standard for Organisations and the New Zealand Toitū net carbonzero certification respectively. Further information can be found on the Sustainability Performance Reports page on our website.
14. Total direct and indirect financing of customers to the extent they are a) Involved in climate change solutions activities reported in total committed exposures as at 30 September; or b) Undertake activities that are over and above what is considered to be business as usual in the relevant industry, and which produce a material net benefit to the environment. For further information on our definition of climate change solutions and climate change solutions activities refer to the Glossary section in our 2022 Sustainability Index and Datasheet.
15. Measured as the percentage that renewables represents of Westpac Group's indirect and direct financing (total committed exposure) to electricity generation assets in the Australian and New Zealand electricity markets.
16. The Equator Principles is a voluntary set of standards for determining, assessing and managing social and environmental risk in project financing.
17. Figures for FY21 and FY20 have been restated due to a change in methodology in the calculation of 'Volunteer Time', the inclusion of St.George management costs in 'Management costs – General' and the correction of identified miscalculations.
18. Annual spend with businesses that are at least 50% owned by individuals of Australian Indigenous descent and must be accredited by Supply Nation or listed with an Australian Indigenous Chamber of Commerce. Indigenous owned businesses are Defined at: Website: https://www.westpac.com.au/content/dam/public/wbc/documents/pdf/aw/sustainability/WBG_DiverseSupplierGroupDefinitions.pdf

320 WESTPAC GROUP 2022 ANNUAL REPORT

Other Westpac business information

Employees

The number of employees in each area of business as at 30 September:

	2022	2021	2020
Consumer and Business Banking[1]	17,854	19,187	17,193
Westpac Institutional Bank	2,594	2,596	2,575
Westpac New Zealand	5,070	4,830	4,354
Specialist Businesses	3,257	4,289	4,507
Group Businesses	8,701	9,241	8,220
Total Group[2]	**37,476**	**40,143**	**36,849**

2022 v 2021

FTE were 2,667 lower over the year as we completed changes to our organisational structure, sold additional businesses and progressed our cost plans.

2021 v 2020

Through the year, we added 3,294 FTE mainly in response to additional resources to support our Fix strategic priority, responding to higher mortgage volumes, providing COVID-19 support, and bringing more than 1,000 previously outsourced roles back to Australia. Additionally, increased expenses from the changes to our software capitalisation policy and increased short-term incentives were partly offset by savings from organisational streamlining and reductions in our branch network.

Property

We occupy premises primarily in Australia and New Zealand including 877 branches (2021: 997) as at 30 September 2022. As at 30 September 2022, we owned approximately 1% (2021: 1%) of the retail premises we occupied in Australia and none (2021: none) in New Zealand. The remainder of premises are held under commercial lease with terms generally ranging between 12 months and 7 years. As at 30 September 2022, the carrying value of our directly owned Corporate and Retail premises and sites was $65 million (2021: $69 million).

Westpac Place in the Sydney CBD is the Group's head office. Westpac has leases over levels 1-23, allowing continued occupation until 2030 and a lease over levels 23-32 until 2024. A refurbishment of the building was completed in 2021. Westpac also has a lease over levels 1-28 of International Tower 2, Barangaroo, Sydney until 2030. Together these sites provide a current capacity for almost 18,000 staff in an agile environment.

In the Sydney metro area, we continue to maintain a corporate office at Kogarah, with a lease commitment to 2034 and an option to extend thereafter. We have also entered into an Agreement for Lease for 8 levels of 8 Parramatta Square, Parramatta. This replaces existing premises at Parramatta and Concord, providing capacity for up to 3,000 staff in an agile environment.

In Melbourne, Westpac has a lease over the majority of 150 Collins Street until 2026, providing capacity for almost 2,000 staff.

Westpac on Takutai Square is Westpac New Zealand's head office, located at the eastern end of Britomart Precinct near Customs Street in Auckland, contains 26,710 square metres of office space across three buildings. Lease commitment at this site extends to 2031, with two six-year options (for two buildings) and one six-year option to extend on the third building.

Significant long-term agreements

Westpac has no individual contracts, other than contracts entered into in the ordinary course of business, that would constitute a material contract.

1. Refer to Note 2 to the financial statements for segment restatements.
2. Total employees include full-time, pro-rata part-time, overtime, temporary and contract staff.

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Other Westpac business information

Related party disclosures

Details of our related party disclosures are set out in Note 35 to the financial statements and details of Directors' interests in securities are set out in the Remuneration Report included in the Directors' Report.

Other than as disclosed in Note 35 to the financial statements and the Remuneration Report, if applicable, loans made to parties related to Directors and other key management personnel of Westpac are made in the ordinary course of business on normal terms and conditions (including interest rates and collateral). Loans are made on the same terms and conditions (including interest rates and collateral) as they apply to other employees and certain customers in accordance with established policy. These loans do not involve more than the normal risk of collectability or present any other unfavourable features.

Auditor's remuneration

Auditor's remuneration, including goods and services tax, to the external auditor for the years ended 30 September 2022 and 2021 is provided in Note 34 to the financial statements.

Audit related services

Westpac's Group Finance function monitors the application of the pre-approval process in respect of audit, audit-related and non-audit services provided by PricewaterhouseCoopers (PwC) under Westpac's Pre-Approval of Engagement of PricewaterhouseCoopers for Audit or Non-Audit Services Policy ('Pre-Approval Policy').

Group Finance promptly brings to the attention of the Board Audit Committee any exceptions that need to be approved pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Pre-Approval Policy is communicated to Westpac's divisions through publication on the Westpac intranet.

During the year ended 30 September 2022, there were no fees paid by Westpac to PwC that required approval by the Board Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Westpac debt programs and issuing shelves

Access in a timely and flexible manner to a diverse range of debt markets and investors is provided by the following programs and issuing shelves as at 30 September 2022:

Program Limit	Issuer(s)	Program/Issuing Shelf Type
Australia		
No limit	WBC	Debt Issuance Program
No limit	WBC	Capital Notes Program
New Zealand		
No limit	WNZL	Medium Term Note Program
Euro Market		
USD 20 billion	WBC/WSNZL[1]	Euro Commercial Paper and Certificate of Deposit Program
USD 70 billion	WBC	Euro Medium Term Note Program
USD 10 billion	WSNZL[1]	Euro Medium Term Note Program
USD 40 billion	WBC[2]	Global Covered Bond Program
EUR 5 billion	WSNZL[3]	Global Covered Bond Program
Japan		
JPY 750 billion	WBC	Samurai shelf
JPY 750 billion	WBC	Uridashi shelf

1. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company.
2. Notes issued under this program are guaranteed by BNY Trust Company of Australia Limited as trustee of the Westpac Covered Bond Trust.
3. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company, and Westpac NZ Covered Bond Limited.

322 WESTPAC GROUP 2022 ANNUAL REPORT

Other Westpac business information

Program Limit	Issuer(s)	Program/Issuing Shelf Type
United States		
USD 45 billion	WBC	US Commercial Paper Program
USD 10 billion	WSNZL[1]	US Commercial Paper Program
USD 35 billion	WBC	US Medium Term Note Program
USD 10 billion	WNZL	US Medium Term Note Program
No limit	WBC (NY Branch)	Certificate of Deposit Program
No limit	WBC	US Securities and Exchange Commission registered shelves

Purchase of equity securities

The following table details share repurchase activity for the year ended 30 September 2022:

	Total Number of Ordinary Shares Purchased	Average Price Paid per Ordinary Share $	Total Number of Ordinary Shares Purchased as Part of a Publicly Announced Program	Maximum Number (or Approximate $ Value) of Ordinary Shares that May Yet be Purchased Under the Plans or Programs
Month				
October (2021)	57,752	25.61	-	n/a
November (2021)	1,318,441	22.95	-	n/a
December (2021)[2]	2,021,492	21.02	-	n/a
January (2022)	27,247	21.67	-	n/a
February (2022)[3]	8,305	23.36	-	n/a
March (2022)	182,524	22.87	-	n/a
April (2022)	19,392	23.11	-	n/a
May (2022)	105,138	24.43	-	n/a
June (2022)[4]	6,577	21.51	-	n/a
July (2022)	-	-	-	n/a
August (2022)	50,000	21.79	-	n/a
September (2022)	-	-	-	n/a
Total	**3,796,868**	**21.98**	**-**	**n/a**

Purchases of ordinary shares during the year were made on market and relate to the following:

- to deliver to eligible employees under the Employee Share Plan (ESP): 1,236,092 ordinary shares;
- to deliver to employees upon the exercise of performance share rights (unhurdled): 233,438 ordinary shares;
- to deliver to employees upon the exercise of performance share rights (hurdled): 2,148 ordinary shares; and
- to allocate to eligible employees under the Restricted Share Plan (RSP): 2,325,190 ordinary shares.

1. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company.
2. The DRP for the 2021 final dividend had no impact on the number of ordinary shares on issue as Westpac arranged for the purchase of the necessary shares from the market and transfer to participants of 10,286,188 ordinary shares at an average price of $22.34. The number of ordinary shares purchased from the market and the average price are not included in the above table.
3. On 14 February 2022, the Group announced the successful completion of its $3.5 billion off-market share buy-back of Westpac ordinary shares. 167,464,114 ordinary shares were bought back at $20.90, and comprised a fully franked dividend component of $9.56 per share ($1,601 million) and a capital component of $11.34 per share ($1,902 million including transaction costs). The shares bought back were subsequently cancelled.
4. The DRP for the 2022 interim dividend had no impact on the number of ordinary shares on issue as Westpac arranged for the purchase of the necessary shares from the market and transfer to participants of 9,971,443 ordinary shares at an average price of $23.96. The number of ordinary shares purchased from the market and the average price are not included in the above table.

WESTPAC GROUP 2022 ANNUAL REPORT 323

Other Westpac business information

Commitments

Contractual obligations and commitments

In connection with our operating activities we enter into certain contractual obligations and commitments. The following table shows our significant contractual obligations as at 30 September 2022:

$m	Up to 1 year	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years	Total
On balance sheet long-term debt[1]	20,594	46,199	31,821	15,922	114,536
Lease liabilities	424	685	515	773	2,397
Total contractual cash obligations	**21,018**	**46,884**	**32,336**	**16,695**	**116,933**

The above table excludes deposits and other liabilities taken in the normal course of banking business and short-term and undated liabilities.

Commercial commitments[2]

The following table shows our significant commercial commitments as at 30 September 2022:

$m	Up to 1 year	Over 1 year to 3 years	Over 3 years to 5 years	Over 5 years	Total
Letters of credit and guarantees	4,809	3,641	633	2,785	11,868
Commitments to extend credit	63,969	34,217	15,767	74,230	188,183
Other	-	17	30	1	48
Total undrawn credit commitments	**68,778**	**37,875**	**16,430**	**77,016**	**200,099**

Financial reporting

Internal control over financial reporting

The US Congress passed the Public Company Accounting Reform and Investor Protection Act in July 2002, which is commonly known as the Sarbanes-Oxley Act of 2002 (SOx). SOx is a wide ranging piece of US legislation concerned largely with financial reporting and corporate governance. We are obligated to comply with SOx by virtue of being a foreign registrant with the SEC and we have established procedures designed to comply with all applicable requirements of SOx.

Disclosure controls and procedures

Our management, with the participation of our CEO and CFO, evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the US Securities Exchange Act of 1934) as of 30 September 2022.

Based upon this evaluation, our CEO and CFO have concluded that the design and operation of our disclosure controls and procedures were effective as of 30 September 2022.

Management's report on internal control over financial reporting

Rule 13a-15(a) under the US Securities Exchange Act of 1934 requires us to maintain an effective system of internal control over financial reporting. Refer to the sections headed 'Management's report on internal control over financial reporting' and 'Report of independent registered public accounting firm' in Section 3 for those reports.

Changes in our internal control over financial reporting

There has been no change in our internal control over financial reporting (as defined in Rule 13a-15(f) of the US Securities Exchange Act of 1934) for the year ended 30 September 2022 that has been identified and that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

1. Refer to Note 14 to the financial statements for details of on balance sheet long-term debt.
2. The numbers in this table are notional amounts (refer to Note 26 to the financial statements).

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WESTPAC GROUP 2022 ANNUAL REPORT 325 statements Financial The financial statements section is presented on pages 1 to 127.

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WESTPAC GROUP 2022 ANNUAL REPORT 327 information Shareholder Shareholding information Additional information Information for shareholders Glossary of abbreviations and defined terms

328 WESTPAC GROUP 2022 ANNUAL REPORT

Shareholding information

Westpac ordinary shares

Top 20 ordinary shareholders as at 30 September 2022

	Number of Fully Paid Ordinary Shares	% Held
HSBC Custody Nominees (Australia) Limited	766,538,423	21.89
J P Morgan Nominees Australia Pty Limited	474,482,365	13.55
Citicorp Nominees Pty Limited	205,721,464	5.88
National Nominees Limited	76,818,596	2.19
BNP Paribas NOMS Pty Ltd <DRP>	68,407,474	1.95
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	34,465,879	0.98
Citicorp Nominees Pty Limited <Colonial First State Inv A/C>	22,951,053	0.66
HSBC Custody Nominees (Australia) Limited <NT-Comnwlth Super Corp A/C>	22,843,218	0.65
Australian Foundation Investment Company Limited	15,545,000	0.44
Netwealth Investments Limited <Wrap Services A/C>	15,107,536	0.43
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	11,059,025	0.32
Argo Investments Limited	8,407,648	0.24
Australian Executor Trustees Limited <IPS IOOF Employer Super A/C>	4,252,612	0.12
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	4,195,012	0.12
Navigator Australia Ltd <MLC Investment Sett A/C>	4,133,814	0.12
National Nominees Limited <N A/C>	4,048,217	0.12
BNP Paribas Nominees Pty Ltd ACF Clearstream	4,009,101	0.12
Mutual Trust Pty Ltd	3,821,363	0.11
HSBC Custody Nominees (Australia) Limited - A/C 2	3,751,233	0.11
BNP Paribas NOMS (NZ) Pty Ltd <DRP>	3,533,468	0.10
Total of Top 20 registered shareholders[1]	**1,754,092,501**	**50.10**

As at 30 September 2022 there were 672,589 holders of our ordinary shares compared to 657,581 holders in 2021 and 671,057 holders in 2020. Ordinary shareholders with a registered address in Australia held approximately 98% of our fully paid share capital at 30 September 2022 (approximately 98% in 2021 and 98% in 2020).

Substantial shareholders as at 30 September 2022

As at 30 September 2022 BlackRock Group (comprised of BlackRock Inc. and its subsidiaries), State Street Corporation (comprised of State Street Corporation and its subsidiaries), and The Vanguard Group (comprised of The Vanguard Group, Inc. and its controlled entities) had a 'substantial holding' of our shares within the meaning of the Corporations Act. A person has a substantial holding of our shares if the total votes attached to our voting shares in which they or their associates have relevant interests is 5% or more of the total number of votes attached to all our voting shares. The above table of the Top 20 ordinary shareholders includes shareholders that may hold shares for the benefit of third parties.

BlackRock Group has been a substantial shareholder since 4 April 2017 (221,964,794 equity securities as at 24 March 2020). State Street Corporation has been a substantial shareholder since 20 July 2022 (179,142,252 equity securities as at 20 July 2022). The Vanguard Group has been a substantial shareholder since 12 May 2022 (175,093,754 equity securities as at 12 May 2022) .

Control of registrant

We are not directly or indirectly owned or controlled by any other corporation(s) or by any foreign government. Refer to the section 'Exchange controls and other limitations affecting security holders', which provides information on the Foreign Acquisitions and Takeovers Act 1975, Corporations Act 2001 and Financial Sector (Shareholdings) Act 1998, which impose limits on equity holdings.

At 30 September 2022, our Directors and Executive Officers owned beneficially, directly or indirectly, an aggregate of 836,222 (0.0239%) of the fully paid ordinary shares outstanding.

1. As recorded on the share register by holder reference number.

WESTPAC GROUP 2022 ANNUAL REPORT 329

Shareholding information

Analysis by range of holdings of ordinary shares as at 30 September 2022

Number of Shares	Number of Holders of Fully Paid Ordinary Shares	%	Number of Fully Paid Ordinary Shares	%	Number of Holders of Share Options and Rights
1 - 1,000	379,071	56.36	137,109,047	3.92	23,227
1,001 - 5,000	221,660	32.96	522,850,657	14.93	312
5,001 - 10,000	42,539	6.32	299,341,405	8.55	69
10,001 - 100,000	28,597	4.25	604,997,292	17.28	126
100,001 and over	722	0.11	1,936,829,293	55.32	18
Totals	**672,589**	**100.00**	**3,501,127,694**	**100.00**	**23,752**

There were 20,168 shareholders holding less than a marketable parcel ($500) based on a market price of $20.64 at the close of trading on 30 September 2022.

Voting rights of ordinary shares

Holders of our fully paid ordinary shares have, at general meetings (including special general meetings), one vote on a show of hands and, upon a poll, one vote for each fully paid ordinary share held by them.

Termination of Westpac's American Depositary Shares (ADS) Program

In September 2021, the Board decided to terminate Westpac's ADS Program and delist them from the New York Stock Exchange (NYSE). The ADS previously traded under the symbol 'WBK'. ADS holders were notified of this change in November 2021 and trading on the NYSE ceased on 31 January 2022. ADS holders had the option of receiving cash for their ADS or converting their ADS for the underlying shares.

Westpac Capital Notes 5

Top 20 holders of Westpac Capital Notes 5 as at 30 September 2022

	Number of Westpac Capital Notes 5	% Held
Citicorp Nominees Pty Limited	1,305,094	7.72
HSBC Custody Nominees (Australia) Limited	1,265,163	7.49
Netwealth Investments Limited <Wrap Services A/C>	304,833	1.80
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	296,180	1.75
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	287,479	1.70
J P Morgan Nominees Australia Pty Limited	230,221	1.36
Australian Executor Trustees Limited <IPS IOOF Employer Super A/C>	226,911	1.34
Diocese Development Fund - Catholic Diocese of Parramatta	226,241	1.34
HSBC Custody Nominees (Australia) Limited - A/C 2	223,649	1.32
National Nominees Limited	188,561	1.12
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	127,990	0.76
Netwealth Investments Limited <Super Services A/C>	120,606	0.71
Navigator Australia Ltd <MLC Investment Sett A/C>	118,060	0.70
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	107,093	0.63
Dimbulu Pty Ltd	100,000	0.59
Marrosan Investments Pty Ltd	92,000	0.54
Mutual Trust Pty Ltd	73,853	0.44
Australian Executor Trustees Limited <No 1 Account>	70,578	0.42
Royal Freemasons' Benevolent Institution	60,000	0.36
Mrs Linda Anne Van Lieshout	60,000	0.36
Total of Top 20 registered holders[1]	**5,484,512**	**32.45**

1. As recorded on the holder register by holder reference number.

330 WESTPAC GROUP 2022 ANNUAL REPORT

Shareholding information

Analysis by range of holdings of Westpac Capital Notes 5 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 5	%	Number of Westpac Capital Notes 5	%
1 - 1,000	15,073	88.18	5,154,599	30.49
1,001 - 5,000	1,784	10.44	3,679,758	21.77
5,001 - 10,000	138	0.81	1,018,940	6.03
10,001 - 100,000	84	0.49	2,022,005	11.96
100,001 and over	14	0.08	5,028,081	29.75
Totals	**17,093**	**100.00**	**16,903,383**	**100.00**

There were thirteen security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 5 based on a market price of $103.25 at the close of trading on 30 September 2022.

Westpac Capital Notes 6

Top 20 holders of Westpac Capital Notes 6 as at 30 September 2022

	Number of Westpac Capital Notes 6	% Held
HSBC Custody Nominees (Australia) Limited Citicorp Nominees Pty Limited	1,214,090	8.53
HSBC Custody Nominees (Australia) Limited	1,047,697	7.36
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	241,745	1.70
Netwealth Investments Limited <Wrap Services A/C>	222,493	1.57
Bond Street Custodians Limited <BENQLD - D79696 A/C>	200,000	1.41
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	178,161	1.25
HSBC Custody Nominees (Australia) Limited - A/C 2	168,046	1.18
J P Morgan Nominees Australia Pty Limited	163,711	1.15
Australian Executor Trustees Limited <IPS IOOF Employer Super A/C>	118,693	0.84
National Nominees Limited	117,722	0.83
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	117,234	0.83
Dimbulu Pty Ltd	100,000	0.70
G Harvey Investments Pty Ltd	100,000	0.70
Mutual Trust Pty Ltd	94,472	0.66
V S Access Pty Ltd <V S Access A/C>	90,000	0.63
Navigator Australia Ltd <MLC Investment Sett A/C>	80,207	0.56
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	70,249	0.49
179 Hyde Investment Pty Ltd <179 Hyde Unit A/C>	60,000	0.42
Australian Executor Trustees Limited <No 1 Account>	55,490	0.39
Eastcote Pty Ltd <Van Lieshout Family A/C>	50,000	0.35
Total of Top 20 registered holders[1]	**4,490,010**	**31.55**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 6 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 6	%	Number of Westpac Capital Notes 6	%
1 - 1,000	12,298	87.92	4,257,565	29.92
1,001 - 5,000	1,474	10.54	3,118,560	21.92
5,001 - 10,000	140	1.00	1,060,611	7.45
10,001 - 100,000	65	0.46	2,004,252	14.08
100,001 and over	11	0.08	3,789,592	26.63
Totals	**13,988**	**100**	**14,230,580**	**100**

There were four security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 6 based on a market price of $105.36 at the close of trading on 30 September 2022.

WESTPAC GROUP 2022 ANNUAL REPORT 331

Shareholding information

Westpac Capital Notes 7

Top 20 holders of Westpac Capital Notes 7 as at 30 September 2022

	Number of Westpac Capital Notes 7	% Held
HSBC Custody Nominees (Australia) Limited	1,442,230	8.37
Citicorp Nominees Pty Limited	1,423,406	8.26
J P Morgan Nominees Australia Pty Limited	440,433	2.56
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	331,076	1.92
Netwealth Investments Limited <Wrap Services A/C>	269,103	1.56
National Nominees Limited	263,153	1.53
Mutual Trust Pty Ltd	236,840	1.37
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	216,560	1.26
Dimbulu Pty Ltd	150,000	0.87
Marrosan Investments Pty Ltd	110,000	0.64
HSBC Custody Nominees (Australia) Limited - A/C 2	103,623	0.60
Bond Street Custodians Limited <BENQLD - D79772 A/C>	100,000	0.58
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	96,754	0.56
Netwealth Investments Limited <Super Services A/C>	80,859	0.47
Taverners No 11 Pty Ltd <Brencorp No 11 Unit A/C>	79,614	0.46
Valtellina Properties Pty Ltd	70,800	0.41
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	66,849	0.39
V S Access Pty Ltd <V S Access A/C>	64,624	0.38
Navigator Australia Ltd <MLC Investment Sett A/C>	64,521	0.37
Eastcote Pty Ltd <Van Lieshout Family A/C>	61,619	0.36
Total of Top 20 registered holders[1]	**5,672,064**	**32.92**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 7 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 7	%	Number of Westpac Capital Notes 7	%
1 - 1,000	16,242	89.44	5,471,410	31.76
1,001 - 5,000	1,701	9.37	3,668,260	21.29
5,001 - 10,000	134	0.74	1,061,535	6.16
10,001 - 100,000	71	0.39	2,041,734	11.85
100,001 and over	11	0.06	4,986,424	28.94
Totals	**18,159**	**100.00**	**17,229,363**	**100.00**

There was two security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 7 based on a market price of $103.00 at the close of trading on 30 September 2022.

332 WESTPAC GROUP 2022 ANNUAL REPORT

Shareholding information

Westpac Capital Notes 8

Top 20 holders of Westpac Capital Notes 8 as at 30 September 2022

	Number of Westpac Capital Notes 8	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	3,802,053	21.73
Citicorp Nominees Pty Limited	1,123,885	6.42
HSBC Custody Nominees (Australia) Limited	1,039,417	5.94
National Nominees Limited	250,841	1.43
Netwealth Investments Limited <Wrap Services A/C>	215,937	1.23
Dimbulu Pty Ltd	200,000	1.14
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	198,352	1.13
Mutual Trust Pty Ltd	139,056	0.80
J P Morgan Nominees Australia Pty Limited	136,172	0.78
Netwealth Investments Limited <Super Services A/C>	135,175	0.77
HSBC Custody Nominees (Australia) Limited - A/C 2	129,783	0.74
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	68,517	0.39
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	62,183	0.36
Megt (Australia) Ltd	61,516	0.35
BNP Paribas Nominees Pty Ltd <IB Au NOMs Retailclient DRP>	59,030	0.34
V S Access Pty Ltd <V S Access A/C>	51,570	0.30
Navigator Australia Ltd <MLC Investment Sett A/C>	47,081	0.27
Navigator Australia Ltd <JB Were List Fix Int SMA A/C>	44,533	0.25
Invia Custodian Pty Limited <Income Pool A/C>	39,900	0.23
Taverners No 11 Pty Ltd <Brencorp No 11 Unit A/C>	35,254	0.20
Total of Top 20 registered holders[1]	**7,840,255**	**44.80**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 8 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 8	%	Number of Westpac Capital Notes 8	%
1 - 1,000	15,003	89.50	4,892,628	27.96
1,001 - 5,000	1,569	9.36	3,099,613	17.71
5,001 - 10,000	123	0.73	880,852	5.03
10,001 - 100,000	57	0.34	1,256,236	7.18
100,001 and over	11	0.07	7,370,671	42.12
Totals	**16,763**	**100.00**	**17,500,000**	**100.00**

There was two security holder holding less than a marketable parcel ($500) of Westpac Capital Notes 8 based on a market price of $100.15 at the close of trading on 30 September 2022.

WESTPAC GROUP 2022 ANNUAL REPORT 333

Shareholding information

Westpac Capital Notes 9

Top 20 holders of Westpac Capital Notes 9 as at 30 September 2022

	Number of Westpac Capital Notes 9	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	3,730,220	24.72
HSBC Custody Nominees (Australia) Limited	1,263,468	8.37
Citicorp Nominees Pty Limited	780,181	5.17
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	275,273	1.82
Bond Street Custodians Limited <BENQLD - D79696 A/C>	275,000	1.82
Netwealth Investments Limited <Wrap Services A/C>	268,747	1.78
Netwealth Investments Limited <Super Services A/C>	181,074	1.20
HSBC Custody Nominees (Australia) Limited - A/C 2	166,318	1.10
J P Morgan Nominees Australia Pty Limited	125,835	0.84
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	107,019	0.71
Dimbulu Pty Ltd	100,000	0.66
Mutual Trust Pty Ltd	97,578	0.65
Royal Freemasons' Benevolent Institution	82,000	0.54
Bond Street Custodians Limited <BENQLD - D80279 A/C>	50,000	0.33
Marrosan Investments Pty Ltd	50,000	0.33
National Nominees Limited	40,727	0.27
Arkadia Absolute Fund Pty Ltd	35,868	0.24
The Trust Company (Australia) Limited <WCCTFI A/C>	32,560	0.22
Sir Moses Montefiore Jewish Home <Income A/C>	30,000	0.20
Morris Commercial P/L	30,000	0.20
Total of Top 20 registered holders[1]	**7,721,868**	**51.17**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 9 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 9	%	Number of Westpac Capital Notes 9	%
1 - 1,000	8,556	85.98	3,346,702	22.18
1,001 - 5,000	1,226	12.32	2,577,751	17.08
5,001 - 10,000	108	1.09	782,388	5.19
10,001 - 100,000	51	0.51	1,210,904	8.02
100,001 and over	10	0.10	7,173,135	47.53
Totals	**9,951**	**100.00**	**15,090,880**	**100.00**

There was one security holder holding less than a marketable parcel ($500) of Westpac Capital Notes 9 based on a market price of $103.25 at the close of trading on 30 September 2022.

Voting rights of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9

In accordance with the terms of issue, holders of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9 have no right to vote at any general meeting of Westpac before conversion into Westpac ordinary shares.

If conversion occurs (in accordance with the applicable terms of the relevant AT1 instrument), holders of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 or Westpac Capital Notes 9 (as applicable) will become holders of Westpac ordinary shares and have the voting rights that attach to Westpac ordinary shares.

Unquoted securities

Westpac also has the following unquoted securities on issue: USD 1.25 billion AT1 securities (comprised of 3 individual notes) which are all held by Cede & Co. as nominee for the Depository Trust Company. See Note 15 to the financial statements for further information.

334 WESTPAC GROUP 2022 ANNUAL REPORT

Shareholding information

Domicile[1] of ordinary shareholders as at 30 September 2022

	Number of Holders	% of Holdings	Number of Issued Shares and Options	% of Issued Shares and Options
Australia	646,848	96.17	3,448,112,629	98.48
New Zealand	21,760	3.24	39,155,439	1.12
United Kingdom	1,471	0.22	2,840,741	0.08
United States	530	0.08	1,347,302	0.04
Other overseas	1,980	0.29	9,671,583	0.28
Total	**672,589**	**100.00**	**3,501,127,694**	**100.00**

Domicile[1] of holders of Westpac Capital Notes 5 as at 30 September 2022

	Number of Holders	% of Holdings	Number of Issued Westpac Capital Notes 5	% of Issued Westpac Capital Notes 5
Australia	17,076	99.90	16,890,891	99.93
New Zealand	4	0.02	4,110	0.02
United Kingdom	4	0.02	1,800	0.01
United States	0	0.00	0	0.00
Other overseas	9	0.06	6,582	0.04
Total	**17,093**	**100.00**	**16,903,383**	**100.00**

Domicile[1] of holders of Westpac Capital Notes 6 as at 30 September 2022

	Number of Holders	% of Holdings	Number of Issued Westpac Capital Notes 6	% of Issued Westpac Capital Notes 6
Australia	13,979	99.93	14,212,822	99.88
New Zealand	1	0.01	5,470	0.04
United Kingdom	1	0.01	3,000	0.02
United States	1	0.01	300	0.00
Other overseas	6	0.04	8,988	0.06
Total	**13,988**	**100.00**	**14,230,580**	**100.00**

Domicile[1] of holders of Westpac Capital Notes 7 as at 30 September 2022

	Number of Holders	% of Holdings	Number of Issued Westpac Capital Notes 7	% of Issued Westpac Capital Notes 7
Australia	18,144	99.91	17,217,303	99.93
New Zealand	3	0.02	1,460	0.01
United Kingdom	3	0.02	2,000	0.01
United States	2	0.01	900	0.01
Other overseas	7	0.04	7,700	0.04
Total	**18,159**	**100.00**	**17,229,363**	**100.00**

Domicile[1] of holders of Westpac Capital Notes 8 as at 30 September 2022

	Number of Holders	% of Holdings	Number of Issued Westpac Capital Notes 8	% of Issued Westpac Capital Notes 8
Australia	16,748	99.91	17,489,123	99.94
New Zealand	2	0.01	400	0.00
United Kingdom	1	0.01	1,913	0.01
United States	5	0.03	1,456	0.01
Other overseas	7	0.04	7,108	0.04
Total	**16,763**	**100.00**	**17,500,000**	**100.00**

1. Based on registered address of holder.

WESTPAC GROUP 2022 ANNUAL REPORT 335

Shareholding information

Domicile[1] of holders of Westpac Capital Notes 9 as at 30 September 2022

	Number of Holders	% of Holdings	Number of Issued Westpac Capital Notes 9	% of Issued Westpac Capital Notes 9
Australia	9,948	99.97	15,089,540	99.99
New Zealand	1	0.01	590	0.01
United Kingdom	0	0.00	0	0.00
United States	1	0.01	350	0.00
Other overseas	1	0.01	400	0.00
Total	**9,951**	**100.00**	**15,090,880**	**100.00**

1. Based on registered address of holder.

336 WESTPAC GROUP 2022 ANNUAL REPORT Shareholding information Exchange controls and other limitations affecting security holders Limitations affecting security holders The following Australian laws impose limitations on the right of non-residents or non-citizens of Australia to hold, own or vote Westpac shares. Foreign Acquisitions and Takeovers Act 1975 Acquisitions of interests in shares in Australian companies by foreign persons that meet certain thresholds are required to be notified to the Treasurer of Australia (through the Foreign Investment Review Board) and to obtain a no objections notification under the Foreign Acquisitions and Takeovers Act 1975 (Cth). That legislation applies to any acquisition by a foreign person, including a corporation or group of associated foreign persons, which results in ownership of 20% or more of the issued shares of an Australian company or the ability to control 20% or more of the total voting power. In addition, the legislation applies to any acquisition by a foreign government investor of 10% or more of the total voting power or ownership of an Australian company (or any interest if the foreign government investor acquires a control element – for example the right to appoint a director). The legislation requires any persons proposing to make any such acquisition to first notify the Treasurer of their intention to do so. Where such an acquisition has already occurred in the absence of a no objections notification, the Treasurer has the power to order divestment if he considers the acquisition to be contrary to Australia’s national interest. Financial Sector (Shareholdings) Act 1998 Australian exchange controls Australian laws control and regulate or permit the control and regulation of a broad range of payments and transactions involving non-residents of Australia. Pursuant to a number of exemptions, authorities and approvals, there are no general restrictions from transferring funds from Australia or placing funds to the credit of non-residents of Australia. However, Australian foreign exchange controls are implemented from time to time against prescribed countries, entities and persons. At the present time, these include: (a) withholding taxes in relation to remittances or dividends (to the extent they are unfranked) and interest payments; (b) the financial sanctions administered by the Department of Foreign Affairs and Trade (DFAT) in accordance with the Autonomous Sanctions Act 2011 (Cth) and the Autonomous Sanctions Regulations 2011, specifically, in relation to transactions involving the transfer of funds or payments to, by the order of, or on behalf of individuals or entities designated by the Minister of Foreign Affairs as published on the DFAT Sanctions Webpage (https://www.dfat.gov.au/international-relations/security/sanctions/sanctions-regimes); (c) the United Nations Security Council (UNSC) financial sanctions administered by DFAT, including: The Financial Sector (Shareholdings) Act 1998 (Cth) imposes restrictions on shareholdings in Australian financial sector companies (which includes Westpac). Under that legislation a person (including a corporation) may not hold more than a 20% ‘stake’ in a financial sector company without prior approval from the Treasurer of Australia. A person’s stake in a financial sector company is equal to the aggregate of the person’s voting power in the company and the voting power of the person’s associates. The concept of voting power is broadly defined. The Treasurer may approve a higher percentage stake if the Treasurer is satisfied that it is in the national interest to do so. In addition, even if a person’s stake in a financial sector company does not exceed the 20% limit, the Treasurer has the power to declare that a person has ‘practical control’ of a financial sector company and require the person to relinquish that control or reduce their stake in that company. – Terrorist Asset Freezing Regime In accordance with the Charter of the United Nations Act 1945 (Cth) and the Charter of the United Nations (Dealings with Assets) Regulations 2008, a person is prohibited from using or dealing with funds, financial assets or economic resources of persons or entities listed as terrorists by the Minister for Foreign Affairs in the Commonwealth of Australia Gazette. It is also a criminal offence to make assets available to such persons or entities; and – Country-based sanctions Under the Charter of the United Nations Act 1945 and associated regulations, UNSC financial sanctions have been implemented. It is an offence to use or deal with funds, financial assets or economic resources of certain persons or entities associated with countries designated by the UNSC. It is also a criminal offence to make assets available to such persons or entities.

WESTPAC GROUP 2022 ANNUAL REPORT 337 Shareholding information Corporations Act 2001 Enforceability of foreign judgments in Australia The Corporations Act 2001 (Cth) prohibits any person (including a corporation) from acquiring a relevant interest in our voting shares if, after the acquisition, that person or any other person would be entitled to exercise more than 20% of the voting power in our shares. The prohibition is subject to certain limited exceptions. In addition, under the Corporations Act, a person is required to give a notice to us and to the ASX providing certain prescribed information, including their name, address and details of their relevant interests in our voting shares if they begin to have, or cease to have, a substantial holding in us, or if they already have a substantial holding and there is a movement of at least 1% in their holding. Such notice must, generally, be provided within two business days after the person becomes aware of that information. A person will have a substantial holding if the total votes attached to our voting shares in which they or their associates have relevant interests is 5% or more of the total number of votes attached to all our voting shares. The concepts of ‘associate’ and ‘relevant interest’ are broadly defined in the Corporations Act and investors are advised to seek their own advice on their scope. In general terms, a person will have a relevant interest in a share if they: (a) are the holder of that share; (b) have power to exercise, or control the exercise of, a right to vote attached to that share; or (c) have power to dispose of, or control the exercise of a power to dispose of, that share. We are an Australian public corporation with limited liability. All of our Directors and Executive Officers reside outside the US. Substantially all or a substantial portion of the assets of all or many of such persons are located outside the US. As a result, it may not be possible for investors to effect service of process within the US upon such persons or to enforce against them judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the US. There may be doubt as to the enforceability in Australia, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities predicated upon the federal securities laws of the US. Taxation Australian taxation The following discussion is a summary of certain Australian taxation implications of the ownership and disposition of ordinary shares for shareholders holding their shares on capital account. This discussion is based on the laws in force at the date of the Annual Report and the Convention between the Government of Australia and the Government of the United States of America for the Avoidance of Double Taxation and The Prevention of Fiscal Evasion with Respect to Taxes on Income (the Tax Treaty), and is subject to any changes in Australian law and any change in the Tax Treaty occurring after that date. This discussion is intended only as a descriptive summary and does not purport to be a complete analysis of all the potential Australian tax implications of owning and disposing of ordinary shares. The specific tax position of each investor will determine the applicable Australian income tax implications for that investor and we recommend that investors consult their own tax advisers concerning the implications of owning and disposing of ordinary shares. It does not matter how remote the relevant interest is or how it arises. If two or more persons can jointly exercise any one of these powers, each of them is taken to have that power. Nor does it matter that the power or control is express or implied, formal or informal, exercisable either alone or jointly with someone else.

338 WESTPAC GROUP 2022 ANNUAL REPORT Shareholding information Taxation of dividends A discount may be available on capital gains on shares held for 12 months or more by Australian resident individuals, trusts or complying superannuation entities. The discount is one half for individuals and trusts, and one third for complying superannuation entities. Companies are not eligible for the capital gains tax discount. For shares acquired prior to 21 September 1999, an alternative basis of calculation of the capital gain may be available which allows the use of an indexation formula. Normal rates of income tax would apply to capital gains so calculated. Any capital loss can only be offset against capital gains. Excess capital losses may be able to be carried forward for offset against future capital gains. Generally, subject to two exceptions, a non-resident disposing of shares in an Australian public company who holds those shares on capital account will be free from income tax in Australia. The main exceptions are: Under the Australian dividend imputation system, Australian tax paid at the company level is imputed (or allocated) to shareholders by means of imputation credits (also called franking credits) which attach to dividends paid by the company to the shareholder. Such dividends are termed ‘franked dividends’. When an Australian resident individual shareholder receives a franked dividend, the shareholder may be entitled, depending upon their particular circumstances, to a tax offset to the extent of the franking credits, which may be offset against the Australian income tax payable by the shareholder. An Australian resident shareholder may, in certain circumstances, be entitled to a refund of excess tax offsets. The extent to which a dividend is franked typically depends upon a company’s available franking credits at the time of payment of the dividend. Accordingly, a dividend paid to a shareholder may be wholly or partly franked or wholly unfranked. Fully franked dividends paid to non-resident shareholders are exempt from Australian dividend withholding tax. Dividends paid to a non-resident shareholder which are not fully franked are subject to dividend withholding tax at the rate of 30% (unless reduced by a double tax treaty) to the extent they are unfranked. In the case of residents of the US who are entitled to the benefits of the Tax Treaty and are beneficially entitled to the dividends, the rate is reduced to 15% under the Tax Treaty, provided the shares are not effectively connected with a permanent establishment or a fixed base of the non-resident in Australia through which the non-resident carries on business in Australia or provides independent personal services. In the case of residents of the US that have a permanent establishment or fixed base in Australia where the shares in respect of which the dividends are paid are attributable to that permanent establishment or fixed base, there is no dividend withholding tax. Rather, such dividends will be taxed on a net assessment basis and, where the dividends are franked, entitlement to a tax offset may arise. Fully franked dividends paid to non-resident shareholders and dividends that have been subject to dividend withholding tax should not be subject to any further Australian income tax. There are circumstances where a shareholder may not be entitled to the benefit of franking credits. The application of these rules depends upon the shareholder’s own circumstances, including the period during which the shares are held and the extent to which the shareholder is ‘at risk’ in relation to their shareholding. Gain or loss on disposition of shares Generally, any profit made by a resident shareholder on disposal of shares will be subject to capital gains tax. However, if the shareholder is regarded as a trader or speculator, or carries on a business of investing for profit, any profits may be taxed as ordinary income. • shares held as part of a trade or business conducted through a permanent establishment in Australia. In such a case, any profit on disposal would be assessable to tax. Losses may give rise to capital losses or be otherwise deductible; and shares held in companies where the shareholder and its associates have held at the time of disposal (or at least 12 months in the 24 months prior to disposal) a holding of 10% or more in the company and more than 50% of the company’s assets are represented by interests in Australian real property (which is unlikely to be the case for Westpac). In such a case, capital gains tax would apply. • United States taxation The following discussion is a summary of certain US federal income tax implications of the ownership and disposition of ordinary shares by US holders (as defined below) that hold the ordinary shares as capital assets. This discussion is based on the US Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, and the Tax Treaty, all as currently in effect and all of which are subject to change, possibly on a retroactive basis. This discussion is intended only as a descriptive summary. It does not purport to be a complete analysis of all the potential US federal income tax consequences of owning and disposing of ordinary shares and does not address US federal income tax considerations that may be relevant to US holders subject to special treatment under US federal income tax law (such as banks, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, brokers, tax-exempt entities, retirement plans, certain former citizens or residents of the US, persons holding ordinary shares as part of a straddle, hedge, conversion or other integrated transaction, persons that have a ‘functional currency’ other than the US dollar, persons that own 10% or more (by vote or value) of our stock, persons that generally mark their securities to market for US federal income tax purposes or persons that receive ordinary shares as compensation). As this is a complex area, we recommend investors consult

WESTPAC GROUP 2022 ANNUAL REPORT 339 Shareholding information their own tax advisers concerning the US federal, state and/or local implications of owning and disposing of ordinary shares. For the purposes of this discussion you are a US holder if you are a beneficial owner of ordinary shares and you are for US federal income tax purposes: regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into US dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. This gain or loss generally will be income from sources within the US for foreign tax credit limitation purposes. Distributions on an ordinary share in excess of current and accumulated earnings and profits, as determined for US federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in such ordinary share and thereafter as capital gain. Subject to certain limitations, Australian tax withheld in accordance with the Tax Treaty and paid over to Australia may be claimed as a foreign tax credit against your US federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to a preferential tax rate. A US holder that does not elect to claim a US foreign tax credit for Australian income tax withheld may instead claim a deduction for such withheld tax, but only for a taxable year in which the US holder elects to do so with respect to all non-US income taxes paid or accrued in such taxable year. Dividends paid by us generally will be income from sources outside the US for foreign tax credit limitation purposes. Under the foreign tax credit rules, dividends may, depending on your circumstances, generally be ‘passive category’ or ‘general category’ income for purposes of computing the foreign tax credit. The rules relating to US foreign tax credits are very complex, and each US holder should consult its own tax adviser regarding the application of such rules. Taxation of capital gains If you sell, exchange or otherwise dispose of your ordinary shares, you will generally recognise a capital gain or loss for US federal income tax purposes equal to the difference between the US dollar value of the amount that you realise and your tax basis, determined in US dollars, in your ordinary shares. A capital gain of a non-corporate US holder is generally taxed at a reduced rate if the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations. Such capital gain or loss generally will be income from sources within the US, for foreign tax credit limitation purposes. Medicare tax • • an individual who is a citizen or resident of the US; a corporation created or organised in or under the laws of the US or any state thereof or the District of Columbia; an estate, the income of which is subject to US federal income taxation regardless of its source; or a trust, if a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorised to control all substantial decisions of the trust, or certain electing trusts that were in existence on 19 August 1996 and were treated as domestic trusts on that date. • • If an entity treated as a partnership for US federal income tax purposes owns the ordinary shares, the US federal income tax implications of the ownership and disposition of ordinary shares will generally depend upon the status and activities of such partnership and its partners. Such an entity should consult its own tax adviser concerning the US federal income tax implications to it and its partners of owning and disposing of ordinary shares. Taxation of dividends If you are a US holder, you must include in your income as a dividend, the gross amount of any distributions paid by us out of our current or accumulated earnings and profits (as determined for US federal income tax purposes) without reduction for any Australian tax withheld from such distribution. We have not maintained and do not plan to maintain calculations of earnings and profits for US federal income tax purposes, and as a result, you may need to include the entire amount of any distribution in income as a dividend. If you are a non-corporate US holder, dividends paid to you that constitute qualified dividend income may be taxable to you at a preferential tax rate so long as certain holding period and other requirements are met. Dividends we pay with respect to the ordinary shares generally will be qualified dividend income so long as we are not a passive foreign investment company (PFIC) during the taxable year in which the dividend is paid or the preceding taxable year. Each non-corporate US holder should consult their own tax advisor regarding the possible applicability of the reduced tax rate and the related restrictions and special rules. Dividends paid by us constitute ordinary income that must generally be included in income when actually or constructively received. Such dividends will not be eligible for the dividends-received deduction generally allowed to corporate shareholders with respect to dividends received from US corporations. The amount of the dividend that you must include in your income as a US holder will be the US dollar value of the Australian dollar payments made, determined at the spot Australian dollar/US dollar rate on the date the dividend distribution is included in your income, In addition to regular US federal income tax, certain US holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their ‘net investment income’, which may include all or a portion of their dividend income and net gain from the sale, exchange or other disposition of their ordinary shares.

340 WESTPAC GROUP 2022 ANNUAL REPORT Shareholding information Passive foreign investment company considerations We believe that we will not be treated as a passive foreign investment company (PFIC) for US federal income tax purposes, and this discussion assumes we are not a PFIC. However, the determination as to whether we are a PFIC is made annually at the end of each taxable year and therefore could change. If we were to be treated as a PFIC, a US holder of ordinary shares could be subject to certain adverse tax consequences. Disclosure requirements for specified foreign financial assets Individual US holders (and certain US entities specified in US Internal Revenue Service (IRS) guidance) who, during any taxable year, hold any interest in any specified foreign financial asset, generally will be required to file with their US federal income tax returns certain information on IRS Form 8938 if the aggregate value of all such assets exceeds certain specified amounts. ‘Specified foreign financial asset’ generally includes any financial account maintained with a non-US financial institution and may also include the ordinary shares if they are not held in an account maintained with a financial institution. Substantial penalties may be imposed, and the period of limitations on assessment and collection of US federal income taxes may be extended, in the event of a failure to comply. US holders should consult their own tax advisers as to the possible application to them of this filing requirement. Information reporting and backup withholding Under certain circumstances, information reporting and/or backup withholding may apply to US holders with respect to payments on or the proceeds from the sale, exchange or other disposition of the ordinary shares, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a US holder’s US federal income tax liability if the required information is furnished by the US holder on a timely basis to the IRS.

WESTPAC GROUP 2022 ANNUAL REPORT 341 Additional information Our constitution Under clause 9.11(b) of our constitution, a Director may do any of the above despite the fiduciary relationship of the Director’s office: (a) without any liability to account to our company for any direct or indirect benefit accruing to the Director; and (b) without affecting the validity of any contract or arrangement. Overview We were incorporated in 1850 under the Bank of New South Wales Act, a special piece of legislation passed by the New South Wales Parliament at a time when there was no general companies’ legislation in Australia. On 23 August 2002, Westpac became registered under the Corporations Act 2001 (Cth) as a public company limited by shares. As part of the process of becoming a company regulated under the Corporations Act, shareholders adopted a new constitution at the AGM on 15 December 2000, which came into operation on 23 August 2002. Our constitution has been subsequently amended by shareholders on 15 December 2005, 13 December 2007, 13 December 2012 and 15 December 2021. Under the Corporations Act, however, a Director who has a material personal interest in any matter to be considered at any Board meeting must not be present while the matter is being considered or vote on the matter, unless the other Directors resolve to allow that Director to be present and vote or a declaration is made by ASIC permitting that Director to participate and vote. These restrictions do not apply to a limited range of matters set out in section 191(2) of the Corporations Act, where the Director’s interest: (a) arises because the Director is a shareholder of the company and is held in common with other shareholders; (b) arises in relation to the Director’s remuneration as a Director of the company; (c) relates to a contract the company is proposing to enter into that is subject to shareholder approval and will not impose obligations on the company if not approved by shareholders; (d) arises merely because the Director is a guarantor or has given an indemnity or security for all or part of a loan (or proposed loan) to the company; (e) arises merely because the Director has a right of subrogation in relation to a guarantee or indemnity referred to in (d); (f) relates to a contract that insures, or would insure, the Director against liabilities the Director incurs as an officer of the company (but only if the contract does not make the company or related body corporate the insurer); (g) relates to any payment by the company or a related body corporate in respect of certain indemnities permitted by the Corporations Act or any contract relating to such an indemnity; or (h) is in a contract or proposed contract with, or for the benefit of, or on behalf of, a related body corporate and arises merely because the Director is a Director of that related body corporate. Our objects and purposes Our constitution does not contain a statement of our objects and purposes. As a company regulated by the Corporations Act, we have the legal capacity and powers of an individual both within and outside Australia, and all the powers of a body corporate, including the power to issue and cancel shares, to issue debentures, to distribute our property among our equity holders (either in kind or otherwise), to give security by charging our uncalled capital, to grant a floating charge over our property and to do any other act permitted by any law. Directors’ voting powers Under clause 9.11(a) of our constitution, subject to complying with the Corporations Act regarding disclosure of and voting on matters involving material personal interests, our Directors may: (a) hold any office or place of profit in our company, except that of auditor; (b) hold any office or place of profit in any other company, body corporate, trust or entity promoted by our company or in which it has an interest of any kind; (c) enter into any contract or arrangement with our company; (d) participate in any association, institution, fund, trust or scheme for past or present employees or Directors of our company or persons dependent on or connected with them; (e) act in a professional capacity (or be a member of a firm that acts in a professional capacity) for our company, except as auditor; and (f) participate in, vote on and be counted in a quorum for any meeting, resolution or decision of the Directors and be present at any meeting where any matter is being considered by the Directors. If there are not enough Directors to form a quorum for the Board meeting because of Directors’ interests in a particular matter, a general meeting for shareholders may be called to consider the matter and interested Directors are entitled to vote on any proposal to requisition such a meeting.

342 WESTPAC GROUP 2022 ANNUAL REPORT Additional information Under clause 9.7 of our constitution, the maximum aggregate amount of annual remuneration to be paid to our Non-Executive Directors must be approved by our shareholders. This aggregate amount is paid to the Non-Executive Directors in such manner as the Board from time to time determines. Directors’ remuneration is one of the exceptions under section 191 of the Corporations Act to the prohibitions against being present and voting on any matter in which a Director has a material personal interest. If any dividends are returned unclaimed, we are generally obliged, under the Banking Act 1959 (Cth), to hold those amounts as unclaimed monies for a period of seven years. If at the end of that period the monies remain unclaimed by the shareholder concerned, we must submit an annual unclaimed money return to the Australian Securities and Investment Commission by 31 March each year containing the unclaimed money as at 31 December of the previous year. Upon such payment being made, we are discharged from further liability in respect of that amount. Our Directors may, before paying any dividend, set aside out of our profits such sums as they think proper as reserves, to be applied, at the discretion of our Directors, for any purpose for which the profits may be properly applied. Our Directors may carry forward so much of the profits remaining as they consider ought not to be distributed as dividends without transferring those profits to a reserve. The following additional restrictions apply to our ability to declare and/or pay dividends: (i) if the payment of the dividend would breach or cause a breach by us of applicable capital adequacy or other supervisory requirements of APRA, including where Westpac’s Common Equity Tier 1 Capital Ratio falls within APRA’s capital conservation buffer range (3.5% of risk-weighted assets). Currently, one such requirement is that a dividend should not be paid without APRA’s prior consent if payment of that dividend, after taking into account all other dividends (if any) paid on our shares and payments on more senior capital instruments, in the preceding 12 consecutive months to which they relate, would cause the aggregate of such dividend payments to exceed our after tax earnings for the preceding 12 consecutive months, as reflected in our relevant audited consolidated financial statements; and (ii) if, under the Banking Act 1959 (Cth), we are directed by APRA not to pay a dividend; (iii)if the declaration or payment of the dividend would result in us becoming insolvent; or (iv)if any interest payment, dividend or distribution on certain Additional Tier 1 securities issued by the Group is not paid in accordance with the terms of those securities, we may be restricted from declaring and/or paying dividends on ordinary shares. This restriction is subject to a number of exceptions. b) Voting rights Directors’ borrowing powers Clause 10.2 of our constitution empowers our Directors, as a Board, to exercise all the powers of Westpac to borrow or raise money, to charge any property or business of Westpac or all or any of its uncalled capital and to issue debentures or give any other security for a debt, liability or obligation of Westpac or of any other person. Such powers may only be changed by amending the constitution, which requires a special resolution (that is, a resolution passed by at least 75% of the votes cast by members entitled to vote on the resolution and for which notice has been given in accordance with the Corporations Act). Minimum number of Directors Our constitution requires that the minimum number of Directors is determined in accordance with the Corporations Act or other regulations. Currently the Corporations Act prescribes three as a minimum number of Directors for a public company and APRA governance standards specify five as the minimum number of Directors for APRA regulated entities. Westpac’s current number of Directors is above these prescribed minimums. Share rights The rights attaching to our ordinary shares are set out in the Corporations Act and in our constitution, and may be summarised as follows: a) Profits and dividends Holders of ordinary shares are entitled to receive such dividends on those shares as may be determined by our Directors from time to time. Dividends that are paid but not claimed may be invested by our Directors for the benefit of Westpac until claimed or required to be dealt with in accordance with any law relating to unclaimed monies. Under the Corporations Act, Westpac must not pay a dividend unless our assets exceed our liabilities immediately before the dividend is declared and the excess is sufficient for payment of the dividend. In addition, the payment must be fair and reasonable to the company’s shareholders as a whole and must not materially prejudice our ability to pay our creditors. Subject to the Corporations Act, the constitution, the rights of persons (if any) entitled to shares with special rights to dividend and any contrary terms of issue of or applying to any shares, our Directors may determine that a dividend is payable, fix the amount and the time for payment and authorise the payment or crediting by Westpac to, or at the direction of, each shareholder entitled to that dividend. Holders of our fully paid ordinary shares have, at general meetings, one vote on a show of hands and, upon a poll, one vote for each fully paid share held by them.

WESTPAC GROUP 2022 ANNUAL REPORT 343 Additional information c) Voting and re-election of Directors Limitations on securities ownership A number of limitations apply in relation to the ownership of our shares, and these are more fully described in the section ‘Limitations affecting security holders’. Under our constitution, each Director, apart from the Managing Director, must not hold office without re-election past the third AGM following the Director’s appointment or last election, whichever is longer. A retiring Director holds office until the conclusion of the meeting at which that Director retires but is eligible for re-election at that meeting. In addition, there must be an election of Directors at each AGM. This is consistent with the requirements of the ASX Listing Rules. Under the Corporations Act, the election or re-election of each Director by shareholders at a general meeting of a public company must proceed as a separate item, unless the shareholders first resolve that the elections or re-elections may be voted on collectively. A resolution to allow collective voting in relation to elections or re-elections is effective only if no votes are cast against that resolution. Any resolution electing or re-electing two or more Directors in contravention of this requirement is void. d) Winding up Subject to any preferential entitlement of holders of preference shares on issue at the relevant time, holders of our ordinary shares are entitled to share equally in any surplus assets if we are wound up. e) Sinking fund provisions We do not have any class of shares on issue that is subject to any sinking fund provisions. Change in control restrictions Restrictions apply under the Corporations Act, the Financial Sector (Shareholdings) Act 1998 (Cth) and the Foreign Acquisitions and Takeovers Act 1975 (Cth). For more detailed descriptions of these restrictions, refer to the sections ‘Limitations affecting security holders’, Foreign Acquisitions and Takeovers Act 1975, Financial Sector (Shareholdings) Act 1998, and Corporations Act 2001. Substantial shareholder disclosure There is no provision in our constitution that requires a shareholder to disclose the extent of their ownership of our shares. Under the Corporations Act, however, any person who begins or ceases to have a substantial holding of our shares must notify us within two business days after they become aware of that information. A further notice must be given to us if there is an increase or decrease of 1% in a person’s substantial holding. Copies of these notices must also be given to the ASX. A person has a substantial holding of our shares if the total votes attached to our voting shares in which they or their associates have relevant interests is 5% or more of the total number of votes attached to all our voting shares. For more details, refer to the section ‘Corporations Act 2001’. We also have a statutory right under the Corporations Act to trace the beneficial ownership of our shares by giving a direction to a shareholder, or certain other persons, requiring disclosure to us of, among other things, their own relevant interest in our shares and the name and address of each other person who has a relevant interest in those shares, the nature and extent of that interest and the circumstances that gave rise to that other person’s interest. Such disclosure must, except in certain limited circumstances, be provided within two business days after the direction is received. Variation of rights attaching to our shares Under the Corporations Act, unless otherwise provided by the terms of issue of a class of shares, the terms of issue of a class of shares in Westpac can only be varied or cancelled in any way by a special resolution of Westpac and with either the written consent of our shareholders holding at least 75% of the votes in that class of shares or with the sanction of a special resolution passed at a separate meeting of the holders of that class of shares. Convening general meetings Under our constitution, our Directors may convene and arrange to hold a general meeting of Westpac whenever they think fit and must do so if required to do so under the Corporations Act and ASX Listing Rules. Under the Corporations Act, our Directors must call and arrange to hold a general meeting of Westpac if requested to do so by our shareholders who hold at least 5% of the votes that may be cast at the general meeting. Shareholders who hold at least 5% of the votes that may be cast at a general meeting may also call and arrange to hold a general meeting of Westpac at their own expense. At least 28 days notice must be given of a meeting of our shareholders. Written notice must be given to all shareholders entitled to attend and vote at the meeting. All ordinary shareholders are entitled to attend and, subject to the constitution and the Corporations Act, to vote at general meetings of Westpac.

344 WESTPAC GROUP 2022 ANNUAL REPORT

Additional information

Australian Company and Business Numbers

All Australian companies have a unique nine-digit identifier, referred to as an Australian Company Number (ACN), which must be included on public documents, eligible negotiable instruments and the company's common seal. In addition, entities can apply for registration on the Australian Business Register and be allocated a unique eleven-digit identifier known as an Australian Business Number (ABN). For Australian companies, the last nine digits of their ABN are identical to their ACN. The ABN may be quoted on documents in lieu of the ACN.

Our ACN is 007 457 141 and our ABN is 33 007 457 141.

Documents on display

We are subject to the disclosure requirements of the US Securities Exchange Act of 1934, as amended. In accordance with these requirements, we file Annual Reports with, and furnish other information to, the US Securities & Exchange Commission (SEC). The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. Since April 2002, we have filed our reports on Form 20-F and have furnished other information to the SEC in electronic format which may be accessed through this website.

Exchange rates

For each of the years indicated, the high, low, average and year-end noon buying rates[1] for Australian dollars were:

	Year Ended 30 September					
(US$ per A$1.00)	2023[2]	2022	2021	2020	2019	2018
High	0.6501	0.7598	0.7953	0.7388	0.7360	0.8105
Low	0.6393	0.6437	0.7006	0.5755	0.6730	0.7107
Average[3]	n/a	0.7097	0.7490	0.6815	0.7023	0.7583
Close (on 30 September)[4]	n/a	0.6437	0.7228	0.7160	0.6746	0.7238

For each of the months indicated, the high and low noon buying rates for Australian dollars were:

	Month					
(US$ per A$1.00)	October 2022[2]	September 2022	August 2022	July 2022	June 2022	May 2022
High	0.6501	0.6887	0.7119	0.6985	07251	07188
Low	0.6393	0.6437	0.6866	0.6744	0.6885	0.6852

1. The noon buying rate in New York City for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York.
2. Through to 7 October 2022. On 7 October 2022 the noon buying rate was A$1.00 = 0.6393]
3. The average is calculated by using the average of the exchange rates on the last day of each month during the period.
4. The noon buying rate at such date may differ from the rate used in the preparation of our consolidated financial statements at such date. Refer to Note 1(a) to the financial statements.

WESTPAC GROUP 2022 ANNUAL REPORT 345 Additional information Useful information Key sources of information for shareholders Stock exchange listings We report our full year performance to shareholders, in late October or early November, in the following forms: an Annual Report; a Sustainability Performance Report; an Investor Discussion Pack and earnings releases. Westpac ordinary shares are listed on: • Australian Securities Exchange (code WBC); •New Zealand Exchange Limited (code WBC). We do not sponsor or endorse and are not affiliated in any way with trading in our equity securities in any market or under any facility other than direct trading in our ordinary shares listed on the Australian Securities Exchange and New Zealand Exchange Limited. Electronic communications Shareholders can elect to receive the following communications electronically: • • Annual Report; Dividend statements when paid by direct credit or via Westpac’s Dividend Reinvestment Plan (DRP); Notices of Meetings and proxy forms; and Major company announcements. Share registrars Shareholders can check and update their information in Westpac’s Share Registrars’ online Investor Centres, see details below. In Australia, broker sponsored holders must contact their broker to amend their address. Australia – Ordinary shares on the main register, Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9. Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Postal address: Locked Bag A6015, Sydney South NSW 1235, Australia www.linkmarketservices.com.au • • Opt for electronic communications by logging into Westpac’s Share Registrar’s Investor Centre at www.linkmarketservices.com.au. Online information Australia Westpac’s website www.westpac.com.au provides information for shareholders and customers, including: • • • • access to internet banking and online investing services; details on Westpac’s products and services; company history, results, market releases and news; and corporate responsibility and Westpac in the community activities. Shareholder enquiries: Telephone: 1800 804 255 (toll free within Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au Investors can access the Investor Centre at www.westpac.com.au/investorcentre. The Investor Centre includes the current Westpac share price and links to the latest ASX announcements and Westpac’s Share Registrars’ websites. New Zealand Westpac’s New Zealand website www.westpac.co.nz provides: New Zealand – Ordinary shares on the New Zealand Branch register and Westpac NZD Subordinated Notes Link Market Services Limited Level 30 PwC Tower 15 Customs Street West Auckland 1010, New Zealand Postal address: P.O. Box 91976, Auckland 1142, New Zealand www.linkmarketservices.co.nz • • • access to internet banking services; details on products and services; economic updates, news and information, key financial results; and sponsorships and other community activities. • Westpac Investor Relations Information other than that relating to your shareholding can be obtained from: • Westpac Investor Relations 275 Kent Street Sydney NSW 2000 Australia Telephone: +61 2 8253 3143 Facsimile: +61 2 8253 1207 Email: investorrelations@westpac.com.au Shareholder enquiries: Telephone: 0800 002 727 (toll free within New Zealand) International: +64 9 375 5998 Facsimile: +64 9 375 5990 Email: enquiries@linkmarketservices.co.nz

346 WESTPAC GROUP 2022 ANNUAL REPORT

Glossary of abbreviations and defined terms

AAS	Australian Accounting Standards
AASB	Australian Accounting Standards Board
ABS	Asset-backed securities
ACCC	Australian Competition and Consumer Commission
ADI	Authorised Deposit-taking Institution
ADS	American Depositary Shares
Advanced IRB	Advanced Internal Ratings Based
AGM	Annual General Meeting
ALCO	Westpac Asset and Liability Committee
ALM	Asset and Liability Management
ANZSIC	Australian and New Zealand Standard Industrial Classification
APRA	Australian Prudential Regulation Authority
ASIC	Australian Securities and Investments Commission
ASX	Australian Securities Exchange
ASXCGC	ASX Corporate Governance Council
AT1	Additional Tier 1
ATMs	Automatic teller machines
ATO	Australian Taxation Office
AUSTRAC	Australian Transaction Reports and Analysis Centre
BAC	Board Audit Committee
BankSA	Bank of South Australia
BBSW	Bank Bill Swap Reference Rate
BCBS	Basel Committee on Banking Supervision
bps	Basis points
BRiskC	Board Risk Committee
CAGR	Compound annual growth rate
CAPs	Collectively assessed provisions
Cash EPS	Cash earnings per share
Cash ROE	Return on equity on a cash earnings basis
CCB	Capital Conservation Buffer
CDS	Credit default swap
CEO	Chief Executive Officer
CET1	Common Equity Tier 1
CFO	Chief Financial Officer
CGU	Cash Generating Unit
CHF	Swiss franc
CLF	Committed Liquidity Facility
Corporations Act	*Corporations Act 2001* (Cth)
COSO	Committee of Sponsoring Organizations of the Treadway Commission
CPM	Credit Portfolio Management
CRG	Customer Risk Grade
CRO	Chief Risk Officer
CRS	Common Reporting Standard
CVA	Credit valuation adjustment
DFAT	Department of Foreign Affairs and Trade
D-SIB	Domestic Systemically Important Bank
EAD	Exposure at default
ECL	Expected credit loss
EPS	Earnings per share
ESG	Environmental, social and governance
ESP	Employee Share Plan
FBT	Fringe benefits tax
FCA	Financial Conduct Authority
FCS	Financial Claims Scheme
FMA	Financial Markets Authority
FTE	Full time equivalent employees
FVA	Funding Valuation Adjustment
FVIS	Fair value through income statement
FX	Foreign Exchange
GHG	Greenhouse gas
IAPs	Individually Assessed Provisions
IASB	International Accounting Standards Board
ICAAP	Internal Capital Adequacy Assessment Process
IFRS	International Financial Reporting Standards
IRRBB	Interest Rate Risk in the Banking Book
IRS	Internal Revenue Service

WESTPAC GROUP 2022 ANNUAL REPORT 347

Glossary of abbreviations and defined terms

ISDA	International Swaps and Derivatives Association
KMP	Key Management Personnel
LCR	Liquidity Coverage Ratio
LGBTIQ+	Lesbian, gay, bisexual, transgender, intersex and queer
LGD	Loss given default
LIBOR	London InterBank Offer Rate
LMI	Lenders mortgage insurance
LTIFR	Lost Time Injury Frequency Rate
LTVR	Long Term Variable Reward
LVR	Loan to value ratio
Moody's	Moody's Investors Service
NaR	Net interest income-at-risk
NCI	Non-controlling interests
NII	Net interest income
NSFR	Net Stable Funding Ratio
NYSE	New York Stock Exchange
NZBA	Net-Zero Banking Alliance
NZX	New Zealand Exchange Limited
OCC	Office of the Comptroller of the Currency
OCI	Other comprehensive income
OFAC	Office of Foreign Assets Control
OTC	Over the counter
PD	Probability of default
PFIC	Passive foreign investment company
PNG	Papua New Guinea
RAMS	RAMS Home Loans
RBA	Reserve Bank of Australia
RBNZ	Reserve Bank of New Zealand
RISKCO	Westpac Group Executive Risk Committee
RMBS	Residential Mortgage Backed Securities
ROE	Return on equity
RSP	Restricted Share Plan
RWA	Risk weighted assets
S&P	S&P Global Ratings
SaaS	Software-as-a-Service
SEC	US Securities and Exchange Commission
SMA	Standardised Measurement Approach
SME	Small to medium enterprises
SOx	Sarbanes-Oxley Act of 2002
STVR	Short-Term Variable Reward
TCE	Total committed exposures
TLAC	Total Loss Absorbing Capacity
TSR	Total Shareholder Return
UK	United Kingdom
UKSS	Westpac Banking Corporation UK Staff Superannuation Scheme
UNSC	United Nations Security Council
US	United States
VaR	Value at Risk
VWAP	Volume weighted average price
Westpac CPS	Westpac Convertible Preference Shares
WGP	Westpac Group Plan
WHS	Workplace Health and Safety
WIB	Westpac Institutional Bank
WNZL	Westpac New Zealand Limited
WNZS	Westpac New Zealand Superannuation Scheme
WPP	Westpac Performance Plan
WSNZL	Westpac Securities NZ Limited